Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

MAYWOOD ACQUISITION CORP.,

as SPAC,

GOWELL tECHNOLOGY LIMITED,

as the Company,

GOWELL ENERGY tECHNOLOGY,

as PubCo,

and

IPCV Merger Sub Limited,

as Merger Sub

Dated as of October 13, 2025

TABLE OF CONTENTS

i

Article V REPRESENTATIONS AND WARRANTIES OF MERGER SUB		26
5.1	Organization and Standing	26
5.2	Authorization; Binding Agreement	26
5.3	Governmental Approvals	26
5.4	Non-Contravention	27
5.5	Capitalization	27
5.6	Merger Sub Activities	27
5.7	Finders and Brokers	27
5.8	Investment Company Act	27
5.9	Information Supplied	27

Article VI REPRESENTATIONS AND WARRANTIES OF PUBCO		28
6.1	Organization and Standing	28
6.2	Authorization; Binding Agreement	28
6.3	Governmental Approvals	28
6.4	Non-Contravention	29
6.5	Capitalization	29
6.6	PubCo Activities	29
6.7	Finders and Brokers	29
6.8	Investment Company Act	29
6.9	Information Supplied	30
6.10	U.S. Tax Classification	30
6.11	Tax Residency	30

Article VII REPRESENTATIONS AND WARRANTIES OF THE COMPANY		30
7.1	Organization and Standing	30
7.2	Authorization; Binding Agreement	31
7.3	Capitalization	31
7.4	Company Subsidiaries	32
7.5	Governmental Approvals	33
7.6	Non-Contravention	33
7.7	Financial Statements	33
7.8	Absence of Certain Changes	34
7.9	Compliance with Laws	34
7.10	Company Permits	34
7.11	Litigation	35
7.12	Material Contracts	35
7.13	Intellectual Property	38
7.14	Taxes and Returns	39
7.15	Real Property	41
7.16	Personal Property	42
7.17	Employee Matters	42
7.18	Benefit Plans	43
7.19	Environmental Matters	44
7.20	Transactions with Related Persons	45
7.21	Insurance	45
7.22	Customers and Suppliers	46
7.23	Data Protection and Cybersecurity	46
7.24	Certain Business Practices	47
7.25	Investment Company Act	48
7.26	Finders and Brokers	48
7.27	TID U.S. Business	48
7.28	Information Supplied	48
7.29	Company Acknowledgment	49

Article VIII COVENANTS		49
8.1	Access and Information	49
8.2	Conduct of Business of the Company during the Interim Period	51
8.3	Conduct of Business of SPAC during the Interim Period	54
8.4	Conduct of Business of PubCo during the Interim Period	56
8.5	Interim Period Control	58
8.6	Preparation and Delivery of Additional Company Financial Statements	58
8.7	SPAC Public Filings	58
8.8	Stock Exchange Listing	58
8.9	Exclusivity	59
8.10	No Trading	60
8.11	Notification of Certain Matters	60
8.12	Further Assurances; Regulatory Approvals	60
8.13	Tax Matters	61
8.14	The Registration Statement; Special Shareholder Meeting	62
8.15	Public Announcements	65
8.16	Confidential Information	65
8.17	Indemnification of Directors and Officers; Tail Insurance	66
8.18	SPAC Transaction Expenses; Trust Account Proceeds	67
8.19	New Registration Rights Agreement	68
8.20	Lock-Up Agreements	68
8.21	PubCo Equity Incentive Plan; PubCo ESPP; Section 280G	68
8.22	Litigation	70
8.23	Termination of SPAC Agreements	70
8.24	PIPE Investment	70
8.25	Company Shareholder Approval	70
8.26	Employment Agreements	71
8.27	Restricted Shares	71

Article IX SURVIVAL		71
9.1	Survival	71

Article X CONDITIONS TO OBLIGATIONS OF THE PARTIES		71
10.1	Conditions to Each Party’s Obligations	71
10.2	Conditions to Obligations of the Company	72
10.3	Conditions to Obligations of SPAC	73
10.4	Frustration of Conditions	75

Article XI TERMINATION AND EXPENSES		75
11.1	Termination	75
11.2	Effect of Termination	76
11.3	Fees and Expenses	76

Article XII WAIVERS AND RELEASES		77
12.1	Waiver of Claims Against Trust	77
12.2	Mutual Releases	77

Article XIII MISCELLANEOUS		78
13.1	Notices	78
13.2	Binding Effect; Assignment	78
13.3	Third Parties	79
13.4	Governing Law; Jurisdiction	79
13.5	Waiver of Jury Trial	79
13.6	Specific Performance	80
13.7	Severability	80
13.8	Amendment	80
13.9	Waiver	80
13.10	Entire Agreement	80
13.11	Interpretation	81
13.12	Counterparts	83
13.13	No Recourse	83
13.14	Legal Representation	84

Article XIV DEFINITIONS		85
14.1	Certain Definitions	85
14.2	Section References	99

EXHIBITS

Exhibit A Company Warrants
Exhibit B SPAC Holders Support Agreement
Exhibit C Company Support Agreement
Exhibit D Form of First Plan of Merger
Exhibit E Form of Second Plan of Merger
Exhibit F PubCo Series A Investor Warrants
Exhibit G Form of New Registration Rights Agreement
Exhibit H -1 Form of Lock-Up Agreement (Company)
Exhibit I -2 Form of Lock-Up Agreement (Sponsors)
Exhibit J Form of PubCo A&R Articles
Exhibit K Form of Company Charter

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of October 13, 2025, by and among Maywood Acquisition Corp., a Cayman Islands exempted company (“SPAC”), GOWell Technology Limited, a Cayman Islands exempted company (the “Company”), GOWell Energy Technology, a Cayman Islands exempted company (“PubCo”), and IPCV Merger Sub Limited, a Cayman Islands exempted company (“Merger Sub”). SPAC, the Company, PubCo and Merger Sub are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, PubCo is a newly incorporated Cayman Islands exempted company that is owned entirely by a nominee who is not a U.S. citizen or resident (the “PubCo Sole Shareholder”);

WHEREAS, Merger Sub is a newly incorporated Cayman Islands exempted company that is a direct, wholly-owned Subsidiary of SPAC;

WHEREAS, SPAC is a Cayman Islands exempted company structured as a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses;

WHEREAS, as a condition and inducement to the Parties’ willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Company, Inflection Point Fund (each, a “Pre-Funded PIPE Investor” and collectively, the “Pre-Funded PIPE Investors”) have executed and delivered that certain subscription agreement, dated as of the date hereof (the “Pre-Funded PIPE Subscription Agreement”), pursuant to which the Pre-Funded PIPE Investors have agreed, among other things, to subscribe and purchase from the Company, and the Company has agreed, among other things, to issue and allot to the Pre-Funded PIPE Investors, a number of Company Series A Preferred Shares and warrants to purchase Company Ordinary Shares in substantially the form attached hereto as Exhibit A (the “Company Warrants”), which transactions will be consummated concurrently with the execution and delivery of this Agreement (such investment the “Pre-Funded PIPE Investment”);

WHEREAS, as a condition and inducement to the Parties’ willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Company and the other investors named therein (each, a “Closing PIPE Investor” and collectively, the “Closing PIPE Investors”) have executed and delivered that certain subscription agreement, dated as of the date hereof (the “Closing PIPE Subscription Agreement”), pursuant to which the Closing PIPE Investors have agreed, among other things, to subscribe and purchase from the Company, and the Company has agreed, among other things, to issue and allot to the Closing PIPE Investors, a number of Company Series A Preferred Shares and Company Warrants, which transactions will be consummated immediately prior to the Second Merger Effective Time (such investment the “PIPE Investment”);

WHEREAS, from time to time following the date hereof and prior to the Closing, the Company may enter into subscription, purchase or similar agreements (each a “Future PIPE Agreement” and collectively, the “Future PIPE Agreements”; and the Future PIPE Agreements, together with the Closing PIPE Subscription Agreement, the “PIPE Agreements”) with certain investors (each a “Future PIPE Investor” and collectively, the “Future PIPE Investors”; and the Future PIPE Investors together with the Closing PIPE Investors, the “PIPE Investors”), pursuant to which, and on the terms and subject to the conditions of which, such Future PIPE Investors will agree to participate in the PIPE Investment;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) SPAC will merge with and into PubCo (the “First Merger”), as a result of which (i) the separate corporate existence of SPAC shall cease and PubCo shall continue as the surviving company, and (ii) each issued and outstanding SPAC Share shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive one (1) PubCo Ordinary Share (the “SPAC Per Share Merger Consideration”), and (b) one (1) Business Day after the date of the First Merger Effective Time, Merger Sub will merge with and into the Company (the “Second Merger” and, together with the First Merger, the “Mergers,” and the Mergers together with the other transactions contemplated by this Agreement and the Ancillary Documents, the “Transactions”), as a result of which (i) the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company and a wholly owned direct subsidiary of PubCo, and (ii) each issued and outstanding Company Ordinary Share, Company Series A Preferred Share, Company Warrant, and Company Restricted Share shall no longer be outstanding and shall automatically be cancelled in exchange for the right of the holder thereof to receive the consideration set forth in Section 2.2, in each case upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable Law;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, SPAC, PubCo, Inflection Point Fund I LP, a Delaware limited partnership (“IP Sponsor”), Maywood Sponsor, LLC, a Delaware limited liability company (“Maywood Sponsor,” and, collectively with the IP Sponsor, the “Sponsors”), and certain other SPAC Shareholders (collectively with Sponsor, the “SPAC Holders”) have entered into the SPAC Holders Support Agreement, a copy of which is attached hereto as Exhibit B (the “SPAC Holders Support Agreement”), pursuant to which, among other things, (a) IP Sponsor agreed to waive its anti-dilution rights in the SPAC Charter with respect to the SPAC Class B Ordinary Shares, and (b) the SPAC Holders agreed to vote its interests in favor of the Transactions, in each case, upon the terms and conditions set forth in the SPAC Holders Support Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, SPAC, and Hegro Well PTE. Ltd., a private company organized and existing under the Laws of Singapore (“Hegro”), have entered into a Company Support Agreement, in the form attached hereto as Exhibit C (the “Company Support Agreement”), pursuant to which, among other things, Hegro agreed to vote its interests in favor of this Agreement, the Second Merger and the Transactions, in each case, upon the terms and conditions set forth in the Company Support Agreements;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement, the Ancillary Documents to which it is party, the Mergers and the other Transactions are in the best interests of the Company, (b) approved this Agreement, the Ancillary Documents to which the Company is party, the Mergers and the other Transactions, and (c) recommended the approval and adoption of this Agreement, the Ancillary Documents to which the Company is party, the Mergers and the Transactions by the Company Shareholders (the “Company Board Recommendation”);

WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) determined that (i) this Agreement, the Ancillary Documents to which it is party, the Mergers and the other Transactions are in the best interests of SPAC and the holders of the SPAC Shares (the “SPAC Shareholders”) as a whole, and (ii) the Transactions constitute a “Business Combination” as such term is defined in the SPAC Charter, (b) approved this Agreement, the Ancillary Documents to which SPAC is party, the Mergers and the other Transactions, and (c) recommended the approval and adoption of this Agreement, the Ancillary Documents to which SPAC is a party, the Mergers and the other Transactions by SPAC Shareholders (the “SPAC Board Recommendation”);

WHEREAS, the Board of Directors of PubCo (the “PubCo Board”) has unanimously (a) determined that this Agreement, the Ancillary Documents to which it is party and the Transactions are in the best interests of PubCo, (b) approved this Agreement, the Ancillary Documents to which it is party and the Transactions, and (c) recommended that the PubCo Sole Shareholder approve this Agreement, the Ancillary Documents to which PubCo is party, the Mergers and the other Transactions;

WHEREAS, the PubCo Sole Shareholder has approved this Agreement, the Ancillary Documents to which PubCo is a party, the Mergers and the other Transactions;

WHEREAS, the Board of Directors of Merger Sub has unanimously (a) determined that this Agreement, the Ancillary Documents to which it is party, the Second Merger and the other Transactions are in the best interests of Merger Sub and SPAC (as the sole shareholder of Merger Sub), (b) approved this Agreement and the Ancillary Documents to which Merger Sub is a party and declaring its and their advisability and approving the Second Merger and the other Transactions, and (c) recommended the approval and adoption of this Agreement, the Ancillary Documents to which Merger Sub is a party, the Second Merger and the other Transactions by SPAC (as the sole shareholder of Merger Sub);

WHEREAS, SPAC has approved and adopted a written resolution approving, in its capacity as the sole shareholder of Merger Sub, this Agreement, the Ancillary Documents to which Merger Sub is a party, the Second Merger and the other Transactions;

WHEREAS, the Parties intend that for U.S. federal, and applicable state and local, income Tax purposes, (i) the First Merger qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (ii) the SPAC Class B Ordinary Share Conversion qualify as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code, (iii) the Second Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and/or, to the extent that the relevant transferors have “control” (as defined in Section 368(c) of the Code) with respect to PubCo, as a contribution governed by Section 351 of the Code, and (iv) this Agreement constitute, and is hereby adopted as, a “plan of reorganization” for the First Merger and the Second Merger within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a); and

WHEREAS, certain capitalized terms used herein are defined in Article XIV hereof.

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

Article I
MERGERS

1.1 Mergers.

(a) Subject to and upon the terms and conditions of this Agreement and the plan of merger to be filed relating to the First Merger substantially in the form attached hereto as Exhibit D, with such modifications, amendments, or supplements thereto as may be required to comply with the Cayman Companies Law (the “First Plan of Merger”), and in accordance with the applicable provisions of the Cayman Companies Law, on the Business Day prior to the date of the Second Merger Effective Time, SPAC and PubCo shall consummate the First Merger, pursuant to which SPAC shall be merged with and into PubCo with PubCo being the surviving company, following which the separate corporate existence of SPAC shall cease and PubCo shall continue as the surviving company. PubCo, as the surviving company after the First Merger, is sometimes hereinafter referred to for the periods at and after the First Merger Effective Time as the “First Surviving Company.”

(b) Subject to and upon the terms and conditions of this Agreement and the plan of merger to be filed relating to the Second Merger substantially in the form attached hereto as Exhibit E, with such modifications, amendments or supplements thereto as may be required to comply with the Cayman Companies Law (the “Second Plan of Merger”), and in accordance with the applicable provisions of the Cayman Companies Law, on the Closing Date, the Company and Merger Sub and PubCo shall consummate the Second Merger, pursuant to which Merger Sub shall be merged with and into the Company with the Company being the surviving company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company and a wholly owned direct subsidiary of PubCo. The Company, as the surviving company after the Second Merger, is sometimes hereinafter referred to for the periods at and after the Second Merger Effective Time as the “Second Surviving Company.”

1.2 Merger Effective Times.

(a) SPAC and PubCo shall cause the First Merger to be consummated by filing the executed First Plan of Merger and other documents and declarations as required to effect the First Merger pursuant to the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Cayman Companies Law. The First Merger shall become effective at the time when the First Plan of Merger has been registered by the Registrar of Companies of the Cayman Islands or at such later time (but at least one (1) Business Day prior to the date of the Second Merger Effective Time) as may be agreed by SPAC and PubCo in writing, subject to the limitations specified in the Cayman Companies Law, and specified in the First Plan of Merger (the “First Merger Effective Time”).

(b) The Company, PubCo and Merger Sub shall cause the Second Merger to be consummated by filing the executed Second Plan of Merger and other documents and declarations as required to effect the Second Merger pursuant to the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Cayman Companies Law. The Second Merger shall become effective at the time when the Second Plan of Merger has been registered by the Registrar of Companies of the Cayman Islands or at such later time as may be agreed by the Company and Merger Sub in writing, subject to the limitations specified in the Cayman Companies Law, and specified in the Second Plan of Merger (the “Second Merger Effective Time”).

1.3 Effect of the Mergers.

(a) At the First Merger Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Plan of Merger, and the applicable provisions of Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the First Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties, and obligations of SPAC and PubCo shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties, and obligations of the First Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the First Surviving Company of any and all agreements, covenants, duties, and obligations of SPAC and PubCo set forth in this Agreement to be performed after the First Merger Effective Time.

(b) At the Second Merger Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Plan of Merger, and the applicable provisions of Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Second Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties, and obligations of the Company and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties, and obligations of the Second Surviving Company, which shall include the assumption by the Second Surviving Company of any and all agreements, covenants, duties, and obligations of the Company and Merger Sub set forth in this Agreement to be performed after the Second Merger Effective Time.

1.4 Organizational Documents.

(a) At the First Merger Effective Time, PubCo shall adopt a new amended and restated memorandum and articles of association in substantially the form attached hereto as Exhibit J (the “PubCo A&R Articles”), which PubCo A&R Articles shall be the amended and restated memorandum and articles of association of PubCo until thereafter amended in accordance with the PubCo A&R Articles and applicable Law.

(b) The memorandum and articles of association of Merger Sub as in effect immediately prior to the Second Merger Effective Time shall be the memorandum and articles of association of the Second Surviving Company (except that references to the name of Merger Sub shall be changed to the name of the Company) following the Second Merger Effective Time until thereafter amended in accordance with such memorandum and articles of association and applicable Law.

1.5 Directors and Officers of Surviving Companies.

(a) First Merger.

(i) At the First Merger Effective Time, the directors of PubCo as of immediately prior to the First Merger Effective Time shall resign and, with effect from and after the Closing, and subject to the PubCo A&R Articles, the PubCo Board (the “Post-Closing PubCo Board”) shall initially consist of seven (7) directors, of whom (A) one (1) shall be designated by SPAC, (B) three (3) shall be designated by the Company and shall include Zhang Xi, Wenhua Liu, and Guillaume Borrel, and (C) three will qualify as “independent directors” as defined in Nasdaq rules and be eligible to serve on an audit committee, one (1) of whom shall be appointed by SPAC, subject to the consent of Hegro (such consent not to be unreasonably withheld, delayed, or conditioned) (collectively, the “Post-Closing PubCo Directors”), each Post-Closing PubCo Director to hold office in accordance with the PubCo A&R Articles until his or her respective successor is duly elected or appointed and qualified or his or her earlier death, resignation or removal. Zhang Xi shall serve as the chairman of the Post-Closing PubCo Board. For the avoidance of doubt, following the Second Merger Effective Time, nothing in this Section 1.5(a) shall impose or imply any obligations with respect to any future nomination, appointment, designation or election of directors to the Post-Closing PubCo Board, and all future vacancies on the Post-Closing PubCo Board shall be filled in accordance with the PubCo A&R Articles.

(ii) At the First Merger Effective Time, the officers of PubCo as of immediately prior to the First Merger Effective Time shall resign, and, with effect from and after the Closing, and subject to the PubCo A&R Articles, the individuals set forth in Section 1.5(a)(ii) of the Company Disclosure Schedules shall be appointed as the officers of PubCo (the “Post-Closing PubCo Officers”), each Post-Closing PubCo Officer to hold office in accordance with the PubCo A&R Articles until his or her respective successor is duly appointed and qualified or his or her earlier death, resignation or removal.

(b) At the Second Merger Effective Time, the directors and officers of the Company shall resign, and with effect from and after the Closing, the officers of the Company shall be the Post-Closing PubCo Officers, each to hold office in accordance with the PubCo’s Organizational Documents until their resignation or removal in accordance with the Organizational Documents or until their respective successors are duly elected or appointed and qualified. At the Second Merger Effective Time, the board of directors and officers of Merger Sub shall automatically cease to hold office.

Article II

CONVERSION AND EXCHANGE OF SECURITIES

2.1 First Merger.

(a) SPAC Unit Separation. One (1) day prior to the date of the First Merger Effective Time, each SPAC Unit that is issued and outstanding at such time shall be automatically detached and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one SPAC Right in accordance with the terms of the applicable SPAC Unit (the “Unit Separation”). The detached SPAC Securities shall be converted in accordance with the applicable terms of this Section 2.1.

(b) SPAC Class B Ordinary Share Conversion. One (1) day prior to the date of the First Merger Effective Time, each SPAC Class B Ordinary Share that is issued and outstanding at such time shall be automatically converted into one (1) SPAC Class A Ordinary Share in accordance with the conversion mechanics set forth in Article 17.2 of the Articles of Association of the SPAC (without giving effect to the adjustments set forth in Article 17.3 thereof) (the “SPAC Class B Ordinary Share Conversion”), and following such conversion, each SPAC Class B Ordinary Share shall no longer be outstanding, and each former holder of SPAC Class B Ordinary Shares shall thereafter cease to have any rights with respect to such securities.

(c) SPAC Rights. One (1) day prior to the date of the First Merger Effective Time, but immediately after the Unit Separation, each SPAC Right that is then issued and outstanding at such time shall be automatically converted into one-fifth (1/5) of one (1) SPAC Class A Ordinary Share in accordance with the SPAC Rights Agreement without any action on the part of any Party or the holders of SPAC Rights (the “Rights Conversion”); provided that if a holder of SPAC Rights would be entitled to receive a fraction of a SPAC Class A Ordinary Share upon the Rights Conversion, the number of SPAC Class A Ordinary Shares issued to such holder upon the Rights Conversion shall be rounded down to the nearest whole number of SPAC Class A Ordinary Shares without cash settlement for such rounded fraction.

(d) SPAC Shares. At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any Party or the holders of securities of SPAC or PubCo, after giving effect to the Unit Separation referred to in Section 2.1(a), each SPAC Class A Ordinary Share (other than any Excluded Shares, SPAC Dissenting Shares and Redeeming SPAC Shares), which is issued and outstanding immediately prior to the First Merger Effective Time, shall thereupon be converted into, and the holder of such SPAC Share shall be entitled to receive, the SPAC Per Share Merger Consideration. All of the SPAC Shares converted into the right to receive the SPAC Per Share Merger Consideration pursuant to this Section 2.1(d) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the First Merger Effective Time, and each holder of a certificate previously representing any such SPAC Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the SPAC Per Share Merger Consideration into which such SPAC Shares shall have been converted in the Merger.

(e) Excluded Shares. At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any Party or the SPAC Shareholders, each Excluded Share that is issued and outstanding immediately prior to the First Merger Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, without any conversion thereof and no consideration shall be paid with respect thereto.

(f)  Redeeming SPAC Shares. At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any Party or the SPAC Shareholders, each Redeeming SPAC Share that is issued and outstanding immediately prior to the First Merger Effective Time (if any) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of such Redeeming SPAC Shares shall thereafter cease to have any rights with respect to such securities except the right to be paid a pro rata share of the Redemption Amount in accordance with the SPAC Charter.

(g) PubCo Shares. At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any Party or holders of securities of PubCo, each PubCo Ordinary Share that is issued and outstanding immediately prior to the First Merger Effective Time all of which shall be standing in the name of the PubCo Sole Shareholder in the register of members of PubCo (excluding, for the avoidance of doubt, any PubCo Ordinary Shares issued at the First Merger Effective Time in accordance with Section 2.1(d)) shall be irrevocably surrendered by the PubCo Sole Shareholder to PubCo for cancellation and for consideration equal to the subscription price (if any) that the PubCo Sole Shareholder paid for such PubCo Ordinary Share, and the Company and PubCo shall cause the PubCo Sole Shareholder (as the sole holder of such ordinary shares of PubCo being surrendered) to irrevocably consent to such surrender.

(h) No Liability. Notwithstanding anything to the contrary in this Section 2.1, none of the First Surviving Company, PubCo, the Company, or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

(i)  SPAC Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, and subject at all times to applicable Law, SPAC Shares issued and outstanding immediately prior to the First Merger Effective Time and held by a SPAC Shareholder who is entitled to demand and has properly exercised in writing dissenter rights in respect of such shares in accordance with Section 238 of the Cayman Companies Law and who has otherwise complied with all of the provisions of the Cayman Companies Law relevant to the exercise and perfection of dissenters’ rights (such SPAC Shares being referred to collectively as the “SPAC Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s dissenter rights under the Cayman Companies Law with respect to such shares) shall not be converted into the right to receive the SPAC Per Share Merger Consideration. Each SPAC Dissenting Share shall no longer be outstanding and shall automatically be cancelled by virtue of the First Merger, and the holder of such SPAC Dissenting Share shall thereafter cease to have any rights with respect to such SPAC Dissenting Share, but instead shall be entitled to the right to be paid the fair value of such SPAC Dissenting Share and such other rights as are granted by Section 238 of the Cayman Companies Law; provided, however, that if, after the First Merger Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to dissent pursuant to Section 238 of the Cayman Companies Law, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 238 of the Cayman Companies Law, such SPAC Shares shall cease to be SPAC Dissenting Shares and shall be treated as if they had been converted as of the First Merger Effective Time into the right to receive the SPAC Per Share Merger Consideration without interest thereon. During the period from the date of this Agreement through the Interim Period, SPAC shall provide PubCo written notice as promptly as practicable following receipt of any written objections to the First Merger, notices of election to dissent, demands received by SPAC for appraisal of SPAC Shares, any waiver or withdrawal of any such objections, notices or demands, and any other demand, notice, or instrument delivered to SPAC prior to the First Merger Effective Time that relates to the foregoing. Subject at all times to the Cayman Companies Law, except with the prior written consent of PubCo (which consent shall not be unreasonably conditioned, withheld, or delayed), SPAC shall not make any payment with respect to, or settle, or offer to settle, any such demands during the Interim Period.

2.2 Second Merger.

(a) Company Ordinary Shares. At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any Party or the holders of securities of the Company or PubCo, each Company Ordinary Share that is issued and outstanding immediately prior to the Second Merger Effective Time shall thereupon be converted into, and the holder of such Company Ordinary Share shall be entitled to receive, a number of PubCo Ordinary Shares equal to the quotient of (i) the Company Consideration Shares, divided by (ii) the total number of Company Ordinary Shares issued and outstanding immediately prior to the Second Merger Effective Time (the “Exchange Ratio”). All of the Company Ordinary Shares converted into the right to receive the Company Consideration Shares pursuant to this Section 2.2(a) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the Second Merger Effective Time, and each holder of a certificate previously representing any such Company Ordinary Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the Company Consideration Shares into which such Company Ordinary Shares shall have been converted in the Second Merger.

(b) Company Series A Preferred Shares. At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any Party or the holders of securities of the Company or PubCo, each holder of Company Series A Preferred Shares shall be entitled to receive, and the Company Series A Preferred Shares held by each such holder immediately prior to the Second Merger Effective Time shall be converted into, a number of PubCo Preferred Shares equal to (x) the aggregate Accrued Value attributable to such Company Series A Preferred Shares held by such holder, divided by (y) the Redemption Price. All of the Company Series A Preferred Shares converted into the right to receive the PubCo Preferred Shares pursuant to this Section 2.2(b) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the Second Merger Effective Time, and each holder of a certificate previously representing any such Company Series A Preferred Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the PubCo Preferred Shares into which such Company Series A Preferred Shares shall have been converted in the Second Merger.

(c) Company Warrants. At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any Party or the holders of securities of the Company or PubCo, each Company Warrant that is issued and outstanding immediately prior to the Second Merger Effective Time shall thereupon be converted into, and the holder of such Company Warrant shall be entitled to receive, a PubCo Series A Investor Warrant exercisable for a number of PubCo Ordinary Shares equal to (x) the number of Company Ordinary Shares issuable upon conversion of the applicable Pre-Funded PIPE Investor’s or PIPE Investor’s Company Series A Preferred Shares upon a hypothetical conversion of such Company Series A Preferred Shares immediately prior to the Second Merger, multiplied by (y) the Exchange Ratio, which PubCo Series A Investor Warrant shall be substantially in the form attached hereto as Exhibit F (the “PubCo Series A Investor Warrants”). All of the Company Warrants converted into the right to receive the PubCo Series A Investor Warrants pursuant to this Section 2.2(c) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the Second Merger Effective Time, and each holder of a certificate previously representing any such Company Warrant shall thereafter cease to have any rights with respect to such securities, except the right to receive the PubCo Series A Investor Warrants into which such Company Warrant shall have been converted in the Second Merger.

(d) Company Restricted Shares. At the Second Merger Effective Time, by virtue of the Second Merger and without any further action on the part of any Party or the holder thereof, each Company Restricted Share that is outstanding and unvested immediately prior to the Second Merger Effective Time shall be assumed and converted into one PubCo Restricted Shares on the same terms and conditions (including applicable vesting, settlement, and termination provisions) as are in effect with respect to each such award of Company Restricted Shares immediately prior to the Second Merger Effective Time.

(e) Effect of the Second Merger on Merger Sub Shares. At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any Party hereto or the holders of securities of the Company or Merger Sub, each Merger Sub Share that is issued and outstanding immediately prior to the Second Merger Effective Time shall automatically be converted into and become one validly issued, fully paid and non-assessable ordinary share of the Second Surviving Company.

(f) No Liability. Notwithstanding anything to the contrary in this Section 2.2, none of the Second Surviving Company, PubCo, SPAC or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

2.3 Satisfaction of Rights. All securities issued upon the surrender of SPAC Securities and Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities; provided that, to the extent required by U.S. federal securities law or other contractual arrangements, any restrictions on the sale and transfer of SPAC Securities shall also apply to the PubCo Securities so issued in exchange.

2.4 Lost, Stolen or Destroyed SPAC or Company Certificates. In the event any certificates representing SPAC Securities or Company Securities shall have been lost, stolen, or destroyed, upon the making of an affidavit of such fact and indemnity by the Person claiming such certificate to be lost, stolen, or destroyed, PubCo shall issue, in exchange for such lost, stolen, or destroyed certificates, as the case may be, such securities, as may be required pursuant to Sections 2.1 and 2.2, as applicable.

2.5 Register of Members. At the First Merger Effective Time, the register of members of SPAC shall be closed, and there shall be no further registration of transfers of SPAC Securities thereafter on the records of SPAC. At the Second Merger Effective Time, the register of members of the Company shall be closed, and there shall be no further registration of transfers of Company Securities thereafter on the records of the Company.

2.6 Appointment of Transfer Agent. Prior to the Closing, PubCo shall appoint a transfer agent acceptable to SPAC and the Company (the “Transfer Agent”), as its agent, for the purpose of recording the (a) exchange of the SPAC Securities for PubCo Securities, and (b) exchange of Company Securities for PubCo Securities. The Transfer Agent shall take or cause to be taken such actions as are necessary to update PubCo’s register of members to reflect (i) the exchange of the SPAC Securities for PubCo Securities, and (ii) the exchange of the Company Securities for PubCo Securities, in each case in accordance with the terms of this Agreement and, to the extent applicable, the First Plan of Merger, the Second Plan of Merger, the Cayman Companies Law and customary transfer agent procedures and the rules and regulations of the Depository Trust Company (“DTC”), in each case in a form approved by the Company.

2.7 Exchange of Book-Entry Shares.

(a) Issuance of PubCo Securities. At the First Merger Effective Time and Second Merger Effective Time, as applicable, PubCo shall issue all PubCo Securities to be issued as required pursuant to Section 2.1 and 2.2, respectively.

(b) Exchange Procedures for SPAC Shares. As soon as practicable after the First Merger Effective Time (and in no event later than five (5) Business Days after the First Merger Effective Time), PubCo shall cause the Transfer Agent to mail to each holder of record of SPAC Shares which were converted pursuant to Section 2.1(d) into the SPAC Per Share Merger Consideration instructions for use in effecting the surrender of the SPAC Shares in exchange for the SPAC Per Share Merger Consideration in a form acceptable to the Company. Upon receipt of an “agent’s message” by the Transfer Agent (or such other evidence, if any, of transfer as the Transfer Agent may reasonably request), the holder of a SPAC Share which was converted pursuant to Section 2.1(d) into the SPAC Per Share Merger Consideration shall be entitled to receive in exchange therefor, net of any required withholding Taxes, the SPAC Per Share Merger Consideration in book-entry form, without interest, for each SPAC Share surrendered. The PubCo Ordinary Shares to be delivered as the SPAC Per Share Merger Consideration shall be settled through DTC and issued in uncertificated book-entry form through the customary procedures of DTC, unless a physical PubCo Ordinary Share is required by applicable Law, in which case PubCo and the Company shall jointly cause the Transfer Agent to promptly send certificates representing such PubCo Ordinary Shares to such holder. If payment of the SPAC Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered SPAC Share in exchange therefor is registered, it shall be a condition of payment that (i) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the SPAC Per Share Merger Consideration to a Person other than the registered holder of SPAC Share surrendered or shall have established to the reasonable satisfaction of PubCo and the Company that such Tax either has been paid or is not applicable.

(c) Distributions with Respect to Unexchanged PubCo Ordinary Shares. All PubCo Ordinary Shares to be issued hereunder shall be deemed issued and outstanding as of the First Merger Effective Time or Second Merger Effective Time, as applicable. Subject to the effect of escheat, Tax or other applicable Laws, the holder of whole PubCo Ordinary Shares issued pursuant to Section 2.1(d) and 2.2(a) will be promptly paid, without interest and net of any applicable withholding Tax, the amount of dividends or other distributions with a record date after the First Merger Effective Time and Second Merger Effective Time, as applicable, and theretofore paid with respect to such whole PubCo Ordinary Shares.

(d) Adjustments to Per Share Merger Consideration. The SPAC Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend, reorganization, recapitalization, reclassification, combination, exchange of shares, or other like change with respect to SPAC Shares occurring on or after the date of this Agreement and prior to the First Merger Effective Time and Second Merger Effective Time.

2.8 Taking of Necessary Action; Further Action. If, at any time after the First Merger Effective Time or the Second Merger Effective Time, as applicable, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the First Surviving Company following the First Merger and the Second Surviving Company following the Second Merger with full right, title and possession to all assets, property, rights, privileges, powers, and franchises of SPAC, PubCo, the Company and Merger Sub, as applicable, the officers and directors (or their designees) of SPAC, PubCo, the Company and Merger Sub, as applicable, are fully authorized in the name of their respective companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.9 Tax Consequence. The Parties hereby agree and acknowledge that for U.S. federal (and applicable state and local) income tax purposes, it is intended that (a) the First Merger qualifies as a “reorganization” described in Section 368(a)(1)(F) of the Code, (b) the SPAC Class B Ordinary Share Conversion qualifies as a “reorganization” described in Section 368(a)(1)(E) of the Code, (c) the Second Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and/or , to the extent that the relevant transferors have “control” (as defined in Section 368(c) of the Code) with respect to PubCo, as a contribution governed by Section 351 of the Code, and (d) this Agreement constitute, and hereby is adopted, as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder (collectively, the “Intended Tax Treatment”).

2.10  Earnout Shares.

(a) In addition to the issuance of the PubCo Securities pursuant to Section 2.2, as promptly as reasonably practicable (but in any event, within five (5) Business Days) after the occurrence of an event described in this Section 2.10(a), PubCo shall issue to the Eligible Company Equityholders (or their successors and assigns) the following aggregate number of PubCo Ordinary Shares (subject to Equitable Adjustment, the “Earnout Shares”), upon the terms and subject to the conditions set forth in this Agreement:

(i) If PubCo achieves 2026 EBITDA (x) equal to or greater than 94% of the 2026 EBITDA Target but less than 100% of the 2026 EBITDA Target, a one-time issuance of 3,750,000 Earnout Shares, or (y) equal to or greater than 100% of the 2026 EBITDA Target, a one-time issuance of 5,000,000 Earnout Shares;

(ii) If PubCo achieves 2027 EBITDA (x) equal to or greater than 80% of the 2027 EBITDA Target but less than 90% of the 2027 EBITDA Target, a one-time issuance of 4,330,000 Earnout Shares, (y) equal to or greater than 90% of the 2027 EBITDA Target but less than 100% of the 2027 EBITDA Target, a one-time issuance of 5,000,000 Earnout Shares, or (z) equal to or greater than 100% of the 2027 EBITDA Target, a one-time issuance of 7,500,000 Earnout Shares; and

(iii) If PubCo achieves 2028 EBITDA (x) equal to or greater than 80% of the 2028 EBITDA Target but less than 90% of the 2028 EBITDA Target, a one-time issuance of 4,330,000 Earnout Shares, (y) equal to or greater than 90% of the 2028 EBITDA Target but less than 100% of the 2028 EBITDA Target, a one-time issuance of 5,000,000 Earnout Shares, or (z) equal to or greater than 100% of the 2028 EBITDA Target, a one-time issuance of 7,500,000 Earnout Shares.

(b) The Earnout Shares with respect to each event described in Section 2.10(a) shall be allocated among the Eligible Company Equityholders as set forth in Section 2.10(b) of the Company Disclosure Schedules; provided, however, that in no event shall Inflection Point Fund I LP (or its successors and assigns) receive more than 6.25% of the Earnout Shares.

(c) For the avoidance of doubt, in no event shall the sum of the Earnout Shares described in Section 2.10(a) exceed 20,000,000.

(d) Any issuance and delivery of Earnout Shares to Eligible Company Equityholders shall be treated as an adjustment to the PubCo Ordinary Shares received in the Second Merger by the Parties for all applicable Tax purposes, unless otherwise required pursuant to a “determination” (as defined in Section 1313(a) of the Code or any similar provision of U.S. state, local or non-U.S. Law), and such issuance and delivery of Earnout Shares to Eligible Company Equityholders that are holders of Company Ordinary Shares is intended to comply with, and shall be effected in accordance with, IRS Rev. Proc. 84-42, 1984-1 C.B. 521.

2.11 Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a PubCo Ordinary Share will be issued, in any form, by virtue of this Agreement, the Mergers or the other Transactions, and each Person who would otherwise be entitled to a fraction of a PubCo Ordinary Share (after aggregating all fractional PubCo Ordinary Shares that would otherwise be received by such Person) shall instead have the aggregate number of PubCo Ordinary Shares issued to such Person rounded down to the nearest whole PubCo Ordinary Share. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

2.12 Release of Funds from Trust Account. Subject to the terms and conditions of the Trust Agreement, each Party shall use commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to cause the funds held in the Trust Account to be released simultaneously with, or as promptly as practicable after, the Closing.

2.13 Withholding. Notwithstanding anything in this Agreement to the contrary, SPAC, PubCo, Merger Sub, the Company, the Transfer Agent, and any other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III
MERGER CLOSING

3.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article X, the closing of the Transactions (the “Closing”) shall occur no later than the third (3rd) Business Day following the satisfaction or, to the extent legally permissible, waiver of the conditions set forth in Article X (other than those conditions that by their nature are to be fulfilled at the Closing), but subject to the satisfaction of or, to the extent legally permissible, waiver by the Party benefitting from such conditions, or at such other date as SPAC, PubCo and the Company may agree in writing. The date of the Closing shall be referred to herein as the “Closing Date”. The Closing shall take place virtually or at such place as SPAC, PubCo and the Company may agree in writing, and at such time on the Closing Date as SPAC, PubCo, and the Company agree in writing.

Article IV
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (a) the disclosure schedules delivered by SPAC to the Company on the date hereof (the “SPAC Disclosure Schedules”), or (b) the SEC Reports that are available on the SEC’s website through EDGAR, but excluding disclosures referred to in “Special Note Regarding Forward-Looking Statements,” “Risk Factors,” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements (provided that nothing disclosed in such SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 4.1, Section 4.2, or Section 4.5), SPAC represents and warrants to the Company and PubCo, as of the date hereof, and as of the Closing, as follows:

4.1 Organization and Standing. SPAC is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, in each case, except where the failure to be in good standing or to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SPAC. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SPAC. SPAC has made available to the Company accurate and complete copies of its Organizational Documents, each as amended to date and as currently in effect. SPAC is not in violation of any provision of its Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Required Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is or is required to be a party and the consummation of the Transactions (a) have been duly and validly authorized by the SPAC Board, and (b) other than the Required Shareholder Approval, no other corporate proceedings (including any vote of holders of any class or series of securities of SPAC), other than as set forth elsewhere in this Agreement, on the part of SPAC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is or is required to be a party or to consummate the Transactions. The SPAC Board, at a duly called and held meeting or in writing as permitted by the SPAC Charter, has unanimously (i) determined that this Agreement, the Ancillary Documents to which it is or is required to be a party and the Transactions, including the Mergers, are advisable, fair to and in the best interests of SPAC Shareholders, (ii) approved and adopted this Agreement and the Ancillary Documents to which it is or is required to be a party, the Mergers and the other Transactions, (iii) issued the SPAC Board Recommendation, and (iv) directed that this Agreement, the Ancillary Documents to which it is or is required to be a party and the Shareholder Approval Matters be submitted to SPAC Shareholders for their approval. This Agreement has been, and each Ancillary Document to which SPAC is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”).

4.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of SPAC is required to be obtained or made in connection with the execution, delivery or performance by SPAC of this Agreement and each Ancillary Document to which it is or is required to be a party, or the consummation by SPAC of the Transactions, other than (a) such filings as contemplated by this Agreement, (b) any filings required with the Registrar of Companies in the Cayman Islands, Nasdaq Stock Market (“Nasdaq”) or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder, (d) the applicable requirements of any Antitrust Laws and the expiration or termination of the required waiting periods, or the receipt of other Consents, thereunder and (e) where the failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SPAC.

4.4 Non-Contravention. The execution and delivery by SPAC of this Agreement and each Ancillary Document to which it is or is required to be a party, the consummation by SPAC of the Transactions, and compliance by SPAC with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of SPAC’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3, and any condition precedent to such Consent having been satisfied, conflict with or violate any Law, Order or Consent applicable to SPAC or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make or increase payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty, or change in delivery schedule, accelerate the maturity or performance, cancel, terminate, or modify any right, benefit, obligation or other term under, any of the terms, conditions, or provisions of, any SPAC Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SPAC.

4.5 Capitalization.

(a) As of the date of this Agreement, the issued and outstanding SPAC Securities are set forth hereto in Section 4.5(a) of the SPAC Disclosure Schedules. As of the date of this Agreement, there are no issued or outstanding preference shares of SPAC. All outstanding SPAC Securities are duly authorized, validly issued, fully paid and non-assessable and not subject to (other than the SPAC Rights) or issued in violation of any purchase option, right of first refusal, pre-emptive right, subscription right, or any similar right under the Cayman Companies Law, the SPAC’s Organizational Documents or any Contract to which SPAC is a party. None of the outstanding SPAC Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the Transactions, SPAC does not have any Subsidiaries or own any equity interests in any other Person.

(b) Other than the SPAC Rights, there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, pre-emptive or similar rights, (ii) bonds, debentures, notes, or other Indebtedness having general voting rights or that are convertible or exchangeable into securities (including SPAC Securities) having such rights, or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of SPAC (including SPAC Securities), (B) obligating SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, shares or securities convertible into or exchangeable for any securities (including SPAC Securities), or (C) obligating SPAC to grant, extend or enter into any such option, warrant, call, subscription, or other right, agreement, arrangement, or commitment for such securities (including SPAC Securities). Other than with respect to the Redemption Rights or as expressly set forth in this Agreement, there are no outstanding obligations of SPAC to repurchase, redeem, or otherwise acquire any securities of SPAC (including SPAC Securities) or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Section 4.5(b) of the SPAC Disclosure Schedules, there are no shareholders agreements, voting trusts, or other agreements or understandings to which SPAC is a party with respect to the voting or transfer of any securities of SPAC (including SPAC Securities).

(c) All of SPAC’s Indebtedness of the type described in clauses (a) - (c) of the definition thereof and all SPAC Transaction Expenses as of the date of this Agreement are disclosed in Section 4.5(c) of the SPAC Disclosure Schedules.

(d) Since the date of formation of SPAC and except as contemplated by this Agreement, SPAC has not declared or paid any distribution or dividend in respect of its securities (including SPAC Securities) and has not repurchased, redeemed, or otherwise acquired any of its securities (including SPAC Securities), and the SPAC Board has not authorized any of the foregoing.

4.6 SEC Filings; SPAC Financials; Internal Controls.

(a) SPAC has filed all forms, reports, schedules, statements, registration statements, prospectuses, and other documents required to be filed or furnished by SPAC with the SEC under the Securities Act and the Exchange Act, together with any amendments, restatements, or supplements thereto (collectively, the “SEC Reports”), and will file all such forms, reports, schedules, statements, and other documents required to be filed subsequent to the date of this Agreement and prior to the Closing. Except to the extent available on the SEC’s web site through EDGAR, SPAC has delivered to the Company or made available copies in the form filed with the SEC of all of the following: (i) SPAC’s quarterly reports on Form 10-Q for each fiscal quarter since the IPO to disclose its quarterly financial results in each of the fiscal years of SPAC; (ii) SPAC’s annual reports on Form 10-K for each fiscal year since the IPO (if applicable) to disclose its annual financial results in each of the fiscal years of SPAC; and (iii) all other forms, reports, registration statements, prospectuses, and other documents (other than preliminary materials) filed by SPAC with the SEC. The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied, or otherwise made available to the SEC.

(b) (i) The SPAC Class A Ordinary Shares, the SPAC Rights and the SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed on Nasdaq, in the ticker of MAYA, MAYAR, and MAYAU, respectively, (ii) SPAC has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such SPAC Securities, (iii) there are no Actions pending or, to the Knowledge of SPAC, threatened against SPAC by the Financial Industry Regulatory Authority, Nasdaq or the SEC with respect to any intention by such entity to suspend, deregister, prohibit or terminate the quoting of such SPAC Securities on Nasdaq, and (iv) SPAC is in material compliance with all of the applicable listing and corporate governance rules and regulations of Nasdaq.

(c) The financial statements and notes of SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of SPAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved, (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (iii) audited in accordance with PCAOB standards.

(d) Except as and to the extent reflected or reserved against in the balance sheet of SPAC dated June 30, 2025 included in the SPAC Financials, SPAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since SPAC’s formation in the ordinary course of business. SPAC does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act. As of the date of this Agreement, no financial statements of any Person other than those of SPAC are required by GAAP to be included in the financial statements of SPAC.

(e) Neither SPAC nor SPAC’s independent auditors has identified any (i) “significant deficiency” in the internal controls over financial reporting of SPAC, (ii) “material weakness” in the internal controls over financial reporting of SPAC, (iii) fraud that involves management or other employees of SPAC who have a role in the internal controls over financial reporting of SPAC, or (iv) any written claim or allegation regarding any of the foregoing.

(f)   Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, (i) SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP, and (ii) SPAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is made known to SPAC’s principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(g) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of SOX.

(h) To the Knowledge of SPAC, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the Knowledge of SPAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.7 Absence of Certain Changes. From the date of SPAC’s formation to the date of this Agreement, (a) SPAC has conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting, and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities, and (b) there has not been a Material Adverse Effect with respect to SPAC.

4.8 Compliance with Laws. Except where the failure to be, or to have been, in compliance with such Laws, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SPAC, (a) SPAC is and since the date of formation of SPAC has been, in compliance with, and not in conflict, default or violation of, any applicable Laws, and (b) SPAC has not received, since the date of formation of SPAC, any written or, to the Knowledge of SPAC, oral notice of any conflict or non-compliance with, or default or violation of, any applicable Laws by which it is or was bound.

4.9 Litigation. As of the date of this Agreement, there is no (a) material Action of any nature currently pending or, to SPAC’s Knowledge, threatened (and no such Action has been brought or, to the Knowledge of SPAC, threatened since the date of formation of SPAC), or (b) material Order now pending or outstanding or that was rendered by a Governmental Authority since the date of formation of SPAC in either case of clause (a) or (b) by or against SPAC, its current or former directors, officers or equity holders in their capacity as such, its business, equity securities or assets. As of the date of this Agreement, none of the current or former officers, senior management or directors of SPAC have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud as it relates to the business of SPAC, except in each case where the charge, indictment arrest or conviction, individually or in the aggregate, has not had and would not reasonably be expected to be material to SPAC, or otherwise limit the ability of SPAC to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or is required to be a party or otherwise bound.

4.10 Actions; Orders; Permits. SPAC (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with SPAC), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease, and operate its assets and properties (collectively, the “SPAC Permits”), except where the failure to obtain or maintain the same, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SPAC. Except in each case where the failure or violation, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SPAC, (a) all of the SPAC Permits are in full force and effect, and no suspension or cancellation of any of the SPAC Permits is pending or, to SPAC’s Knowledge, threatened, (b) SPAC is not in violation in any material respect of the terms of any SPAC Permit, and (c) since the date of formation of SPAC, SPAC has not received any written, or to the Knowledge of SPAC, oral notice of any Actions relating to the revocation or modification of any SPAC Permit.

4.11 Taxes and Returns.

(a) SPAC has timely filed, or caused to be timely filed, all income and other material Tax Returns required by applicable Tax Law to be filed by it, which such Tax Returns are true, accurate, correct, and complete in all material respects and accurately reflect all liability for Taxes of SPAC for the periods covered thereby. SPAC has timely paid, or caused to be timely paid, all income and other material Taxes required by applicable Tax Law to be paid by it, other than such Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the SPAC Financials in accordance with GAAP.

(b) SPAC has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of Taxes, and all material amounts of Taxes required by applicable Tax Laws to be withheld by SPAC have been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other Person.

(c) There are no material claims, assessments, audits, examinations, investigations, or other Actions pending, in progress or threatened in writing against SPAC, in respect of Taxes, and SPAC has not been notified in writing of any proposed Tax claims or assessments against SPAC by a Governmental Authority.

(d) There are no material Liens with respect to any Taxes upon any of SPAC’s assets, other than Permitted Liens. SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding written requests by SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes (other than customary extensions requested in the ordinary course of business). No written claim has been made by any Governmental Authority with respect to a jurisdiction in which SPAC does not file a Tax Return that SPAC is or may be subject to Tax in that jurisdiction that would be the subject of or covered by such Tax Return, which claim remains outstanding.

(e) SPAC does not have a permanent establishment, branch, or representative office in any country other than the country of its organization (where it carries no activities and only has a registered office), and SPAC is not and has not been treated for any Tax purpose as a resident in a country other than the country of its incorporation.

(f)   SPAC is not and has never been a member of any consolidated, combined, unitary or affiliated group for any Tax purposes. SPAC does not have any Liability for the Taxes of another Person under Treasury Regulation Section 1.1502-6 (or similar provision of state, local, or non-U.S. Law), as a transferee or successor, or by Contract (other than Liabilities for Taxes pursuant to customary commercial Contracts not primarily related to Taxes). SPAC is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract with respect to Taxes (other than customary commercial Contracts not primarily related to Taxes).

(g) SPAC is not the subject of any private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum, or agreement with any Governmental Authority with respect to Taxes, and there is no written request by SPAC outstanding for any such ruling, memorandum, or agreement.

(h) SPAC has not distributed stock of another Person, nor has had its shares distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) SPAC has not been a party to a transaction that is a “listed transaction” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2) (or any analogous or similar provision under any U.S. state or local or non-U.S. Tax Law addressing tax avoidance transactions).

(j) SPAC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of any (i) installment sale or open transaction disposition made by SPAC prior to the Closing, (ii) change in any method of accounting of SPAC for any taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing or use of an improper method of accounting on or prior to the Closing Date, (iii) any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local, or non-U.S. Tax Law) executed by SPAC prior to the Closing, or (iv) any prepaid amount or deferred revenue received or accrued prior to the Closing.

(k) SPAC has not taken, and has not agreed to take, any action that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for the Intended Tax Treatment. To the Knowledge of SPAC, there are no facts or circumstances that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for the Intended Tax Treatment.

4.12 Employees and Employee Benefit Plans. SPAC does not (a) have any employees or independent contractors who are entitled to any compensation, remuneration, fees, or benefits, or (b) maintain, sponsor, contribute to, or otherwise have any Liability with respect to any Benefit Plans. Neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the Transactions will alone or in connection with other events (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any director, officer, or employee of SPAC, (ii) result in the acceleration of the time of payment, vesting, or funding of any such payment or benefit or deceleration of the time of payment, vesting or, funding, or increase of any such payment or benefit, or (iii) cause an amount to be received by any individual to fail to be deductible by reason of Code Section 280G or be subject to an excise Tax under Code Section 4999.

4.13 Properties. SPAC does not own, license, or otherwise have any right, title, or interest in or to any material Intellectual Property. SPAC does not own or lease any real property or Personal Property.

4.14 Material Contracts.

(a) Other than this Agreement and the Ancillary Documents, there are no Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $50,000, (ii) may not be cancelled by SPAC on less than 60 days’ prior notice without payment of a material penalty or termination fee, (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of SPAC or any of its current or future Affiliates, any acquisition of material property by SPAC or any of its current or future Affiliates, or restricts in any material respect the ability of SPAC or any of its current or future Affiliates from engaging in any business or from competing with any other Person, or (iv) is a “material contract” (as such term is defined in Regulation S-K of the Securities Act) (each, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into at arms’-length and in the ordinary course of business, (ii) the SPAC Material Contract is valid, binding and enforceable in all material respects against SPAC and, to the Knowledge of SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions), (iii) SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SPAC, or permit termination or acceleration by the other party thereto, under such SPAC Material Contract, and (iv) to the Knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination, or acceleration by SPAC under any SPAC Material Contract.

4.15 Transactions with Affiliates. Section 4.15 of the SPAC Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between SPAC, on the one hand, and IP Sponsor, Maywood Sponsor, any other Affiliate of SPAC, or any present or former director, officer, employee, manager, direct equityholder of SPAC, IP Sponsor, Maywood Sponsor, or any other Affiliate of SPAC, or any immediate family member of any of the foregoing, on the other hand.

4.16 Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company,” in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.17 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, Sponsors, or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of SPAC, Sponsors, or any of their respective Affiliates.

4.18 Private Placements. Other than the PIPE Agreements, there are no agreements, side letters, arrangements or other Contracts between SPAC, IP Sponsor, Maywood Sponsor, or any of their respective Affiliates, on the one hand, and any PIPE Investor, on the other hand, or, to the Knowledge of SPAC, any of their respective Affiliates that would affect the obligation of such PIPE Investor to pay to the Company the applicable portion of the PIPE Investment set forth in such PIPE Investor’s applicable PIPE Agreement. No fees, consideration (except as contemplated by this Agreement) or other discounts are payable or have been agreed by SPAC, IP Sponsor, Maywood Sponsor, or any of their respective Affiliates to any PIPE Investor or, to the Knowledge of the SPAC, any of their respective Affiliates in respect of its portion of the PIPE Investment.

4.19 Certain Business Practices.

(a) Since the date of formation of SPAC, SPAC has been in compliance with the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), and all other applicable anti-corruption and anti-bribery Laws, in all material respects. SPAC is not subject to any Action by any Governmental Authority involving any actual or, to the Knowledge of SPAC, suspected violation of any applicable anti-corruption Law.

(b) Since the date of formation of SPAC, neither SPAC nor any of its directors, officers or, to the Knowledge of SPAC, Representatives, when acting on behalf of SPAC, has used any funds for unlawful payments, contributions, gifts, entertainment or other unlawful expenses in violation of the FCPA or other applicable anti-corruption and anti-bribery Laws.

(c) Since SPAC’s formation, the operations of SPAC have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, to the extent applicable, and no Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

(d) None of SPAC or, to the Knowledge of SPAC, any of its directors, officers, employees or any other Representative acting on behalf of SPAC is a Person that is, or is owned or controlled by Persons that are, currently (i) the target of economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Governmental Authority of the United States, (including those administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom (“Sanctions”), including by being listed on OFAC’s Specially Designated Nationals and Blocked Persons List, (ii) organized, resident, or located in a country, region or territory that is the subject of comprehensive territorial Sanctions (currently, Cuba, Iran, North Korea, and the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine, as this list may be amended from time to time) (each a “Sanctioned Jurisdiction”)(collectively, a “Sanctioned Person”). None of SPAC or, to the Knowledge of SPAC, any of its directors, officers, employees or any other Representative acting on behalf of SPAC is a Person with whom transactions are prohibited or restricted under the applicable laws and regulations administered by the United States and other relevant Governmental Authorities with jurisdiction over the Parties relating to the export, reexport, transfer, and import of products, software or technology (“Customs & Export Control Laws”). SPAC has not, since SPAC’s formation, directly or knowingly indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person that, at the time of such funding, is the subject of Sanctions, or in any country or territory, that, at the time of such funding, is a Sanctioned Jurisdiction or (ii) in any other manner that would reasonably be expected to result in a violation of Sanctions or Customs & Export Control Laws by any Person . Neither SPAC nor, to the Knowledge of SPAC, any of its directors, officers, or any other Representative acting on behalf of SPAC has, since SPAC’s formation, engaged in any conduct, activity, or practice in violation of any applicable Sanctions or Customs & Export Control Laws. No Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened. Neither SPAC nor, to the Knowledge of SPAC, any of its directors, officers or any other Representative acting on behalf of SPAC has, since SPAC’s formation made any voluntary disclosure with respect to an apparent violation of applicable Sanctions or has been subject to civil or criminal penalties imposed by any Governmental Authority administering Sanctions.

4.20 Insurance. Section 4.20 of the SPAC Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium, and type of policy) held by SPAC relating to SPAC or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and SPAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of SPAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by SPAC. SPAC has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to SPAC.

4.21 Information Supplied. None of the information supplied or to be supplied by SPAC or IP Sponsor or Maywood Sponsor, or their respective Affiliates and Representatives expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to SPAC Shareholders and prospective investors (including any actual or prospective PIPE Investors) with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.22 Trust Account. As of the date hereof, SPAC had an amount of assets in the Trust Account of not less than $87,600,000. The funds held in the Trust Account are invested in U.S. government securities with a maturity of 185 days or less or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a valid and binding obligation of SPAC and the Trustee, enforceable in accordance with its terms. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or, to the Knowledge of SPAC, the Trustee. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented, or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or, to the Knowledge of SPAC, that would entitle any Person (other than (a) in respect of deferred underwriting commissions set forth in Section 4.22 of the SPAC Disclosure Schedules or Taxes, (b) SPAC Shareholders prior to the First Merger Effective Time who shall have elected to redeem their SPAC Shares pursuant to the SPAC’s Organizational Documents or in connection with an amendment thereof to extend SPAC’s deadline to consummate a Business Combination or (c) if SPAC fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation and dissolution, and then SPAC Shareholders) to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account have been released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem SPAC Shares pursuant to the SPAC’s Organizational Documents, or in connection with an amendment thereof to extend SPAC’s deadline to consummate a Business Combination. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. As of the date hereof, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the First Merger Effective Time. SPAC has made available to the Company true and complete copies of all Contracts, including engagement letters, with any Person that was, or is, entitled to any underwriting commission (including deferred underwriting commission) in respect of the IPO, including any amendments or other modifications thereto.

4.23 SPAC Acknowledgment. SPAC acknowledges and agrees that the representations and warranties expressly set forth in (i) Articles VI and VII (as qualified by the Company Disclosure Schedules) and (ii) the certificate delivered pursuant to Section 10.3(c) constitute the sole and exclusive representations and warranties of PubCo and the Company, respectively, to SPAC in connection with or relating to PubCo, the Target Companies, this Agreement, any Ancillary Document or the Transactions, and no other representations or warranties, oral or written, have been given by or on behalf of any of PubCo or the Target Companies. Except for the representations and warranties expressly set forth in Articles VI and VII (as qualified by the Company Disclosure Schedules) or the certificate delivered pursuant to Section 10.3(c) or in any Ancillary Document, SPAC (A) acknowledges that it is transacting with PubCo and the Company on an “as is” condition and on a “where is” basis and (B) disclaims reliance on, and confirms and acknowledges that it has not relied on and should not rely on and will not rely on, any other representations or warranties, either express or implied, at law or in equity, including representations of merchantability, suitability or fitness for any particular purpose, or other statements, whether written or oral, made by or on behalf of any person (including PubCo, the Target Companies or any Affiliate or Representative of the Company) in respect of the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of PubCo, the Target Companies, including with respect to the accuracy or completeness of any confidential information memoranda, documents, projections or other prediction or forward-looking statements, material, or other information (financial or otherwise) regarding PubCo or the Target Companies furnished to SPAC or any of its Representatives in any “data rooms”, “virtual data rooms”, management presentations, or in any other form or in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever or on any person providing or not providing any information not specifically required to be provided or disclosed pursuant to the specific representations and warranties in Articles VI, VII and VIII or in the certificate delivered pursuant to Section 10.3(c) or any Ancillary Document.

4.24 Fairness Opinion. The board of directors of SPAC has received the opinion of Newbridge Securities Corporation, dated as of the date of this Agreement, that, as of such date and subject to certain assumptions, limitations, qualifications, and other matters set forth therein, that the SPAC Per Share Merger Consideration to be issued is fair from a financial point of view to the SPAC’s public shareholders.

Article V
REPRESENTATIONS AND WARRANTIES OF MERGER SUB

Merger Sub represents and warrants to PubCo and the Company, as of the date hereof and as of the Closing, as follows:

5.1 Organization and Standing. Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, in each case, except where the failure to be in good standing or to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Merger Sub. Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Merger Sub. Merger Sub has made available to PubCo and the Company accurate and complete copies of its Organizational Documents, as currently in effect. Merger Sub is not in violation of any provision of its Organizational Documents in any material respect.

5.2 Authorization; Binding Agreement. Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which it is or is required to be a party and the consummation of the Transactions have been duly and validly authorized by the board of directors and shareholder of Merger Sub and no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement, on the part of Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is or is required to be a party, to perform its obligations hereunder or thereunder or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by Merger Sub and, assuming the due authorization, execution, and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

5.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by Merger Sub of this Agreement and each Ancillary Document to which it is or is required to be a party, or the consummation by Merger Sub of the Transactions, other than (a) such filings as are expressly contemplated by this Agreement, (b) any filings required with the Registrar of Companies in the Cayman Islands, Nasdaq or the SEC with respect to the Transactions, (c) any the applicable requirements of any Antitrust Laws and the expiration or termination of the required waiting periods, or the receipt of other Consents, thereunder, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder and (e) where the failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Merger Sub.

5.4 Non-Contravention. The execution and delivery by Merger Sub of this Agreement and each Ancillary Document to which it is or is required to be a party, the consummation by Merger Sub of the Transactions, and compliance by Merger Sub with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Merger Sub’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.3 hereof, and any condition precedent to such Consent having been satisfied, conflict with or violate any Law, Order or Consent applicable to Merger Sub or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Merger Sub under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of Merger Sub, except for any deviations from any of the foregoing clauses (b) or (c) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Merger Sub.

5.5 Capitalization. As of the date hereof and as of immediately prior to the Closing, Merger Sub is authorized to issue 50,000 ordinary shares. As of the date hereof through immediately prior to the First Merger Effective Time, Merger Sub has one ordinary share issued and outstanding, which is owned by SPAC. Prior to giving effect to the Second Merger, Merger Sub does not have any Subsidiaries or own any equity interests in any other Person.

5.6 Merger Sub Activities. Since its incorporation through immediately prior to the Second Merger Effective Time, Merger Sub (a) has not engaged in any business activities other than as contemplated by this Agreement, (b) has not owned directly or indirectly any ownership, equity, profits or voting interest in any Person, (c) other than fees in respect of its incorporation, has not had any Liabilities, (d) other than any de minimis amounts received from SPAC in exchange for the one ordinary share issued thereto, has not had any assets, and (e) other than its Organizational Documents and this Agreement, has not been party to or bound by any Contract.

5.7 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Merger Sub or any of its respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of Merger Sub.

5.8 Investment Company Act. Merger Sub is not an “investment company” or, a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

5.9 Information Supplied. None of the information supplied or to be supplied by Merger Sub expressly for inclusion or incorporation by reference: (a) in any current report on Form 6-K or Form 8-K or report on Form 20-F, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to SPAC Shareholders and prospective investors (including any actual or prospective PIPE Investors) with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Merger Sub does not make any representation, warranty, or covenant with respect to any information supplied by or on behalf of SPAC, the Target Companies, the Company Shareholders or any of their respective Affiliates.

Article VI
REPRESENTATIONS AND WARRANTIES OF PUBCO

PubCo represents and warrants to SPAC and the Company, as of the date hereof and as of the Closing, as follows:

6.1 Organization and Standing. PubCo is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, in each case, except where the failure to be in good standing or to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on PubCo. PubCo is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on PubCo. PubCo has made available to SPAC and the Company accurate and complete copies of its Organizational Documents, as currently in effect. PubCo is not in violation of any provision of its Organizational Documents in any material respect.

6.2 Authorization; Binding Agreement. PubCo has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which it is or is required to be a party and the consummation of the Transactions have been duly and validly authorized by the board of directors and the PubCo Sole Shareholder and no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement (including the adoption of the PubCo A&R Articles), on the part of PubCo are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is or is required to be a party, to perform its obligations hereunder or thereunder or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which PubCo is a party has been or shall be when delivered, duly and validly executed and delivered by PubCo and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of PubCo, enforceable against PubCo in accordance with its terms, subject to the Enforceability Exceptions.

6.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of PubCo is required to be obtained or made in connection with the execution, delivery or performance by PubCo of this Agreement and each Ancillary Document to which it is or is required to be a party, or the consummation by PubCo of the Transactions, other than (a) such filings as are expressly contemplated by this Agreement, (b) any filings required with the Registrar of Companies in the Cayman Islands, Nasdaq or the SEC with respect to the Transactions, (c) any the applicable requirements of any Antitrust Laws and the expiration or termination of the required waiting periods, or the receipt of other Consents, thereunder, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder and (e) where the failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on PubCo.

6.4 Non-Contravention. The execution and delivery by PubCo of this Agreement and each Ancillary Document to which it is or is required to be a party, the consummation by PubCo of the Transactions, and compliance by PubCo with any of the provisions hereof and thereof, will not (a) subject to the adoption of the PubCo A&R Articles, conflict with or violate any provision of PubCo’ Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.3 hereof, and any condition precedent to such Consent having been satisfied, conflict with or violate any Law, Order or Consent applicable to PubCo or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by PubCo under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of PubCo under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of PubCo, except for any deviations from any of the foregoing clauses (b) or (c) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on PubCo.

6.5 Capitalization. As of the date hereof and as of immediately prior to the Closing, PubCo is authorized to issue 50,000,000 PubCo Ordinary Shares. As of the date hereof through immediately prior to the First Merger Effective Time, PubCo has one PubCo Ordinary Share issued and outstanding, which is owned by the PubCo Sole Shareholder. Prior to giving effect to the First Merger, PubCo does not have any Subsidiaries or own any equity interests in any other Person.

6.6 PubCo Activities. Since its incorporation through immediately prior to the First Merger Effective Time, PubCo (a) has not engaged in any business activities other than as contemplated by this Agreement, (b) has not owned directly or indirectly any ownership, equity, profits or voting interest in any Person, (c) other than fees in respect of its incorporation, has not had any Liabilities, (d) other than any de minimis amounts received from the PubCo Sole Shareholder in exchange for the one PubCo Ordinary Share issued thereto, has not had any assets, (e) has not had any Tax attributes, including those specified in Section 381(c) of the Code, and (f) other than its Organizational Documents and this Agreement, has not been party to or bound by any Contract.

6.7 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from PubCo or any of its respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of PubCo.

6.8 Investment Company Act. PubCo is not an “investment company” or, a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

6.9 Information Supplied. None of the information supplied or to be supplied by PubCo expressly for inclusion or incorporation by reference: (a) in any current report on Form 6-K or Form 8-K or report on Form 20-F, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to SPAC Shareholders and prospective investors (including any actual or prospective PIPE Investors) with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, PubCo does not make any representation, warranty, or covenant with respect to any information supplied by or on behalf of SPAC, the Target Companies, the Company Shareholders or any of their respective Affiliates.

6.10 U.S. Tax Classification. PubCo is, and has been since the date of its incorporation, treated as a corporation for U.S. federal income tax purposes. PubCo has not made any election under Treasury Regulations Section 301.7701-3. PubCo (i) is not, nor has it ever been, treated as a “domestic corporation” (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes, (ii) is not, nor has ever been, a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, and (iii) is not, nor has it ever been, treated as a “domestic corporation” under Section 7874(b) of the Code.

6.11 Tax Residency. PubCo is not, and has never been, treated as a Tax resident in a country other than the country of its incorporation.

Article VII
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to SPAC on the date hereof (the “Company Disclosure Schedules”), the Company hereby represents and warrants to SPAC as of the date hereof and as of the Closing, as follows:

7.1 Organization and Standing.

(a) The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, in each case, except where the failure to be in good standing or to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) Each Target Company (other than the Company) is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company (other than the Company) is qualified or licensed and in good standing (to the extent such concept exists) to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(c) The Company has made available to SPAC accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

7.2 Authorization; Binding Agreement. The Company and each other Target Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s or such other Target Company’s obligations hereunder and thereunder, and to consummate the Transactions, subject to obtaining Company Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company or any other Target Company is or is required to be a party and the consummation of the Transactions (a) have been duly and validly authorized by the Company Board and the board of directors of such other Target Company (to the extent required) in accordance with the Company’s or such other Target Company’s Organizational Documents and any applicable Law and (b) other than the Company Shareholder Approval, no other corporate proceedings on the part of the Company or such other Target Company is necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is or is required to be a party or to consummate the Transactions. The Company Board, at a duly called and held meeting or in writing as permitted by the Organizational Documents of the Company, has unanimously (i) determined that this Agreement, the Ancillary Documents to which it is or is required to be a party and the Transactions, including the Mergers, are advisable, fair to and in the best interests of the holders of Company Shares, (ii) approved this Agreement and the Ancillary Documents to which it is or is required to be a party, the Mergers and the other Transactions, (iii) issued the Company Board Recommendation and (iv) directed that this Agreement, the Ancillary Documents to which it is or is required to be a party and the Company Shareholder Matters be submitted to Company Shareholders for their approval. This Agreement has been, and each Ancillary Document to which the Company or any other Target Company is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by the Company or such other Target Company, as applicable, and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, in each case, enforceable against the Company and such other Target Companies in accordance with its terms, subject to the Enforceability Exceptions.

7.3 Capitalization.

(a) As of the date of this Agreement, the issued share capital of the Company consists of 50,000 Company Ordinary Shares (which, for the avoidance of doubt, does not include any Company Securities to be issued in connection with the Pre-Funded PIPE Investment).

(b) On the date of this Agreement, the Company Shareholders listed on Section 7.3(b) of the Company Disclosure Schedules are the legal and beneficial owners of all of the Company Ordinary Shares, with each such Company Shareholder owning the Company Ordinary Shares set forth opposite the name of such Company Shareholder in the corresponding column of Section 7.3(b) of the Company Disclosure Schedules. The Company Ordinary Shares are owned by each such Company Shareholder free from any Liens other than those imposed under the Company’s Organizational Documents, which can be removed by the Company without penalty or applicable securities Laws.

(c) All of the issued Company Shares have been duly authorized and are fully paid and not in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the Cayman Companies Law, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound.

(d) Except as listed on Section 7.3(d) of the Company Disclosure Schedules, as of the date of this Agreement, no Target Company currently has any stock option or other equity incentive plans. As of the date of this Agreement, other than the securities contemplated in connection with the Pre-Funded PIPE Investment or the PIPE Investment, there are no Company Convertible Securities or pre-emptive rights or rights of first refusal or first offer, except for those rights as provided in the Company’s Organizational Documents which have been disapplied and waived by the Company Shareholders, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or any of the Company Shareholders or any of their respective Affiliates are a party or bound relating to any equity securities of the Company, whether or not outstanding, other than the Company’s Organizational Documents. As of the date of this Agreement, other than the Pre-Funded PIPE Subscription Agreement, there are no outstanding or authorized equity appreciation, phantom equity, or similar rights with respect to the Company and there are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings with respect to the voting or transfer of any of Company Ordinary Shares other than the Company’s Organizational Documents. As of the date of this Agreement, other than the Pre-Funded PIPE Investment or as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. As of the date of this Agreement, all of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable Laws. As a result of the consummation of the Transactions, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options, or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(e) Except as listed on Section 7.3(e) of the Company Disclosure Schedules, since January 1, 2022, (i) no Target Company has declared or paid any distribution or dividend in respect of its respective equity interests, (ii) no Target Company has repurchased, redeemed, or otherwise acquired any equity interests of such Target Company, and (iii) neither the Company Board nor the board of directors (or its equivalent governing body) of another Target Company has authorized any of the foregoing.

7.4 Company Subsidiaries. Section 7.4 of the Company Disclosure Schedules sets forth the name of each Company Subsidiary, and with respect to each Company Subsidiary on the date of this Agreement (a) its jurisdiction of organization, (b) the class(es) of its authorized shares or other equity interests (if applicable), and (c) the ownership percentage of issued and outstanding shares or other equity interests by the record holders thereof. The foregoing represents all of the issued and outstanding equity interests of the Target Companies as of the date of this Agreement. All of the outstanding equity securities of each Company Subsidiary are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable Laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Company Subsidiary’s Organizational Documents or applicable Laws), except where the failure to be would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole. As of the date of this Agreement, there are no Contracts to which the Company or any of the Company Subsidiaries is a party or bound with respect to the voting (including voting trusts or proxies) or transfer of the equity interests of any Company Subsidiary other than the Organizational Documents of any such Company Subsidiary. As of the date of this Agreement, there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities, or commitments to which any Company Subsidiary is a party, or which are binding upon any Company Subsidiary providing for the issuance or redemption of any equity interests of any Company Subsidiary. As of the date of this Agreement, there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Company Subsidiary. No Company Subsidiary has any limitation, whether by Contract, Order, or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. As of the date of this Agreement, other than the Company Subsidiaries, no Target Company has any Subsidiaries. Except for the equity interests of the Company Subsidiaries listed on Section 7.4 of the Company Disclosure Schedules, as of the date of this Agreement: (i) no Target Company owns or has any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person, (ii) no Target Company is a participant in any joint venture, partnership or similar arrangement and (iii) there are no outstanding contractual obligations of a Target Company to provide funds to or make any loan or capital contribution to any other Person.

7.5 Governmental Approvals. No Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company or any Target Company of this Agreement or any Ancillary Documents to which the Company or any Target Company is or required to be a party or otherwise bound, or the consummation by the Company or the Target Companies of the Transactions other than (a) any filings required with Nasdaq or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder, (c) applicable requirements of any Antitrust Laws and the expiration or termination of the required waiting periods, or the receipt of other Consents, thereunder, and (d) where the failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

7.6 Non-Contravention. The execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party, and the consummation by any Target Company of the Transactions and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of such Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 7.5 hereof and any condition precedent to such Consent having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make or increase payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of such Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

7.7 Financial Statements.

(a) The Company has made available to SPAC true, correct, and complete copies of (i) the unaudited consolidated financial statement of financial position of the Company and its Subsidiaries, and the related audited consolidated statements of comprehensive income, changes in equity and cash flows of the Company and its wholly-owned Subsidiaries as of and for the year ended December 31, 2023 and December 31, 2024 (the “Unaudited Company Financial Statements”), and (ii) the unaudited balance sheets of GOWell Singapore and its Subsidiaries, and the related unaudited consolidated income statement and cash flow statement of GOWell Singapore and its Subsidiaries as of and for the six-month period ended June 30, 2025 (the “Interim Unaudited Company Financial Statements” and, collectively with the Unaudited Company Financial Statements, the “Company Financial Statements”).

(b) The Company Financial Statements (i) fairly present in all material respects the consolidated financial position of the applicable Target Companies, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in shareholders’ equity and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with IFRS applied on a consistent basis during the periods involved, except as may be indicated in the notes thereto and with respect to the Interim Unaudited Company Financial Statements, subject to the absence of footnotes and normal year-end adjustments (none of which would be material, individually or in the aggregate), and (iii) were prepared from, and are in accordance with, in all material respects, the books and records of the applicable Target Companies. The PCAOB Financial Statements, when delivered after the date hereof by the Company for inclusion in the Registration Statement and the Proxy Statement for filing with the SEC following the date of this Agreement in accordance with Section 8.6(a), will have been audited in accordance with the standards of the Public Company Accounting Oversight Board and will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant in effect as of the respective dates thereof.

(c) The Company has not identified, and has not received from any independent auditor of the Company any written notification of, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Target Companies, (ii) any fraud, whether or not material, that involves the management or other employees of the Target Companies who have a role in the preparation of financial statements or the internal accounting controls utilized by the Target Companies or (iii) any written claim or allegation regarding any of the foregoing.

(d) There are no outstanding loans or other extensions of credit made by the Target Companies to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Target Companies.

(e) As of the date hereof, the Target Companies do not have any Indebtedness.

(f) Except for those that will be reflected or reserved on or provided for in the statement of financial position of the Target Companies contained in the Company Financial Statements, no Target Company has any Liabilities of a nature required to be disclosed on a balance sheet in accordance with IFRS, except for (i) those that were incurred after June 30, 2025, in the ordinary course of business, none of which are material, individually or in the aggregate, (ii) obligations for future performance under any contract to which any Target Company is a party, or (iii) Liabilities incurred for transaction expenses in connection with this Agreement, any Ancillary Document or the Transactions.

7.8 Absence of Certain Changes. Except for actions expressly contemplated by this Agreement, Ancillary Documents, and the Transactions, since December 31, 2024, (a) the Target Companies have conducted their business only in the ordinary course of business, (b) there has not been a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 8.2(b) (without giving effect to Section 8.2(b) of the Company Disclosure Schedules) if such action were taken on or after the date hereof without the consent of SPAC.

7.9 Compliance with Laws. (a) Each Target Company is and, since January 1, 2022, has been, in compliance in all material respects with, and not in conflict, default, or violation in each case in any material respect of, any applicable Laws and (b) no Target Company has received, since January 1, 2022, any written or, to the Knowledge of the Company, oral notice of any material conflict or material non-compliance with, or material default or material violation of, any applicable Laws by which it is or was bound.

7.10 Company Permits. The applicable Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”), except where the failure to obtain or maintain the same, individually or in the aggregate, has not had and would not reasonably be expected to be material to the Target Companies, taken as a whole or otherwise limit the ability of any Target Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. As of the date of this Agreement, each material Company Permit is in full force and effect, and (a) no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened, (b) no Target Company is in violation in any material respect of the terms of any material Company Permit and (c) since January 1, 2022, no Target Company has received any written, or to the Knowledge of the Company, oral notice of any Actions relating to the revocation or material modification of any Company Permit.

7.11 Litigation. As of the date of this Agreement, there is no (a) material Action of any nature currently pending or, to the Company’s Knowledge, threatened (and no such Action has been brought or, to the Knowledge of the Company, threatened in the past three (3) years) or (b) material Order now pending or outstanding or that was rendered by a Governmental Authority in the past three (3) years in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders in their capacity as such, its business, equity securities or assets. As of the date of this Agreement, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud as it relates to the business of any Target Company, except in each case where the charge, indictment arrest or conviction, individually or in the aggregate, has not had and would not reasonably be expected to be material to the Target Companies, taken as a whole, or otherwise limit the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or is required to be a party or otherwise bound.

7.12 Material Contracts.

(a) Section 7.12(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of, and the Company has made available to SPAC (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets, are bound (each Contract required to be set forth on Section 7.12(a) of the Company Disclosure Schedules, a “Company Material Contract”) that:

(i) contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or first offer or most-favored pricing clauses (in each case other than pursuant to confidentiality arrangements entered into in the ordinary course of business) or (B) to purchase or acquire an interest in any other Person;

(ii) relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement;

(iii) evidences Indebtedness of the type referred to in clauses (a) through (e) of the definition thereof of any Target Company having an outstanding principal amount in excess of $500,000;

(iv)   involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices other than those entered into in the ordinary course of business of the Target Companies on behalf of a customers or any ordinary course transactions that are settled on a daily basis;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or shares or other equity interests of any Target Company or another Person in each case with an aggregate value in excess of $1,000,000;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or set of related Contracts of at least $3,000,000 per year or $5,000,000 over the life of such Contracts (excluding any Company Benefit Plans);

(viii) pursuant to which any Target Company has been granted from a third party any exclusive or otherwise material license, right, immunity or authorization to use or otherwise exploit any material Intellectual Property, excluding (A) Incidental Licenses, and (B) licenses for “shrink wrap”, “click wrap”, and “off the shelf” software, and (C) licenses for uncustomized software that is commercially available to the public generally on standard terms with one-time or annual license, maintenance, support and other fees of less than $100,000;

(ix) pursuant to which any Target Company has (A) acquired from any third party any ownership right to any material Intellectual Property, excluding Contributor Agreements in substantially the same form made available to SPAC without any material deviations or exclusions or (B) transferred to any third party any ownership right to any material Intellectual Property;

(x) pursuant to which any Target Company (A) has granted to any third party any exclusive or otherwise material license, right, immunity or authorization to use or otherwise exploit any Company Owned IP, excluding Incidental Licenses or (B) is restricted from using any Company Owned IP;

(xi) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $300,000 other than indemnities or warranties provided in the ordinary course in connection with sales of the Company’s products;

(xii) each employment, severance, retention, change in control or other Contract (excluding customary form offer letters and other standard form agreements entered into in the ordinary course of business) with any employee or other individual independent contractor of the Company or any Target Company who receives annual base cash salary of $200,000 or more;

(xiii) is a labor agreement, collective bargaining agreement, or other labor-related agreement or arrangement with any labor union, labor organization, works council or other employee-representative body;

(xiv) other than under its Organizational Documents, is between any (A) Target Company and (B) any Company Shareholder or any directors, officers or employees of a Target Company (other than any agreement described in Section 7.12(a)(xii) or any other at-will employment, assignment of Intellectual Property or confidentiality arrangements entered into in the ordinary course of business) or any of their respective Affiliates or other Related Person, including all indemnification agreements;

(xv) obligates the Target Companies to make any capital commitment or expenditure in excess of $1,000,000 (including pursuant to any joint venture);

(xvi) relates to a settlement of any Action requiring payments in excess of $200,000 or under which any Target Company has outstanding obligations (other than customary confidentiality or non-disparagement obligations);

(xvii) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xviii) is with a Material Customer or Material Supplier; or

(xix) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form F-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b) Except where the failure, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions), (ii) the consummation of the Transactions will not affect the validity or enforceability of any Company Material Contract, (iii) no Target Company is in breach or default, and to the Company’s Knowledge, no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract, (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract, (v) no Target Company has received or served written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Target Companies and (vi) no Target Company has waived any rights under any such Company Material Contract.

7.13 Intellectual Property.

(a) Section 7.13(a) of the Company Disclosure Schedules sets forth a true, complete and accurate list of all (i) registered, issued, and applied-for Intellectual Property owned by a Target Company (“Company Registered IP”) and (ii) material unregistered Company Software and material unregistered Trademarks, in each case, that are Company Owned IP, specifying as to each item, as applicable: (A) its title; (B) its owner; (C) the jurisdictions in which the item is issued, registered or applied-for; (D) the issuance, registration or application numbers and dates of registration, issuance or application; and (E) for Internet domain-name registrations, the domain name, expiry date and registrar. All Company Registered IP is subsisting and all registered or issued Company Registered IP is valid and to the Knowledge of the Company enforceable except where the failure to be would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole. No Target Company is subject to any outstanding Order that would restrict its use or ownership of any Intellectual Property or would impair the validity or enforceability of any Company Owned IP, and no Action is pending or, to the Knowledge of the Company, threatened, against a Target Company that challenges the validity, enforceability or ownership of any Company Registered IP.

(b) At least one of the Target Companies (i) possesses and exclusively owns all right, title and interest in and to all material Company Owned IP, free and clear of all Liens (other than Permitted Liens) and (ii) has the right to use all other Intellectual Property and IT Systems that are material to or necessary for the conduct of the business of the Target Companies as currently conducted. The execution, performance and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party, the consummation by any Target Company of the Transactions, and the compliance by any Target Company with any of the provisions hereof and thereof, will not require any consent, notification, waiver, or payment or grant of additional amounts or consideration nor result in the material loss, termination, grant, assignment or transfer or impairment of any rights of the Target Companies in any Intellectual Property or IT Systems.

(c) (i) No Target Company nor the conduct or operation of its business (including its products and services) is currently Infringing, or has, in the past three (3) years, Infringed any Intellectual Property of any other Person in any material respect. (ii) To the Knowledge of the Company, no third party is Infringing or has Infringed any Company Owned IP. Since January 1, 2020, no Target Company has received any written or, to the Knowledge of the Company, oral, notice or claim (including any invitation to license), asserting that any Target Company has Infringed the Intellectual Property of any other Person.

(d) All Contributors who have contributed to the development of material Intellectual Property for any Target Company have executed a Contributor Agreement in substantially the same form made available to SPAC without any material deviations or exclusions. To the Knowledge of the Company, no Contributor has claimed any ownership interest in any material Intellectual Property purported to be owned by a Target Company. Each Target Company has taken commercially reasonable measures to protect and maintain the confidentiality of all Trade Secrets included in the Company Owned IP. No such Trade Secret has been disclosed (or authorized or threatened to be disclosed) to any Person (including any past or present employee, officer, advisor, consultant, independent contractor or other third party) other than pursuant to the terms of a valid, written confidentiality agreement with such Person that is sufficient to protect the confidentiality thereof and is in full force and effect, not breached, and legally enforceable by a Target Company. No Governmental Authority or educational or research institution owns or otherwise holds, or has the right to obtain, any rights to any material Company Owned IP.

(e) (i) The Target Companies are in compliance in all material respects with all licenses of Open Source Materials; (ii) no source code for any Company Software is subject to any Copyleft Terms; and (iii) no third Person has been granted access to, or has an actual or contingent right to access or possess, a copy in any form of any source code of any Company Software (including pursuant to escrow or similar Contracts or arrangements). None of the source code for any material Company Software has been disclosed or is or would be under any circumstances or conditions required to be disclosed (including under any escrow or similar arrangement) to any third Person. No Target Company (nor any third Person on behalf any Target Company) owns or uses any artificial intelligence or machine learning technologies that are material to its business.

(f) The IT Systems (i) operate in all material respects in accordance with their documentation and functional specifications and have not malfunctioned or failed in the last two (2) years in a manner that has had a material impact on the operations of any Target Company, and (ii) are sufficient in all material respects to permit the Target Companies to conduct their business as currently conducted. The Company has taken commercially reasonable actions designed to protect the confidentiality, integrity and security of the IT Systems against unauthorized use, access, interruption, modification and corruption. Since January 1, 2023, to the Knowledge of the Company, there has been no material unauthorized access to the IT Systems that has resulted in any material unauthorized use, access, misappropriation, deletion, corruption, or encryption of any material information or data stored therein. The Company has implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the IT Systems, except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole.

7.14 Taxes and Returns.

(a) Each Target Company has timely filed, or caused to be timely filed, all income and other material Tax Returns required by applicable Tax Law to be filed by it, which such Tax Returns are true, accurate, correct, and complete in all material respects and accurately reflect all liability for Taxes of such Target Company for the periods covered thereby. Each Target Company has timely paid, or caused to be timely paid, all income and other material Taxes required by applicable Tax Law to be paid by it, other than such Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company Financial Statements in accordance with IFRS.

(b) Each Target Company has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of Taxes, and all material amounts of Taxes required by applicable Tax Laws to be withheld by a Target Company have been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other Person.

(c) There are no material claims, assessments, audits, examinations, investigations or other Actions pending, in progress or threatened in writing against any Target Company, in respect of Taxes, and no Target Company has been notified in writing of any proposed Tax claims or assessments against any Target Company by a Governmental Authority.

(d) There are no material Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens. No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding written requests by any Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes (other than customary extensions requested in the ordinary course of business). No written claim has been made by any Governmental Authority with respect to a jurisdiction in which a Target Company does not file a Tax Return that such Target Company is or may be subject to Tax in that jurisdiction that would be the subject of or covered by such Tax Return, which claim remains outstanding.

(e) No Target Company has a permanent establishment, branch or representative office in any country other than the country of its organization, and no Target Company is or has been treated for any Tax purpose as a resident in a country other than the country of its incorporation or formation, as applicable.

(f) No Target Company is or has ever been a member of any consolidated, combined, unitary or affiliated group for any Tax purposes (other than a group the common parent of which is or was the Company or of which the Target Companies were or are the only members). No Target Company has any Liability for the Taxes of another Person (other than a Target Company) under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), as a transferee or successor, or by Contract (other than Liabilities for Taxes pursuant to customary commercial Contracts not primarily related to Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract with respect to Taxes (other than customary commercial Contracts not primarily related to Taxes).

(g) No Target Company is the subject of any private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to Taxes, nor is there any written request by a Target Company outstanding for any such ruling, memorandum or agreement.

(h) Each Target Company has complied in all material respects with all applicable requirements concerning Value Added Tax, as applicable.

(i) No Target Company incorporated or organized in a jurisdiction outside of the United States (i) is, or has ever been, treated as a “domestic corporation” (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes, (ii) is, or has ever been, treated as a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or (iii) is, or has ever been, treated as a “domestic corporation” under Section 7874(b) of the Code.

(j) GOWell International is the only Target Company that is incorporated or organized in the United States. GOWell International is not, and has never been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(k) No Target Company has distributed stock of another Person, or has had its shares distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l) No Target Company has been a party to a transaction that is a “listed transaction” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2) (or any analogous or similar provision under any U.S. state or local or foreign Tax Law addressing tax avoidance transactions).

(m) No Target Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of any (i) installment sale or open transaction disposition made by any Target Company prior to the Closing, (ii) change in any method of accounting of any Target Company for any taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing or use of an improper method of accounting on or prior to the Closing Date, (iii) any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Tax Law) executed by any Target Company prior to the Closing, or (iv) any prepaid amount or deferred revenue received or accrued prior to the Closing.

(n) No Target Company has taken, or agreed to take, any action that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for the Intended Tax Treatment. To the Knowledge of each Target Company, there are no facts or circumstances that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for the Intended Tax Treatment.

(o) Neither the execution, nor the performance of any obligations under this Agreement, nor completion of this Agreement, will result in a charge to Tax to arise on a Target Company or in any claw back of any Tax relief previously given to a Target Company.

(p) Each Target Company is and has been in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Target Company (as required under Section 482 of the Code and any other applicable U.S. federal, state or local or non-U.S. Laws).

(q) Each of the Company and GOWell International is and has been since the date of its formation or incorporation, as applicable, treated as a corporation of U.S. federal income tax purposes.

7.15 Real Property. Section 7.15 of the Company Disclosure Schedules contains a complete and accurate list of all premises currently leased or subleased by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto as of the date of this Agreement, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”). The Company has provided to SPAC a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

7.16 Personal Property. All items of Personal Property with a book value or fair market value of greater than $100,000 are in good operating condition and repair in all material respects (reasonable wear and tear excepted consistent with the age of such items) and are suitable for their intended use in the business of the Target Companies. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, and with respect to assets owned by Target Companies, free and clear of all Liens other than Permitted Liens.

7.17 Employee Matters.

(a) (i) As of the date of this Agreement, no Target Company is a party to, or bound by, any labor agreement, collective bargaining agreement or other labor-related Contract, agreement or arrangement with any labor union, labor organization, works council, group of employees or other representative of any of the employees of any Target Company (a “Company Collective Bargaining Agreement”) and (ii) no employees of any Target Company are represented by any labor union, labor organization or works council with respect to their employment with any Target Company.

(b) The Company has no Knowledge of (i) any activities or proceedings of any labor union or other party to organize or represent any employees of any Target Company and (ii) any pending or threatened demand by any labor union, labor organization, works council, or group of employees of any Target Company for recognition or certification as a representative of employees of any Target Company in such capacities. Since January 1, 2022, there has not occurred or, to the Knowledge of the Company, been threatened any material strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any employees of any Target Company in connection with the business of any Target Company.

(c) No Target Company has any legal or contractual obligation to provide notice to, or to enter into any consultation procedure with, any labor union, labor organization or works council, which is representing any employee of any Target Company, in connection with the consummation of the Transactions.

(d) Except as would not reasonably be expected to be material to any Target Company, to the Knowledge of the Company, each Target Company is and, since January 1, 2022, has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to classification, discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company. There are no material Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law.

(e) No Target Company is party to a settlement agreement with a current or former officer of any Target Company that involves allegations relating to sexual harassment. To the Knowledge of the Company, since January 1, 2022, no written allegations of sexual harassment or other discrimination have been made against any officer of a Target Company.

(f) To the Knowledge of the Company, no employee of any Target Company is in any material respect in violation of any term of any employment agreement, non-disclosure agreement, non-competition agreement, restrictive covenant or other similar obligation: (i) to any Target Company or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by any Target Company or (B) to the knowledge or use of trade secrets or proprietary information.

(g) As of the date hereof, no current executive officer of the Company or a Target Company has, to the Knowledge of the Company, provided the Company or any Target Company written notice of his or her plan to terminate his or her employment with the Company or any Target Company.

(h) Since January 1, 2022, except as would not reasonably be expected to be material to any Target Company, the Target Companies have not engaged in any layoffs, furloughs, or group employment terminations (excluding terminations for cause), whether temporary or permanent.

7.18 Benefit Plans.

(a) Set forth on Section 7.18(a) of the Company Disclosure Schedules is an accurate and complete list, as of the date hereof, of each material Benefit Plan of the Target Companies (each, a “Company Benefit Plan”). No Target Company maintains, sponsors, contributes to, has any obligation to contribute to, or has any Liability on account of an ERISA Affiliate under or with respect to: (1) any “multiemployer plan” as defined under Section 3(37) of ERISA, (2) any plan or arrangement subject to Code Sections 412 or 4971, ERISA Section 302 or Title IV of ERISA or similar non-U.S. Laws or (3) a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of ERISA Section 4063.

(b) With respect to each material Company Benefit Plan, the Company has made available to SPAC accurate and complete copies of the current plan documents and all material non-routine communications in the past three (3) years with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding material Liability.

(c) With respect to each material Company Benefit Plan: (i) such material Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing in all material respects with applicable regulatory authorities and Governmental Authorities, (ii) no breach of fiduciary duty that would result in material Liability to any Target Company has occurred, (iii) no Action that would result in a material Liability to the Target Companies is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all material contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to such material Company Benefit Plan have been timely made or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the applicable Target Company. All non-U.S. Company Benefit Plans that are required by the applicable Law to be funded or book-reserved are funded or book-reserved, as appropriate, in all material respects in accordance with such applicable Law. No Target Company has incurred any material obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d) Each Company Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a current favorable determination or opinion or advisory letter from the Internal Revenue Service or is the subject of a current favorable determination or opinion or advisory letter issued by the Internal Revenue Service with respect to such Company Benefit Plan, and, to the Knowledge of the Company, nothing has occurred since the date of such determination, opinion or advisory letter that would be reasonably likely to adversely affect the qualified status of any such Company Benefit Plan. Each material Company Benefit Plan intended to qualify for special tax status in a jurisdiction outside of the United States is registered as such to the extent required by applicable Law and has been documented and operated in all material respects in compliance with all requirements of such special tax status.

(e) The consummation of the Transactions will not: (i) entitle any individual to material severance pay, unemployment compensation or other material benefits or compensation whether under a Company Benefit Plan or under applicable Law or otherwise; (ii) accelerate the time of payment, vesting or funding, or increase the amount of any material compensation or benefits, in respect of, any director, employee or independent contractor of a Target Company or (iii) cause an amount to be received by any director, employee or independent contractor of a Target Company under any Company Benefit Plan or otherwise to fail to be deductible by reason of Code Section 280G or be subject to an excise Tax under Code Section 4999. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Code Sections 409A or 4999.

7.19 Environmental Matters.

(a) Each Target Company is, and since January 1, 2022 has been, in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all material Permits required under Environmental Laws for its business and operations (“Environmental Permits”) and no Action is pending or, to the Company’s Knowledge, threatened that would reasonably be expected to result in the revocation, modification, or termination of any such Environmental Permit.

(b) No Target Company is subject to, or has received written notice of an investigation that would lead to, any outstanding Order or Contract with any Governmental Authority in respect of any (i) Environmental Laws, (ii) Remedial Action or (iii) Release of a Hazardous Material, in each case, that has given rise or would reasonably be expected to give rise to any material Liability under Environmental Laws of any Target Company.

(c) No Target Company has assumed, contractually or by operation of Law, any outstanding Liabilities, or obligations under any Environmental Laws of any other Person except, in each case, for such Liabilities or obligations that would not reasonably be expected to be material to the Target Companies, taken as a whole.

(d) No Action is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging that a Target Company is in violation in any material respect of any Environmental Law or material Environmental Permit or that a Target Company has any material Liability under any Environmental Law, and to the Company’s Knowledge, no fact, circumstance or condition exists that would reasonably be expected to give rise to any such Action.

(e) (i) No Target Company has manufactured, used, treated, stored, disposed of, arranged for or permitted the transportation or disposal of, generated, handled or released any Hazardous Material, or owned, leased or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or material obligation of any Target Company under applicable Environmental Laws and (ii) to the Company’s Knowledge, no fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Liability or material obligation of any Target Company under applicable Environmental Laws.

(f)   To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, (iii) equipment containing polychlorinated biphenyls or (iv) per- and polyfluoroalkyl substances, in each case that could reasonably be expected to result in a Target Company incurring any material Liability or material obligation under applicable Environmental Laws.

(g) The Company has made available to SPAC all material environmental assessments and reports in its, or any of the Target Companies’, possession or control relating to the operations of the Target Companies, or the condition of their respective properties and assets, and their compliance with Environmental Laws and Environmental Permits.

7.20 Transactions with Related Persons. No Company Shareholder nor any officer or director of a Target Company or any of their respective Affiliates, nor any immediate family member of any of the foregoing (each of the foregoing, a “Related Person”) is presently, or since January 1, 2022, has been, a party to any transaction with a Target Company, including any Contract (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from, or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business) any Related Person or any Person in which any Related Person has a position as an officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect ownership interest (other than the ownership of securities representing no more than five percent of the outstanding voting power or economic interest of a publicly traded company), in each case, other than any Ancillary Document or any Contract pursuant to which a Company Shareholder subscribed for or purchased equity interests in the Company. Except as contemplated by or provided for in any Ancillary Document or any Contract pursuant to which a Company Shareholder subscribed for or purchased equity interests in the Company, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. Except as contemplated by or provided for in any Ancillary Document, the assets of the Target Companies do not include any material receivable or other material obligation from a Related Person, and the Liabilities of the Target Companies do not include any material payable or other material obligation or commitment to any Related Person.

7.21 Insurance.

(a) Section 7.21(a) of the Company Disclosure Schedules lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers, and employees (excluding those constituting or funding Company Benefit Plans), copies of which have been provided to SPAC. Except as would not, individually or in the aggregate, be material to the Target Companies, taken as a whole, all premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. To the Company’s Knowledge and except as would not, individually or in the aggregate, be material to the Target Companies, taken as a whole, each such insurance policy (i) is valid, binding, enforceable and in full force and effect and (ii) will continue to be valid, binding, enforceable, and in full force and effect on identical terms following the Closing (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). No Target Company has any self-insurance or co-insurance programs. Since January 1, 2022, to the Company’s Knowledge, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue a material insurance policy or non-renewal of any such policy.

(b) Since January 1, 2022, no Target Company has made any insurance claim in excess of $250,000 and each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. Since January 1, 2022, no Target Company has made any material claim against an insurance policy as to which the insurer is denying coverage.

7.22 Customers and Suppliers.

(a) Section 7.22(a) of the Company Disclosure Schedules sets forth a list of Contracts with the top five (5) customers of the Company and the other Target Companies based on revenue received by the Company or any Target Company from such customers during the calendar year 2024 (each such customer, a “Material Customer” and each such contract, a “Material Customer Agreement”). As of the date hereof, neither the Company nor any Target Company has received any written notice from any Material Customer that such Material Customer shall not continue as a customer of the Company or that such Material Customer intends to terminate or adversely modify in any material respect any existing Material Customer Agreement with the Company or the Target Companies.

(b) Section 7.22(b) of the Company Disclosure Schedules sets forth a list of the top five (5) suppliers of the Company and the other Target Companies based on expenditures made by the Company and the other Target Companies during the calendar year 2024 (each such supplier, a “Material Supplier” and each Contract pursuant to which the Company or a Target Company paid those amounts to the applicable Material Supplier, excluding any purchase orders, insertion orders or similar purchasing documents, a “Material Supplier Agreement”). As of the date hereof, neither the Company nor any other Target Company has received any written notice from any Material Supplier that such supplier shall not continue as a supplier to the Company or that such supplier intends to terminate or adversely modify in any material respect any existing Material Supplier Agreements with the Company or the other Target Companies.

7.23 Data Protection and Cybersecurity.

(a) For the purposes of this Section 7.23, the terms “personal data breach” and “processing” (and its cognates) shall have the meaning given to them under applicable Data Protection Laws.

(b) Each Target Company (i) has implemented and maintains commercially reasonable technical and organizational measures designed to protect IT Systems and Personal Data relating to the business of the Target Company against personal data breaches and cybersecurity incidents, (ii) complies in all material respects with all Data Protection Laws, internal and external Company policies, and contractual obligations to which it is bound relating to the privacy, security, processing, transfer and confidentiality of Personal Data, and (iii) has suffered no material incidents negatively affecting the confidentiality, integrity, or availability of its IT Systems, or the data thereon.

(c) Except as would not, individually or in the aggregate, be material to the Target Companies, taken as a whole, since January 1, 2022, no Target Company has (i) been subject to any actual, pending or, to the Knowledge of the Company, threatened in writing investigations, notices or requests from any Governmental Authority in relation to their data processing or cybersecurity activities, or (ii) received any actual, pending or, to the Knowledge of the Company, threatened claims from individuals alleging any breach of Data Protection Laws.

7.24 Certain Business Practices.

(a) For the past five (5) years, each Target Company has been in compliance with the FCPA and all other applicable anti-corruption and anti-bribery Laws. No Target Company is subject to any Action by any Governmental Authority involving any actual or, to the Knowledge of the Company, suspected violation of any applicable anti-corruption Law.

(b) For the past five (5) years, no Target Company nor any of its directors, officers, or, to the Knowledge of each Target Company, employees or Representatives, when acting on behalf of a Target Company, has used any funds for unlawful payments, contributions, gifts, entertainment or other unlawful expenses in violation of the FCPA or other applicable anti-corruption and anti-bribery Laws.

(c) The Target Companies maintain in effect policies and procedures reasonably designed to promote and achieve compliance by the Target Companies and their directors, officers, employees and Representatives with the FCPA and other applicable anti-corruption and anti-bribery Laws.

(d) No Target Company or any of their respective directors, officers, or employees or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently, or has been since February 12, 2019, a Sanctioned Person, or is subject to debarment or is a restricted end user under Customs & Export Control Laws which include, but are not limited to parties designated on the US Commerce Department’s Entity List and Military End Users and Military Intelligence End Users, in both cases as defined in the US Export Administration Regulations (“EAR”). No Target Company has, directly or, knowingly, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Company Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person that, at the time of such funding, is the subject of Sanctions, or in any country or territory, that, at the time of such funding, is a Sanctioned Jurisdiction or (ii) in any other manner that would reasonably be expected to result in a violation of Sanctions or Customs & Export Control Laws by any Person. No Target Company or any of their respective directors, officers employees or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company has, since February 12, 2019, engaged in (A) dealings with a Sanctioned Person or involving a Sanctioned Jurisdiction in a manner that would violate applicable Sanctions, (B) dealings that could reasonably be expected to result in the Target Company becoming a Sanctioned Person, or (C) conduct, activity, or practice that would constitute a violation or apparent violation of any applicable Sanctions or Customs & Export Control Laws. The Target Company has (1) where required by Law, secured, maintained, and maintained compliance with any obligations for all necessary permits, registrations, agreements or other authorizations, including amendments thereof pursuant to Sanctions and Customs & Export Control Laws for the operation of each Target Companies business and (2) not been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Authority or other legal proceedings with respect to any actual or alleged violations of applicable Sanctions or Customs & Export Control Laws, and has not been notified of any such pending or threatened actions. The Target Company and its directors, officers, and employees, and, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company, are, and have been since February 12, 2019, in compliance with Sanctions and Customs & Export Control Laws.

7.25 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

7.26 Finders and Brokers. Other than as set forth on Schedule 7.26 of the Company Disclosure Schedules, no broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of any Target Company.

7.27 TID U.S. Business. As of the date of this Agreement, to the Company’s Knowledge, none of the Target Companies qualifies as a “TID U.S. business” as that term is defined in 31 C.F.R. § 800.248.

7.28 Information Supplied. None of the information supplied or to be supplied by the Company in writing expressly for inclusion or incorporation by reference prior to Closing: (a) in any current report on Form 6-K or Form 8-K or report on Form 20-F, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to SPAC Shareholders and prospective investors (including any actual or prospective PIPE Investors) with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to (i) any information supplied by or on behalf of SPAC, PubCo or any of its respective Affiliates specifically for inclusion in the Registration Statement, Proxy Statement or any of the other documents identified in clauses (a) through (c) above and (ii) any forward-looking statements supplied or to be supplied by or on behalf of the Company in writing expressly for inclusion or incorporation by reference prior to Closing in the Registration Statement or the Proxy Statement.

7.29 Company Acknowledgment. The Company acknowledges and agrees that the representations and warranties expressly set forth in (i) Article IV (as qualified by the SPAC Disclosure Schedules) (ii) the certificate delivered pursuant to Section 10.2(c) and (iii) any Ancillary Document, constitute the sole and exclusive representations and warranties of SPAC, respectively, to the Company in connection with or relating to SPAC, this Agreement, any Ancillary Document or the Transactions, and no other representations or warranties, oral or written, have been given by or on behalf of SPAC. Except for the representations and warranties expressly set forth in Article IV (as qualified by the SPAC Disclosure Schedules), the certificate delivered pursuant to Section 10.2(c) or in any Ancillary Document the Company (A) acknowledges that it is transacting with SPAC and PubCo on an “as is” condition and on a “where is” basis and (B) disclaims reliance on, and confirms and acknowledges that it has not relied on and should not rely on and will not rely on, any other representations or warranties, either express or implied, at law or in equity, including representations of merchantability, suitability or fitness for any particular purpose, or other statements, whether written or oral, made by or on behalf of any person (including SPAC or any Affiliate or Representative of SPAC) in respect of the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of SPAC including with respect to the accuracy or completeness of any confidential information memoranda, documents, projections or other prediction or forward-looking statements, material, or other information (financial or otherwise) regarding SPAC furnished to the Company or any of its Representatives in any “data rooms”, “virtual data rooms”, management presentations, or in any other form or in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever or on any person providing or not providing any information not specifically required to be provided or disclosed pursuant to the specific representations and warranties in Article IV, in the certificate delivered pursuant to Section 10.2(c) or any Ancillary Document.

7.29 Dormant Entity. GOWell Oilfield de Mexico S. de R.L. is a 98% subsidiary of GOWell Oilfield Technology FZE and 2% subsidiary of GOWell International LLC and does not (a) have or hold any assets of any kind or nature, (b) have any liabilities, obligations or Indebtedness of any kind, or (c) have any operations or employees.

Article VIII
COVENANTS

8.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 11.1 or the Closing (the “Interim Period”), subject to Section 8.16, to the extent permitted by applicable Law and solely for the purpose of facilitating the consummation of the Transactions, each of the Company and PubCo shall give, and shall cause its Representatives to give, SPAC and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information as are reasonably necessary for the consummation of the Transactions (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies or PubCo, as SPAC or its Representatives may reasonably request regarding the Target Companies or PubCo and their respective businesses, assets, Liabilities, Tax affairs, financial condition, operations, management, employees and other aspects and cause each of the Representatives of the Company to reasonably cooperate with SPAC and its Representatives in their investigation; provided, however, that SPAC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies or PubCo. SPAC hereby agrees that, during the Interim Period, it shall not contact any employee (other than executive officers), customer, supplier, distributor or other material business relation of any Target Company regarding any Target Company, its business, or the Transactions without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Company shall not be required to provide access to any information (i) that is personally identifiable information of a third party which is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law, (iii) the disclosure of which would jeopardize the protection of attorney-client, attorney work product or other legal privilege or (iv) that is directly related to the negotiation and execution of the Transactions (or any transactions that are or were alternatives to the Transactions).

(b) During the Interim Period, subject to Section 8.16, to the extent permitted by applicable Law and solely for the purpose of facilitating the consummation of the Transactions, SPAC shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information as are reasonably necessary for the consummation of the Transactions (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to SPAC, as the Company or its Representatives may reasonably request regarding SPAC and its business, assets, Liabilities, Tax affairs financial condition, operations, management, employees and other aspects and cause each of the Representatives of SPAC to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC. Notwithstanding the foregoing, SPAC shall not be required to provide access to any information (i) that is personally identifiable information of a third party which is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law, (iii) the disclosure of which would jeopardize the protection of attorney-client, attorney work product or other legal privilege or (iv) that is directly related to the negotiation and execution of the Transactions (or any transactions that are or were alternatives to the Transactions).

(c) During the Interim Period, each of the Company and SPAC shall, and shall cause their respective Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the Parties mutually agree to seek in connection with the transactions contemplated by this Agreement (including, in connection with the PIPE Investment), including, (i) by providing such information and assistance as the other Party may reasonably request, (ii) granting such access to the other Party and its Representatives as may be reasonably necessary to facilitate due diligence by any investor, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other Representatives of the Company at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, SPAC or their respective Representatives.

(d) All information provided pursuant to this Section 8.1 shall be subject to the Confidentiality Agreement dated May 9, 2025 by and between Inflection Point Acquisition Corp. III, a Cayman Islands exempted company and GOWell Singapore (as amended from time to time, the “Confidentiality Agreement”).

8.2 Conduct of Business of the Company during the Interim Period.

(a) Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period and subject to Section 8.5, except as contemplated by the terms of this Agreement or any Ancillary Document, as set forth on Section 8.2(a) of the Company Disclosure Schedules, or as required by applicable Law, the Company shall use its commercially reasonable efforts to, and shall cause the other Target Companies to use their respective commercially reasonable efforts to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business or consistent with past practices and (ii) preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, preserve the possession, control and condition of their respective material assets, and preserve intact its relationships with all material customers and suppliers, in each case consistent with past practice; provided that no action or inaction by the Company with respect to matters specifically addressed by clauses 8.2(b)(i) through (xxii) below shall be deemed a breach of the foregoing unless such action or inaction would constitute a breach of such specific provision of 8.2(b)(i) through (xxii) below; provided, further, that no failure to comply with this Section 8.2(a) shall constitute a breach to the extent arising from any fact, event, occurrence, change or effect attributable to a condition that is not taken into account when determining whether a Material Adverse Effect has occurred under this Agreement.

(b) Without limiting the generality of Section 8.2(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 8.2(b) of the Company Disclosure Schedules, or as required by applicable Law, during the Interim Period and subject to Section 8.5, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed, and which shall be deemed granted if SPAC fails to respond in writing within 5 Business Days following a written request therefor), the Company shall not, and shall cause the other Target Companies not to:

(i) amend, waive or otherwise change, the Organizational Documents of any of the Company or the Target Companies;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

(iii) split, combine, recapitalize, subdivide, reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) (A) incur, create, assume or otherwise become liable for any Indebtedness of the type referred to in clause (a) of the definition thereof (directly, contingently or otherwise) in excess of $5,000,000 in the aggregate, (B) make a loan or advance to or investment in any third party in excess of $1,000,000 individually or $2,000,000 in the aggregate (other than advancement of expenses to employees in the ordinary course of business), or (C) guarantee or endorse any Indebtedness of the type referred to in clause (A) in excess of $1,000,000 individually or $2,000,000 in the aggregate, in each case, except for (x) any such transactions among Target Companies and (y) hedging or over-the-counter derivatives transactions in the ordinary course of business;

(v) except as required pursuant to any Company Benefit Plan, Company Collective Bargaining Agreement or Law or other written agreement, (A) materially increase the wages, salaries or compensation of its employees other than in the ordinary course of business (B) make or commit to make any bonus payment (whether in cash, property or securities) to any employee other than in the ordinary course of business, (Cs) grant any severance, change in control or termination or similar pay, other than in the ordinary course of business or as required by applicable Law, (D) establish any trust or take any other action to secure the payment of any compensation payable by the Company, (E) materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any material Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee other than in connection with the Transactions or, except with respect to a director, officer or manager, in the ordinary course of business, (F) hire any employee with an annual base salary greater than or equal to $300,000 or engage any person as an independent contractor with annual payments greater than or equal to $300,000, in each case other than in the ordinary course of business or (G) terminate the employment of any employee with an annual base salary greater than or equal to $300,000 or due to death or disability other than for cause or in the ordinary course of business;

(vi)   waive any restrictive covenant obligations of any employee or individual independent contractor of any Target Company;

(vii) unless required by applicable Law, a Company Benefit Plan or a Company Collective Bargaining Agreement, (A) modify, extend or enter into any Company Collective Bargaining Agreement, or (B) recognize or certify any labor union, labor organization, works council or other employee-representative body as the bargaining representative for any employees of the Target Companies;

(viii) (A) make, change or rescind any election in respect of Taxes, (B) settle any material Action in respect of Taxes, (C) make any material change to its methods of Tax accounting, (D) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension resulting from an extension to file any Tax Return obtained in the ordinary course of business), (E) enter into a Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract (other than customary commercial Contracts not primarily related to Taxes), (F) file any amended material Tax Return, (G) enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or non-U.S. Tax Law) pertaining to Taxes with any Governmental Authority, (H) change its jurisdiction of tax residence or establish a permanent establishment or other taxable presence in any jurisdiction outside its jurisdiction of incorporation or organization, as applicable, or (I) surrender or allow to expire any right to claim a refund of material Taxes;

(ix) (A) other than in the ordinary course of business or between Target Companies, (1) sell, assign, transfer or license any Company Owned IP to any Person, other than Incidental Licenses, or (2) abandon, permit to lapse, or otherwise dispose of any material Company Registered IP, or (B) disclose any material Trade Secrets owned or held by any Target Company to any Person who has not entered into a written confidentiality agreement or is not otherwise subject to enforceable confidentiality obligations;

(x) (A) other than in the ordinary course of business or between Target Companies, (1) sell, assign, grant immunity (including a covenant not to assert), transfer or license any Company Owned IP to any Person, other than Incidental Licenses, or (2) abandon, encumber, permit to lapse, or otherwise dispose of any material Company Registered IP; (B) disclose any material Trade Secrets owned or held by any Target Company to any Person who has not entered into a reasonable written confidentiality agreement or is not otherwise subject to enforceable confidentiality obligations; or (C) subject any Company Software to any Copyleft Terms;

(xi) fail to use commercially reasonable efforts to maintain its books, accounts, and records in all material respects in the ordinary course of business consistent with past practices;

(xii) enter into (A) any new line of business or (B) jurisdiction with respect to its current line of business;

(xiii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xiv) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $200,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Liabilities or obligations, unless such amount has been reserved in the Company Financial Statements, as applicable;

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any of assets of any such Person in each case, if the aggregate amount of consideration paid or transferred by the Target Companies would exceed $2,000,000 in the aggregate;

(xvi) make any capital expenditures in excess of $5,000,000 (individually for any project (or set of related projects) or $10,000,000 in the aggregate);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of the properties, assets or rights of the Target Companies, taken as a whole, other than in the ordinary course of business;

(xix) enter into any agreement, understanding or arrangement with respect to the voting or transfer of equity securities of any Target Company;

(xx) make any change in accounting methods, principles or practices, except as required by IFRS or the Company’s auditors;

(xxi) (A) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person or (B) enter into any Contract or arrangement that would have been required to be listed on Section 4.15 of the SPAC Disclosure Schedules if entered into prior to the date hereof (in the case of clauses (A) and (B), other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business); or

(xxii) authorize or agree to do any of the foregoing actions in each case, pursuant to a binding agreement, arrangement or commitment, whether oral or in writing (and for the avoidance of doubt, excluding non-binding discussions, negotiations, or exploratory activities).

8.3 Conduct of Business of SPAC during the Interim Period.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period and subject to Section 8.5, except as contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 8.3(a) of the SPAC Disclosure Schedules, or as required by applicable Law, SPAC shall use its commercially reasonable efforts to (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practices and (ii) preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, in each case consistent with past practice. Notwithstanding anything to the contrary in this Section 8.3, nothing in this Agreement shall prohibit or restrict SPAC from extending one or more times, in accordance with the SPAC Charter and the IPO Prospectus, or by amendment to the SPAC Charter, the deadline by which it must complete its Business Combination (each, an “Extension”).

(b) Without limiting the generality of Section 8.3(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 8.3(b) of the SPAC Disclosure Schedules, or as required by applicable Law, during the Interim Period and subject to Section 8.5, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall not:

(i) amend, waive or otherwise change its Organizational Documents, other than for administrative or de minimis changes;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities (including the SPAC Securities) or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its shares or other equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities (including the SPAC Securities) or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

(iii) split, combine, recapitalize, subdivide, reclassify any of its shares or other equity interests (including the SPAC Securities) or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, except for redemptions from the Trust Account that are required in accordance with the IPO Prospectus;

(iv) (A) incur, create, assume or otherwise become liable for any Indebtedness of the type referred to in clause (a) of the definition thereof (directly, contingently or otherwise), (B) make a loan or advance to or investment in any third party, or (C) guarantee or endorse any Indebtedness of the type referred to in clause (A) above of any Person, provided that this Section 8.3(b)(iv) shall not prevent SPAC from borrowing up to $2,000,000 from IP Sponsor to finance its ordinary course administrative costs and expenses and other costs, expenses and fees incurred in connection with the consummation of the Transactions, so long as any such loans are made on a non-interest bearing basis in a customary manner between IP Sponsor and SPAC;

(v) amend, waive or otherwise change the Trust Agreement in any manner;

(vi) terminate, waive or assign any material right under any material agreement (including any SPAC Material Contract) to which it is a party, or enter into any Contract that would be a SPAC Material Contract if entered into prior to the date hereof;

(vii) establish any Subsidiary or enter into any new line of business;

(viii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(ix)   waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SPAC) not in excess of $300,000 (individually or in the aggregate), unless such amount has been reserved in the SPAC Financials;

(x) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any of assets of any such Person in each case, if the aggregate amount of consideration paid or transferred by SPAC would exceed $50,000 in the aggregate;

(xi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Mergers);

(xii) enter into any agreement, understanding or arrangement with respect to the voting or transfer of its equity securities (including the SPAC Securities);

(xiii) (A) make, change or rescind any election in respect of Taxes, (B) settle any material Action in respect of Taxes, (C) make any material change to its methods of Tax accounting, (D) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension resulting from an extension to file any Tax Return obtained in the ordinary course of business), (E) enter into a Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract (other than customary commercial Contracts not primarily related to Taxes), (F) file any amended material Tax Return, (G) enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or non-U.S. Tax Law) pertaining to Taxes with any Governmental Authority, (H) change its jurisdiction of tax residence or establish a permanent establishment or other taxable presence in any jurisdiction outside its jurisdiction of incorporation or organization, as applicable, or (I) surrender or allow to expire any right to claim a refund of material Taxes;

(xiv) adopt or enter into any Benefit Plan (including granting or establishing any form of compensation or benefits to any current or former employee, officer, director or other individual service provider of SPAC);

(xv) incur any expenses other than in connection with the implementation of the Transactions;

(xvi) (A) appoint any director to the board of directors of SPAC, (B) hire any employee or engage any individual independent contractor or other individual service provider, (C) enter into or amend any Contract or transaction with any current or former employee, officer, director or other individual service provider of SPAC or (D) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than advancement of expenses, in each case, provided in the ordinary course of business); or

(xvii) authorize or agree to do any of the foregoing actions.

8.4 Conduct of Business of PubCo during the Interim Period.

(a) Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period and subject to Section 8.5, except as contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law, PubCo shall use its commercially reasonable efforts to (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practices and (ii) preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, in each case consistent with past practice.

(b) Without limiting the generality of Section 8.4(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law, during the Interim Period and subject to Section 8.5, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), PubCo shall not:

(i) amend, waive or otherwise change, its Organizational Documents, other than for administrative or de minimis changes;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

(iii) split, combine, recapitalize, subdivide, reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) (A) incur, create, assume or otherwise become liable for any Indebtedness of the type referred to in clause (a) of the definition thereof (directly, contingently or otherwise), (B) make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or (C) guarantee or endorse any Indebtedness of the type referred to in clause (A), in each case, except for any such transactions with the Target Companies;

(v) establish any Subsidiary or enter into any new line of business;

(vi) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in each case;

(vii) make any capital expenditures;

(viii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(ix) enter into any agreement, understanding or arrangement with respect to its voting or transfer of equity securities;

(x) take any action or knowingly fail to take any action that would reasonably be expected to cause any representation in Section 6.5, Section 6.6, Section 6.10 or Section 6.11 not to be true, correct and complete in all respects as of immediately prior to the First Merger Effective Time; or

(xi) authorize or agree to do any of the foregoing actions.

8.5 Interim Period Control. Nothing contained in this Agreement shall give to any Party, directly or indirectly, the right to control SPAC, PubCo, the Company or any other Target Company or their respective Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of SPAC, PubCo, the Company and each other Target Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

8.6 Preparation and Delivery of Additional Company Financial Statements.

(a) The Company shall use commercially reasonable efforts to deliver, by no later than October 31, 2025, true and complete copies of the audited consolidated balance sheets and statements of operations, comprehensive income, stockholders’ equity and cash flows of the Target Companies as of and for the years ended December 31, 2023 and December 31, 2024, each audited in accordance with the auditing standards of the PCAOB and which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (collectively, the “PCAOB Financial Statements”).

(b) The Company shall use commercially reasonable efforts to deliver, by no later than November 30, 2025, unaudited reviewed consolidated balance sheets and statements of operations, comprehensive income, stockholders’ equity and cash flows of the Target Companies as of and for the nine-month period ending September 30, 2025, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Interim Financial Statements”) and as soon as reasonably practicable, the Company shall deliver to SPAC any other audited or unaudited financial statements of the Target Companies that are required by applicable law to be included in the Registration Statement.

8.7 SPAC Public Filings. During the Interim Period, SPAC will keep current and timely file all of its public filings with the SEC (after giving effect to all applicable extension periods) and otherwise comply in all material respects with applicable securities Laws and shall use commercially reasonable efforts to ensure that SPAC remains listed as a public company on, and for the SPAC Securities to remain listed on, Nasdaq. Prior to the Closing Date, SPAC shall cooperate with the other parties and use reasonable best efforts to take such actions as are reasonably necessary or advisable to cause the SPAC Securities to be delisted from Nasdaq and deregistered under the Exchange Act with such delisting and deregistration effective as soon as practicable following the Closing.

8.8 Stock Exchange Listing. Each of SPAC, the Company and PubCo will use its commercially reasonable efforts to cause (a) PubCo’s initial listing application(s) with Nasdaq in connection with the Transactions to have been approved, (b) PubCo to satisfy all applicable initial listing requirements of Nasdaq and (c) the PubCo Ordinary Shares issuable in accordance with this Agreement to be approved for listing on Nasdaq, subject to official notice of issuance, in each case prior to the Closing Date.

8.9 Exclusivity.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal (whether written or oral), from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and the other Target Companies, a transaction (other than the transactions contemplated by this Agreement) concerning the sale (whether directly or indirectly) of (x) all or any part of the business or assets (other than the sale of goods or services in the ordinary course of business consistent with past practice or other immaterial sales of assets) of the Target Companies on a consolidated basis, (y) any of the issued and outstanding shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise, or (z) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of any of the Target Companies, and (B) with respect to SPAC, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination for SPAC.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company or SPAC, as applicable, directly or indirectly, (i) solicit, initiate or knowingly facilitate or assist the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates (or, with respect to the Company, the other Target Companies) or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement in furtherance of any Acquisition Proposal, (vi) release any third party from, or waive any provision of, any confidentiality agreement to which such Party is a party, (vii) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to consummate an Alternative Transaction or (viii) agree or otherwise commit to enter into or engage in any of the foregoing.

(c) Each Party shall notify the others as promptly as practicable (and in any event within forty-eight (48) hours) orally and in writing of the receipt by such Party or any of its Representatives of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that would reasonably be expected to result in an Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

8.10 No Trading. The Company and PubCo each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material non-public information of SPAC, will be advised) of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material non-public information about a publicly traded company. The Company and PubCo each hereby agree that, while it is in possession of such material non-public information, it shall not purchase or sell any securities of SPAC, communicate such information to any third party, take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

8.11 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging that the Consent of such third party is required in connection with the Transactions or (b) discovers any fact or circumstance that, or becomes aware of the occurrence of any event the occurrence of which, would cause or would reasonably be expected, in the good faith judgment of such Party, to be reasonably likely to cause or result in any of the conditions set forth in Article X not being satisfied or the satisfaction of those conditions being materially delayed. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. Any notice provided pursuant to this Section 8.11 shall not (x) be deemed to supplement or amend the SPAC Disclosure Schedules or the Company Disclosure Schedules, or (y) in and of itself, give rise to any right of termination or failure of a condition to Closing, unless the underlying matter would independently constitute such a breach or failure under this Agreement.

8.12 Further Assurances; Regulatory Approvals.

(a) Subject to the terms and conditions of this Agreement, the Parties shall cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement, the Ancillary Documents and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings (including any Tax filings).

(b) If any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, each of SPAC, PubCo and the Company shall use its reasonable best efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, each of SPAC, PubCo and the Company shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

8.13 Tax Matters.

(a) Tax Treatment. No Party shall, and no such Person shall cause its Affiliates to, take any action, or knowingly fail to take any action, that would reasonably be expected to prevent or impede the relevant portions of the Transactions from qualifying for the Intended Tax Treatment. Each Party hereby agrees to file, and to cause its Affiliates to file, all applicable Tax Returns on a basis consistent with the Intended Tax Treatment, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. Tax Law) or a change in applicable Law. The Parties shall reasonably cooperate with each other and their respective counsel to document and support the Tax treatment of the relevant portions of the Transactions consistent with the Intended Tax Treatment, including providing factual support letters.

(b) Notwithstanding anything to the contrary herein, if, in connection with the preparation and filing of the Registration Statement, the SEC requests or requires that a Tax opinion with respect to U.S. federal income tax consequences of the Transactions be prepared and submitted in connection therewith, and if such a Tax opinion is being provided by a Tax counsel, the Parties hereto shall, and shall cause their Affiliates to, (i) reasonably cooperate in order to facilitate the issuance of any such Tax opinion and (ii) deliver to such Tax counsel, to the extent requested by such counsel, customary Tax representation letters reasonably satisfactory to such counsel and such Party, dated and executed as of the date as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement; provided, that, notwithstanding anything to the contrary in this Agreement, (x) nothing in this Agreement shall require (1) any counsel or Tax advisor to the Company to provide an opinion with respect to any Tax matters relating to or affecting SPAC or the SPAC Shareholders or (2) any counsel or Tax advisor to SPAC, PubCo or Merger Sub to provide an opinion with respect to any Tax matters relating to or affecting the Company or the holders or beneficial owners of equity or other securities of the Company, including the Company Shareholders and (y) no Party or their counsel or Tax advisors are obligated to provide any opinion that the relevant portions of the Transactions contemplated by this Agreement otherwise qualify for the Intended Tax Treatment or any other Tax treatment (other than, to the extent required by the SEC, a customary opinion regarding the U.S. federal income tax considerations of the Transactions included in the Proxy Statement and Registration Statement as may be required to satisfy applicable rules and regulations promulgated by the SEC); provided, further, that, for the avoidance of doubt, neither this Section 8.13(b) nor any other provision in this Agreement shall require the provision of a Tax opinion by any Party’s counsel or advisors to be an express condition precedent to the Closing.

(c) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, excise, recording, registration, VAT, non-resident capital gains and other such similar Taxes, fees and costs (“Transfer Taxes”) that become payable by any of the Parties in connection with the Transactions shall constitute Company Transaction Expenses (if incurred by or on behalf of the Company or any other Target Company) or SPAC Transaction Expenses (if incurred by or on behalf of the SPAC). The Party responsible for filing any necessary Tax Returns with respect to Transfer Taxes under applicable Law shall cause such Tax Returns to be filed within the time limits required by applicable Law, and if required by applicable Law, the other Parties shall join in the execution of any such Tax Returns.

(d) Following the Closing Date, PubCo and the Company shall reasonably cooperate with the SPAC Shareholders to make available to any such SPAC Shareholder who so requests information reasonably necessary for such SPAC Shareholder (or its direct or indirect owners) to timely compute any income or gain arising (i) if applicable, as a result of the status of SPAC or PubCo as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending in, with or prior to the taxable year in which Closing occurs, including timely (A) publicly posting a PFIC Annual Information Statement to enable such SPAC Shareholder (or their direct or indirect owners) to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) providing information to enable applicable SPAC Shareholders (or their direct or indirect owners) to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(a) of the Code and the Treasury Regulations promulgated thereunder as a result of the Transactions.

(e) Any reference in this Section 8.13 to any Person shall be deemed to also include a reference to any successor of such Person.

8.14 The Registration Statement; Special Shareholder Meeting.

(a) As promptly as reasonably practicable after the date hereof, SPAC, the Company and PubCo shall jointly prepare, and PubCo shall file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the PubCo Ordinary Shares, PubCo Preferred Shares and PubCo Series A Investor Warrants to be issued in connection with the Mergers, which Registration Statement will also contain a proxy statement of SPAC (as amended or supplemented, including any prospectus contained therein, the “Proxy Statement”) for the purpose of soliciting proxies or votes from SPAC Shareholders for the matters to be acted upon at the Special Shareholder Meeting and providing SPAC Shareholders an opportunity in accordance with the SPAC Charter and the IPO Prospectus to exercise their Redemption Rights. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SPAC Shareholders to vote, at an extraordinary general meeting of SPAC Shareholders to be called and held for such purpose (including any adjournment or postponement thereof, the “Special Shareholder Meeting”), in favor of resolutions approving (i) as an ordinary resolution, the adoption and approval of this Agreement, the Mergers and the other Transactions by SPAC Shareholders in accordance with SPAC’s Organizational Documents, the Cayman Companies Law and the rules and regulations of the SEC and Nasdaq (including any items required by Laws to effect the Mergers and any other proposals as are required to implement the foregoing), (ii) as a special resolution, the entry into the First Plan of Merger, (iii) as an ordinary resolution (or if required by applicable Law or the SPAC Charter, as a special resolution) the adoption and approval of any other proposals as the SEC may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (iv) as an ordinary resolution (or if required by applicable Law or the SPAC Charter, as a special resolution) the adoption and approval of such other matters as the Company and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i) to (iv), collectively, the “Shareholder Approval Matters”) and (v) the adjournment of the Special Shareholder Meeting, if necessary or desirable in the reasonable determination of SPAC in consultation with PubCo.

(b) SPAC, acting through its board of directors (or a committee thereof), shall (i) make the SPAC Board Recommendation and include such SPAC Board Recommendation in the Proxy Statement, (ii) cause the Proxy Statement to be mailed to SPAC Shareholders in accordance with SPAC’s Organizational Documents as promptly as practicable following the date upon which the Registration Statement is declared effective under the Securities Act (the “Registration Statement Effective Date”) and (iii) use its commercially reasonable efforts to solicit from its shareholders proxies or votes in favor of the approval of the Shareholder Approval Matters. If, on the date for which the Special Shareholder Meeting is scheduled, SPAC has not received proxies and votes representing a sufficient number of shares to obtain the Shareholder Approval Matters, SPAC may, in consultation with PubCo and in accordance with the SPAC Charter, make one or more successive postponements, or with the consent of the Special Shareholder Meeting, adjournments of the Special Shareholder Meeting, subject to applicable Law and the SPAC Charter; provided that when the Special Shareholder Meeting is postponed or adjourned for thirty days or more, notice of the postponed or adjourned meeting shall be given as in the case of an original meeting. In connection with the Registration Statement, SPAC and PubCo will file with the SEC financial and other information about the Transactions in accordance with applicable Law, SPAC’s Organizational Documents, the Cayman Companies Law and the rules and regulations of the SEC and Nasdaq.

(c) SPAC, the Company and PubCo shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Special Shareholder Meeting and the Redemption Rights. Each of SPAC, PubCo and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, PubCo, SPAC and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information has become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC, the Company and PubCo shall amend or supplement the Registration Statement and PubCo shall file the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to SPAC Shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and SPAC’s Organizational Documents. No filing of, or amendment or supplement to the Registration Statement will be made by SPAC, PubCo or the Company without the approval of the other of such Parties (such approval not to be unreasonably withheld, conditioned or delayed).

(d) Each of SPAC, PubCo and the Company shall, as promptly as practicable after receipt thereof, supply each other such Party or Parties with copies of all material written correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, or, if not in writing, a written summary of such material communication, with respect to the Registration Statement or the Transactions. No response to any comments from the SEC or its staff relating to the Registration Statement or the Transactions will be made by PubCo, the Company or SPAC without the prior consent of such other Parties (such consent not to be unreasonably withheld, conditioned or delayed), and without providing such other Parties a reasonable opportunity to review and comment thereon. Notwithstanding the foregoing, SPAC, the Company and PubCo, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective.

(e) SPAC, in consultation with PubCo, shall call the Special Shareholder Meeting in accordance with the SPAC’s Organizational Documents for a date that is no later than 30 Business Days following the effectiveness of the Registration Statement or such other date as agreed between SPAC and Company.

(f)   SPAC shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, SPAC’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Special Shareholder Meeting and the Redemption Rights.

(g) All expenses incident to the Company’s filing of the Registration Statement pursuant to this Section 8.14 (including, without limitation, all registration, qualification and filing fees, printing expenses, transfer agent fees and expenses, travel expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel, all independent certified public accountants, underwriters and other Persons retained by the Company and SPAC, in each case, including any VAT thereon), shall be paid 50% by the Company and 50% by SPAC.

8.15 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of SPAC, PubCo and the Company, except as such release, filing or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to have the opportunity to comment on, and arrange for any required filing with respect to, such release, filing or announcement in advance of such issuance.

(b) SPAC and the Company shall mutually agree upon and, as promptly as practicable after the execution of this Agreement, issue a joint press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall have the opportunity to review, comment upon and approve prior to filing (which approval shall not be unreasonably withheld, conditioned or delayed). SPAC and the Company shall mutually agree upon and, as promptly as practicable after the Closing, issue a joint press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, PubCo shall file a shell company report on Form 20-F (the “Closing Filing”) with the Closing Press Release and a description of the Transactions as required by Federal Securities Laws which SPAC shall have the opportunity to review, comment upon and approve prior to filing (which approval shall not be unreasonably withheld, conditioned or delayed).

8.16 Confidential Information.

(a) The Company and PubCo agree that during the Interim Period and, in the event this Agreement is terminated in accordance with Article XI, for a period of two (2) years after such termination, they shall, and shall cause their respective Affiliates and Representatives to: (i) treat and hold in strict confidence any SPAC Confidential Information that is provided to such Person or its Affiliates or Representatives, and will not use for any purpose (except in connection with the consummation of the Transactions, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the SPAC Confidential Information without SPAC’s prior written consent, and (ii) in the event that the Company, PubCo or any of their respective Affiliates or Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XI, for a period of two (2) years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide SPAC, to the extent legally permitted, with prompt written notice of such requirement so that SPAC may seek, at SPAC’s sole expense, a protective Order or other remedy or waive compliance with this Section 8.16(a), and (B) in the event that such protective Order or other remedy is not obtained, or SPAC waives compliance with this Section 8.16(a), furnish only that portion of such SPAC Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such SPAC Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, the Company, and PubCo shall, and shall cause their respective Affiliates and Representatives to, promptly deliver to SPAC or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (1) PubCo and its Representatives shall be permitted to disclose any and all SPAC Confidential Information to the extent required by the applicable Laws as advised by outside counsel, and (2) PubCo shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of SPAC disclosed to such Person until such information ceases to be a Trade Secret.

(b) SPAC hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article XI, for a period of two (2) years after such termination, it shall, and shall cause its Affiliates and Representatives to: (i) treat and hold in strict confidence any Company Confidential Information that is provided to such Person or its Affiliates or Representatives, and will not use for any purpose (except in connection with the consummation of the Transactions, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent, and (ii) in the event that SPAC or any of its Affiliates or Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XI, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 8.16(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 8.16(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, SPAC shall, and shall cause its Affiliates or Representatives to, promptly deliver to the Company or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (1) SPAC and its Affiliates or Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the applicable Laws as advised by outside counsel, and (2) SPAC shall, and shall cause its Affiliates or Representatives to, treat and hold in strict confidence any Trade Secret of the Company disclosed to such Person until such information ceases to be a Trade Secret.

8.17 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of each Target Company, PubCo, and SPAC and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the applicable Party (the “D&O Indemnified Persons”) as provided in the Organizational Documents of each Target Company, PubCo and SPAC or under any indemnification, employment or other similar agreements between any D&O Indemnified Person, on the one hand, and any Target Company, PubCo or SPAC, on the other hand, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Closing, PubCo shall cause the Organizational Documents of each Target Company, PubCo, and the Second Surviving Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the applicable Party to the extent permitted by applicable Law. The provisions of this Section 8.17 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and Representatives.

(b) For the benefit of SPAC’s directors and officers, SPAC shall be permitted, prior to the Closing, subject to the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed), to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six (6) year period from and after the Closing for events occurring prior to the Closing (the “SPAC D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than SPAC’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, PubCo and the First Surviving Company shall, for a period of six (6) years after the Closing, maintain the SPAC D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and PubCo and the First Surviving Company shall timely pay or cause to be paid all premiums with respect to the SPAC D&O Tail Insurance.

(c) For the benefit of the Company’s directors and officers, the Company shall be permitted, prior to Closing, to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six (6) year period from and after the Closing for events occurring prior to the Closing (the “Company D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, PubCo and the Second Surviving Company shall, for a period of six (6) years after the Closing, maintain the Company D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and PubCo and the Second Surviving Company shall timely pay or cause to be paid all premiums with respect to the Company D&O Tail Insurance.

8.18 SPAC Transaction Expenses; Trust Account Proceeds.

(a) No later than three (3) Business Days prior to the Closing, SPAC shall deliver to the Company a statement setting forth SPAC’s good faith calculation of (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of Redemption Rights, (ii) the estimated amount of SPAC’s cash on hand, including in the Trust Account, as of the Closing, and (iii) the estimated amount of unpaid SPAC Transaction Expenses as of the Closing. Following its delivery, SPAC shall reasonably cooperate with and provide the Company and its Representatives all information reasonably requested by the Company or any of its Representatives related to such statement.

(b) The Parties agree that, simultaneously with or as promptly as practicable after the Closing, the funds held by the Second Surviving Company either in or outside of the Trust Account, after taking into account payments by SPAC for the Redemption Rights (collectively, the “Closing Cash”), shall be used to pay (i) first, the accrued SPAC Transaction Expenses, including SPAC’s deferred expenses (including fees or commissions payable to the underwriters and any legal fees, in each case, including any VAT) of the IPO, without double-counting with any accrued SPAC Transaction Expenses that have already been paid prior to the Closing, (ii) second, any loans owed by SPAC to the Sponsors for SPAC Transaction Expenses (including deferred SPAC Transaction Expenses), other administrative costs and expenses (including any VAT) incurred by or on behalf of SPAC, and (iii) third, any remaining cash will be distributed to PubCo. PubCo will be permitted to use any remaining cash received for working capital and general corporate purposes, or for any other use as directed by PubCo. Such amounts, as well as any fees, costs and expenses that are required or permitted to be paid by the issuance of PubCo Securities, will be paid or issued, as applicable, at the Closing.

8.19 New Registration Rights Agreement. Concurrently with the Closing, (a) SPAC, IP Sponsor, and Maywood Sponsor shall terminate the registration rights agreement, dated as of February 12, 2025, as it may be amended, by and among SPAC, IP Sponsor, Maywood Sponsor, and the other parties thereto pursuant to a termination agreement in a form reasonably acceptable to the Company and (b) PubCo, the Company Shareholders, IP Sponsor, Maywood Sponsor, and the other parties contemplated therein shall enter into a registration rights agreement in substantially the form attached as Exhibit G hereto (the “New Registration Rights Agreement”).

8.20 Lock-Up Agreements. At the Closing, (a) each holder of Company Ordinary Shares as of immediately prior to the Second Merger Effective Time shall enter into a Lock-Up Agreement with PubCo in substantially the form attached as Exhibit H-1 hereto, and (b) each Sponsor shall enter into a Lock-Up Agreement with PubCo in substantially the form attached hereto as Exhibit I-2 (each, a “Lock-Up Agreement”).

8.21 PubCo Equity Incentive Plan; PubCo ESPP; Section 280G.

(a) As soon as reasonably practicable following the date of this Agreement, SPAC, the Company and PubCo shall use commercially reasonable efforts to agree to the material terms of a new equity incentive plan to be adopted no later than the Closing (the “PubCo Equity Incentive Plan”); provided that the material terms of such PubCo Equity Incentive Plan shall be agreed by no later than the date of filing of the Registration Statement with the SEC in accordance with Section 8.14(a).

(b) As soon as reasonably practicable following the date of this Agreement, SPAC, the Company and PubCo shall use commercially reasonable efforts to agree to the material terms of a new employee share purchase plan to be adopted no later than the Closing (the “PubCo ESPP”); provided that the material terms of such PubCo ESPP shall be agreed by no later than the date of filing of the Registration Statement with the SEC in accordance with Section 8.14(a).

(c) The PubCo Equity Incentive Plan and the PubCo ESPP, taken together, shall provide for an initial aggregate share reserve thereunder equal to an amount no greater than 10% of PubCo’s issued share capital as of immediately after Closing.

(d) To the extent required to avoid the imposition of Taxes under Section 4999 of the Code and/or the loss of deductions under Section 280G of the Code, in each case, with respect to any payment or benefit that could constitute a “parachute payment” under Section 280G of the Code with respect to the transactions contemplated by this Agreement and any events closely associated therewith, the Company shall use best efforts to ensure that each Person who is a “disqualified individual” (within the meaning of Section 280G of the Code and the Treasury Regulations promulgated thereunder) (each, a “Disqualified Individual”) shall execute a waiver of such Disqualified Individual’s right to receive any payments and/or benefits in connection with the transactions contemplated by this Agreement and any events closely associated therewith that could reasonably be expected to constitute “parachute payments” pursuant to Section 280G of the Code (such waived portion of any payments and/or benefits, “Waived 280G Benefits”), such that all remaining payments and/or benefits applicable to such Disqualified Individual shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”). No later than the day prior to the Closing, the Company shall submit to the applicable shareholders entitled to vote a written consent to the payments and benefits due in connection with the Transactions, as disclosed therein (the “Section 280G Vote”). Any such shareholder approval shall be sought in a manner that complies with Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder. At least five (5) Business Days prior to Section 280G Vote, the Company shall provide SPAC with drafts of the documentation relating to the 280G Vote, including (i) the shareholder consent, (ii) the disclosure statement, (iii) the form of waiver, and (iv) a written analysis or spreadsheet showing the calculations of potential “parachute payments” (the “Section 280G Materials”). Upon delivery of the drafts of the Section 280G Materials, SPAC shall review and comment on all such materials, which comments the Company shall consider in good faith and incorporate any of SPAC’s reasonable comments thereto. To the extent that any arrangements are entered into at the direction of SPAC or between SPAC and its Affiliates, on the one hand, and a Disqualified Individual, on the other hand, following the date hereof (“SPAC Arrangements”), the Company shall include such SPAC Arrangements in the parachute payment analysis to the extent informed of such SPAC Arrangements at least five (5) Business Days prior to the Section 280G Vote and SPAC shall cooperate with the Company in good faith in order to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid or granted in connection with the transactions contemplated by this Agreement that could constitute a “parachute payment.” For the avoidance of doubt, (a) the Company shall not be required to provide any additional value to a Disqualified Individual in order to receive a waiver of the applicable payments and (b) the Company’s failure to obtain shareholder approval of the Waived 280G Benefits shall not constitute a breach of this Section 8.21. Prior to the Closing, the Company shall deliver to SPAC evidence that the Section 280G Vote was solicited in accordance with the foregoing provisions of this Section 8.21 and notification that either (i) shareholder approval was obtained, or (ii) shareholder approval was not obtained and, as a consequence, the Waived 280G Benefits shall not be made or provided.

8.22 Litigation.

(a) In the event that any Action related to this Agreement or the Transactions is brought, or, to the Knowledge of SPAC, threatened, against SPAC or the SPAC Board by any of SPAC’s shareholders prior to the Closing, SPAC shall promptly notify the Company of any such Action and keep the Company reasonably informed with respect to the status thereof. SPAC shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action shall give due consideration to the Company’s advice with respect to such Action and shall not settle or agree to settle any such Action without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

(b) In the event that any Action related to this Agreement or the Transactions is brought, or, to the Knowledge of PubCo or the Company, threatened, against PubCo or the Company or the Company Board by any Company Shareholders prior to the Closing, PubCo or the Company shall promptly notify SPAC of any such Action and keep SPAC reasonably informed with respect to the status of thereof. The Company shall provide SPAC the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action, shall give due consideration to SPAC’s advice with respect to such Action and shall not settle or agree to settle any such Action without the prior written consent of SPAC, such consent not to be unreasonably withheld, conditioned or delayed.

8.23 Termination of SPAC Agreements. Prior to the Closing, SPAC shall terminate pursuant to a Contract reasonably acceptable to the Company each Contract listed in Section 8.23 of the SPAC Disclosure Schedules, without the payment of any consideration or the granting of any concession, and without any liability being imposed on PubCo, the Second Surviving Company or any of their respective Subsidiaries or any of them having any continuing obligations.

8.24 PIPE Investment. Each of the Company and SPAC shall use, and shall cause its Affiliates to use their, commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the PIPE Investment, including using its, and causing its Affiliates to use their, commercially reasonable efforts to (a) enforce its or their rights under the PIPE Agreements, (b) cause the PIPE Investors to pay to (or as directed by) the Company, the applicable purchase price under each PIPE Investor’s applicable PIPE Agreement in accordance with its terms and (c) satisfy their obligations under each PIPE Investors’ applicable PIPE Agreement and the conditions of closing contained in each PIPE Investor’s applicable PIPE Agreement. The Company will not amend the PIPE Agreements or waive any provision thereto in any manner that is materially and disproportionately adverse to SPAC without the prior written consent of SPAC.

8.25 Company Shareholder Approval. The Company shall, in accordance with the Cayman Companies Law and the Organizational Documents of the Company, (i) promptly following the Registration Statement Effective Date (and in any event within five (5) Business Days after the Registration Statement Effective Date) use its reasonable best efforts to solicit and obtain the Company Shareholder Approval by way of unanimous written resolution (the “Written Resolution”) or (ii) in the event the Company is not able to obtain the Written Resolution, the Company shall duly and promptly convene a meeting of the Company Shareholders for the purpose of voting solely upon the Company Shareholder Matters. The Company shall promptly notify SPAC upon receipt of the Company Shareholder Approval. The Company covenants that the Company Board shall not (and no committee or subgroup thereof shall) withdraw or modify, or propose publicly or by formal action of the Company Board to withdraw or modify, in a manner adverse to SPAC, the Company Board Recommendation.

8.26 Employment Agreements. Prior to the Closing, the Key Personnel shall, as a condition to their continued employment with the Target Companies, execute and deliver to the Company and the SPAC an employment agreement, which will contain non-solicitation and non-compete agreements, in substantially the form set forth in Section 8.26 of the Company Disclosure Schedules (each, an “Employment Agreement”).

8.27 Restricted Shares. Prior to the Second Merger Effective Time, the Company shall grant an aggregate of 4,481,250 Company Restricted Shares to the individuals set forth in Section 8.27 of the Company Disclosure Schedules and pursuant to the terms and conditions set forth in Section 8.27 of the Company Disclosure Schedules.

Article IX
SURVIVAL

9.1 Survival. None of the representations, warranties, covenants, obligations or other agreements in this Agreement, any Ancillary Document or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants, obligations and agreements contained herein or therein that by their terms expressly apply in whole or in part after the Closing (including, for the avoidance of doubt, Section 8.13) and then only with respect to any breaches occurring after the Closing, (b) Article XIII and any corresponding definitions set forth in Article XIV and (c) Fraud Claims.

Article X
CONDITIONS TO OBLIGATIONS OF THE PARTIES

10.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall in all respects be subject to the satisfaction or written waiver (where permissible) by the Company and SPAC of the following conditions:

(a) Required SPAC Shareholder Approval. The Shareholder Approval Matters shall have been submitted to the vote of SPAC Shareholders at the Special Shareholder Meeting in accordance with the Proxy Statement and shall have been approved and adopted by the requisite vote of SPAC Shareholders at the Special Shareholder Meeting in accordance with the Proxy Statement, SPAC’s Organizational Documents and the applicable provisions of the Cayman Companies Law and Nasdaq (the “Required Shareholder Approval”).

(b) Required Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(c) No Law or Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions (a “Legal Restraint”).

(d) Listing. The PubCo Ordinary Shares shall have been conditionally approved for listing on Nasdaq or any other major U.S. national securities exchange, subject only to official notice thereof.

(e) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and not withdrawn.

(f)   Closing Proceeds. The Closing Proceeds shall equal or exceed $50,000,000.

10.2 Conditions to Obligations of the Company. In addition to the conditions specified in Section 10.1, the obligations of the Company to consummate the Transactions are subject to the satisfaction or written waiver (by the Company, where permissible) of the following conditions:

(a) Representations and Warranties.

(i) All of the SPAC Fundamental Warranties shall be true and correct in all material respects on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(ii) The representations and warranties of SPAC contained in Section 4.5 shall be true and correct (except for de minimis inaccuracies) on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(iii) All of the other representations and warranties of SPAC set forth in this Agreement shall be true and correct on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date, subject to clause (B) of this Section 10.2(a)(iii)) and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on SPAC.

(iv) All of the Merger Sub Fundamental Warranties shall be true and correct in all material respects on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(v) All of the other representations and warranties of Merger Sub set forth in this Agreement shall be true and correct on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date, subject to clause (B) of this Section 10.3(a)(v)), and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Merger Sub.

(b) Agreements and Covenants. SPAC shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer Certificate. SPAC shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 10.2(a), Section 10.2(b) and Section 10.2(d).

(d) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to SPAC since the date of this Agreement which is continuing and uncured.

(e) Trust Account. SPAC shall have made all necessary and appropriate arrangements with the Trustee to have all of the funds held in the Trust Account disbursed to SPAC in accordance with this Agreement on the Closing Date, and all such funds released from the Trust Account shall be available to the First Surviving Company.

(f)   Ancillary Documents. A counterpart to the Ancillary Documents required to be executed by SPAC at or prior to the Closing Date shall have been executed and delivered to the Company.

10.3 Conditions to Obligations of SPAC. In addition to the conditions specified in Section 10.1, the obligations of SPAC to consummate the Transactions are subject to the satisfaction or written waiver (by SPAC where permissible) of the following conditions:

(a) Representations and Warranties.

(i) All of the Company Fundamental Warranties shall be true and correct in all material respects on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of particular date (which representations and warranties shall have been so true and correct as of the such date).

(ii) The representations and warranties of the Company contained in Section 7.3 shall be true and correct (except for de minimis inaccuracies) on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(iii) All of the other representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date, subject to clause (B) of this Section 10.3(a)(iii)) and (B) other than representations and warranties set forth in Section 7.8(b), any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(iv) All of the PubCo Fundamental Warranties shall be true and correct in all material respects on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(v) All of the other representations and warranties of PubCo set forth in this Agreement shall be true and correct on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date, subject to clause (B) of this Section 10.3(a)(v)), and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on PubCo.

(b) Agreements and Covenants. Each of the Company and PubCo shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Officer Certificate. The Company shall have delivered to SPAC a certificate, dated as of the Closing Date, signed by an officer of each of the Company and PubCo, certifying as to the satisfaction of the conditions specified in Section 10.3(a), Section 10.3(b) and Section 10.3(d), but in each case, solely with respect to themselves.

(d) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company since the date of this Agreement which is continuing and uncured.

(e) Ancillary Documents. A counterpart to the Ancillary Documents required to be executed by the Company, PubCo and the Key Personnel at or prior to the Closing shall have been executed and delivered to the SPAC.

(f) Payoff. All of the indebtedness due and outstanding under the Contracts listed on Section 7.7(e) of the Company Disclosure Schedules will have been discharged in full.

10.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company, the Company Shareholders, or PubCo) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article XI
TERMINATION AND EXPENSES

11.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date, notwithstanding receipt of any requisite approval and adoption of this Agreement and the Transactions by the shareholders of any Party, as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by written notice by either SPAC or the Company to the other if any of the conditions set forth in Article X have not been satisfied or waived by September 30, 2026 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, the Company Shareholders or PubCo) of any representation, warranty, covenant or obligation under this Agreement was the principal cause of the failure of a condition set forth in Article X on or before the Outside Date;

(c) by written notice by either SPAC or the Company to the other if a Legal Restraint has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, the Company Shareholders or PubCo) to comply with any provision of this Agreement was the principal cause of such Legal Restraint;

(d) by written notice by the Company to SPAC if (i) there has been a breach by SPAC of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of SPAC shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 10.2(a) or Section 10.2(a)(iii) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 30 days after written notice of such breach or inaccuracy is provided to SPAC by the Company or (B) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 11.1(d) if at such time SPAC would be entitled to terminate this Agreement pursuant to Section 11.1(e);

(e) by written notice by SPAC to the Company if (i) there has been a breach by the Company or PubCo of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 10.3(a) or Section 10.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 30 days after written notice of such breach or inaccuracy is provided to the Company by SPAC or (B) the Outside Date; provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 11.1(e) if at such time the Company would be entitled to terminate this Agreement pursuant to Section 11.1(d);

(f) by written notice by the Company to SPAC if the SPAC Securities are no longer listed on Nasdaq or another national securities exchange;

(g) by written notice by either SPAC or the Company to the other if the Special Shareholder Meeting is held (including any adjournment or postponement thereof) and has concluded, SPAC Shareholders have duly voted, and the Required Shareholder Approval was not obtained; or

(h) by SPAC, by written notice to the Company, if the Company Shareholder Approval shall not have been obtained within ten (10) Business Days after the Registration Statement Effective Date; provided that SPAC shall have no right to terminate this Agreement pursuant to this Section 11.1(h) at any time following the delivery to SPAC of the Company Shareholder Approval, even if the Company Shareholder Approval is delivered following such ten (10) Business Day period after the Registration Statement Effective Date.

11.2 Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, this Agreement shall thereupon become null and void and of no further force and effect and there shall be no Liability on the part of any Party to another Party, except that (a) the provisions of Sections 8.15, 8.16, 11.3, 12.1, Article XII, Article XIII and this Section 11.2 shall remain in full force and effect and (b) nothing in this Section 11.2 shall be deemed to (i) release any Party from any Liability for any willful and material breach by such Party of any term of this Agreement prior to the date of termination or pursuant to any Fraud Claim against such Party, (ii) impair the right of any Party to compel specific performance by any other Party of such other Party’s obligations under this Agreement in each case prior to the valid termination of this Agreement or (iii) terminate or otherwise modify the Confidentiality Agreement; provided further that nothing in this Section 11.2 shall, in any way, limit the waivers against the Trust Account as set forth in Section 12.1.

11.3 Fees and Expenses. Subject to Section 8.13(c), Section 8.14(g) and Section 12.1, unless otherwise expressly provided for in this Agreement, all fees, debt, costs and expenses, and Taxes incurred in connection with entering into this Agreement shall be paid by the Party incurring such fees, costs and expenses, and Taxes. For the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, (i) the Company shall pay, or cause to be paid, all unpaid Company Transaction Expenses and (ii) SPAC shall pay, or cause to be paid, all unpaid SPAC Transaction Expenses and (b) if the Closing occurs, PubCo shall pay, or cause to be paid, any unpaid Company Transaction Expenses and SPAC Transaction Expenses. Notwithstanding anything to the contrary in this Agreement, in no event shall the aggregate SPAC Transaction Expenses exceed $8,000,000, provided that an additional amount mutually determined by the SPAC and the Company may be incurred for marketing and promotion expenses specifically related to the Transactions. For purposes of this Section 11.3, the deferred underwriting commissions set forth in Section 4.22 of the SPAC Disclosure Schedules shall not be considered a SPAC Transaction Expense.

Article XII
WAIVERS AND RELEASES

12.1 Waiver of Claims Against Trust. Each Party acknowledges and agrees that SPAC has established the Trust Account containing the proceeds of the IPO (including interest accrued from time to time thereon) for the benefit of SPAC Shareholders and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only in the manner described in the IPO Prospectus: (a) to SPAC Shareholders in the event they elect to redeem their shares of SPAC Shares (or PubCo Ordinary Shares upon the First Merger) in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus, the “Business Combination”) or in connection with an amendment to SPAC’s Organizational Documents to extend SPAC’s deadline to consummate a Business Combination, (b) to SPAC Shareholders if the SPAC fails to consummate a Business Combination within the time period specified in the SPAC Organizational Documents after the closing of the IPO, subject to further extension as described by the IPO Prospectus, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any withholding or other Taxes and (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, each of PubCo and the Company, on behalf of themselves and the other Company Affiliates, acknowledge and agree that they do not and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom to SPAC’s public shareholders, or make any claim against the Trust Account (including any distributions therefrom to SPAC’s public shareholders), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SPAC or any of its Representatives, on the one hand, and the Company or PubCo or any Company Affiliate, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Trust Account Released Claims”). Each of the Company and PubCo, on behalf of itself and its Affiliates, hereby irrevocably waives any Trust Account Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom to SPAC’s public shareholders) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC). The Company and PubCo each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC to induce SPAC to enter in this Agreement, and each of the Company and PubCo further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent the Company or PubCo or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against SPAC or its Representatives, each of the Company and PubCo hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account (including any funds that have been released from the Trust Account or any assets that have been purchased or acquired with any such funds) and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom to SPAC’s public shareholders) or any amounts contained therein. Notwithstanding the foregoing, the Trust Account Released Claims and related waivers will not limit or prohibit the Company from (i) pursuing a claim against SPAC, Merger Sub or any other person for (A) specific performance or other equitable relief in connection with the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to any redemption pursuant to the Redemption Rights)) or (B) for damages (subject to the provisions of this Agreement) for breach of this Agreement against SPAC (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and SPAC consummates a Business Combination with another Person or (ii) being entitled to the use of any remaining amounts in the Trust Account following the transactions contemplated by Section 8.18(b).

12.2 Mutual Releases.

(a) Effective as of the Closing, each of SPAC and PubCo, PubCo on behalf of all its Subsidiaries (including the Target Companies) and SPAC on behalf of each other SPAC Affiliate, hereby irrevocably releases and discharges, each other Company Affiliate or SPAC Affiliate, and each of their respective current and former directors, managers, officers, partners and employees from and against all liabilities, claims and obligations, whether accrued or contingent, whether known or unknown, whether arising under common law, statute, equity or otherwise, to the extent arising prior to the Closing and based upon, arising out of or related to the Target Companies or SPAC and their respective businesses, operations, assets and liabilities, the service by any such Company Affiliate or SPAC Affiliate as an officer, director, manager, employee or Representative of the Target Companies or SPAC or to the subject matter of this Agreement and the Ancillary Documents, including the Transactions (other than, and solely with respect to, any of the covenants in this Agreement that survive the Closing); provided, however, that this Section 12.2(a) shall not release or discharge (i) any liability of the Company or SPAC under this Agreement, any Ancillary Document or the Confidentiality Agreement, (ii) any liability of any current or former employee of the Target Companies or SPAC or any of their respective Subsidiaries to the extent (A) related to this Agreement, any Ancillary Document or the Transactions or (B) arising out of such employee’s service as an officer, director or employee of the Target Companies or SPAC or any of their respective Subsidiaries, (iii) any Fraud Claim by SPAC against the Company or SPAC or (iv) any claims that cannot be waived under applicable Law.

(b) The Parties acknowledge and agree that the Company Affiliates and the SPAC Affiliates are intended third-party beneficiaries of this Section 12.2.

Article XIII
MISCELLANEOUS

13.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (a) in person, (b) by e-mail (without receiving notice of non-receipt or other “bounce-back”), (c) by reputable, nationally recognized overnight courier service or (d) by registered or certified mail, pre-paid and return receipt requested; provided, however, that notice given pursuant to clauses (c) and (d) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (without receiving notice of non-receipt or other “bounce-back”); in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to SPAC or Merger Sub at or prior to the Closing, to: Maywood Acquisition Corp. 167 Madison Avenue Suite 205 #1017 New York, New York 10016 Attn: Michael Blitzer Email: blitzer@kingstowncapital.com with a copy (which will not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas

New York, New York 10020

Attn: Joel Rubinstein and Jason Rocha
Email: joel.rubinstein@whitecase.com; jason.rocha@whitecase.com

If to the Company or, after the Closing, PubCo or SPAC, to: GOWell International LLC 5050 Westway Park Blvd, Ste. 100 Houston, TX 77041 Attn: Kevin Colby Email: kevin.colby@gowellpetro.com	with a copy (which will not constitute notice) to: Hunter Taubman Fisher & Li LLC 950 Third Avenue, 19th Floor New York, New York 10022 Attn: Louis Taubman Email: ltaubman@htflawyers.com

If, prior to the Closing, to PubCo, to: GOWell International LLC 5050 Westway Park Blvd, Ste. 100 Houston, TX 77041 Attn: Kevin Colby Email: kevin.colby@gowellpetro.com	with a copy (which will not constitute notice) to: Hunter Taubman Fisher & Li LLC 950 Third Avenue, 19th Floor New York, New York 10022 Attn: Louis Taubman Email: ltaubman@htflawyers.com

13.2 Binding Effect; Assignment. Subject to Section 13.3, this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise prior to the Closing without the prior written consent of SPAC, PubCo and the Company. Any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

13.3 Third Parties. Except for (a) the rights of the D&O Indemnified Persons set forth in Section 8.17, (b) the rights of the Company Affiliates set forth in Section 12.2, (c) the rights of the SPAC Affiliates set forth in Section 12.2, (d) the rights of the Nonparty Affiliates set forth in Section 13.13, and (e) the rights of such relevant Persons set forth in Section 8.13(d), respectively, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party or thereto or a successor or permitted assign of such a Party.

13.4 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof, except to the extent that the laws of the Cayman Islands are mandatorily applicable. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each Party further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

13.5 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY DOCUMENT OR THE TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.5.

13.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may not have adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, specific performance or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

13.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

13.8 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of SPAC and the Company.

13.9 Waiver. Each of SPAC, PubCo and the Company may in its sole discretion (a) extend the time for the performance of any obligation or other act of any other Party, (b) waive any inaccuracy in the representations and warranties by such other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the applicable Parties providing such extension or waiver, and any such extension or waiver shall only be binding upon the Party or Parties so providing (or on whose behalf it is so provided) the extension or waiver. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

13.10 Entire Agreement. This Agreement, the Ancillary Documents and the Confidentiality Agreement collectively set out the entire agreement between the Parties in respect of the subject matter contained herein and therein and, save to the extent expressly set out in this Agreement, the Ancillary Document or the Confidentiality Agreement, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

13.11 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires:

(a) references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(b) references to a “Person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organization, in each case whether or not having separate legal personality;

(c) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(d) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with IFRS or any other accounting principles used by the applicable Person;

(e) general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation;

(f)   the words “herein”, “hereto”, and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement;

(g) the words “date hereof” when used in this Agreement shall refer to the date of this Agreement;

(h) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”;

(i) in Article IV through Article XII to (i) “SPAC” shall refer to Maywood Acquisition Corp. for all periods prior to the completion of the First Merger and to the First Surviving Company for all periods after the completion of the First Merger; provided that the foregoing shall not apply to the representations and warranties set forth in Sections 4.2, 4.4 and 4.5, and (ii) “SPAC Class A Ordinary Shares”, “SPAC Class B Ordinary Shares” and “SPAC Shares” shall refer to such securities solely for periods prior to the First Merger;

(j) the term “or” shall be construed to have the same meaning and effect as the inclusive term “and/or”;

(k) the word “day” means calendar day unless Business Day is expressly specified;

(l)  every reference to a particular Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after Closing; provided that, as between the parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party;

(m) any reference to a US legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than the United States, be deemed to include a reference to that which most nearly approximates to the US legal term in that jurisdiction;

(n) references to “Dollars” or “$” are references to the lawful currency from time to time of the United States of America;

(o) for the purposes of applying a reference to a monetary sum expressed in Dollars, an amount in a different currency shall be deemed to be an amount in Dollars translated at the Exchange Rate at the relevant date;

(p) references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;

(q) references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(r) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”;

(s) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(t) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;

(u) unless the context of this Agreement otherwise requires, references to any statute shall include all regulations promulgated thereunder and references to any statute or regulation shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing such statute or regulation;

(v) words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and

(w) any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form.

The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by PubCo or the Company to be given, delivered, provided or made available by PubCo or the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to SPAC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of SPAC and its Representatives and SPAC and its Representatives have been given access to the electronic folders containing such information (subject to access limitations as may be applicable to any individual electronic folders). If there is an inconsistency between any of the provisions of this Agreement and the provisions of any Ancillary Document or the Confidentiality Agreement, the provisions of this Agreement shall prevail as between the Parties to the extent of the inconsistency.

13.12 Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13.13 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the Ancillary Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the Ancillary Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the Ancillary Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Ancillary Document (the “Contracting Parties”) except as set forth in this Section 13.13. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Ancillary Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Ancillary Documents or their negotiation, execution, performance, or breach; and each Party waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Ancillary Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 13.13.

13.14 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that White & Case LLP (“W&C”) may have, prior to the Closing, jointly represented SPAC and IP Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented SPAC, Sponsor and their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, W&C will be permitted in the future, after the Closing, to represent the IP Sponsor or its Affiliates in connection with matters in which such Persons are adverse to PubCo, SPAC or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and PubCo, who are or have the right to be represented by independent counsel in connection with the Transactions, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with W&C’s future representation of one or more of the IP Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of PubCo, SPAC and the Company or any of their respective Affiliates in connection with any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by W&C of IP Sponsor, SPAC, or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, IP Sponsor shall be deemed the client of W&C with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to IP Sponsor, shall be controlled by IP Sponsor and shall not pass to or be claimed by PubCo or SPAC; provided further, that nothing contained herein shall be deemed to be a waiver by PubCo, SPAC or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b) The Parties agree that, notwithstanding the fact that Hunter Taubman Fischer & Li LLC (“HTFL”) may have, prior to the Closing, represented the Company in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented the Company and its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, HTFL will be permitted in the future, after the Closing, to represent PubCo, the Company or any of their respective Affiliates in connection with matters in which such Persons are adverse to IP Sponsor, SPAC or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. IP Sponsor and SPAC, who are or have the right to be represented by independent counsel in connection with the Transactions, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with HTFL’s future representation of one or more of PubCo, the Company or its Affiliates in which the interests of such Person are adverse to the interests of IP Sponsor and SPAC or any of their respective Affiliates in connection with any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by HTFL of the Company or any of its Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Company shall be deemed the client of HTFL with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Company, shall be controlled by the Company and shall not pass to or be claimed by SPAC or IP Sponsor; provided further, that nothing contained herein shall be deemed to be a waiver by SPAC, IP Sponsor or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

Article XIV
DEFINITIONS

14.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“2026 EBITDA” means the EBITDA of PubCo and its subsidiaries on a consolidated basis for the fiscal year ended December 31, 2026, as reported by PubCo in its annual report for the fiscal year ended December 31, 2026 filed with the SEC pursuant to the rules of the Exchange Act.

“2026 EBITDA Target” means $35,000,000.

“2027 EBITDA” means the EBITDA of PubCo and its subsidiaries on a consolidated basis for the fiscal year ended December 31, 2027, as reported by PubCo in its annual report for the fiscal year ended December 31, 2027 filed with the SEC pursuant to the rules of the Exchange Act.

“2027 EBITDA Target” means $50,000,000.

“2028 EBITDA” means the EBITDA of PubCo and its subsidiaries on a consolidated basis for the fiscal year ended December 31, 2028, as reported by PubCo in its annual report for the fiscal year ended December 31, 2028 filed with the SEC pursuant to the rules of the Exchange Act.

“2028 EBITDA Target” means $70,000,000.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, enquiry, settlement, complaint, stipulation, assessment or arbitration, governmental inquiry or investigation, hearing, proceeding or investigation, by or before any Governmental Authority.

“Accrued Value” has the meaning set forth in the Company Charter.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, IP Sponsor shall be deemed to be an Affiliate of SPAC prior to the Closing.

“Ancillary Documents” means each agreement, instrument, certificate or document including the SPAC Disclosure Schedules, the Company Disclosure Schedules, the First Plan of Merger, the Second Plan of Merger, the Lock-Up Agreements, the New Registration Rights Agreement, the SPAC Holders Support Agreement, the Pre-Funded PIPE Subscription Agreement, the PIPE Agreements, and the other agreements, instruments, certificates and documents to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement.

“Antitrust Laws” means all applicable Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or that are designed to prohibit, restrict or regulate actions that may risk national security.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, phantom-equity, equity purchase, employment or individual consulting, severance or termination pay, holiday, vacation, bonus, hospitalization or other medical, life or other welfare benefit insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee compensation or benefit plan, program, agreement or arrangement maintained or contributed to or required to be contributed to by such Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has or could reasonably be expected to have any Liability.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, or George Town, Cayman Islands, are authorized to close for business.

“Cayman Companies Law” means the Companies Act (Revised) of the Cayman Islands.

“Closing Proceeds” shall mean the sum of: (i) the funds contained in the Trust Account after giving effect to the all properly submitted redemptions by the SPAC Shareholders, (ii) any cash on SPAC’s balance sheet immediately prior to Closing, (iii) the aggregate amount of gross proceeds actually received by the Company or Pubco (as applicable) from the Pre-Funded PIPE Investment and PIPE Investment (including for the avoidance of doubt, any Future PIPE Investors who agree to participate in the PIPE Investment), and (iv) without duplicating any amounts in clause (iii) immediately above, the aggregate amount of gross proceeds set forth in any PIPE Term Sheets, in each case before payment of SPAC Transaction Expenses and Company Transaction Expenses. Notwithstanding anything else in this Agreement to the contrary, if the aggregate amounts described in clauses (iii) and (iv) of this definition total at least $50,000,000 at any time on or prior to the Closing, then the condition set forth in Section 10.1(f) shall be deemed to be satisfied.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.

“Company Affiliate” means (i) (A) any direct or indirect shareholder, member, general or limited partner or other equityholder of PubCo or the Company and (B) any past, present or future director, officer, employee, incorporator, manager, controlling person, affiliate, subsidiary, portfolio company or Representative of, and any financing source or lender to, (1) PubCo or (2) the Company or any of its Subsidiaries or (3) any person referred to in the foregoing clause (i)(A) or (ii) any of their respective heirs, executors, administrators, successors or assigns.

“Company Charter” means the amended and restated memorandum and articles of association of the Company in substantially the form attached hereto as Exhibit K.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or PubCo or any of their respective Affiliates or Representatives, furnished in connection with this Agreement or the Transactions; provided, however, that Company Confidential Information shall not include any information which, at the time of the disclosure to SPAC or its Representatives (a) was generally available publicly and was not disclosed in breach of this Agreement or (b) was previously known by such receiving Party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any other options, warrants or rights to subscribe for or purchase any shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.

“Company Consideration Shares” means that number of PubCo Ordinary Shares equal to the quotient of (x) $300,000,000 divided by (y) the Redemption Price.

“Company Fundamental Warranties” means the representations and warranties contained in Section 7.1(a) (Organization and Standing), Section 7.2 (Authorization; Binding Agreement), Section 7.4 (Company Subsidiaries), Section 7.6(a) (Non-Contravention) and Section 7.26 (Finders and Brokers).

“Company Ordinary Shares” means the ordinary shares of a nominal or par value of $1.00 per share of the Company.

“Company Owned IP” means any and all Intellectual Property owned (or purported to be owned), in whole or in part, by any Target Company, including the Company Registered IP.

“Company Restricted Share” means each Company Ordinary Share subject to vesting, forfeiture, or other restrictions pursuant to the terms described on Section 8.27 of the Company Disclosure Schedules.

“Company Securities” means the Company Ordinary Shares, Company Series A Preferred Shares, and Company Warrants.

“Company Series A Preferred Shares” means the series A redeemable preference shares of a nominal or par value of $0.0001 per share of the Company.

“Company Shareholder” means a holder of Company Shares.

“Company Shareholder Approval” means the vote of Company Shareholders (voting together as a single class and not as a separate series, and on an as-converted basis) required to approve the Company Shareholder Matters in accordance with the Cayman Companies Law and the applicable Organizational Documents of the Company.

“Company Shareholder Matters” means the approval of: (i) as an ordinary resolution, the adoption and approval of this Agreement and the Mergers, (ii) as a special resolution, the Second Plan of Merger and the execution thereof by a duly authorized signatory of the Company, and (iii) as an ordinary resolution (or if required by applicable Law or the Company Organizational Documents, as a special resolution) the other Transactions, by Company Shareholders in accordance with the Cayman Companies Law and the applicable Organizational Documents of the Company (including any items required by Laws to effect the Mergers and any other proposals as are required to implement the foregoing).

“Company Shares” means the Company Ordinary Shares and the Company Series A Preferred Shares.

“Company Software” means any and all Software that is owned (or purported to be owned), in whole or in part, by any Target Company and includes all Software required to be set forth on Section 7.13(a) of the Company Disclosure Schedules.

“Company Subsidiaries” means GOWell Technology Singapore PTE, Ltd., a private company organized and existing under the laws of Singapore (“GOWell Singapore”), GOWell International, LLC, a manager-managed limited liability company organized under the laws of the state of Texas (“GOWell International”), GOWell Global Solutions FZE, a free zone establishment organized and existing under the laws of the United Arab Emirates, GOWell Oilfield Technology FZE, a free zone establishment organized and existing under the laws of the United Arab Emirates, GOWell Oilfield Technology Canada Ltd., a limited company organized and existing under the laws of Canada, and GOWell Technology Norway AS, a private limited liability company organized and existing under the laws of Norway.

“Company Transaction Expenses” means the aggregate amount of all fees, costs and expenses, in each case including any VAT thereon, (whether or not yet invoiced), that have been incurred prior to the Closing by or on behalf of the Company, which the Company has agreed to pay or is otherwise liable for (including, if applicable, fees, costs and expenses of the managers, directors, officers, employees and consultants of the Company which the Company has agreed to pay or is otherwise liable for) in connection with the negotiation, execution, performance or consummation of this Agreement and the Ancillary Documents and the Transactions and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts, excluding any payments or benefits under any Company Benefit Plan.

“Consent” means any consent, approval, waiver, authorization, waiting period expiration or termination, or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other binding contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Contributor” means all Persons (including all past or present employees, officers, advisors, consultants, independent contractors or other third parties) who created, developed, or contributed to any Intellectual Property purported to be owned by a Target Company.

“Contributor Agreement” means a Contract with a Contributor, pursuant to which the Contributor validly and presently assigns to a Target Company all of the Contributor’s right, title and interest in and to (i) the Intellectual Property conceived, developed created or reduced to practice by such Contributor in connection with or within the scope of the employment or engagement of such Contributor by such Target Company, or (ii) if such Contributor was not employed or engaged by a Target Company, the Intellectual Property owned (or purported to be owned), in whole or in part, by any Target Company that was conceived, developed, acquired, created, or reduced to practice by such Contributor.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 50% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 50% or more of the profits, losses, or distributions of the Controlled Person or (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person.

“Copyleft Terms” means any terms of any license for Open Source Materials that requires, as a condition of or in connection with any Target Company’s use, incorporation, linking, reproduction, modification or distribution of such Open Source Materials as currently used, incorporated, linked, reproduced, modified, or distributed, that (a) the source code for any Company Software or other Company Owned IP be disclosed, made available, offered, delivered, or distributed in source code form; (b) any Company Software or other Company Owned IP be redistributable at no or minimal charge to subsequent licensees or be subject to any restriction on the consideration to be charged for the distribution thereof; (c) authorization is granted allowing for the creation of modifications to or derivatives works of any Company Software or other Company Owned IP; or (d) any Company Software or other Company Owned IP be subject to a requirement that any Patents related to such Company Software or other Company Owned IP are either licensed to or may not be asserted against, any Person.

“Copyrights” means any and all intellectual property rights in works of authorship, copyrightable works, databases, collections of data, and mask works, including all copyrights and sui generis rights therein (including all associated moral rights and special rights of authorship or attribution), and all registrations, renewals, extensions, or reversions thereof.

“Data Protection Laws” means the following legislations to the extent applicable: (a) national Laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC), (b) the General Data Protection Regulation (2016/679) (the “GDPR”) and any national Law supplementing the GDPR or any successor laws arising out of the withdrawal of a member state from the European Union, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019; (c) Section 5 of the Federal Trade Commission Act; (d) the Department of Justice Bulk Sensitive Data Rule; (e) all applicable U.S. federal and state data privacy Laws, and (f) all applicable Law concerning the privacy, protection, security, collection, storage, use, transfer, disclosure, destruction, alteration or other processing of Personal Data including the Data Protection Act (Revised) of the Cayman Islands.

“EBITDA” means the amount calculated in accordance with the principles set forth on Section 14.1(a) of the Company Disclosure Schedules, including the sample EBITDA calculation set forth on such schedule.

“Eligible Company Equityholders” means each holder of an issued and outstanding Company Share as of the date hereof, together with the Pre-Funded PIPE Investors. For the avoidance of doubt, “Eligible Company Equity holders” shall not include the PIPE Investors.

“Environmental Law” means any Law in effect on or prior to the date hereof relating to (a) the protection of human health and safety (to the extent relating to exposure to Hazardous Materials), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) to the extent relating to Releases of Hazardous Materials or (c) the use, storage, recycling, treatment, generation, transportation, processing, handling, labelling, production, Release or disposal of Hazardous Materials.

“Environmental Permits” has meaning set forth in Section 7.19(a).

“Equitable Adjustment” means, in the event that, (a) following the date hereof but prior to the Closing (with respect to holders of Company Ordinary Shares) or (b) following the Closing but prior to an applicable event described in Section 2.10(a) (with respect to Eligible Company Equityholders), the number of outstanding PubCo Ordinary Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, share split (including a reverse share split), reorganization, recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a share dividend or share distribution with a record date within said period, an equitable adjustment as necessary to provide the holders of Company Ordinary Shares or the Eligible Company Equityholders, as applicable, with the same economic effect as contemplated by this Agreement prior to such event.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Rate” means with respect to a particular currency for a particular day, the closing rate of exchange for that currency into Dollars on such date as published by Bloomberg.

“Excluded Shares” means SPAC Shares, if any, held in the treasury of SPAC.

“Fraud Claim” means any claim based in whole or in part upon fraud (which means, with respect to any Person, the making of a statement of fact in the express representations and warranties set forth in this Agreement or any certificate delivered pursuant hereto, with the intent to deceive another Person and which requires the elements defined by Delaware common law) against the Person who committed a fraud, which such claim can only be brought by the Person alleged to have suffered from such alleged fraud. In no event shall fraud hereunder or a Fraud Claim include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means the generally accepted accounting principles of the United States of America, as in effect from time to time.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental, Tax, regulatory or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any chemical, waste, gas, liquid or other substance or material that is defined, listed, designated or regulated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or that could result in the imposition of Liability, or responsibility for Remedial Action, under any Environmental Law, including petroleum and petroleum by-products or derivatives, asbestos or asbestos-containing materials, per- and polyfluoroalkyl substances, polychlorinated biphenyls, radon, and urea formaldehyde insulation.

“IFRS” means International Financial Reporting Standards as promulgated by the International Accounting Standards Board.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Incidental Licenses” means, with respect to a Target Company, any of the following Contracts entered into in the ordinary course of business: (a) an incidental permitted use right to confidential information in a non-disclosure agreement, (b) Contributor Agreements and (c) any non-exclusive license to Intellectual Property that is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as: (i) sales or marketing or similar Contract that includes a license to use the Trademarks of a Target Company for the purposes of promoting the goods or services thereof, (ii) a Contract with a vendor that allows the vendor to identify a Target Company as a customer, (iii) a Contract to purchase or lease equipment or materials, such as a photocopier, computer, or mobile phone that also contains an incidental non-exclusive license to Intellectual Property; or (iv) non-exclusive license for the use of software that is preconfigured, preinstalled, or embedded on hardware or other equipment.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest),(b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), including “earn-outs” and “seller notes” whether accrued or not, (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, in each case to the extent drawn, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with IFRS, or any other accounting principles used by such Person, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by a Lien on any property of such Person and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss. For the avoidance of doubt, “Indebtedness” shall exclude (i) any amounts included in Company Transaction Expenses (with respect to Indebtedness the Company) or SPAC Transaction Expenses (with respect to Indebtedness of SPAC), (ii) accounts payable to trade creditors or accrued expenses, in each case, arising in the ordinary course of business and that are not yet due and payable or are being disputed in good faith or (iii) the endorsement of negotiable instruments for collection in the ordinary course of business.

“Infringement” means, directly or indirectly (including secondarily, contributorily, by inducement or otherwise), the infringement, misappropriation, dilution, or other violation of the Intellectual Property of any Person. “Infringed” and “Infringing” mean the correlative of Infringement.

“Intellectual Property” means any and all intellectual or industrial property and all rights, titles and interest therein or thereto, whether registered or unregistered, including any and all of the following in any jurisdiction: (a) Patents; (b) Trademarks; (c) rights of privacy and publicity; (d) Copyrights; (e) design rights; (f) Trade Secrets; (g) rights in Software and other technology; and (h) applications, registrations, and issuances of any of the foregoing.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of the SPAC Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of SPAC, dated as of February 12, 2025, and filed with the SEC on February 13, 2025 (File No. 333-284082).

“IT Systems” means any and all computers, computer firmware, computer hardware, middleware, servers, workstations, routers, hubs, switches, databases, websites (including the content thereon), platforms, devices, data communications lines, telecommunications and network equipment, and all other informational technology assets and equipment, Software and industrial control systems that are owned, leased, licensed, used or held for use by or for any Target Company.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Key Personnel” means Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and General Counsel.

“Knowledge” means, with respect to (a) the Company, the actual knowledge of any person set forth on Section 14.1(b) of the Company Disclosure Schedules, (b) SPAC, the actual knowledge of any person set forth on Section 14.1 of the SPAC Disclosure Schedules or (c) any other Party, (i) if an entity, the actual knowledge of its executive officers, directors or secretary, or (ii) if a natural person, the actual knowledge of such Party. No Party shall be deemed to have any other actual, imputed, or constructive knowledge regarding the subject matter of any of the relevant provisions.

“Law” means any federal, tribal, state, local, municipal, foreign or other law, statute, legislation, case law, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under IFRS or other applicable accounting standards).

“Lien” means any mortgage, pledge, security interest, license, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), or any filing or agreement to file a financing statement as debtor under applicable Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, liabilities, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries to consummate the Transactions or to perform its obligations under this Agreement or the Ancillary Documents to which it is party; provided, however, that for purposes of clause (a) above, any fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may or would have occurred a Material Adverse Effect: (i) general global, national, regional, state or local changes in the financial or securities markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets) or general economic or political or social conditions in the country or region in which such Person or any of its Subsidiaries do business, (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries operate, (iii) changes or proposed changed in GAAP, IFRS or other applicable accounting principles or mandatory changes in the regulatory accounting requirements (or any interpretation thereof) applicable to any industry in which such Person and its Subsidiaries principally operate, (iv) conditions caused by acts of God, epidemic, pandemics, terrorism, war (whether or not declared), natural or man-made disaster (including fires, flooding, earthquakes, hurricanes and tornados), civil unrest, terrorism or other force majeure or comparable events, (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein), (vi) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees), (vii) changes or proposed changes in applicable Law (or any interpretation thereof) after the date of this Agreement, (viii) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement, (ix) in respect of the Company, any action taken by, or at the written request of, SPAC and in respect of SPAC or PubCo, any action taken by, or at the written request of, the Company, (x) with respect to SPAC, the consummation and effects of the Redemption Rights and (xi) any breach of any covenants, agreements or obligations of any Pre-Funded PIPE Investor or Closing PIPE Investor under the Pre-Funded PIPE Subscription Agreement or the PIPE Agreements, as applicable (including any breach of such Person’s obligations to fund any amounts thereunder when required); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)-(iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries conducts its businesses (in which case only the incremental disproportionate impact may be taken into account). Notwithstanding the foregoing, with respect to SPAC, the aggregate amount redeemed pursuant to the Redemption Rights shall not be deemed to be a Material Adverse Effect on SPAC.

“Merger Sub Fundamental Warranties” means the warranties contained in Section 5.1 (Organization and Standing), Section 5.2 (Authorization; Binding Agreement), Section 5.5 (Capitalization) and Section 5.7 (Finders and Brokers).

“Merger Sub Shares” means the ordinary shares of US$1.00 par value per share of Merger Sub.

“Open Source Materials” shall mean any Software or other Intellectual Property that is distributed under an open source license, including (by way of example only) the GNU General Public License, GNU Lesser General Public License, Affero General Public License, Apache License, Mozilla Public License, BSD License, MIT License, Common Public License, the Artistic License, the Eclipse Public License, Netscape Public License, the Open Software License, the Common Development and Distribution License, Server Side License, Creative Commons Share Alike License, Sybase Open Watcom Public License, Design Science License, MongoDB Server Side Public License, or any other license approved as an open source license by the Open Source Initiative or any similar license commonly referred to as an “open source”, “free software”, “copyleft”, or “community source code” license.

“Order” means any order, decree, ruling, judgment, injunction, writ, binding determination or decision, verdict or judicial award that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its articles of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any and all patents, utility models, invention disclosures, patent disclosures and improvements thereto, together with all applications therefor (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, revisions, extensions, reexaminations or reissues thereof) and all non-U.S. counterparts and all rights in any of the foregoing.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders issued by or filed with any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not yet due and payable or (ii) being contested in good faith and by appropriate proceedings, in each case and for which adequate reserves have been established in accordance with IFRS or GAAP, as applicable, with respect thereto, (b) Liens imposed by operation of Law or non-monetary encumbrances that would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred, pledges or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other social security legislation, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) Liens arising under this Agreement or any Ancillary Document, (f) such imperfections of title, easements, covenants, encumbrances, Liens, or other similar restrictions on real property that would not be reasonably expected to materially impair the current use or operations of the business of the Target Companies or any assets that are subject thereto, (g) materialmen’s, mechanic’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens, or deposits to obtain the release of such Liens, (h) restrictions on the transfer of securities imposed by applicable securities Laws, (i) zoning, building, land use, entitlement, conservation restrictions or other similar restrictions on real property, including rights of way and similar encumbrances identified on any surveys, and other land use and environmental regulations promulgated by Governmental Authorities, (j) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, indemnity and appeal bonds, performance and fiduciary bonds and other obligations of a like nature, in each case in the ordinary course of business, (k) non-exclusive licenses (or sublicenses) of Intellectual Property owned by the Target Companies granted to customers or service providers in the ordinary course of business, (l) any (i) statutory Liens in favor of any lessor or landlord, (ii) Liens set forth in leases, subleases, easements, licenses, rights of use, rights to access and rights-of-way or (iii) Liens benefiting or encumbering any superior estate, right or interest, (m) any Liens that are discharged or released at or prior to the Closing, (n) any purchase money Liens, equipment leases or similar financing arrangements, (o) the rights of lessors under leasehold interests or (p) Liens specifically identified on the consolidated statement of financial position of the Target Companies.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), company, limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means (a) any information relating to an identified or identifiable natural person or that is reasonable capable of being used to identify a natural person or (b) any piece of information considered “personally identifiable information”, “personal information”, “personal data” or other comparable term under applicable Data Protection Laws.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PIPE Term Sheets” means term sheets related to a potential Pre-Funded PIPE Investment or PIPE Investment that are delivered to the Company or Pubco and are on substantially the same terms as those set forth in the term sheet included with the letter of intent dated July 29, 2025 between the Company and Inflection Point Acquisition Corp V, but which are not accepted by the Company. For the avoidance of doubt, PIPE Term Sheets shall not include any amounts that are included in a Pre-Funded PIPE Investment or PIPE Investment and actually paid to the Company or Pubco (as applicable).

“PubCo Fundamental Warranties” means the warranties contained in Section 6.1 (Organization and Standing), Section 6.2 (Authorization; Binding Agreement), Section 6.5 (Capitalization) and Section 6.7 (Finders and Brokers).

“PubCo Ordinary Shares” means the ordinary shares of $0.0001 par value per share of PubCo.

“PubCo Preferred Shares” means the series A preferred shares of US $0.0001 par value per share of PubCo.

“PubCo Restricted Share” means each PubCo Ordinary Share subject to vesting, forfeiture, or other restrictions pursuant to the terms described on Section 8.27 of the Company Disclosure Schedules.

“PubCo Securities” means the PubCo Ordinary Shares, PubCo Preferred Shares and the PubCo Series A Investor Warrants, collectively.

“Redeeming SPAC Share” means each SPAC Class A Ordinary Share in respect of which the applicable holder thereof has validly exercised its Redemption Right (and not waived, withdrawn or otherwise lost such rights in accordance with the terms of the SPAC Charter and applicable Law).

“Redemption Amount” means the aggregate amount payable with respect to all Redeeming SPAC Shares.

“Redemption Price” means the lesser of (a) $10.50 and (b) the quotient of (x) the Redemption Amount divided by (y) the total number of Redeeming SPAC Shares.

“Redemption Rights” means the right of an eligible (as determined in accordance with the SPAC Charter) holder of SPAC Class A Ordinary Shares to redeem all or a portion of its SPAC Class A Ordinary Shares (in connection with the Transactions or otherwise) as set forth in the SPAC Charter.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, disposal, discharge, dispersal, escaping, dumping, or leaching into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Remedial Action” means all actions required by Environmental Law to (a) clean up, remove, treat, or in any other way address any Release of Hazardous Material, (b) prevent the Release of any Hazardous Material so it does not substantially endanger or threaten to substantially endanger public health or welfare or the environment, (c) perform pre-remedial studies and investigations or post-remedial monitoring and care or (d) correct a condition of material noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Software” means any and all (a) computer software programs, including any and all software compilers, middleware, development tools, files, records, algorithms, heuristics, models methodologies, systems and code, whether in source code, object code or human readable form, including, for the avoidance of doubt, patches, new versions or updates thereto; (b) database rights, databases, and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts, and other work product used to design, plan, organize and develop any of the foregoing; (d) artificial intelligence or machine learning code, algorithms, or systems; and (e) source code annotations, and all related documentation relating to any of the foregoing, including user and installation manuals and training software.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“SPAC Affiliate” means (i) (A) any direct or indirect shareholder, member, general or limited partner, other equityholder of SPAC or any other Person that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with SPAC, including IP Sponsor, (B) after the Closing, PubCo, the Company or any of its Subsidiaries and (C) any past, present or future director, officer, employee, incorporator, manager, controlling person, affiliate, subsidiary, portfolio company or Representative of, and any financing source or lender to (1) SPAC, (2) after the Closing, PubCo or its Subsidiaries (including the Target Companies and their respective Subsidiaries) or (3) any person referred to in the foregoing clause (i)A) or (ii) any of their respective heirs, executors, administrators, successors or assigns. For purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “common control with”), shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of SPAC or such Person.

“SPAC Charter” means the amended and restated memorandum and articles of association of SPAC dated February 11, 2025, as the same may be amended or modified from time to time after the date hereof.

“SPAC Class A Ordinary Share” means the Class A ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Class B Ordinary Share” means the Class B ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Confidential Information” means all confidential or proprietary documents and information concerning SPAC or any of its Representatives; provided, however, that SPAC Confidential Information shall not include any information which, at the time of the disclosure to the Company, PubCo or any of their respective Affiliates or Representatives, (a) was generally available publicly and was not disclosed in breach of this Agreement or (b) was previously known by such receiving Party without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information. For the avoidance of doubt, from and after the Closing, SPAC Confidential Information will include the confidential or proprietary information of the Target Companies.

“SPAC Fundamental Warranties” means the warranties contained in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.4(a) (Non-Contravention), Section 4.17 (Finders and Brokers), Section 4.22 (Trust Account) and Section 4.24 (Fairness Opinion).

“SPAC Public Unit” means a unit consisting of one SPAC Class A Ordinary Share and one SPAC Right issued in the SPAC IPO.

“SPAC Right” means a right to receive one-fifth (1/5) of one Class A Ordinary Share in accordance with the terms of the SPAC Rights Agreement.

“SPAC Rights Agreement” means the Rights Agreement between SPAC and Continental Stock Transfer & Trust Company, dated February 12, 2025.

“SPAC Securities” means the SPAC Units, SPAC Shares and the SPAC Rights, collectively.

“SPAC Shares” means the SPAC Class A Ordinary Shares and the SPAC Class B Ordinary Shares, collectively.

“SPAC Transaction Expenses” means the aggregate amount of all fees, debts, costs and expenses, in each case including any VAT thereon, (whether or not yet invoiced), that have been incurred prior to the Closing by or on behalf of SPAC, which SPAC has agreed to pay or is otherwise liable for (including, if applicable, fees, debts, costs and expenses of the managers, directors, officers, employees and consultants of SPAC which SPAC has agreed to pay or is otherwise liable for) in connection with the negotiation, execution, performance or consummation of this Agreement and the Ancillary Documents and the Transactions or the IPO and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts (including deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO). For the avoidance of doubt, no fees, debts, costs and expenses incurred by SPAC in connection with the negotiation, execution, performance or consummation of any transaction or other activities of SPAC other than the Transactions shall be considered SPAC Transaction Expenses hereunder.

“SPAC Unit” means a unit consisting of one SPAC Class A Ordinary Share and one SPAC Right, including the units initially issued in the SPAC IPO, the private placement conducted concurrently with the SPAC IPO, and any units issued upon conversion of SPAC working capital loans pursuant to the terms thereof.

“Subsidiary” means, with respect to any Person, any corporation, company, partnership, association or other business entity of which (a) if a corporation or company, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Companies” means, collectively, the Company and all of the Company Subsidiaries and “Target Company” means any of them.

“Tax Law” means all applicable Laws relating to Taxes .

“Tax Return” means any return, computation, self-assessment, submission, notice, election, form, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or submitted or required to be filed or submitted with a Governmental Authority in connection with the determination, assessment, payment or collection of any Taxes or the administration, implementation, or enforcement of, or compliance with, any Laws or administrative requirements relating to any Taxes.

“Taxes” or “Tax” means any and all national, federal, state, local, or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, ad valorem, Value Added Tax, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat, unclaimed property, sales, use, transfer, or registration taxes and other governmental charges, duties, levies, alternative or add-on minimum, estimated and other similar charges, in each case, wherever and whenever imposed by a Governmental Authority, and including any interest, penalty, or addition thereto, whether disputed or not.

“Trade Secrets” means any and all trade secrets, and any other intellectual property rights arising under applicable Law, including any confidential or proprietary information, concepts, ideas, designs, research or development information, processes, procedures, techniques, formulae, technical information, personal information, customer lists, supplier lists, business plans, specifications, methods (whether or not patentable), compositions, invention disclosures, know-how, data, databases, data collections and related information, drawings, analyses, source code, object code, discoveries, and inventions (whether patentable or unpatentable and whether or not reduced to practice, but excluding any Patents or Copyrights therein).

“Trademarks” means any and all trademarks, service marks, trade dress, domain names, certification marks, business names, slogans, trade names, brand names, designs, logos, or corporate names and other indicia of origin (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Treasury Regulations” means the regulations (including temporary and proposed) promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Trust Account” means the trust account established by SPAC for the benefit of its public shareholders with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of February 1, 2025, as it may be amended (including to accommodate the First Merger), by and between SPAC and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation, in its capacity as trustee under the Trust Agreement.

“Value Added Tax” or “VAT” means any value added or similar Tax.

14.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
Acquisition Proposal	8.9(a)
Agreement	Preamble
Alternative Transaction	8.9(a)
Business Combination	12.1
Closing	3.1
Closing Cash	8.18(b)
Closing Date	3.1
Closing Filing	8.15(b)
Closing PIPE Investor	Recitals
Closing PIPE Subscription Agreement	Recitals
Closing Press Release	8.15(b)

Term	Section
Company	Preamble
Company Benefit Plan	7.18(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Collective Bargaining Agreement	7.17(a)
Company D&O Tail Insurance	8.17(c)
Company Disclosure Schedules	Article VII
Company Financial Statements	7.7(a)
Company Material Contract	7.12(a)
Company Permits	7.10
Company Real Property Leases	7.15
Company Registered IP	7.13(a)
Company Support Agreements	Recitals
Company Warrants	Recitals
Confidentiality Agreement	8.1(c)
Contracting Parties	13.13
Customs & Export Control Laws	4.19(d)
D&O Indemnified Persons	8.17(a)
Disqualified Individual	8.21(d)
DTC	2.6
Earnout Shares	2.10(a)
Enforceability Exceptions	4.2
Environmental Permits	7.19(a)
Exchange Ratio	2.2(a)
Extension	8.3(a)
FCPA	4.19(a)
Federal Securities Laws	8.10
First Merger	Recitals
First Merger Effective Time	1.2(a)
First Plan of Merger	1.1
First Surviving Company	1.1(a)
Future PIPE Agreements	Recitals
Future PIPE Investor	Recitals
Hegro	Recitals

Term	Section
Inflection Point Fund	Recitals
Intended Tax Treatment	2.9
Interim Financial Statements	8.6(b)
Interim Unaudited Company Financial Statements	7.7(a)
Interim Period	8.1(a)
IP Sponsor	Preamble
Legal Restraint	10.1(c)
Lock-Up Agreement	8.20
Material Customer	7.22(a)
Material Customer Agreement	7.22(a)
Material Supplier	7.22(b)
Material Supplier Agreement	7.22(b)
Maywood Sponsor	Recitals
Merger	Recitals
Merger Sub	Preamble
Nasdaq	4.3
New Registration Rights Agreement	8.19
Nonparty Affiliates	13.13
OFAC	4.19(d)
Outside Date	11.1(b)
Parties	Preamble
Party	Preamble
PIPE Agreements	Recitals
PIPE Investment	Recitals
PIPE Investors	Recitals
Post-Closing PubCo Board	1.5(a)(i)
Post-Closing PubCo Directors	1.5(a)(i)
Post-Closing PubCo Officers	1.5(a)(ii)
Pre-Funded PIPE Investment	Recitals
Pre-Funded PIPE Investors	Recitals
Pre-Funded PIPE Subscription Agreement	Recitals
Proxy Statement	8.14(a)
PubCo	Preamble
PubCo A&R Articles	1.4(a)

Term	Section
PubCo Board	Recitals
PubCo Equity Incentive Plan	8.21(a)
PubCo ESPP	8.21(b)
PubCo Series A Investor Warrants	2.2(c)
PubCo Sole Shareholder	Recitals
Registration Statement	8.14(a)
Registration Statement Effective Date	8.14(b)
Related Person	7.20
Required Shareholder Approval	10.1(a)
Rights Conversion	2.1(c)
Sanctioned Jurisdiction	4.19(d)
Sanctioned Person	7.24(a)
Sanctions	4.19(d)
SEC Reports	4.6(a)
Second Merger	Recitals
Second Merger Effective Time	1.2(b)
Second Plan of Merger	1.1(b)
Second Surviving Company	1.1(b)
Section 280G Materials	8.21(d)
Section 280G Payments	8.21(d)
Section 280G Vote	8.21(d)
Shareholder Approval Matters	8.14(a)
Signing Filing	8.15(b)
Signing Press Release	8.15(b)
SPAC	Preamble
SPAC Arrangements	8.21(d)
SPAC Board	Recitals
SPAC Board Recommendation	Recitals
SPAC Class B Ordinary Share Conversion	2.1(b)
SPAC D&O Tail Insurance	8.17(b)
SPAC Disclosure Schedules	Article IV
SPAC Dissenting Shares	2.1(i)
SPAC Financials	4.6(c)
SPAC Material Contract	4.14(a)
SPAC Permits	4.10
SPAC Per Share Merger Consideration	Recitals
SPAC Shareholders	Recitals
Special Shareholder Meeting	8.14(a)
Sponsors	Preamble
SPAC Holders Support Agreement	Recitals
Transactions	Recitals
Transfer Agent	2.6
Transfer Taxes	8.13(c)
Trust Account Released Claims	12.1
Unaudited Company Financial Statements	7.7(a)
Unit Separation	2.1(a)
W&C	13.14(a)
Waived 280G Benefits	8.21(d)
Written Resolution	8.25

[Signature Pages Follow]

IN WITNESS WHEREOF, the following Parties have caused this Agreement to be duly executed as of the date first above written.

SPAC:

MAYWOOD ACQUISITION CORP.

By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	Chairman and Chief Executive Officer

[Signature Page to the Business Combination Agreement]

Merger Sub:

IPCV Merger Sub Limited

By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	Director

[Signature Page to the Business Combination Agreement]

PubCo:

GOWELL ENERGY TECHNOLOGY

By:	/s/ Yap Yong Sheng
Name:	Yap Yong Sheng
Title:	Director

[Signature Page to the Business Combination Agreement]

Company:

GOWell Technology Limited

By:	/s/ Wenhua Liu
Name:	Wenhua Liu
Title:	Director

[Signature Page to the Business Combination Agreement]

Exhibit A

Company Warrants

Attached.

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SECURITIES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IF THE COMPANY REQUESTS, AN OPINION SATISFACTORY TO THE CORPORATION TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.

ORDINARY SHARE PURCHASE WARRANT

Original Issue Date: October 13, 2025	Initial Exercise Date:

Number of Warrant Shares: [●]

FOR VALUE RECEIVED, GOWell Technology Limited, a Cayman Islands exempted company (the “Company”), hereby certifies that [NAME OF HOLDER], a [JURISDICTION] [TYPE OF ENTITY], or its registered assigns (the “Holder”) is entitled to subscribe for and purchase from the Company [●] duly authorized and validly issued ordinary shares (the “Warrant Shares”), par value $[0.000] per share, of the Company (the “Ordinary Shares”) at a purchase price per share of $12.00 (subject to adjustment as provided herein, the “Exercise Price”), all subject to the terms, conditions, and adjustments set forth below in this Warrant.

This Ordinary Share Purchase Warrant (this “Warrant”) is one of a series of ordinary share purchase warrants (collectively, the “Warrants”) issued pursuant to that certain Subscription Agreement dated October 13, 2025 (as may be amended from time to time, the “Subscription Agreement”), by and among the Company and the purchasers named therein. The terms of the Warrants (including this Warrant) are and will be identical except as to the name of the Holder thereof, the date of issuance thereof (where applicable), and the original number of Warrant Shares thereof. Capitalized terms not defined herein have the meanings ascribed to such terms in the Subscription Agreement.

1. Definitions. As used in this Warrant, the following terms have the respective meanings set forth below:

“Aggregate Exercise Price” means an amount equal to the product of (a) the number of Warrant Shares in respect of which this Warrant is then being exercised pursuant to Section 3 hereof, multiplied by (b) the Exercise Price in effect as of the Exercise Date in accordance with the terms of this Warrant.

“Board” means the board of directors of the Company.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means that certain business combination agreement, to be entered into on October 13, 2025, by and among the Company, Maywood Acquisition Corp., GOWell Energy Technology (“PubCo”) and IPCV Merger Sub Limited.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York and the Cayman Islands are authorized or required to close.

Exhibit A-1

“Ordinary Share Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Ordinary Shares, including, without limitation, any debt, preferred shares, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares, and any securities of the Company that when paired with one or more other securities of the Company or another entity entitles the holder thereof to receive, Ordinary Shares.

“Convertible Securities” means any shares or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any and any securities of the Company that when paired with one or more other securities of the Company or another entity entitles the holder thereof to receive, Ordinary Shares.

“Exempt Issuance” means the issuance of (a) any securities of the Company to employees, officers or directors, consultants, contractors, vendors or other agents of the Company pursuant to any share or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, (b) securities upon the exercise or exchange of or conversion of any securities issued pursuant to the subscription agreements or the Business Combination Agreement, or in connection with the transactions contemplated thereby, including this Warrant and the other warrants to be entered into in connection with the Business Combination, and/other securities exercisable or exchangeable for or convertible into Ordinary Shares issued and outstanding on the Closing Date, provided that such securities have not been amended since the date hereof to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with share splits or combinations and automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such securities which are not more favorable to the holder thereof than the anti-dilution and similar provisions set forth herein) or to extend the term of such securities, and (c) the actions set forth on Schedule 8.2 attached to the Business Combination Agreement.

“Exercise Date” means, for any given exercise of this Warrant, the date on which the conditions to such exercise as set forth in Section 3 shall have been satisfied at or prior to 5:00 p.m., New York, New York time, on a Business Day, including, without limitation, the receipt by the Company of the Exercise Agreement, the Warrant, and the Aggregate Exercise Price.

“Fair Market Value” means, as of any particular date, the fair market value as determined by the Board in its good faith.

“Options” means any rights, warrants or options to subscribe for or purchase Ordinary Shares or Convertible Securities.

“Option Value” means the value of an Option based on the Black-Scholes model reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to 100%, (iii) the underlying price per share used in such calculation shall be equal to the highest price per share at which the Company has sold (or has been deemed to have sold) Ordinary Shares, (iv) a zero cost of borrow and (v) a 360 day annualization factor.

2. Term of Warrant. If the Business Combination Agreement has been terminated in accordance with its terms, then at any time or from time to time after the date of such termination (the “Initial Exercise Date”) and prior to 5:00 p.m., New York, New York time, on the fifth (5th) anniversary of the date of the termination of the Business Combination Agreement or, if such day is not a Business Day, on the next preceding Business Day (the “Exercise Period”), the Holder of this Warrant may exercise this Warrant for all or any part of the Warrant Shares purchasable hereunder (subject to adjustment as provided herein).

Exhibit A-2

3. Exercise of Warrant.

(a) Exercise Procedure. This Warrant may be exercised from time to time on any Business Day during the Exercise Period, for all or any part of the unexercised Warrant Shares, upon:

(i) surrender of this Warrant to the Company at its then principal executive offices (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft, or destruction), together with an Exercise Agreement in the form attached hereto as Exhibit A (each, an “Exercise Agreement”), duly completed (including specifying the number of Warrant Shares to be purchased) and executed; and

(ii) payment to the Company of the Aggregate Exercise Price in accordance with Section 3(b).

(b) Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made, at the option of the Holder as expressed in the Exercise Agreement, by the following methods:

(i) by delivery to the Company of a certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company, in the amount of such Aggregate Exercise Price; or

(ii) by instructing the Company to withhold a number of Warrant Shares then issuable upon exercise of this Warrant with an aggregate Fair Market Value as of the Exercise Date equal to such Aggregate Exercise Price.

In the event of any withholding of Warrant Shares pursuant to clause (ii) above where the number of Ordinary Shares whose value is equal to the Aggregate Exercise Price is not a whole number, the number of Ordinary Shares withheld by or surrendered to the Company shall be rounded down to the nearest whole Ordinary Share.

(c) Record Keeping of Exercise of Warrant. Upon receipt by the Company of the Exercise Agreement, surrender of this Warrant, and payment of the Aggregate Exercise Price (in accordance with Section 3(a) hereof), the Company shall, as promptly as practicable, and in any event within 5 Business Days thereafter, deliver (or cause to be delivered) a share certificate for such Warrant Shares and cash in lieu of any fraction of a share, as provided in Section 3(d) hereof and instruct the maintainer of the register of members of the Company to update the register of members to reflect the issuance of such Warrant Shares.

(d) Fractional Share. The Company shall not be required to issue a fractional Warrant Share upon exercise of any Warrant. As to any fraction of a Warrant Share that the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay to such Holder an amount in cash (by delivery of a certified or official bank check or by wire transfer of immediately available funds) equal to the product of (i) such fraction multiplied by (ii) the Fair Market Value of one Warrant Share on the Exercise Date.

Exhibit A-3

(e) Delivery of New Warrant. Unless the purchase rights represented by this Warrant shall have expired or shall have been fully exercised, the Company shall, at the time of delivery of the certificate or certificates representing the Warrant Shares being issued in accordance with Section 3(c) hereof, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unexpired and unexercised Warrant Shares called for by this Warrant. Such new Warrant shall in all other respects be identical to this Warrant.

(f) Valid Issuance of Warrant and Warrant Shares. With respect to the exercise of this Warrant, the Company hereby represents, covenants, and agrees that:

(i) this Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued;

(ii) all Warrant Shares issuable upon the proper exercise of this Warrant pursuant to the terms hereof shall be, upon issuance and once registered in the Company’s register of members, and the Company shall take all such actions as may be necessary or reasonably appropriate in order that such Warrant Shares are, duly authorized, validly issued, and non-assessable, free and clear of all taxes, liens, and charges, and issued without violation of any preemptive or similar rights of any member of the Company;

(iii) the Company shall take all such actions as may be reasonably necessary to ensure that all such Warrant Shares are issued without violation by the Company of any applicable law or governmental regulation to the extent that such applicable law or governmental regulation would prevent the issuance of such Warrant Shares or materially and adversely impact the Company; and

(iv) the Company shall pay all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Shares upon exercise of this Warrant; provided, that the Company shall not be required to pay any tax or governmental charge that may be imposed with respect to any applicable withholding or the issuance or delivery of the Warrant Shares to any Person other than the Holder, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

(g) Conditional Exercise. If an exercise of any portion of this Warrant is to be made in connection with a public offering or a sale of the Company (pursuant to a merger, sale of shares, or otherwise), such exercise may at the election of the Holder be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

(h) Reservation of Shares. During the Exercise Period, the Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares or other securities constituting Warrant Shares, solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of Warrant Shares issuable upon the exercise of this Warrant, and the par value per Warrant Share shall at all times be less than or equal to the applicable Exercise Price. The Company shall not increase the par value of any Warrant Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect, and shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue Ordinary Shares upon the exercise of this Warrant.

Exhibit A-4

4. Certain Adjustment to Exercise Price and Number of Warrant Shares.

(a) Dividends and Share Splits. If the Company at any time while this Warrant is outstanding: (i) pays a dividend or otherwise makes a distribution or distributions on Ordinary Shares or any other equity or equity equivalent securities payable in Ordinary Shares (which, for avoidance of doubt, shall not include any Ordinary Shares issued by the Company upon exercise of the Warrants or any cash distributions), (ii) subdivides outstanding Ordinary Shares into a larger number of shares, (iii) combines (including by way of a reverse share split) outstanding Ordinary Shares into a smaller number of shares, or (iv) issues by reclassification of Ordinary Shares any shares of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of Ordinary Shares outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the Aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 4(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Adjustment Upon Issuance of Ordinary Shares. If, while this Warrant is outstanding the Company issues or sells, or in accordance with this Section 4(b) is deemed to have issued or sold, Ordinary Shares (including the issuance or sale of Ordinary Shares owned or held by or for the account of the Company but excluding Ordinary Shares issued or sold, or deemed to have been issued or sold, by the Company in connection with any Exempt Issuance) for a consideration per share (the “New Issuance Price”) less than the Exercise Price then in effect (each such issue, sale or deemed issuance or sale, a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the New Issuance Price; save that the Exercise Price shall at all times be equal to or greater than the par value of the Ordinary Shares. For purposes of determining the adjusted Exercise Price under this Section 4(b), the following shall be applicable:

(i) Options and Convertible Securities. The consideration per share received by the Company for Ordinary Shares deemed to have been issued pursuant to Section 4(b)(ii), relating to Options and Convertible Securities, shall be determined by dividing: (x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (y) the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) deemed to be issued pursuant to Section 4(b)(ii) upon the issuance of such Options or Convertible Securities.

(ii) Deemed Issuance of Options and Convertible Securities. If the Company at any time or from time to time shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be outstanding and to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

Exhibit A-5

(iii) Change in Option Price. If, after the Original Issue Date, the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Ordinary Shares increases or decreases at any time, (other than (x) proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 4(a) above and (y) automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security which are not more favorable to the holder thereof than the anti-dilution and similar provisions set forth herein), the Exercise Price in effect at the time of such increase or decrease shall be adjusted to the Exercise Price, which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 4(b)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Original Issue Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Ordinary Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease.

(iv) Calculation of Consideration Received. In case one or more Options is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) each such Option will be deemed to have been issued for the Option Value of such Option and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued or sold for the difference of (I) the aggregate consideration received by the Company less any consideration paid or payable by the Company pursuant to the terms of such other securities of the Company, less (II) the Option Value of such Option. If any Ordinary Shares, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration other than cash received therefor will be deemed to be the net amount received by the Company therefor. If any Ordinary Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the closing sale price of such publicly traded securities on the date of receipt. If any Ordinary Shares, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Ordinary Shares, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the holders of a majority in interest of the Warrants then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the holders of a majority in interest of the Warrants then outstanding. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

Exhibit A-6

(v) Record Date. If the Company takes a record of the holders of Ordinary Shares for the purpose of entitling them (A) to receive a dividend or other distribution payable in Ordinary Shares, Options or in Convertible Securities or (B) to subscribe for or purchase Ordinary Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the Ordinary Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vi) Expiration or Termination of Options or Convertible Securities. Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Securities (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Exercise Price pursuant to the terms of Section 4(b), the Exercise Price shall be readjusted to such Exercise Price as would have obtained had such Option or Convertible Securities (or portion thereof) never been issued.

(vii) Except as set forth in Section 4(b)(vi), no adjustment pursuant to this Section 4(b) shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

(c) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 4(a) above, if at any time after the Original Issue Date the Company grants, issues or sells any Ordinary Share Equivalents or rights to purchase shares, warrants, securities or other property pro rata to the record holders of any class of Ordinary Shares (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Ordinary Shares acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights, provided, however, unless and until the Business Combination Agreement has been terminated without the Business Combination having closed, all Purchase Rights shall be held in abeyance for the Holder until such time, if ever, as the Termination Event occurs, provided, further, that the Purchase Rights shall not survive, and shall be extinguished upon, conversion upon closing of the Business Combination. To the extent that the issue price of such Purchase Rights would result in an adjustment of the Exercise Price pursuant to Section 4(b), such adjustment shall not occur to the extent the Holders were granted the right to acquire such Purchase Rights on the applicable terms.

(d) Business Combination. Upon the closing of the Business Combination, without any action on the part of the Holder, the Company or any other party to the Business Combination Agreement, this Warrant shall convert into a warrant of PubCo, in substantially the form attached hereto as Exhibit B, in accordance with Section 2.2(d) of the Business Combination Agreement.

(e) Fundamental Transaction. If the Business Combination Agreement has been terminated without the Business Combination having closed, and following such termination the Company closes a Change of Control, then, at the effective time of the Change of Control, the Holder shall be entitled to receive, in cash, the Option Value of this Warrant (the “CoC Price”). This Warrant shall terminate immediately upon a Change of Control, subject to Holder’s receipt of the CoC Price. As used herein, a “Change of Control” means: (i) a Deemed Liquidation Event (as defined in the Company’s amended and restated memorandum and articles of association as in effect on the initial issuance date of this Warrant) or (ii) the closing of the Company’s first firm commitment underwritten initial public offering of its Ordinary Shares pursuant to a registration statement filed under the Act; provided, that the Business Combination shall not constitute a Change of Control hereunder.

Exhibit A-7

(f) Calculations. All calculations under this Section 4 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 4, the number of Ordinary Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Ordinary Shares (excluding treasury shares, if any) issued and outstanding.

(g) Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to this Section 4, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment (without regard to any limitations on exercise contained herein).

(h) Notice to Holder.

(i) Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 4, the Company shall promptly deliver to the Holder by email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Ordinary Shares, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Ordinary Shares, (C) the Company shall authorize the granting to all holders of the Ordinary Shares rights or warrants to subscribe for or purchase any shares of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Ordinary Shares, any consolidation or merger to which the Company (or any of its subsidiaries) is a party, any sale or transfer of all or substantially all of its assets, or any compulsory share exchange whereby the Ordinary Shares is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by email to the Holder at its last email address as it shall appear upon the records of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Ordinary Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Ordinary Shares of record shall be entitled to exchange their shares of the Ordinary Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that, the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein. This Section 4(h)(ii) shall not apply to the transactions contemplated by the Business Combination Agreement.

Exhibit A-8

5. Transfer of Warrant. Subject to the transfer conditions referred to in the legend endorsed hereon and only after termination of the Business Combination Agreement pursuant to and in accordance with its terms, this Warrant and all rights hereunder shall be transferable, in whole or in part, by the Holder to an Affiliate of the Holder or if Holder is a partnership, corporation, trust, joint venture, unincorporated organization or other entity to its members, stockholders, partners and/or equityholders (or, with the Company’s prior written consent, to a non-Affiliate of the Holder), without charge to the Holder, upon surrender of this Warrant to the Company at its then principal executive offices with a properly completed and duly executed Assignment in the form attached hereto as Exhibit C. Upon such compliance, surrender, and delivery and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant, if any, not so assigned and this Warrant shall promptly be cancelled.

6. Holder Not Deemed a Shareholder; Limitations on Liability. Prior to the issuance to the Holder of the Warrant Shares to which the Holder is then entitled to receive upon the due exercise of this Warrant, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of shares of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a member of the Company or any right to vote, give, or withhold consent to any action (whether any reorganization, issue of shares, reclassification of shares, consolidation, merger, conveyance, or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 7, the Company shall provide the Holder with copies of the same notices and other information given to the members of the Company generally, contemporaneously with the giving thereof to the members.

7. Replacement on Loss; Division and Combination.

(a) Replacement of Warrant on Loss. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement or affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant for cancellation to the Company, the Company at its own expense shall execute and deliver to the Holder, in lieu hereof, a new Warrant of like tenor and exercisable for an equivalent number of Warrant Shares as the Warrant so lost, stolen, mutilated, or destroyed; provided, that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.

(b) Division and Combination of Warrant. Subject to compliance with the applicable provisions of this Warrant, this Warrant may be divided or, following any such division of this Warrant, subsequently combined with other Warrants, upon the surrender of this Warrant or Warrants to the Company at its then principal executive offices, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the respective Holders or their agents or attorneys. Subject to compliance with the applicable provisions of this Warrant and the Company Agreement as to any transfer or assignment which may be involved in such division or combination, the Company shall at its own expense execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants so surrendered in accordance with such notice. Such new Warrant or Warrants shall be of like tenor to the surrendered Warrant or Warrants and shall be exercisable in the aggregate for an equivalent number of Warrant Shares as the Warrant or Warrants so surrendered in accordance with such notice.

Exhibit A-9

8. No Impairment. The Company shall not, by amendment of its amended and restated memorandum and articles of association or Shareholders’ Agreement, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder.

9. Compliance with the Securities Act.

(a) Agreement to Comply with the Securities Act; Legend. The Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 9 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Holder shall not offer, sell, or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act of 1933, as amended (the “Securities Act”). This Warrant and all Warrant Shares issued upon exercise of this Warrant (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form:

“THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IF THE CORPORATION REQUESTS, AN OPINION SATISFACTORY TO THE CORPORATION TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.”

(b) Representations of the Holder. In connection with the issuance of this Warrant, the Holder specifically represents, as of the date hereof, to the Company by acceptance of this Warrant as follows:

(i) The Holder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Holder is acquiring this Warrant and the Warrant Shares to be issued upon exercise hereof for investment for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act.

(ii) The Holder understands and acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, the Holder represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

Exhibit A-10

(iii) The Holder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant and the Warrant Shares. The Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Warrant and the business, properties, prospects, and financial condition of the Company.

10. Warrant Register. The Company shall keep and properly maintain at its principal executive offices books for the registration of the Warrant and any transfers thereof. The Company may deem and treat the Person in whose name the Warrant is registered on such register as the Holder thereof for all purposes, and the Company shall not be affected by any notice to the contrary, except any assignment, division, combination, or other transfer of the Warrant effected in accordance with the provisions of this Warrant.

11. Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with evidence or confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12). Actual notice is effective as notice in all instances.

If to the Company:	GOWell International LLC
5050 Westway Park Blvd, Ste. 100
Houston, TX 77041
Attn: Kevin Colby
Email: kevin.colby@gowellpetro.com

with a copy (which will not constitute notice) to:	Hunter Taubman Fischer & Li LLC
950 Third Avenue, 19th Floor
New York, New York 10022
Attention: Louis Taubman
Email: ltaubman@htflawyers.com

If to the Holder:	[HOLDER ADDRESS]
Email: [EMAIL ADDRESS]
Attention: [TITLE OF OFFICER]

with a copy (which will not constitute notice to):	[HOLDER LAW FIRM]
Email: [EMAIL ADDRESS]
Attention: [ATTORNEY NAME]

Exhibit A-11

12. Cumulative Remedies. Except to the extent expressly provided in Section 6 to the contrary, the rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise. Without limiting any other provision of this Warrant or the Subscription Agreement, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

13. Equitable Relief. Each of the Company and the Holder acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction.

14. Entire Agreement. This Warrant, together with the Subscription Agreement, constitutes the sole and entire agreement of the parties to this Warrant with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Warrant and the Subscription Agreement, the statements in the body of this Warrant shall control.

15. Successor and Assigns. This Warrant and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of the Company and the successors and permitted assigns of the Holder. Such successors and/or permitted assigns of the Holder shall be deemed to be a Holder for all purposes hereunder.

16. No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Company and the Holder and their respective successors and, in the case of the Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Warrant.

17. Headings. The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.

18. Amendment and Modification; Waiver. Except as otherwise provided herein, this Warrant may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by the Company or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Exhibit A-12

19. Severability. If any term or provision of this Warrant is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.

20. Governing Law. This Warrant, and all claims or causes of action based upon, arising out of, or related to this Warrant, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

21. Submission to Jurisdiction. Any proceeding or Legal Proceeding based upon, arising out of or related to this Warrant must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Legal Proceeding arising out of or relating to this Warrant or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 22.

22. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS WARRANT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS WARRANT.

23. Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

24. No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

[signature page follows]

Exhibit A-13

IN WITNESS WHEREOF, the Company has duly executed this Warrant on the Original Issue Date.

GOWell Technology Limited

By:
Wenhua Liu
Director

[Signature Page to Warrant for Ordinary Shares]

Accepted and agreed,

[HOLDER NAME]

By:
[NAME]
[TITLE]

[Signature Page to Warrant for Ordinary Shares]

EXHIBIT A

NOTICE OF EXERCISE

To:

Attn:
Email:

(1) The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

☐ in lawful money of the United States; or

☐ if permitted by the Company, the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 3(b), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 3(b).

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following DWAC Account Number:

(4) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing
Entity:_________________________________________________________________________________

Signature of Authorized Signatory of Investing
Entity:_________________________________________________________________________________

Name of Authorized Signatory:_______________________________________________________________

Title of Authorized Signatory:________________________________________________________________

Date:___________________________________________________________________________________

EXHIBIT B

FORM OF PUBCO WARRANT

EXHIBIT C

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
Address:
Phone Number:
Email Address:
Dated: _______________ __, ______
Holder’s Signature:
Holder’s Address:

Exhibit B

SPAC Holders Support Agreement

SPAC HOLDERS SUPPORT AGREEMENT

This SPAC Holders Support Agreement (this “Support Agreement”) is dated as of October 13, 2025, by and among Inflection Point Fund I, LP, a Delaware limited partnership (“IPF”), Maywood Sponsor, LLC, a Delaware limited liability company (“Maywood Sponsor”) (Maywood Sponsor and IPF, each a “Sponsor” and, collectively, the “Sponsors”), Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC (“Cohen”), and Seaport Global Securities LLC (“Seaport”, and together with Cohen, the “Representatives”), Maywood Acquisition Corp., a Cayman Islands exempted company (“SPAC”), GOWELL Technology Limited, a Cayman Islands exempted company (the “Company”), and GOWell Energy Technology, a Cayman Islands exempted company (“PubCo”). The Sponsors and the Representatives are collectively referred to herein as the “SPAC Holders”. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, (i) IPF is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 990,000 of SPAC’s Class B Ordinary Shares, par value $0.0001 per share (the “SPAC Class B Ordinary Shares”), (ii) Maywood Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 2,028,750 of SPAC’s Class A Ordinary Shares, par value $0.0001 per share (the “SPAC Class A Ordinary Shares” and, together with the SPAC Class B Ordinary Shares, the “SPAC Shares”), and 125,000 private placement units, each consisting of one SPAC Class A Ordinary Share and one right to receive one-fifth (1/5) of one SPAC Class A Ordinary Share, subject to adjustment, upon the closing of SPAC’s initial business combination (such units, SPAC Class A Ordinary Shares, and rights, collectively the “Private Placement Securities”), (iii) Cohen is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 70,312 Private Placement Securities, and (iv) Seaport is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 70,313 Private Placement Securities (all such securities or other equity securities, together with any classes of the SPAC’s ordinary shares, units, or other equity securities of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any of the SPAC Holders during the period from the date hereof through the Expiration Time (as defined below) are referred to herein as the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Support Agreement, SPAC, the Company, PubCo, and IPCV Merger Sub Limited, a Cayman Islands exempted company (“Merger Sub”), have entered into a Business Combination Agreement (as amended, restated or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, among other transactions: (i) SPAC will be merged with and into PubCo (the “First Merger”), as a result of which (a) PubCo shall continue as the surviving entity, and (b) each issued and outstanding SPAC Share, including the SPAC Class A Ordinary Shares issuable in settlement of the SPAC Rights, immediately prior to the First Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive the SPAC Per Share Merger Consideration subject to and on the terms and conditions set forth in the Business Combination Agreement; and (ii) at least one Business Day following the First Merger, the Company will be merged into Merger Sub (the “Second Merger”, and together with the First Merger, the “Mergers”), as a result of which (a) Merger Sub shall continue as the surviving entity and as a wholly owned subsidiary of PubCo, and (b) each issued and outstanding Company Ordinary Share, Company Series A Preferred Share, Company Warrant and Company Restricted Shares immediately prior to the Second Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive new PubCo Ordinary Shares, PubCo Preferred Shares, PubCo Series A Investor Warrants and PubCo Restricted Shares, respectively, subject to and on the terms and conditions set forth in the Business Combination Agreement; and

Exhibit B-1

WHEREAS, as an inducement to SPAC and the Company to enter into the Business Combination Agreement and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valid consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
SPAC HOLDERS SUPPORT AGREEMENT; COVENANTS

Section 1.1  Interim Period Lock-Up Provisions.

(a)  During the period commencing on the date hereof and ending on the earliest of (x) the Second Merger Effective Time and (y) such date and time as the Business Combination Agreement shall be validly terminated in accordance with Section 11.1 thereof (the earlier of (a) and (b), the “Expiration Time”), SPAC Holders shall not (except in a Permitted Transfer) (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, in each case, directly or indirectly, with respect to any Subject Securities owned by SPAC Holders, (ii) file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement and any resale registration statement filed by PubCo relating to PubCo Ordinary Shares), (iii) deposit any Subject Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Support Agreement or otherwise transfer any voting or approval rights with respect to the Subject Securities, (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities owned by SPAC Holders or (v) publicly announce any intention to effect any transaction specified in clause (i), (ii), (iii) or (iv) (clauses (i)-(v), collectively, “Transfer”).

Exhibit B-2

(b)  “Permitted Transfer” means any Transfer of Subject Securities (i) to (A) any officer or director of the SPAC Holder, the Company, PubCo, or IPF, (B) any Affiliates or family members of the officers or directors of the SPAC Holders, the Company, PubCo, or IPF, or (C) any direct or indirect partners, members or equity holders of the SPAC Holders or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates (including, for the avoidance of doubt, where such Person is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership); (ii) to a nominee or custodian of a Person to whom a Transfer would be permitted under clause (i); (iii) in connection with any legal, regulatory or other order; (iv) to a third party in connection with any non-redemption, backstop arrangement or other similar arrangement, (v) as otherwise mutually agreed upon among the SPAC Holders, SPAC, and the Company, or (vi) to SPAC, the Company, PubCo, or IPF; provided, however, that in the case of clauses (i) through (vi), as a precondition to such Transfer, such transferee must enter into a written agreement with the Company, SPAC and PubCo agreeing to assume all of the obligations under this Agreement with respect to such Subject Securities and to be bound by the transfer restrictions set forth in this Agreement (to the extent applicable); provided, further, that, no Transfer permitted under this Section 1.1(b) shall relieve SPAC Holders or any holder of Subject Securities pursuant to a Permitted Transfer of its obligations under this Agreement.

Section 1.2  New Shares. In the event that (a) any Subject Securities are issued to any SPAC Holder after the date of this Support Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Securities of, on or affecting the Subject Securities owned by such SPAC Holder or otherwise, (b) a SPAC Holder purchases or otherwise acquires beneficial ownership of any SPAC Shares or Private Placement Securities after the date of this Support Agreement, or (c) a SPAC Holder acquires the right to vote or share in the voting of any SPAC Shares after the date of this Support Agreement (such SPAC Shares, Private Placement Securities, or other equity securities of SPAC, collectively the “New Securities”), then such New Securities acquired or purchased by such SPAC Holder shall constitute Subject Securities and be subject to the terms of this Support Agreement to the same extent as if they constituted Subject Securities owned by that SPAC Holder as of the date hereof.

Section 1.3  Binding Effect of the Business Combination Agreement. Each SPAC Holder hereby acknowledges that it has read the Business Combination Agreement and this Support Agreement and has had the opportunity to consult with its tax and legal advisors. Each SPAC Holder shall be bound by and comply with Section 8.15 (Public Announcements) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if such SPAC Holder was an original signatory to the Business Combination Agreement with respect to such provisions.

Section 1.4  Waiver of Anti-Dilution Provision. Subject to, and conditioned upon, the Closing, IPF hereby irrevocably relinquishes and waives, and agrees not to assert or perfect, to the fullest extent permitted by Law and the SPAC Charter, any and all rights IPF has or will have to any adjustment or anti-dilution protections that arise in connection with the Transactions (including, for the avoidance of doubt, but not limited to, any rights pursuant to Section 17.3 of the SPAC Charter).

Exhibit B-3

Section 1.5  Waiver of Dissenters’ Rights. Each SPAC Holder hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ rights under Section 238 of the Cayman Act and any other similar statute in connection with the Transactions and the Business Combination Agreement.

Section 1.6  Closing Date Deliverables. On the Closing Date, each SPAC Holder shall deliver to the Company (a) a duly executed copy of the New Registration Rights Agreement substantially in the form attached as Exhibit H to the Business Combination Agreement and (b) a duly executed copy of the Lock-Up Agreement substantially in the form attached as Exhibit I-2 to the Business Combination Agreement.

Section 1.7  Support Agreements.

(a)  At any meeting of the shareholders of SPAC, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of SPAC is sought (including any action by written resolution), each SPAC Holder shall (i) appear at each such meeting or otherwise cause all of its Subject Securities entitled to vote, and any other SPAC Shares that such SPAC Holder has the right to vote, to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of the SPAC Holder’s Subject Securities or SPAC Shares:

(i)  in favor of the Shareholder Approval Matters (or any sub-matter or actions in furtherance thereof);

(ii)  in favor of any proposal to adjourn or postpone the applicable meeting to a later date if and only if there are not sufficient votes for the approval of the Shareholder Approval Matters (or any sub-matter or actions in furtherance thereof) and any other matters required to be approved as set forth in the Proxy Statement on the date on which such meeting is held; and

(iii)  against any proposal, action, transaction or agreement that would or would reasonably be expected to (A) delay, postpone, impede, frustrate, prevent or nullify any provision of this Support Agreement, the Business Combination Agreement, any other Ancillary Document, or the Transactions, including the First Merger, (B) constitute or reasonably be expected to lead to an Alternative Transaction for SPAC, (C) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of SPAC under the Business Combination Agreement or any other Ancillary Document, (D) result in any of the conditions set forth in Article X of the Business Combination Agreement not being fulfilled, (E) amend the SPAC Charter (other than, for the avoidance of doubt, any amendment to the SPAC Charter in connection with an Extension), including any change in any manner to the dividend policy or capitalization of, including the voting rights of any class of capital stock of, SPAC, (F) result in a business combination agreement or merger (other than the Business Combination Agreement and the Mergers), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by, or other change to the corporate structure or business of, SPAC or (G) result in a change in the business of SPAC or any change in the management or SPAC Board (other than, in each case, in connection with the Business Combination Agreement, any Ancillary Document or the Shareholder Approval Matters).

Exhibit B-4

Each SPAC Holder hereby agrees not to commit or agree to take any action inconsistent with the foregoing.

(b)  Each Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Amended and Restated Letter Agreement, dated as of September 9, 2025, by and among Sponsors, SPAC, and the other parties thereto (the “Letter Agreement”), including the obligations of each Sponsor pursuant to Section 1 therein to not redeem any SPAC Shares owned by such Sponsor in connection with the transactions contemplated by the Business Combination Agreement. For the avoidance of doubt, no SPAC Holder shall redeem, elect to redeem or tender or submit for redemption any Subject Securities pursuant to or in connection with the Redemption Rights or otherwise.

(c)  Solely to the extent that a SPAC Holder fails to take any of the actions set forth in this Section 1.5 in accordance with the terms hereof, such SPAC Holder hereby irrevocably appoints, as its proxy and attorney-in-fact, the Company and any person designated in writing by the Company, each of them individually, with full power of substitution and re-substitution, to vote and represent at any annual or special meeting of shareholders of SPAC, and to execute and deliver any action by written consent of the shareholders of SPAC in lieu of any such meeting with respect to, all of the Subject Securities that such SPAC Holder is or may be entitled to vote, in each case, solely with respect to the matters contemplated by this Section 1.5. Each SPAC Holder acknowledges and agrees that such proxy and power of attorney granted hereunder shall be irrevocable and unconditional during the term of this Support Agreement and is coupled with an interest sufficient in law to support an irrevocable proxy. Each SPAC Holder agrees that the foregoing proxy and power of attorney shall, during the term of this Support Agreement, supersede in all respects any other proxy or power of attorney previously granted by such SPAC Holder with respect to such Subject Securities. The proxy and power of attorney granted by or at the direction of a SPAC Holder hereunder shall be automatically revoked upon the Expiration Time. This irrevocable proxy and power of attorney is binding upon the heirs, estate, executors, personal representatives, successors, and assigns of each SPAC Holder and, without limiting the effect of the restrictions on transfer and ownership with respect to the Subject Securities, any other holder of record of the Subject Securities as to which this proxy and power of attorney has been granted (including any transferee of any of the Subject Securities).

(d)  During the period commencing on the date hereof and ending on the Expiration Time, without the prior written consent of the Company, each SPAC Holder shall not modify or amend any contract between or among such SPAC Holder or any Affiliate of such SPAC Holder (other than SPAC or any of its subsidiaries), on the one hand, and SPAC or any of SPAC’s subsidiaries, on the other hand, including, for the avoidance of doubt, the Letter Agreement.

Section 1.8  Further Assurances. Each SPAC Holder shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Mergers and the other transactions contemplated by the Business Combination Agreement on the terms and subject to the conditions set forth therein and herein. Each SPAC Holder agrees to take any additional actions, if any, required or deemed to be practical or necessary in order for such SPAC Holder to provide an effective grant of proxy pursuant to the SPAC Charter (including the execution and delivery of such proxies, and the delivery and lodgement of such proxies) in order to consummate the transactions contemplated by this Support Agreement.

Exhibit B-5

Section 1.9  No Inconsistent Agreement. Each SPAC Holder, severally and not jointly, hereby represents and warrants that it has not entered into, and covenants and agrees it shall not enter into, any Contract that would delay, postpone, impede, frustrate, prevent, nullify, restrict, limit or interfere with the performance of such SPAC Holder’s obligations hereunder or make any representation and warranty contained herein untrue. Prior to the Expiration Time, no SPAC Holder shall liquidate or dissolve.

Article II
ADDITIONAL REPRESENTATIONS AND WARRANTIES

Section 2.1  Representations and Warranties of SPAC Holders. Each SPAC Holder, severally and not jointly, represents and warrants as of the date hereof to SPAC and the Company as follows:

(a)  Organization; Due Authorization. SPAC Holder is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, and the execution, delivery and performance of this Support Agreement and the consummation of the transactions contemplated hereby are within SPAC Holder’s powers and have been duly authorized by all necessary corporate actions on the part of SPAC Holder. This Support Agreement has been duly executed and delivered by SPAC Holder and, assuming due authorization, execution and delivery by the other parties to this Support Agreement, this Support Agreement constitutes a legally valid and binding obligation of SPAC Holder, enforceable against SPAC Holder in accordance with the terms hereof (subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity). If this Support Agreement is being executed in a representative or fiduciary capacity, the Person signing this Support Agreement has full power and authority to enter into this Support Agreement on behalf of SPAC Holder.

(b)  Ownership. SPAC Holder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Subject Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Support Agreement, (ii) the SPAC Charter, (iii) the Business Combination Agreement, (iv) the Letter Agreement, (v) the Underwriting Agreement, dated as of February 12, 2025, by and among the SPAC and the Representatives, or (vi) any applicable securities Laws. The Subject Securities are the only equity securities in SPAC owned of record or beneficially by SPAC Holder on the date of this Support Agreement, and none of the Subject Securities held by SPAC Holder are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder and under the Letter Agreement, or any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities. SPAC Holder has full voting power with respect to the Subject Securities held by SPAC Holder. Other than the Subject Securities held by SPAC Holder, SPAC Holder does not hold or own any rights to acquire (directly or indirectly) any equity securities of SPAC or any equity securities convertible into, or which can be exchanged for equity securities of SPAC.

Exhibit B-6

(c)  No Conflicts. The execution and delivery of this Support Agreement by SPAC Holder does not, and the performance by SPAC Holder of its obligations hereunder will not, (i) conflict with or result in a violation of the Organizational Documents of SPAC Holder, (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon SPAC Holder or SPAC Holder’s Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by SPAC Holder of its obligations under this Support Agreement or (iii) conflict with or violate any material Contract to which SPAC Holder is a party, or any Law.

(d)  Litigation. There are no Actions pending against SPAC Holder, or to the knowledge of SPAC Holder threatened against SPAC Holder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, except as has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on SPAC Holder’s ability to consummate the Transactions or perform its obligations under this Agreement or the Business Combination Agreement.

(e)  Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement or SPAC’s initial public offering based upon arrangements made by or on behalf of SPAC Holder or any of its Affiliates, for which SPAC or any of its Affiliates may become liable.

(f)  Affiliate Arrangements. Except as set forth in Schedule 4.15 of the SPAC Disclosure Schedules and disclosed in the prospectus, dated February 12, 2025, filed in connection with SPAC’s initial public offering or any subsequent SEC filings, neither the SPAC Holder nor any of its Affiliates is party to, or has any rights with respect to or arising from, any material Contract with SPAC or any of its Subsidiaries.

(g)  Information Supplied. None of the information supplied or to be supplied by SPAC Holder or its respective Affiliates and Representatives expressly for inclusion or incorporation by reference: (i) in any current report on Form 8-K, quarterly report on Form 10-Q, annual report on Form 10-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (ii) in the Registration Statement or (iii) in the mailings or other distributions to SPAC Shareholders and prospective investors (including any actual or prospective PIPE Investors) with respect to the consummation of the Transactions or in any amendment to any of documents identified in (i) through (iii), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Exhibit B-7

(h)  Acknowledgment. SPAC Holder understands and acknowledges that each of SPAC and the Company is entering into the Business Combination Agreement in reliance upon SPAC Holder’s execution and delivery of this Support Agreement.

Article III
MISCELLANEOUS

Section 3.1  Termination. This Support Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) the execution and delivery of a written agreement providing for the termination of this Support Agreement executed by each of the SPAC Holders, SPAC, and the Company. Upon such termination of this Support Agreement, all obligations of the parties under this Support Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Support Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Support Agreement prior to such termination. This Article III shall survive the termination of this Support Agreement.

Section 3.2  Governing Law; Jurisdiction. The terms of Section 13.4 of the Business Combination Agreement shall apply to this Support Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.3  WAIVER OF JURY TRIAL. THE TERMS OF SECTION 13.5 OF THE BUSINESS COMBINATION AGREEMENT (WHICH FOR THE AVOIDANCE OF DOUBT CONTAIN A WAIVER OF ANY RIGHT TO A TRIAL BY JURY) SHALL APPLY TO THIS SUPPORT AGREEMENT AND ARE INCORPORATED BY REFERENCE HEREIN MUTATIS MUTANDIS.

Section 3.4  Binding Effect; Assignment; Third Parties. This Support Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Support Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the Company (with respect to an assignment by a SPAC Holder or, prior to the Closing, SPAC or PubCo) or each of the SPAC Holders (with respect to an Assignment by the Company or, after the Closing, SPAC or PubCo). Any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning party of its obligations hereunder. Nothing contained in this Support Agreement shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or a successor or permitted assign of such a party.

Section 3.5  Specific Performance. The terms of Section 13.6 of the Business Combination Agreement shall apply to this Support Agreement and are incorporated by reference herein mutatis mutandis.

Exhibit B-8

Section 3.6  Amendment; Waiver. The terms of Section 13.8 and Section 13.9 of the Business Combination Agreement shall apply to this Support Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.7  Severability. The terms of Section 13.7 of the Business Combination Agreement shall apply to this Support Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.8  Notices. The terms of Section 13.1 of the Business Combination Agreement shall apply to this Support Agreement and are incorporated by reference herein mutatis mutandis, which notices hereunder addressed as follows:

If to SPAC at or prior to the Closing, or to IPF:

Inflection Point Fund I LP

167 Madison Avenue Suite 205 #1017

New York, New York 10016

Attention:	Michael Blitzer
Email:	blitzer@kingstowncapital.com

with a copy to (which will not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attention:	Joel Rubinstein
Email:	joel.rubinstein@whitecase.com

and

White & Case LLP

609 Main Street, Suite 2900

Houston, Texas 77002

Attention:	Jason A. Rocha
Email:	Jason.rocha@whitecase.com

If to Prior Sponsor:

Maywood Sponsor LLC

418 Broadway # 6441

Albany, NY 12207

Attention:	Zikang Wu
Email:	z@maywoodacq.com

Exhibit B-9

with a copy to (which will not constitute notice):

Graubard Miller

405 Lexington Avenue, 44th Floor

New York, New York 10174

Attention:	David Alan Miller; Jeffrey Gallant
Email:	dmiller@graubard.com; jgallant@graubard.com

If to the Representatives:

Cohen & Company Capital Markets,

a division of J.V.B. Financial Group, LLC

3 Columbus Circle, 24th Floor

New York, NY 10019

Attention:	General Counsel
Email:	gc@cohenandcompany.com

Seaport Global Securities LLC

360 Madison Avenue, 22nd Floor

New York, NY 10017

Attn:	Jack Mascone
Email:	jmascone@seaportglobal.com

Copy (which copy shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Tel: (212) 407-4000

Attn:	Mitchell S. Nussbaum, Esq. and David J. Levine, Esq.
Email:	mnussbaum@loeb.com; dlevine@loeb.com

If to the Company or PubCo or, following the Closing, SPAC:

GOWell International LLC
5050 Westway Park Blvd, Ste. 100

Houston, TX 77041

Attn:	Kevin Colby
Email:	kevin.colby@gowellpetro.com

‘

with a copy to (which shall not constitute notice):

Hunter Taubman Fisher & Li LLC
950 Third Avenue, 19th Floor
New York, New York 10022

Attn:	Louis Taubman
Email:	ltaubman@htflawyers.com

Exhibit B-10

Section 3.9  Counterparts. This Support Agreement may be executed in one or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10  Non-Circumvention. Each party hereto agrees that it shall not, and shall cause its Affiliates not to, indirectly accomplish that which such party is not permitted to accomplish (or take any action that such party is not permitted to take) directly under this Support Agreement.

Section 3.11  Confidentiality. Each SPAC Holder agrees to be bound by and subject to Section 8.1(b) and Section 8.1(d) each of the Business Combination Agreement to the same extent such provisions apply to SPAC, mutatis mutandis, as if such SPAC Holder were directly a party thereto for purposes thereof.

Section 3.12  Interpretation. The terms of Section 13.11 of the Business Combination Agreement shall apply to this Support Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.13  Consent to Disclosure. Each SPAC Holder hereby consents to the publication and disclosure in any announcement or disclosure required by applicable securities Laws, the SEC or any other securities authorities of such Person’s identity and ownership of Subject Securities (or the PubCo Ordinary Shares to which they convert), the nature of such SPAC Holder’s obligations hereunder, and the other matters set forth in the Business Combination Agreement and the Ancillary Documents, including the Transactions and the Mergers.

Section 3.14  Release; No Recourse. Effective as of the Closing, each SPAC Holder hereby irrevocably releases and discharges the Company Shareholders and each other Company Affiliate and each of their respective current and former directors, managers, officers, partners and employees to the extent set forth in, and subject to the terms and conditions of, Section 12.2(a) of the Business Combination Agreement, which such terms and conditions of Section 12.2(a) of the Business Combination Agreement shall apply to this Support Agreement and are incorporated by reference herein mutatis mutandis (with SPAC Holder being understood to be “SPAC” for purposes of the incorporation of Section 12.2(a) of the Business Combination Agreement herein). The terms of Section 13.13 of the Business Combination Agreement shall apply to this Support Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.15  Entire Agreement. This Support Agreement and the agreements referenced herein (including the Business Combination Agreement and the other Ancillary Documents) constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and, save to the extent expressly set out in this Support Agreement, the Business Combination Agreement, the other Ancillary Documents or the Confidentiality Agreement, supersede all prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

[Signature pages follow.]

Exhibit B-11

IN WITNESS WHEREOF, SPAC Holders, SPAC, PubCo, and the Company have each caused this Support Agreement to be duly executed as of the date first written above.

SPAC HOLDERS:

Inflection Point FUND I LP

By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	Chief Investment Officer

Maywood Sponsor, LLC

By:	/s/ Zikang Wu
Name:	Zikang Wu
Title:	Authorized Person

COHEN & COMPANY CAPITAL MARKETS A DIVISION OF COHEN & COMPANY SECURITIES, LLC

By:	/s/ Jerry Serowik
Name:	Jerry Serowik
Title:	Senior Managing Director

SEAPORT GLOBAL SECURITIES LLC

By:	/s/ Jack Mascone
Name:	Jack Mascone
Title:	Head of Capital Markets

[Signature Page to SPAC Holders Support Agreement]

SPAC:

Maywood Acquisition Corp.

By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	Chairman and Chief Executive Officer

[Signature Page to SPAC Holders Support Agreement]

PUBCO:

GOWELL ENERGY TECHNOLOGY

By:	/s/ Yap Yong Sheng
Name:	Yap Yong Sheng
Title:	Director

COMPANY:

GOWELL TECHNOLOGY LIMITED

By:	/s/ Wenhua Liu
Name:	Wenhua Liu
Title:	Director

[Signature Page to SPAC Holders Support Agreement]

Exhibit C

Company Support Agreement

COMPANY SUPPORT AGREEMENT

This Company Support Agreement (this “Company Support Agreement”) is dated as of October 13, 2025, by and among Hegro Well PTE. Ltd., a Singapore private company (“Parent”), Maywood Acquisition Corp., a Cayman Islands exempted company (“SPAC”), GOWell Technology Limited, a Cayman Islands exempted company (the “Company”), and GOWell Energy Technology, a Cayman Islands exempted company (“PubCo”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, Parent is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 100% of the issued and outstanding Company Ordinary Shares (all such securities or other equity securities, together with any classes of the Company’s shares, or other equity securities of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by Parent during the period from the date hereof through the Expiration Time (as defined below) are referred to herein as the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Company Support Agreement, SPAC, the Company, PubCo and IPCV Merger Sub Limited, a Cayman Islands exempted company (“Merger Sub”), have entered into a Business Combination Agreement (as amended, restated or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, among other transactions: (i) SPAC will be merged with and into PubCo (the “First Merger”), as a result of which (a) PubCo shall continue as the surviving entity, and (b) each issued and outstanding SPAC Share as of immediately prior to the First Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive one (1) PubCo Ordinary Share subject to and on the terms and conditions set forth in the Business Combination Agreement; and (ii) one (1) Business Day after the First Merger Effective Date, Merger Sub will be merged with and into the Company (the “Second Merger,” and together with the First Merger, the “Mergers”), as a result of which (a) the Company shall continue as the surviving entity and as a wholly owned subsidiary of PubCo, and (b) each issued and outstanding Company Ordinary Share, Company Series A Preferred Share, Company Warrant and Company Restricted Share, in each case as of immediately prior to the Second Merger Effective Time, shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive new PubCo Ordinary Shares, PubCo Preferred Shares, PubCo Series A Investor Warrants and PubCo Restricted Shares, respectively, subject to and on the terms and conditions set forth in the Business Combination Agreement; and

WHEREAS, as a condition and inducement to SPAC and the willingness of Company to enter into the Business Combination Agreement and to consummate the Transactions, the parties hereto are entering into this Company Support Agreement for Parent to take certain actions as described herein.

Exhibit C-1

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valid consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
COMPANY SUPPORT AGREEMENT; COVENANTS

Section 1.1 Interim Period Lock-Up Provisions.

(a) During the period commencing on the date hereof and ending on the earliest of (a) the Second Merger Effective Time and (b) such date and time as the Business Combination Agreement shall be validly terminated in accordance with Section 11.1 thereof (the earlier of (a) and (b), the “Expiration Time”), Parent shall not (except in a Permitted Transfer) (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, in each case, directly or indirectly, with respect to any Subject Securities (or PubCo Ordinary Shares received as consideration thereof) owned by Parent, (ii) file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement and any resale registration statement filed by PubCo relating to PubCo Ordinary Shares), (iii) deposit any Subject Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Company Support Agreement or otherwise transfer any voting or approval rights with respect to the Subject Securities, (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities (or PubCo Ordinary Shares received as consideration thereof) owned by Parent or (v) publicly announce any intention to effect any transaction specified in clause (i), (ii), (iii) or (iv) (clauses (i)-(v), collectively, “Transfer”).

(b) “Permitted Transfer” means any Transfer of Subject Securities (i) to (A) any officer or director of Parent, the Company or PubCo, (B) any Affiliates or family members of the officers or directors of Parent, the Company or PubCo, or (C) any direct or indirect partners, members or equity holders of Parent or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates (including, for the avoidance of doubt, where such Person is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership); (ii) to a nominee or custodian of a Person to whom a Transfer would be permitted under clause (i); (iii) in connection with any legal, regulatory or other order; (iv) to a third party in connection with any non-redemption, backstop arrangement or other similar arrangement, (v) as otherwise mutually agreed upon between Parent, the Company or PubCo, or (vi) to the Company or PubCo; provided, however, that in the case of clauses (i) through (vi), as a precondition to such Transfer, such transferee must enter into a written agreement with the Company, SPAC and PubCo agreeing to assume all of the obligations under this Agreement with respect to such Subject Securities and to be bound by the transfer restrictions set forth in this Agreement (to the extent applicable); provided, further, that, no Transfer permitted under this Section 1.1(b) shall relieve Parent or any holder of Subject Securities pursuant to a Permitted Transfer of its obligations under this Agreement.

Exhibit C-2

Section 1.2 New Shares. In the event that (a) any Subject Securities are issued to Parent after the date of this Company Support Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Securities of, on or affecting the Subject Securities owned by Parent or otherwise, (b) Parent purchases or otherwise acquires beneficial ownership of any Subject Securities after the date of this Company Support Agreement, or (c) Parent acquires the right to vote or share in the voting of any Subject Securities after the date of this Company Support Agreement (such equity securities of the Company, collectively the “New Securities”), then such New Securities acquired or purchased by Parent shall constitute Subject Securities and be subject to the terms of this Company Support Agreement to the same extent as if they constituted Subject Securities owned by Parent as of the date hereof.

Section 1.3 Binding Effect of the Business Combination Agreement. Parent hereby acknowledges that it has read the Business Combination Agreement and this Company Support Agreement and has had the opportunity to consult with its tax and legal advisors. Parent shall be bound by and comply with Sections 8.16 (Public Announcements) and 8.17 (Confidential Information) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if Parent was an original signatory to the Business Combination Agreement with respect to such provisions.

Section 1.4 Waiver of Dissenters’ Rights. Parent hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ rights under Section 238 of the Cayman Act and any other similar statute in connection with the Transactions and the Business Combination Agreement.

Section 1.5 Parent Agreements.

(a) At any meeting of the shareholders of the Company, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of the Company is sought (including any action by written resolution), Parent shall (x) appear at each such meeting or otherwise cause all of its Subject Securities entitled to vote, and any other Company shares that Parent has the right to vote, to be counted as present thereat for purposes of calculating a quorum and (y) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of Parent’s Subject Securities:

(i) in favor of the Company Shareholder Matters (or any sub-matter or actions in furtherance thereof);

(ii) in favor of any proposal to adjourn or postpone the applicable meeting to a later date if and only if there are not sufficient votes for the approval of the Company Shareholder Approval (or any sub-matter or actions in furtherance thereof) and any other matters required to be approved as set forth in the Proxy Statement on the date such meeting is held; and

Exhibit C-3

(iii) against any proposal, action, transaction or agreement that would or would reasonably be expected to (A) delay, postpone, impede, frustrate, prevent or nullify any provision of this Company Support Agreement, the Business Combination Agreement, any other Ancillary Document, or the Transactions, including the Second Merger, (B) constitute or lead to an Alternative Transaction for the Company, (C) result in a material breach in any respect of any covenant, representation, warranty or other obligation or agreement of the Company under the Business Combination Agreement or any other Ancillary Document, (D) result in any of the conditions set forth in Article X of the Business Combination Agreement not being fulfilled, (E) amend the Company’s Organizational Documents, including any change in any manner to the dividend policy or capitalization of, including the voting rights of any class of capital stock of the Company, or (F) result in a business combination agreement or merger (other than the Business Combination Agreement and the Mergers), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by, or other change to the corporate structure or business of, the Company or (G) result in a change in the business of the Company or any change in the senior management or the Company’s board of directors (other than, in each case, in connection with the Business Combination Agreement, any Ancillary Document or the Company Shareholder Approval).

Parent hereby agrees not to commit or agree to take any action inconsistent with the foregoing.

(b) During the period commencing on the date hereof and ending on the Expiration Time, without the prior written consent of [Maywood Acquisition Corp.] (such consent not to be unreasonably withheld, conditioned, or delayed), Parent shall not modify or amend any contract between or among Parent or any Affiliate of Parent, on the one hand, and the Company or any of the Company’s subsidiaries, on the other hand (other than, in each case, as contemplated by the Business Combination Agreement, any Ancillary Document or the Company Shareholder Approval).

(c) Solely to the extent that Parent intentionally fails or refuses to take any of the actions set forth in this Section 1.5 in accordance with the terms hereof, Parent hereby irrevocably appoints, as its proxy and attorney-in-fact, SPAC and any person designated in writing by SPAC, each of them individually, with full power of substitution and re-substitution, to vote and represent at any annual or special meeting of shareholders of the Company, and to execute and deliver any action by written consent of the shareholders of the Company in lieu of any such meeting with respect to, all of the Subject Securities that Parent is or may be entitled to vote, in each case, solely with respect to the matters contemplated by this Section 1.5. Parent acknowledges and agrees that such proxy and power of attorney granted hereunder shall be irrevocable and unconditional during the term of this Company Support Agreement and is coupled with an interest sufficient in law to support an irrevocable proxy. Parent agrees that the foregoing proxy and power of attorney shall, during the term of this Company Support Agreement, supersede in all respects any other proxy or power of attorney previously granted by Parent with respect to such Subject Securities. The proxy and power of attorney granted by or at the direction of Parent hereunder shall be automatically revoked upon the Effective Time. This irrevocable proxy and power of attorney is binding upon the heirs, estate, executors, personal representatives, successors, and assigns of Parent and, without limiting the effect of the restrictions on transfer and ownership with respect to the Subject Securities, any other holder of record of the Subject Securities as to which this proxy and power of attorney has been granted (including any transferee of any of the Subject Securities).

Exhibit C-4

Section 1.6 Further Assurances. Parent shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Mergers and the other transactions contemplated by the Business Combination Agreement on the terms and subject to the conditions set forth therein and herein.

Section 1.7 No Inconsistent Agreement. Parent hereby represents and warrants that it has not entered into, and covenants and agrees it shall not enter into, any Contract that would delay, postpone, impede, frustrate, prevent, nullify, restrict, limit or interfere with the performance of Parent’s obligations hereunder or make any representation and warranty contained herein untrue. Prior to the Expiration Time, Parent shall not liquidate or dissolve.

Article II
ADDITIONAL REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of Parent. Parent represents and warrants as of the date hereof to SPAC and the Company as follows:

(a) Organization; Due Authorization. Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, and the execution, delivery and performance of this Company Support Agreement and the consummation of the transactions contemplated hereby are within Parent’s corporate powers and have been duly authorized by all necessary corporate actions on the part of Parent. This Company Support Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery by the other parties to this Company Support Agreement, this Company Support Agreement constitutes a legally valid and binding obligation of Parent, enforceable against Parent in accordance with the terms hereof (subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity). If this Company Support Agreement is being executed in a representative or fiduciary capacity, the Person signing this Company Support Agreement has full power and authority to enter into this Company Support Agreement on behalf of Parent.

(b) Ownership. Parent is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Subject Securities listed across from Parent’s name on Schedule 1 hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Company Support Agreement, (ii) the Company’s Organizational Documents, (iii) the Business Combination Agreement or (iv) any applicable securities Laws. The Subject Securities are the only equity securities in the Company owned of record or beneficially by Parent on the date of this Company Support Agreement, and none of the Subject Securities held by Parent are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder, or any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities. Parent has full voting power with respect to the Subject Securities held by Parent. Other than the Subject Securities held by Parent, Parent does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for equity securities of the Company. The Subject Securities held by constitute all of the Subject Securities beneficially owned by Parent as of the date of this Company Support Agreement.

Exhibit C-5

(c) No Conflicts. The execution and delivery of this Company Support Agreement by Parent does not, and the performance by Parent of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of Parent, (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon Parent or Parent’s Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Parent of its obligations under this Company Support Agreement or (iii) conflict with or violate any material Contract to which Parent is party or Law.

(d) Litigation. There are no Actions pending against Parent, or to the knowledge of Parent threatened against Parent, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, except as has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s ability to perform its obligations under this Company Support Agreement.

(e) Acknowledgment. Parent understands and acknowledges that each of SPAC and the Company is entering into the Business Combination Agreement in reliance upon Parent’s execution and delivery of this Company Support Agreement.

Article III
MISCELLANEOUS

Section 3.1 Termination. This Company Support Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) the execution and delivery of a written agreement providing for the termination of this Company Support Agreement executed by Parent, SPAC and the Company. Upon such termination of this Company Support Agreement, all obligations of the parties under this Company Support Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Company Support Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Company Support Agreement prior to such termination. This Article III shall survive the termination of this Company Support Agreement.

Section 3.2 Governing Law; Jurisdiction. The terms of Section 13.4 of the Business Combination Agreement shall apply to this Company Support Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.3 WAIVER OF JURY TRIAL. THE TERMS OF SECTION 13.5 OF THE BUSINESS COMBINATION AGREEMENT (WHICH FOR THE AVOIDANCE OF DOUBT CONTAIN A WAIVER OF ANY RIGHT TO A TRIAL BY JURY) SHALL APPLY TO THIS COMPANY SUPPORT AGREEMENT AND ARE INCORPORATED BY REFERENCE HEREIN MUTATIS MUTANDIS.

Exhibit C-6

Section 3.4 Binding Effect; Assignment; Third Parties. This Company Support Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Company Support Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the Company (with respect to an assignment by Parent or, prior to the Closing, SPAC or PubCo) or Parent (with respect to an Assignment by the Company or, after the Closing, SPAC or PubCo). Any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning party of its obligations hereunder. Nothing contained in this Company Support Agreement shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or a successor or permitted assign of such a party.

Section 3.5 Specific Performance. Each party acknowledges that the rights of each party to consummate the transactions contemplated by this Company Support Agreement are unique, recognizes and affirms that in the event of a breach of this Company Support Agreement by any party, money damages may be inadequate and the non-breaching parties may not have adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Company Support Agreement were not performed by an applicable party in accordance with their specific terms or were otherwise breached. Accordingly, each party shall be entitled to seek an injunction, specific performance or other equitable remedy to prevent or remedy any breach of this Company Support Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Company Support Agreement, at law or in equity.

Section 3.6 Amendment and Modification. This Company Support Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of Parent, SPAC, PubCo and the Company.

Section 3.7 Waiver. Each of Parent, SPAC, PubCo and the Company may in its sole discretion (a) extend the time for the performance of any obligation or other act of any other party, (b) waive any inaccuracy in the representations and warranties by such other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the applicable parties providing such extension or waiver, and any such extension or waiver shall only be binding upon the party or parties so providing (or on whose behalf it is so provided) the extension or waiver. Notwithstanding the foregoing, no failure or delay by a party in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Exhibit C-7

Section 3.8 Severability. In case any provision in this Company Support Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 3.9 Notices. All notices and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (a) in person, (b) by e-mail (without receiving notice of non-receipt or other “bounce-back”), (c) by reputable, nationally recognized overnight courier service or (d) by registered or certified mail, pre-paid and return receipt requested; provided, however, that notice given pursuant to clauses (c) and (d) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (without receiving notice of non-receipt or other “bounce-back”); in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 3.9):

If to Parent:

Hegro Well PTE. Ltd.

c/o GOWell International LLC

5050 Westway Park Blvd, Ste. 100

Houston, TX 77041

Attention: Kevin Colby

Email: kevin.colby@gowellpetro.com

with a copy to (which shall not constitute notice):

Hunter Taubman Fisher & Li LLC
950 Third Avenue, 19th Floor
New York, New York 10022
Attn: Louis Taubman
Email: ltaubman@htflawyers.com

If to the Company or PubCo or, following the Closing, SPAC:

GOWell International LLC
5050 Westway Park Blvd, Ste. 100

Houston, TX 77041

Attn: Kevin Colby

Email: kevin.colby@gowellpetro.com

with a copy to (which shall not constitute notice):

Hunter Taubman Fisher & Li LLC
950 Third Avenue, 19th Floor
New York, New York 10022
Attn: Louis Taubman
Email: ltaubman@htflawyers.com

If to SPAC at or prior to the Closing:

Maywood Acquisition Corp.

167 Madison Avenue

Suite 205 #1017

New York, New York 10016

Attention: Michael Blitzer

Email: blitzer@kingstowncapital.com

with a copy to (which shall not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attn: Joel Rubinstein and Jason Rocha

Email: joel.rubinstein@whitecase.com; jason.rocha@whitecase.com

Exhibit C-8

Section 3.10 Counterparts. This Company Support Agreement may be executed in one or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.11 Non-Circumvention. Each party hereto agrees that it shall not, and shall cause its Affiliates not to, indirectly accomplish that which such party is not permitted to accomplish (or take any action that such party is not permitted to take) directly under this Company Support Agreement.

Section 3.12 Reserved.

Section 3.13 Interpretation. The terms of Section 13.11 of the Business Combination Agreement shall apply to this Company Support Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.14 Consent to Disclosure. Parent hereby consents to the publication and disclosure in any announcement or disclosure required by applicable securities Laws, the SEC or any other securities authorities of Parent’s identity and ownership of Subject Securities (or the PubCo Ordinary Shares to which they convert), the nature of Parent’s obligations hereunder and the other matters set forth in the Business Combination Agreement and the Ancillary Documents, including the Transactions and the Mergers.

Section 3.15 Release; No Recourse. Effective as of the Closing, Parent hereby irrevocably releases and discharges the Company Shareholders and each other Company Affiliates and each of their respective current and former directors, managers, officers, partners and employees to the extent set forth in, and subject to the terms and conditions of, Section 12.2(a) of the Business Combination Agreement, which such terms and conditions of Section 12.2(a) of the Business Combination Agreement shall apply to this Company Support Agreement and are incorporated by reference herein mutatis mutandis (with Parent being understood to be “SPAC” for purposes of the incorporation of Section 12.2(a) of the Business Combination Agreement herein). The terms of Section 13.13 of the Business Combination Agreement shall apply to this Company Support Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.16 Entire Agreement. This Company Support Agreement and the agreements referenced herein (including the Business Combination Agreement and the other Ancillary Documents) constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and, save to the extent expressly set out in this Company Support Agreement, the Business Combination Agreement, the other Ancillary Documents or the Confidentiality Agreement, supersede all prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

[Signature pages follow.]

Exhibit C-9

IN WITNESS WHEREOF, Parent, SPAC, PubCo and the Company have each caused this Company Support Agreement to be duly executed as of the date first written above.

PARENT:

Hegro Well PTE. Ltd.

By:	/s/ Wenhua Liu
Name:	Wenhua Liu
Title:	Director

PUBCO:

GOWell Energy Technology

By:	/s/ Yap Yong Sheng
Name:	Yap Yong Sheng
Title:	Director

COMPANY:

GOWELL TECHNOLOGY LIMITED

By:	/s/ Wenhua Liu
Name:	Wenhua Liu
Title:	Director

[Signature Page to Company Support Agreement]

SPAC:

Maywood Acquisition Corp.

By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	Chairman and Chief Executive Officer

[Signature Page to Company Support Agreement]

Exhibit D

Form of First Plan of Merger

Attached.

Dated [●], 2025
[Maywood Acquisition Corp.] and GOWell Energy Technology

plan of merger

Contents

1	Definitions and Interpretation	2
2	Name and registered office of each Constituent Company	2
3	Shares in the Constituent Companies	2
4	Effective Date	2
5	Terms and conditions of the Merger	3
6	Rights and restrictions attaching to the shares of the Surviving Company	3
7	Constitutional documentation of the Surviving Company	3
8	Director benefits	3
9	Secured creditors	3
10	Directors of the Surviving Company	4
11	Authorisations	4
12	Termination or amendment	4
13	Counterparts	5
14	Governing law and jurisdiction	5
Schedule 1		SCH-1
Schedule 2		SCH-2

Exhibit D-i

This plan of merger (this Plan of Merger) is made on [●] 2025.

parties:

1	GOWell Energy Technology, an exempted company incorporated in the Cayman Islands with registered number 426663 and having its registered office at c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (the Surviving Company); and

2	[Maywood Acquisition Corp.], an exempted company incorporated in the Cayman Islands with registered number 410520 and having its registered office at Conyers Trust Company (Cayman) Limited, PO Box 2681, George Town, Cricket Square, Hutchins Drive, Grand Cayman, KY1-1111, Cayman Islands (the Merging Company),

(the Surviving Company and the Merging Company are together known as the Constituent Companies).

recitals:

A	The directors of each Constituent Company have approved a merger of the Constituent Companies so that the Merging Company will merge with and into the Surviving Company (the Merger). Immediately upon the Merger becoming effective the undertaking, property and liabilities of the Constituent Companies will automatically vest in the Surviving Company, the Merging Company will cease to exist and the Surviving Company will continue as the surviving company.

B	Part 16 of the Companies Act (Revised) of the Cayman Islands (the Companies Act) provides for the statutory mechanics by which the Merger can be effected. Amongst other matters, the Companies Act requires that a written plan of merger be approved by each of the Constituent Companies and their shareholders and that such plan of merger be signed by a director on behalf of each Constituent Company and be filed with the Registrar of Companies in the Cayman Islands (the Registrar). Section 233(4) of the Companies Act provides a list of prescribed matters which must be addressed in the plan of merger.

C	Each Constituent Company wishes to enter this Plan of Merger in accordance with Part 16 of the Companies Act.

D	The directors of each Constituent Company have also approved the terms and conditions of a business combination agreement dated [●], 2025 by and among the Surviving Company, the Merging Company, GOWell Technology Limited and IPCV Merger Sub Limited (the Merger Agreement attached at Schedule 2 hereto).

Exhibit D-1

It is agreed as follows:

1	Definitions and Interpretation

1.1	Terms not otherwise defined in this Plan of Merger will have the meanings given to them in the Merger Agreement.

1.2	In this Plan of Merger:

(a)	except where the context otherwise requires, words denoting the singular include the plural and vice versa, words denoting a gender include every gender and references to persons include bodies corporate and unincorporated;

(b)	references to recitals, clauses and Schedules are, unless the context otherwise requires, references to recitals and clauses hereof and Schedules hereto and references to sub-clauses are, unless otherwise stated, references to the sub-clause of the clause in which the reference appears;

(c)	the recitals and the Schedules form part of this Plan of Merger and will have the same force and effect as if they were expressly set out in the body of this Plan of Merger and any reference to this Plan of Merger will include the recitals and the Schedules;

(d)	any reference to this Plan of Merger or to any agreement or document referred to in this Plan of Merger will be construed as a reference to such agreement or document as amended, varied, modified, supplemented, restated, novated or replaced from time to time;

(e)	any reference to any statute or statutory provision will, unless the context otherwise requires, be construed as a reference to such statute or statutory provision as the same may have been or may be amended, modified, extended, consolidated, re-enacted or replaced from time to time; and

(f)	clause headings and the index are inserted for convenience only and will not affect the construction of this Plan of Merger.

2	Name and registered office of each Constituent Company

2.1	The Merging Company and the Surviving Company are the constituent companies (as defined in section 232 of the Companies Act) participating in the Merger.

2.2	The Surviving Company will be the surviving company (as defined in section 232 of the Companies Act) following the Merger.

2.3	Following the Merger the Surviving Company will continue to be named GOWell Energy Technology.

2.4	The registered office of the Merging Company is c/o Conyers Trust Company (Cayman) Limited, PO Box 2681, George Town, Cricket Square, Hutchins Drive, Grand Cayman, KY1-1111, Cayman Islands.

2.5	The registered office of the Surviving Company is c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

2.6	Following the Merger the registered office of the Surviving Company will continue to be c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

3	Shares in the Constituent Companies

3.1	Immediately prior to the Effective Date, the authorised share capital of the Merging Company will be USD55,500 divided into 500,000,000 Class A Ordinary Shares of par value of USD0.0001 each, 50,000,000 Class B Ordinary Shares of par value of USD0.0001 each and 5,000,000 preference shares of par value of USD0.0001 each, of which [●][1] Class A Ordinary Shares of par value USD0.0001 are issued and outstanding and there being no Class B Ordinary Shares or preference shares issued and outstanding.

3.2	Immediately prior to the Effective Date, the authorised share capital of the Surviving Company will be USD50,000 divided into 500,000,000 Ordinary shares of par value of USD 0.0001 each, of which one ordinary share of par value USD0.0001 is issued and outstanding.

3.3	Immediately following the Merger, the authorised share capital of the Surviving Company will be USD[50,000] divided into 450,000,000 ordinary shares of USD[0.0001] par value each and [50,000,000] series A redeemable preference shares of USD[0.0001] par value each, of which [●] ordinary shares of USD[●] par value each and [●] series A redeemable preference shares of USD[●] par value each will be issued and outstanding[2].

4	Effective Date

The Merger will be effective on the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Companies Act or such later date as the directors of the Constituent Companies may agree and specify in accordance with this Plan of Merger and section 234 of the Companies Act (the Effective Date).

[1]	NTD: To be confirmed prior to Closing, following redemptions, if any.
[2]	NTD: Intended authorised share capital of Pubco following the merger to be confirmed.

Exhibit D-2

5	Terms and conditions of the Merger

5.1	The terms and conditions of the Merger, including the manner and basis of converting shares in the Merging Company into shares in the Surviving Company, are set out in this Plan of Merger and the Merger Agreement (including, without limitation, Article II of the Merger Agreement).

5.2	On the Effective Date:

(a)	the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies will immediately vest in the Surviving Company in accordance with section 236(1)(b) of the Companies Act; and

(b)	the Surviving Company will become liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies in accordance with section 236(1)(c) of the Companies Act.

5.3	On the Effective Date, the Registrar will strike off the Merging Company from the Register of Companies of the Cayman Islands in accordance with section 236(3) of the Companies Act.

6	Rights and restrictions attaching to the shares of the Surviving Company

Following the Merger, the rights and restrictions attaching to the shares in the capital of the Surviving Company will be as detailed in the amended and restated memorandum and articles of association of the Surviving Company attached at Schedule 1 hereto.

7	Constitutional documentation of the Surviving Company

On the Effective Date (but not before), the memorandum and articles of association of the Surviving Company shall be amended and restated by the deletion of the then-current memorandum and articles of association of the Surviving Company in their entirety and the substitution in their place of the amended and restated memorandum and articles of association of the Surviving Company attached at Schedule 1 hereto.

8	Director benefits

No director of the Surviving Company or the Merging Company has received or will receive any amount or benefit consequent upon the Merger.

9	Secured creditors

Neither the Surviving Company nor the Merging Company has any secured creditors nor has either the Surviving Company or the Merging Company granted any fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

Exhibit D-3

10	Directors of the Surviving Company

The names and addresses of the directors of the Surviving Company immediately following the Merger will be as follows:

Name	Address
[Xi Zhang]	[address]
[Wenhua Liu]	[address]
[Guillaume Borrel]	[address]
[Inflection Point Designee]	[address]
[Independent Board Member]	[address]
[Independent Board Member]	[address]
[Independent Board Member]	[address]

11	Authorisations

11.1	The directors of each Constituent Company have approved this Plan of Merger in accordance with section 233(3) of the Companies Act.

11.2	The shareholders of each Constituent Company have authorised this Plan of Merger by way of a special resolution in accordance with section 233(6) of the Companies Act.

12	Termination or amendment

12.1	In accordance with section 235(1) of the Companies Act, at any time prior to the Effective Date, subject to the Merger Agreement, this Plan of Merger may be:

(a)	terminated by the directors of either of the Constituent Companies; or

(b)	amended by the directors of both of the Constituent Companies to:

(i)	change the Effective Date, provided that the new Effective Date of the Merger complies with the provisions of section 234 of the Companies Act such that it cannot be a date later than the ninetieth day after the date of registration of the Plan of Merger with the Registrar; or

Exhibit D-4

(ii)	to make any other changes to this Plan of Merger which the directors of both the Constituent Companies consider, in their sole and absolute discretion, to be necessary or desirable for the purpose of effecting the Merger, provided that such changes do not materially adversely affect any rights of the shareholders of either Constituent Company, as determined by the directors of each of the Surviving Company and the Merging Company, respectively.

12.2	If this Plan of Merger is terminated or amended in accordance with clause 12.1 after it has been filed with the Registrar but before it has become effective, the Constituent Companies must file or cause to be filed notice of the termination or amendment (as applicable) with the Registrar in accordance with sections 235(2) and 235(4) of the Companies Act and must distribute copies of such notice in accordance with section 235(3) of the Companies Act.

13	Counterparts

This Plan of Merger may be executed and delivered in any number of counterparts, all of which taken together constitute one and the same document.

14	Governing law

This Plan of Merger is governed by and will be construed in accordance with the laws of the Cayman Islands.

[Signature page follows.]

Exhibit D-5

This Plan of Merger has been entered into by the parties on the date first written above.

Surviving Company

Signed for and on behalf of	)
GOWell Energy Technology	)

by:	)

Name: Yap Yong Sheng	)
Title: Director	)

Merging Company

Signed for and on behalf of	)
[Maywood Acquisition Corp.]	)

by:	)

Name:	)
Title: Director	)

[Signature Page to Plan of Merger (First Merger)]

Exhibit D-6

Schedule 1

Amended and Restated Memorandum and Articles of Association

of the Surviving Company

SCH-1

Schedule 2

Merger Agreement

SCH-2

Exhibit E

Form of Second Plan of Merger

Attached.

Dated [●], 2025
GOWell Technology Limited IPCV Merger Sub Limited and GOWell Energy Technology

plan of merger

Contents

1	Definitions and Interpretation	3
2	Name and registered office of each Constituent Company	4
3	Shares in the Constituent Companies	4
4	Effective Date	4
5	Terms and conditions of the Merger	5
6	Rights and restrictions attaching to the shares of the Surviving Company	5
7	Constitutional documentation of the Surviving Company	5
8	Director benefits	6
9	Secured creditors	6
10	Directors of the Surviving Company	6
11	Authorisations	6
12	Termination or amendment	6
13	Counterparts	7
14	Governing law	7
Schedule 1		SCH-1
Schedule 2		SCH-2

Exhibit E-i

This plan of merger (this Plan of Merger) is made on [●] 2025.

parties:

1	GOWell Technology Limited, an exempted company incorporated in the Cayman Islands with registered number 423700 and having its registered office at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (the Surviving Company);

2	IPCV Merger Sub Limited, an exempted company incorporated in the Cayman Islands with registered number 426488 and having its registered office at Conyers Trust Company (Cayman) Limited, PO Box 2681, George Town, Cricket Square, Hutchins Drive, Grand Cayman, KY1-1111, Cayman Islands (the Merging Company),

(the Surviving Company and the Merging Company are together known as the Constituent Companies); and

3	GOWell Energy Technology, an exempted company incorporated in the Cayman Islands with registered number 426663 and having its registered office at c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (the PubCo).

recitals:

A	The directors of each Constituent Company have approved a merger of the Constituent Companies so that the Merging Company will merge with and into the Surviving Company (the Merger). Immediately upon the Merger becoming effective the undertaking, property and liabilities of the Constituent Companies will automatically vest in the Surviving Company, the Merging Company will cease to exist and the Surviving Company will continue as the surviving company.

B	Part 16 of the Companies Act (Revised) of the Cayman Islands (the Companies Act) provides for the statutory mechanics by which the Merger can be effected. Amongst other matters, the Companies Act requires that a written plan of merger be approved by each of the Constituent Companies and their shareholders and that such plan of merger be signed by a director on behalf of each Constituent Company and be filed with the Registrar of Companies in the Cayman Islands (the Registrar). Section 233(4) of the Companies Act provides a list of prescribed matters which must be addressed in the plan of merger.

C	Each Constituent Company wishes to enter this Plan of Merger in accordance with Part 16 of the Companies Act.

D	The directors of each Constituent Company have also approved the terms and conditions of a business combination agreement dated 13 October 2025 by and among the Surviving Company, the Merging Company, PubCo and Maywood Acquisition Corp. (the Merger Agreement attached at Schedule 2 hereto).

E	PubCo wishes to enter into this Plan of Merger solely for the purposes of clause 5.2 of this Plan of Merger.

Exhibit E-1

It is agreed as follows:

1	Definitions and Interpretation

1.1	Terms not otherwise defined in this Plan of Merger will have the meanings given to them in the Merger Agreement.

1.2	In this Plan of Merger:

(a)	except where the context otherwise requires, words denoting the singular include the plural and vice versa, words denoting a gender include every gender and references to persons include bodies corporate and unincorporated;

(b)	references to recitals, clauses and Schedules are, unless the context otherwise requires, references to recitals and clauses hereof and Schedules hereto and references to sub-clauses are, unless otherwise stated, references to the sub-clause of the clause in which the reference appears;

(c)	the recitals and the Schedules form part of this Plan of Merger and will have the same force and effect as if they were expressly set out in the body of this Plan of Merger and any reference to this Plan of Merger will include the recitals and the Schedules;

(d)	any reference to this Plan of Merger or to any agreement or document referred to in this Plan of Merger will be construed as a reference to such agreement or document as amended, varied, modified, supplemented, restated, novated or replaced from time to time;

(e)	any reference to any statute or statutory provision will, unless the context otherwise requires, be construed as a reference to such statute or statutory provision as the same may have been or may be amended, modified, extended, consolidated, re-enacted or replaced from time to time; and

(f)	clause headings and the index are inserted for convenience only and will not affect the construction of this Plan of Merger.

Exhibit E-2

2	Name and registered office of each Constituent Company

2.1	The Merging Company and the Surviving Company are the constituent companies (as defined in section 232 of the Companies Act) participating in the Merger.

2.2	The Surviving Company will be the surviving company (as defined in section 232 of the Companies Act) following the Merger.

2.3	Following the Merger the Surviving Company will continue to be named GOWell Technology Limited.

2.4	The registered office of the Surviving Company is Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

2.5	The registered office of the Merging Company is Conyers Trust Company (Cayman) Limited, PO Box 2681, George Town, Cricket Square, Hutchins Drive, Grand Cayman, KY1-1111, Cayman Islands.

2.6	Following the Merger the registered office of the Surviving Company will be c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

3	Shares in the Constituent Companies

3.1	Immediately prior to the Effective Date, the authorised share capital of the Surviving Company will be US$50,000 divided into 450,000,000 series A redeemable preference shares of a nominal or par value of US$0.0001 each and 50,000,000 ordinary shares of a nominal or par value of US$0.0001 each, of which 450,000,000 series A redeemable preference shares of a nominal or par value of US$0.0001 each and 50,000,000 ordinary shares of a nominal or par value of US$0.0001 each are issued and outstanding.

3.2	Immediately prior to the Effective Date, the authorised share capital of the Merging Company will be USD50,000 divided into 50,000 Ordinary Shares of par value of USD1.00 each, of which one Ordinary Share of par value USD1.00 is issued and outstanding.

3.3	Immediately following the Merger, the authorised share capital of the Surviving Company will be USD50,000 divided into 450,000,000 series A redeemable preference shares of a nominal or par value of US$0.0001 each and 50,000,000 ordinary shares of nominal or par value of US$0.0001 each.

4	Effective Date

The Merger will be effective on the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Companies Act or such later date as the directors of the Constituent Companies may agree and specify in accordance with this Plan of Merger and section 234 of the Companies Act (the Effective Date).

Exhibit E-3

5	Terms and conditions of the Merger

5.1	The terms and conditions of the Merger, including the manner and basis of converting shares in the Merging Company into shares in the Surviving Company, are set out in this Plan of Merger and the Merger Agreement (including, without limitation, Article II of the Merger Agreement).

5.2	PubCo undertakes and agrees (it being acknowledged that PubCo will be the sole shareholder of the Surviving Company after the Merger) in consideration of the Merger to issue the PubCo Ordinary Shares, the PubCo Preferred Shares and the PubCo Series A Investor Warrants in accordance with the terms of the Merger Agreement.

5.3	On the Effective Date:

(a)	the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies will immediately vest in the Surviving Company in accordance with section 236(1)(b) of the Companies Act; and

(b)	the Surviving Company will become liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies in accordance with section 236(1)(c) of the Companies Act.

5.4	On the Effective Date, the Registrar will strike off the Merging Company from the Register of Companies of the Cayman Islands in accordance with section 236(3) of the Companies Act.

6	Rights and restrictions attaching to the shares of the Surviving Company

Following the Merger, the rights and restrictions attaching to the shares in the capital of the Surviving Company will be as detailed in the amended and restated memorandum and articles of association of the Surviving Company attached at Schedule 1 hereto.

7	Constitutional documentation of the Surviving Company

On the Effective Date (but not before), the memorandum and articles of association of the Surviving Company shall be amended and restated by the deletion of the then-current memorandum and articles of association of the Surviving Company in their entirety and the substitution in their place of the amended and restated memorandum and articles of association of the Surviving Company attached at Schedule 1 hereto.

Exhibit E-4

8	Director benefits

No director of the Surviving Company or the Merging Company has received or will receive any amount or benefit consequent upon the Merger.

9	Secured creditors

Neither the Surviving Company nor the Merging Company has any secured creditors nor has either the Surviving Company or the Merging Company granted any fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

10	Directors of the Surviving Company

The names and addresses of the directors of the Surviving Company immediately following the Merger will be as follows:

Name	Address
Xi Zhang	[address]
Wenhua Liu	[address]
Guillaume Borrel	[address]
[SPAC Designee]	[address]
[Independent Board Member]	[address]
[Independent Board Member]	[address]
[Independent Board Member]	[address]

11	Authorisations

11.1	The directors of each Constituent Company have approved this Plan of Merger in accordance with section 233(3) of the Companies Act.

11.2	The shareholders of each Constituent Company have authorised this Plan of Merger by way of a special resolution in accordance with section 233(6) of the Companies Act.

12	Termination or amendment

12.1	In accordance with section 235(1) of the Companies Act, at any time prior to the Effective Date, subject to the Merger Agreement, this Plan of Merger may be:

(a)	terminated by the directors of either of the Constituent Companies; or

(b)	amended by the directors of both of the Constituent Companies to:

(i)	change the Effective Date, provided that the new Effective Date of the Merger complies with the provisions of section 234 of the Companies Act such that it cannot be a date later than the ninetieth day after the date of registration of the Plan of Merger with the Registrar; or

Exhibit E-5

(ii)	to make any other changes to this Plan of Merger which the directors of both the Constituent Companies consider, in their sole and absolute discretion, to be necessary or desirable for the purpose of effecting the Merger, provided that such changes do not materially adversely affect any rights of the shareholders of either Constituent Company, as determined by the directors of each of the Surviving Company and the Merging Company, respectively.

12.2	If this Plan of Merger is terminated or amended in accordance with clause 12.1 after it has been filed with the Registrar but before it has become effective, the Constituent Companies must file or cause to be filed notice of the termination or amendment (as applicable) with the Registrar in accordance with sections 235(2) and 235(4) of the Companies Act and must distribute copies of such notice in accordance with section 235(3) of the Companies Act.

13	Counterparts

This Plan of Merger may be executed and delivered in any number of counterparts, all of which taken together constitute one and the same document.

14	Governing law

This Plan of Merger is governed by and will be construed in accordance with the laws of the Cayman Islands.

[Signature page follows.]

Exhibit E-6

This Plan of Merger has been entered into by the parties on the date first written above.

Surviving Company

Signed for and on behalf of	)
GOWell Technology Limited	)

by:	)

Name: Wenhua Liu	)
Title: Director	)

Merging Company

Signed for and on behalf of	)
IPCV Merger Sub Limited	)

by:	)
)
Name:	)
Title: Director	)

PubCo

Signed for and on behalf of	)
GOWell Energy Technology	)

by:	)
)
Name: Yap Yong Sheng	)
Title: Director	)

[Signature Page to Plan of Merger (Second Merger)]

Exhibit E-7

Schedule 1

Amended and Restated Memorandum and Articles of Association

of the Surviving Company

SCH-1

Schedule 2

Merger Agreement

SCH-2

Exhibit F

PubCo Series A Investor Warrants

Attached.

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

GOWell Technology Limited

ORDINARY SHARE PURCHASE WARRANT

Warrant Shares: [_______]	Initial Exercise Date:

THIS ORDINARY SHARE PURCHASE WARRANT (this “Warrant”) certifies that, for value received, [_______] or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to 5:00 p.m. (New York City time) on [●]1 (such time and date collectively, the “Termination Date”) but not thereafter, to subscribe for and purchase from GOWell Technology Limited, a Cayman Islands exempted company (the “Company”), up to [_______] ordinary shares (as subject to adjustment hereunder, the “Warrant Shares”), of a nominal par value of $[0.001] per share, of the Company (the “Ordinary Shares”). The purchase price of one Ordinary Share under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in Schedule A hereto.

Section 2. Exercise.

(a)	Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company (or such other office or agency that the Company may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company), as applicable, of a duly executed PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Not later than the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(e)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver to the Company the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank, in either case in immediately available funds, unless the cashless exercise procedure specified in Section 2(d) below is available and specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. The Company shall have no obligation to inquire with respect to or otherwise confirm the authenticity of any signatures contained on any Notice of Exercise nor the authority of any person executing such Notice of Exercise. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

[1]	To be five years after Initial Exercise Date.

Exhibit F-1

(b)	Exercise Price. The exercise price per Ordinary Share under this Warrant shall be $12.00, subject to Equitable Adjustment and, if applicable, adjustment hereunder (the “Exercise Price”).

(c)	Cashless Exercise. If at any time after the six (6) month anniversary of the Closing Date, (x) the Warrants Shares issuable upon exercise of this Warrant would be (i) “restricted securities” as defined in Rule 144 or (ii) the Holder is an Affiliate of the Company and (y) there is no effective registration statement registering, or the prospectus contained therein is not available for the resale of the Warrant Shares by the Holder, then this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing ((A-B) multiplied by (X)) by (A), where:

(A)	=	as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day, (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b) of Regulation NMS promulgated under the federal securities laws) on such Trading Day or (3) executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day), or (ii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

(B)	=	the Exercise Price of this Warrant, as adjusted hereunder; and

(X)	=	the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

(d)	If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the characteristics of the Warrants being exercised, and the holding period of the Warrant Shares being issued may be tacked on to the holding period of this Warrant. The Company agrees not to take any position contrary to this Section 2(d).

In the event of any withholding of Warrant Shares pursuant to Section 2(c) where the number of Ordinary Shares whose value is equal to the Exercise Price is not a whole number, the number of Ordinary Shares withheld by or surrendered to the Company shall be rounded down to the nearest whole Ordinary Share.

Notwithstanding anything herein to the contrary, on the Termination Date, this Warrant shall be automatically exercised via cashless exercise pursuant to this Section 2(d).

Exhibit F-2

(e)	Mechanics of Exercise.

(i)	Delivery of Warrant Shares Upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system if the Company is then a participant in such system and there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder, and otherwise by physical delivery of a certificate, (or reasonable evidence of issuance by book entry of ownership of the Warrant Shares) registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the later of (i) the Standard Settlement Period after the delivery to the Company of the Notice of Exercise, and (ii) one (1) Trading Day after delivery of the aggregate Exercise Price to the Company (such date, the “Warrant Share Delivery Date”); provided, however, in any event, the Company shall not be obligated to deliver Warrant Shares until it has received the aggregate Exercise Price therefor. Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received no later than the earlier of (i) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise and one (1) Trading Day. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Ordinary Shares as in effect on the date of delivery of the Notice of Exercise. In addition to any other rights available to the holder, if the Company fails for any reason unrelated to the actions of the holder or its Affiliates to deliver to the Holder the applicable Warrant Shares by the Warrant Share Delivery Date and if after such Warrant Share Delivery Date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, Ordinary Shares to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder was entitled to receive upon the exercise relating to such Warrant Share Delivery Date (a Buy-In), then the Company shall (A) pay in cash to the Holder (in addition to any other remedies available to or elected by the Holder) the amount, if any, by which (x) the Holder’s total purchase price (including any brokerage commissions) for the Ordinary Shares so purchased exceeds (y) the product of (1) the aggregate number of Ordinary Shares that the Holder was entitled to receive from the exercise at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (excluding any brokerage commissions) and (B) at the option of the Holder, either reissue (if surrendered) this Warrant equal to the number of Warrant Shares submitted for exercise (in which case, such exercise shall be deemed rescinded) or deliver to the Holder the number of Ordinary Shares that would have been issued if the Company had timely complied with its delivery requirements hereunder. For example, if the Holder purchases Ordinary Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of this Warrant with respect to which the actual sale price of the Warrant Shares (including any applicable brokerage commissions) giving rise to such purchase obligation was a total of $10,000, under clause (A) of the immediately preceding sentence, the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon the request of the Company, evidence of the amount of such loss. If the Holder purchases Ordinary Shares having a total purchase price of $9,000 to cover a Buy-In with respect to an attempted exercise of this Warrant with respect to which the actual sale price of the Warrant Shares (including any applicable brokerage commissions) giving rise to such purchase obligation was a total of $10,000, under clause (A) of the preceding sentence, the Company shall not be required to pay Holder any amount. For the avoidance of doubt, in the event of a Buy-In, the Holder shall use commercially reasonable efforts to purchase shares at the lowest available price, paying the lowest reasonably available brokerage commission. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and evidence of the amount of such loss. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Warrant Shares upon exercise of this Warrant as required pursuant to the terms hereof.

Exhibit F-3

(ii)	Delivery of New Warrants Upon Exercise. Unless the purchase rights represented by this Warrant shall have expired, if this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased and unexpired Warrant Shares that remain available under this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(iii)	Rescission Rights. If the Company fails, or fails to cause the Transfer Agent, to transmit to the Holder the Warrant Shares pursuant to Section 2(e)(i) by the Warrant Share Delivery Date (subject to receipt of the aggregate Exercise Price for the applicable exercise (other than in the case of a cashless exercise)), then the Holder will have the right to rescind such exercise prior to the delivery of the Warrant Shares.

(iv)	No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round down to the next whole share.

(v)	Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer or withholding tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares pursuant to the terms of this Warrant. As a condition to the issuance of Warrant Shares, the holder shall deliver customary tax forms (including IRS Form W-9 or IRS Form W-8, as applicable) as may be reasonably requested by the Company to facilitate such issuance.

(vi)	Closing of Books. The Company will not close its books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

Exhibit F-4

(f)	Holder’s Exercise Limitations. The Holder may notify the Company in writing in the event it elects to be subject to the provisions contained in this Section 2(f); however, the Holder shall not be subject to this Section 2(f) unless he, she or it makes such election. If the election is made, the Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of 4.9%, 9.9%, 19.9% (or such other amount as the Holder may specify) (the “Beneficial Ownership Limitation”). For purposes of the foregoing sentence, the number of Ordinary Shares beneficially owned by the Holder, its Affiliates and Attribution Parties shall include the number of Ordinary Shares issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of Ordinary Shares which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any other Ordinary Share Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(f) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and, of which portion of this Warrant is exercisable up to the Beneficial Ownership Limitation shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s good faith determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case, subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for exercises of this Warrant that are not in compliance with the Beneficial Ownership Limitation. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for exercises of the Warrant that are not in compliance with the Beneficial Ownership Limitation. For purposes of this Section 2(f), in determining the number of outstanding Ordinary Shares, a Holder may rely on the number of outstanding Ordinary Shares as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of Ordinary Shares outstanding. Upon the written or oral request of a Holder, the Company shall within two (2) Trading Days confirm in writing to the Holder the number of Ordinary Shares then outstanding. In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding Ordinary Shares was reported. By written notice to the Company, the Holder may from time to time increase or decrease the Beneficial Ownership Limitation applicable to the Holder, provided, however, that any such increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(f) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

Section 3. Certain Adjustments.

(a)	Share Dividends and Splits. If the Company at any time while this Warrant is outstanding: (i) pays a share dividend or otherwise makes a distribution or distributions on Ordinary Shares or any other equity or equity equivalent securities payable in Ordinary Shares (which, for avoidance of doubt, shall not include any Ordinary Shares issued by the Company upon exercise of this Warrant or any cash distributions), (ii) subdivides outstanding Ordinary Shares into a larger number of shares, (iii) combines (including by way of a reverse share split) outstanding Ordinary Shares into a smaller number of shares, or (iv) issues by reclassification of Ordinary Shares any shares of shares of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of Ordinary Shares outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

Exhibit F-5

(b)	VWAP Reset. If the VWAP of the Ordinary Shares for the twenty trading day period commencing on the date that is one year after the Closing Date (the “Measurement Price”) is less than the Exercise Price then in effect, then the Exercise Price then in effect shall be reduced in a one-time downward adjustment to an amount equal to the greater of (i) the Measurement Price and (ii) $6.50 (subject to Equitable Adjustment).

(c)	Adjustment Upon Issuance of Ordinary Shares. If and whenever on or after the Closing Date while the Warrant is outstanding, the Company issues or sells, or in accordance with this Section 3(c) is deemed to have issued or sold, any Ordinary Shares (including the issuance or sale of Treasury Shares and any other Ordinary Shares owned or held by or for the account of the Company, but excluding Ordinary Shares issued or sold, or deemed to have been issued or sold, by the Company in connection with any Exempt Issuance) for a consideration per share (the “New Issuance Price”) less than the lesser of (x) $10.00 (subject to Equitable Adjustment) and (y) the Exercise Price then in effect (each such issue, sale or deemed issuance or sale, a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the New Issuance Price; save that the Exercise Price shall at all times be equal to or greater than the par value of the Ordinary Shares.

For purposes of determining the adjusted Exercise Price under this Section 3(c), the following shall be applicable:

(i)	Options and Convertible Securities. The consideration per share received by the Company for Ordinary Shares deemed to have been issued pursuant to Section 3(c)(ii), relating to Options and Convertible Securities, shall be determined by dividing:

(1)	the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2)	the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) deemed to be issued pursuant to Section 3(c)(ii) upon the issuance of such Options or Convertible Securities.

(ii)	Deemed Issuance of Options and Convertible Securities.

(1)	If the Company at any time or from time to time shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be outstanding and to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

Exhibit F-6

(2)	If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Ordinary Shares increases or decreases at any time, (other than (x) proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 3(a) above and (y) automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security which are not more favorable to the holder thereof than the anti-dilution and similar provisions set forth herein), the Exercise Price in effect at the time of such increase or decrease shall be adjusted to the Exercise Price, which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 3(c)(ii)(2), if the terms of any Option or Convertible Security that was outstanding as of the Initial Exercise Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Ordinary Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 3(c)(i)(2) shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

(iii)	Calculation of Consideration Received.

(1)	In case one or more Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) each such Option will be deemed to have been issued for the Option Value of such Option and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued or sold for the difference of (I) the aggregate consideration received by the Company less any consideration paid or payable by the Company pursuant to the terms of such other securities of the Company, less (II) the Option Value of each such Options.

(2)	If any Ordinary Shares, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration other than cash received therefor will be deemed to be the net amount received by the Company therefor. If any Ordinary Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the closing sale price of such publicly traded securities on the date of receipt. If any Ordinary Shares, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Ordinary Shares, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the holders of a majority in interest of this Warrant and the other ordinary share purchase warrants with substantially the same terms as this Warrant, with an initial exercise price of $12.00 per share, issued on the Initial Exercise Date, and then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the holders of a majority in interest of this Warrant and the other ordinary share purchase warrants, with an initial exercise price of $12.00 per share, issued on the Initial Exercise Date, and then outstanding. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the reasonable fees and expenses of such appraiser shall be borne by the Company.

(iv)	Record Date. If the Company takes a record of the holders of Ordinary Shares for the purpose of entitling them (A) to receive a dividend or other distribution payable in Ordinary Shares, Options or in Convertible Securities or (B) to subscribe for or purchase Ordinary Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the Ordinary Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

Exhibit F-7

(v)	Expiration or Termination of Options or Convertible Securities. Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Securities (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Exercise Price pursuant to the terms of Section 3(c), the Exercise Price shall be readjusted to such Exercise Price as would have obtained had such Option or Convertible Securities (or portion thereof) never been issued.

(d)	Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time after the Initial Exercise Date while this Warrant is outstanding, the Company grants, issues or sells any Ordinary Share Equivalents or rights to purchase shares, warrants, securities or other property pro rata to the record holders of any class of Ordinary Shares (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Ordinary Shares acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, any applicable Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding any applicable Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such Ordinary Shares as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding any applicable Beneficial Ownership Limitation). To the extent that the issue price of such Purchase Rights would result in an adjustment of the Exercise Price pursuant to Section 3(c), such adjustment shall not occur to the extent the Holders were granted the right to acquire such Purchase Rights on the applicable terms.

(e)	Fundamental Transaction.

(i)	If, at any time while this Warrant is outstanding, (a) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (b) the Company (and all of its subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (c) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Ordinary Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Ordinary Shares or 50% or more of the Shares entitled to vote, (d) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares are effectively converted into or exchanged for other securities, cash or property (other than as a result of a share split, reverse share split, combination or reclassification of Ordinary Shares covered by Section 3(a) or any reorganization or parent-subsidiary merger not requiring shareholder approval), or (e) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires 50% or more of the outstanding Ordinary Shares (not including any Ordinary Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) or 50% or more of the Shares entitled to vote (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of Ordinary Shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Ordinary Shares for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant).

Exhibit F-8

(ii)	For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Ordinary Share in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Ordinary Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction; provided, that if holders of Ordinary Shares of the Company are not offered or paid any consideration in such Fundamental Transaction, such holders of Ordinary Shares will be deemed to have received common stock or ordinary shares of the Successor Entity (which Successor Entity may be the Company following such Fundamental Transaction) in such Fundamental Transaction. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds (or such other consideration) within the later of (i) five Business Days of the Holder’s election and (ii) the date of consummation of the Fundamental Transaction.

(iii)	The Company shall require any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the Ordinary Shares acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the Exercise Price hereunder to such shares of capital stock (but taking into account the relative value of the Ordinary Shares pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder.

(iv)	This Section 3(e) shall not apply to the transactions contemplated by the Business Combination Agreement or set forth in the remainder of Section 3.

(f)	Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of Ordinary Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Ordinary Shares (excluding treasury shares, if any) issued and outstanding.

(g)	Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to this Section 3, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment (without regard to any limitations on exercise contained herein).

Exhibit F-9

(h)	Notice to Holder.

(i)	Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

(ii)	Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Ordinary Shares, (B) the Company shall declare a redemption of the Ordinary Shares, (C) the Company shall authorize the granting to all holders of the Ordinary Shares rights or warrants to subscribe for or purchase any shares of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Ordinary Shares, any consolidation or merger to which the Company (or any of its subsidiaries) is a party, any sale or transfer of all or substantially all of its assets, or any compulsory share exchange whereby the Ordinary Shares are converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by email to the Holder at its last email address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Ordinary Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Ordinary Shares of record shall be entitled to exchange their Ordinary Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that, notwithstanding the foregoing, any notice delivery requirement hereunder shall also be deemed satisfied by filing or furnishing such communication with the Commission via the EDGAR system; provided, further, that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided to the Holder in accordance with the terms of this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 6-K, unless determined by the Company that such filing would be harmful to the Company at such time, in which case the Company shall file such 6-K as soon as is reasonably practicable in its discretion. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

(b)	Voluntary Adjustment By Company. Subject to the rules and regulations of the Trading Market, the Company may at any time during the term of this Warrant, subject to the prior written consent of the Holder, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

Section 4. Transfer of Warrant.

(a)	Transferability. Subject to compliance with any applicable securities laws, the conditions set forth in Section 4(d) hereof, and the Articles and the transfer conditions referred to in the legend endorsed hereon, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

Exhibit F-10

(b)	New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Initial Exercise Date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto, and if applicable, shall reflect any adjustment to the Exercise Price prior to the date of such transfer or exchange.

(c)	Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

(d)	Transfer Restrictions. This Warrant and the Warrant Shares may only be disposed of in compliance with state and federal securities laws and the Articles. In connection with any transfer of this Warrant or the Warrant Shares other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of the Holder or in connection with a pledge in connection with a bona fide margin account with a registered broker-dealer or other loan with a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act or other loan secured by this Warrant or the Warrant Shares, the Company may require the transferor to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of this Warrant or the Warrant Shares under the Securities Act.

(e)	Compliance with the Securities Act.

(i)	Agreement to Comply with the Securities Act; Legend. The Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 2 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Holder shall not offer, sell, or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act of 1933, as amended (the “Securities Act”). This Warrant and all Warrant Shares issued upon exercise of this Warrant (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form:

“THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IF THE CORPORATION REQUESTS, AN OPINION SATISFACTORY TO THE CORPORATION TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.”

Exhibit F-11

(ii)	Representations of the Holder. In connection with the issuance of this Warrant, the Holder specifically represents, as of the date hereof, to the Company by acceptance of this Warrant as follows:

(1)	The Holder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Holder is acquiring this Warrant and the Warrant Shares to be issued upon exercise hereof for investment for its own account and not with a view towards, or for distribution or resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act.

(2)	The Holder understands and acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, the Holder represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(3)	The Holder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant and the Warrant Shares. The Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Warrant and the business, properties, prospects, and financial condition of the Company.

Section 5. Miscellaneous.

(a)	No Rights as Shareholder Until Exercise. Prior to the issuance to the Holder of the Warrant Shares to which the Holder is then entitled to receive upon the due exercise of this Warrant, the Holder shall not be entitled to vote or receive dividends or have any other rights as a shareholder or be deemed the holder of shares of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a member of the Company or any right to vote, give, or withhold consent to any action (whether any reorganization, issue of shares, reclassification of shares, consolidation, merger, conveyance, or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise. Other than as expressly set forth herein, in no event shall the Company be required to net cash settle an exercise of this Warrant.

(b)	Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any share certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or share certificate, if mutilated, the Company will make and deliver a new Warrant or share certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or share certificate.

(c)	Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

Exhibit F-12

(d)	Authorized Shares.

(i)	The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Ordinary Shares a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Ordinary Shares may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

(ii)	Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its memorandum or Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be reasonably requested by the Holder to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

(iii)	Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof, the Articles and the Shareholders’ Agreement.

(e)	Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Warrant (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Warrant), and hereby irrevocably waives, and agrees not to assert in any Action or Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Action or Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence an Action or Proceeding to enforce any provisions of this Warrant, then, the prevailing party in such Action or Proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Action or Proceeding.

(f)	Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

Exhibit F-13

(g)	Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

(h)	Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via email at the e-mail address as set forth on the signature pages attached hereto, or to such other address as the Company or the Holder may indicate by a notice delivered to the other from time to time, at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the time of transmission, if such notice or communication is delivered via email attachment at the e-mail address as set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto, or to such other address as the Company or the Holder may indicate by a notice delivered to the other from time to time.

(i)	Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Ordinary Shares or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(j)	Remedies. Each party agrees that each of the parties, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The parties agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

(k)	Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

(l)	Amendment. This Warrant may be modified, waived or amended or the provisions hereof waived with the written consent of the Company and the Holder.

(m)	Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(n)	Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************

(Signature Page Follows)

Exhibit F-14

IN WITNESS WHEREOF, the parties hereto have caused this Ordinary Share Purchase Warrant to be duly executed by their respective authorized signatories as of the date first indicated above.

GOWell Energy Technology	Address for Notice:

By:
Name:
Title:	Email:

With a copy to (which shall not constitute notice):

Exhibit F-15

IN WITNESS WHEREOF, the undersigned have caused this Ordinary Share Purchase Warrant to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: [_______]

Signature of Authorized Signatory of Purchaser: _______________________________

Name of Authorized Signatory:

Title of Authorized Signatory:

Email Address of Authorized Signatory:

Address for Notice to Purchaser:

Address for Delivery of Securities to Purchaser (if not same as address for notice):

Warrant Shares: [_______]

EIN Number:

Exhibit F-16

SCHEDULE A

“Action” means any action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the applicable party, threatened against or affecting the applicable party or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Articles” means the second amended and restated articles of association of the Company, as adopted by special resolution on [_______] 2025.

“Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable contemplated Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the public announcement of the applicable contemplated Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (ii) the highest VWAP during the period beginning on the Trading Day immediately preceding the announcement of the applicable Fundamental Transaction (or the consummation of the applicable Fundamental Transaction, if earlier) and ending on the Trading Day of the Holder’s request pursuant to Section 3(f), (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date and (E) a zero cost of borrow.

“Bloomberg” means Bloomberg L.P.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of October 13, 2025, by and among GOWell Energy Technology, Maywood Acquisition Corp., the Company and IPCV Merger Sub Limited, as it may be further amended, modified or supplemented from time to time.

“Business Day” means any day other than Saturday, Sunday or legal holiday on which commercial banks in New York, New York, London, England, or George Town, Cayman Islands, are authorized to close for business.

“Closing Date” means the Trading Day on which the Business Combination is consummated.

“Convertible Securities” means any shares or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any Ordinary Shares and any securities of the Company that when paired with one or more other securities of the Company or another entity entitles the holder thereof to receive, Ordinary Shares.

“Equitable Adjustment” means, in the event that the number of outstanding Ordinary Shares, as applicable, shall have been changed into a different number of shares or a different class by reason of any reclassification, subdivision, consolidation, reorganisation, recapitalization, combination, exchange of shares, readjustment, or other similar transaction, or a share dividend or share distribution has been effectuated, an equitable adjustment as necessary to provide the holders of Ordinary Shares with the same economic effect as is contemplated by this Warrant prior to such event;

Exhibit F-17

“Exempt Issuance” means the issuance of (a) any securities of the Company to employees, officers or directors , consultants, contractors, vendors or other agents of the Company pursuant to any share or option plan or employee stock purchase plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, (b) securities upon the exercise or exchange of or conversion of any securities issued pursuant to the Purchase Agreements or the Business Combination Agreement, or in connection with the transactions contemplated thereby, including the Series A Shares, this Warrant and the other common share purchase warrants with an initial exercise price of $12.00 per share, and/other securities exercisable or exchangeable for or convertible into Ordinary Shares issued and outstanding on the Closing Date, provided that such securities have not been amended since the Closing Date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with share splits or combinations and automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such securities which are not more favorable to the holder thereof than the anti-dilution and similar provisions set forth herein) or to extend the term of such securities, (c) the Underlying Shares, and (d) securities issued pursuant to any merger, acquisition or strategic transaction or partnership approved by a majority of the directors of the Company, provided that (i) such securities are issued as “restricted securities” (as defined in Rule 144) or are issued pursuant to an effective registration statement pursuant to the Securities Act and (ii) any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds including strategic commercial arrangements, technology, supply or distribution, licensing, joint ventures, or M&A consideration, (e) earn-out shares or other contingent consideration issued pursuant to the Business Combination Agreement or any permitted amendment thereto, and (f) any other issuance consented to in writing by holders of a majority in interest of this Warrant and the other Ordinary Share purchase warrants with substantially the same terms (such consent not to be unreasonably withheld, conditioned or delayed); but any such Exempt Issuance shall not include a transaction in which the Company is issuing securities (i) primarily for the purpose of raising capital, including an at-the-market offering, or (ii) to an entity whose primary business is investing in securities.

“Options” means any rights, warrants or options to subscribe for or purchase Ordinary Shares or Convertible Securities.

“Option Value” means the value of an Option based on the Black-Scholes Option Pricing model obtained from the “OV” function on Bloomberg determined as of (A) the Trading Day prior to the public announcement of the issuance of the applicable Option, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of (A) the Trading Day immediately following the public announcement of the applicable Option if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iii) the underlying price per share used in such calculation shall be the highest weighted average price of the Ordinary Shares during the period beginning on the Trading Day prior to the execution of definitive documentation relating to the issuance of the applicable Option and ending on (A) the Trading Day immediately following the public announcement of such issuance, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iv) a zero cost of borrow and (v) a 360 day annualization factor, provided, however, in case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, in no event shall the Option Value exceed a fraction of the aggregate consideration received (excluding the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities) equal to (1) the number of Ordinary Shares underlying such Option divided by (2) the total number of Ordinary Shares issued or issuable in the integrated transaction (including the number of shares underlying such Option).

Exhibit F-18

“Ordinary Share Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Ordinary Shares, including, without limitation, any debt, preferred share, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares, and any securities of the Company that when paired with one or more other securities of the Company or another entity entitles the holder thereof to receive, Ordinary Shares.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding, whether commenced or threatened.

“Purchase Agreements” means the several Subscription Agreements, between the Company and certain original holders of ordinary share purchase warrants, with an initial exercise price of $12.00 per share, issued on the Initial Exercise Date, as amended, modified or supplemented from time to time in accordance with its terms.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement among the Company, the initial Holder of this Warrant and the other parties thereto.

“Series A Shares” shall have the meaning given to it in the Articles.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Ordinary Shares are listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Warrant, the other ordinary share purchase warrants, with substantially the same terms as this Warrant, with an initial exercise price of $12.00 per share, issued on the Initial Exercise Date and the Registration Rights Agreement, and all exhibits and schedules thereto.

“Transfer Agent” means Continental Stock Transfer & Trust Company, the current transfer agent of the Company, and any successor transfer agent of the Company.

“Underlying Shares” means the Ordinary Shares issuable upon conversion of the Series A Shares or exercise of this Warrant and the other ordinary shares purchase warrants, with an initial exercise price of $12.00 per share, issued on the Initial Exercise Date.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Ordinary Shares are then listed or quoted on a Trading Market, the daily volume weighted average price of the Ordinary Shares for the 20 Trading Day preceding such date (or the nearest preceding date) on the Trading Market on which the Ordinary Shares are then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Ordinary Shares for the 20 Trading Days preceding such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Ordinary Shares are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Ordinary Shares are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the average of the highest closing bid price per share and the lowest closing ask price per Ordinary Share for the 20 Trading Days preceding such date, or (d) in all other cases, the fair market value of an Ordinary Share as determined by an independent appraiser selected in good faith by the holders of a majority in interest of this Warrant and the other ordinary share purchase warrants, with an initial exercise price of $12.00 per share, issued on the Initial Exercise Date and then outstanding, and reasonably acceptable to the Company, the reasonable fees and expenses of which shall be paid by the Company.

Exhibit F-19

EXHIBIT A

NOTICE OF EXERCISE

To:

Attn:
Email:

(1) The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

☐ in lawful money of the United States; or

☐ if permitted the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following DWAC Account Number:

[(4) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.]

[SIGNATURE OF HOLDER]

Name of Investing Entity:______________________________________________________________________

Signature of Authorized Signatory of Investing Entity:________________________________________________

Name of Authorized Signatory:__________________________________________________________________

Title of Authorized Signatory:___________________________________________________________________

Date:__________________________________________________________________________________________

Exhibit F-20

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Phone Number:

Email Address:

Dated: _______________ __, ______

Holder’s Signature:

Holder’s Address:

Exhibit F-21

Exhibit G

Form of New Registration Rights Agreement

FORM OF
REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], is made and entered into by and among (i) GOWell Energy Technology, a Cayman Islands exempted company (“PubCo”), (ii) Maywood Sponsor LLC, a Delaware limited liability company (the “Prior Sponsor”), (iii) Inflection Point Fund I LP, a Delaware limited partnership (the “New Sponsor”), (iv) Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC (“Cohen”), and Seaport Global Securities LLC (“Seaport”, together with Cohen, the “Representatives”), (v) independent directors of the SPAC (the “Independent Directors”), (vi) the members of the New Sponsor identified on the signature pages hereto under “Other Sponsor Holders” (the “New Sponsor Members”, together with the New Sponsor and Independent Directors, the “New Sponsor Holders”), (vii) each of the undersigned parties listed on the signature pages hereto under “PIPE Holders” (the “PIPE Holders”), and (viii) each of the former shareholders of GOWell Technology Limited, a Cayman Islands exempted company (the “Company”), designated as Legacy Company Holders on the signature pages hereto (each such party a “Legacy Company Holder”, and such holders together with the Prior Sponsor, the New Sponsor Holders, the Representatives, the PIPE Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”), and, for the limited purpose set forth in Section 5.4 of this Agreement, [Maywood Acquisition Corp.], a Cayman Islands exempted company (“SPAC”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, PubCo has entered into that certain Business Combination Agreement, dated as of October [13], 2025 (the “Business Combination Agreement”), by and among PubCo, SPAC, the Company and IPCV Merger Sub Limited, a Cayman Islands exempted company (“Merger Sub”), pursuant to which, among other transactions: (i) SPAC will be merged with and into PubCo (the “First Merger”), as a result of which (a) PubCo shall continue as the surviving entity, and (b) each issued and outstanding SPAC Share, including the SPAC Class A Ordinary Shares issuable in settlement of the SPAC Rights, immediately prior to the First Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive the SPAC Per Share Merger Consideration subject to and on the terms and conditions set forth in the Business Combination Agreement; and (ii) one Business Day following the First Merger, the Merger Sub will merge with and into the Company (the “Second Merger,” and, together with the First Merger, the “Mergers”), as a result of which (a) Company shall continue as the surviving entity and as a wholly-owned direct subsidiary of PubCo, and (b) each issued and outstanding Company Ordinary Share, Company Series A Preferred Share and Company Warrant shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive new PubCo Ordinary Shares, PubCo Preferred Shares, PubCo Series A Investor Warrants, subject to and on the terms and conditions set forth in the Business Combination Agreement;

WHEREAS, SPAC, the Prior Sponsor and the Representatives entered into that certain Registration Rights Agreement, dated as of February 12, 2025 (the “Prior Agreement”);

WHEREAS, on September 9, 2025, the New Sponsor executed a joinder agreement to become a party to that Prior Agreement;

WHEREAS, Section 5.5 of the Prior Agreement provides that any provision, covenant or condition of the Prior Agreement can be amended or modified upon the written consent of PubCo (as successor to SPAC) and Holders (as such term is used in the Prior Agreement) of at least a majority in interest of the Registrable Securities (as such term in used in the Prior Agreement);

WHEREAS, the Prior Sponsor, the New Sponsor and the Representatives own a majority in interest of the Registrable Securities (as such term is used in the Prior Agreement);

WHEREAS, each of PubCo, the Prior Sponsor, the New Sponsor and the Representatives intends for its entry into this Agreement to constitute written consent pursuant to Section 5.5 (Amendments and Modifications) of the Prior Agreement to amend the entirety of the Prior Agreement to provide for its termination without giving effect to the terms providing for the survival of certain provisions thereof as set forth in Section 5.7 (Term) of the Prior Agreement, with such termination effective as of the date hereof, in order to provide for the terms and conditions included herein;

Exhibit G-1

WHEREAS, the parties hereto are entering into this Agreement concurrently with and, effective as of and contingent upon, the Closing; and

WHEREAS, PubCo and the Holders desire to enter into this Agreement, pursuant to which PubCo shall grant the Holders certain registration rights with respect to certain securities of PubCo, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of PubCo or the Board, in each case, after consultation with counsel to PubCo, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) PubCo has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” has the meaning set forth in Section 2.5(a) of this Agreement.

“Board” shall mean the board of directors of PubCo.

“Business Combination Agreement” shall have the meaning given in the Recitals.

“Business Days” shall have the meaning given in the Business Combination Agreement.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble.

“Demand Registration” shall have the meaning given in Section 2.1.1 of this Agreement.

“Demanding Holder” shall have the meaning given in Section 2.1.1 of this Agreement.

“Floor Price” shall mean $1.00.

“Holder” or “Holders” shall have the meaning given in the Preamble.

“Legacy Company Holders” shall have the meaning given in the Preamble.

Exhibit G-2

“Maximum Number of Securities” shall have the meaning given in Section 2.1.4 of this Agreement.

“Maywood IPO” shall mean the initial public offering of SPAC consummated on February 12, 2025.

“Merger Sub” shall have the meaning given in the Recitals.

“Misstatement” shall mean in the case of a Registration Statement, an untrue statement of a material fact or an omission to state a material fact required to be stated therein, or necessary to make the statements therein not misleading, and in the case of a Prospectus, an untrue statement of a material fact or an omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

“New Sponsor” shall have the meaning given in the Preamble.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of any lock-up period applicable between such Holder and PubCo, and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1 of this Agreement.

“PIPE Holders” shall have the meaning given in the Recitals.

“Prior Agreement” shall have the meaning given in the Recitals.

“Prior Sponsor” shall have the meaning given in the Preamble.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“PubCo” shall have the meaning given in the Preamble.

“PubCo Ordinary Shares” means the ordinary shares, with $[0.001] par value per share, of PubCo.

“Registrable Security” shall mean all of the following securities, determined as of two (2) Business Days prior to any applicable filing of a Registration Statement and assuming that (i) all shares of Series A Preferred Stock are converted into PubCo Ordinary Shares at a conversion price equal to the Floor Price and (ii) all Series A Investor Warrants are exercised in full at an exercise price equal to the Floor Price: (a) any PubCo Ordinary Shares held by a Holder immediately following the Closing, (b) any PubCo Ordinary Shares that may be acquired by Holders upon the exercise, conversion or redemption of any other security of PubCo or other right to acquire PubCo Ordinary Shares held by a Holder immediately following the Closing, (c) any outstanding PubCo Ordinary Shares or other equity securities (including the PubCo Ordinary Shares issued or issuable upon the exercise of any other equity security) of PubCo held by a Holder on or following the date of this Agreement to the extent such securities are “restricted securities” or are held by an “affiliate” (each as defined in Rule 144 under the Securities Act), (d) any of the Restricted Shares granted to the Holders upon assumption and conversion of the Company Restricted Shares (as defined in the Business Combination Agreement) at the Second Merger Effective Time in consideration for services provided to PubCo, and (e) any other equity security, including any warrants, shares of capital stock or other securities of PubCo, issued or issuable with respect to any securities referenced in clauses (a), (b), (c) or (d) above by way of share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by PubCo and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold without registration, including pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations including as to manner or timing of sale or current public information requirements under Rule 144(i) (to the extent applicable)); or (v) such securities have been sold to, or through, a broker, dealer or Underwriter in a public distribution or other public securities transaction.

Exhibit G-3

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses relating to a Registration, including, without limitation, the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which PubCo’s Ordinary Shares are then listed;

(b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) printing, messenger, telephone and delivery expenses;

(d) reasonable fees and disbursements of counsel for PubCo;

(e) all of PubCo’s internal expenses (including all salaries and expenses of its officers and employees);

(f) all reasonable fees and expenses of any special experts retained by PubCo in connection with such registration;

(g) reasonable fees and disbursements of underwriters customarily paid by issuers of securities in a secondary offering, but excluding underwriting discounts, commissions and transfer taxes, if any, with respect to Registrable Securities sold by PubCo;

(h) reasonable fees and disbursements of all independent registered public accountants of PubCo incurred specifically in connection with such Registration; and

(i) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration not to exceed $75,000 without the consent of PubCo.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Representatives” shall have the meaning given in the Recitals.

“Requesting Holder” shall have the meaning given in Section 2.1.1 of this Agreement.

“Restricted Shares” shall mean each PubCo Ordinary Share subject to vesting, forfeiture, or other restrictions.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended from time to time.

“Shelf Registration Statement” shall have the meaning given in Section 2.3(a) of this Agreement.

Exhibit G-4

“Sponsor” shall have the meaning given in the Preamble.

“Subsequent Shelf Registration” shall have the meaning given in Section 2.3(b) of this Agreement.

“Suspension Event” shall have the meaning set forth in Section 3.4 of this Agreement.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of PubCo are sold to one or more Underwriters in a firm commitment underwriting for distribution to the public.

Article II
REGISTRATIONS

2.1 Demand Registration.

2.1.1 Request for Registration. Following the expiration of any applicable lock-up period, subject to the provisions of Section 2.1.4 hereof and provided at least 12 months have passed since the filing of the Form 10 information (as defined in Rule 144(i)(3) of the Securities Act) with the Commission, any of (x) Holders of at least a majority-in-interest of the then outstanding number of Registrable Securities, (y) New Sponsor or (z) affiliates of New Sponsor (clauses (x) through (z), “Demanding Holders”), may make a written demand for Registration under the Securities Act of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). PubCo shall, promptly following PubCo’s receipt of a Demand Registration and, in any event, within twenty (20) days of its receipt of such Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify PubCo, in writing, within five (5) Business Days after the receipt by the Holder of the notice from PubCo. Upon receipt by PubCo of any such written notification from a Requesting Holder(s) to PubCo, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and PubCo shall effect, as soon thereafter as reasonably practicable, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. PubCo shall not be obligated to effect (x) more than one (1) Registration pursuant to a Demand Registration on behalf of the Representatives or (y) more than an aggregate of four (4) Registrations pursuant to a Demand Registration with respect to any or all Registrable Securities; provided that, a Registration shall not be counted for such purpose unless a Form F-1 or any similar long-form registration statement that may be available at such time (“Form F-1”) has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Form F-1 Registration have been sold, in accordance with Section 3.1 of this Agreement.

2.1.2 Effective Registration. Notwithstanding the provisions of Section 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (a) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (b) PubCo has complied with all of its obligations under this Agreement with respect thereto; provided that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until (i) such stop order or injunction is removed, rescinded or otherwise terminated and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify PubCo in writing, but in no event later than five (5) days of such election; provided further that PubCo shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

Exhibit G-5

2.1.3 Underwritten Offering. Subject to the provisions of Section 2.1.4 hereof, if a majority-in-interest of the Demanding Holders so advise PubCo as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein; provided that PubCo shall only be obligated to effect an Underwritten Offering pursuant to this Section 2.1.3 if such offering shall include Registrable Securities proposed to be sold by such Holders with an anticipated aggregate offering price, before deduction of underwriting discounts and commissions, of at least $10 million. The applicable Holders shall have the right to select the underwriter(s) for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to PubCo’s prior approval which shall not be unreasonably withheld, conditioned or delayed.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises PubCo, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other PubCo Ordinary Shares or other equity securities that PubCo desires to sell and PubCo Ordinary Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggyback registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then PubCo shall include in such Underwritten Offering, as follows: (a) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), PubCo Ordinary Shares or other equity securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), PubCo Ordinary Shares or other equity securities of other persons or entities that PubCo is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under Section 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration at least three (3) Business Days prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with a Demand Registration prior to its withdrawal under this Section 2.1.5.

Exhibit G-6

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If, at any time on or after the date hereof, PubCo proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities for its own account or for the account of persons other than the Holders of Registrable Securities, other than a Registration Statement (a) filed in connection with any employee or director share option, compensation or other benefit plan, (b) for an exchange offer or offering of securities solely to PubCo’s existing shareholders, (c) for an offering of debt that is convertible into equity securities of PubCo, (d) for an “at-the-market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (e) relating to a transaction pursuant to Rule 145 under the Securities Act or (f) for a dividend reinvestment plan, then PubCo shall give written notice of such proposed filing to all of the Holders of Registrable Securities who hold Registrable Securities that are not then subject to any applicable lock-up, as soon as reasonably practicable, but not less than ten (10) days (or, in the case of a Block Trade or Other Coordinated Offering, five (5) days), before the anticipated filing date of such Registration Statement, which notice shall (i) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (ii) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within three (3) Business Days (unless such offering is an overnight or bought Underwritten Offering, Block Trade or Other Coordinated Offering, then two (2) days), in each case after receipt of such written notice (such Registration a “Piggyback Registration” and such Registrable Securities that a Holder timely requests to include therein, the “Piggyback Securities”); provided, that if PubCo has been advised in writing by the managing Underwriter(s) that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing, or distribution method of the PubCo Ordinary Shares in, or probability of success of, an Underwritten Offering, then if no Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), PubCo shall not be required to offer such opportunity to such Holders. Subject to the foregoing proviso, PubCo shall, in good faith, cause such Piggyback Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Piggyback Securities to be included in a Piggyback Registration on the same terms and conditions as any similar securities of PubCo included in such Registration and to permit the sale or other disposition of such Piggyback Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Piggyback Securities through an Underwritten Offering under this Section 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by PubCo. PubCo may postpone or withdraw the filing or the effectiveness of a Piggyback Registration at any time in its sole discretion.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises PubCo and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of PubCo Ordinary Shares that PubCo desires to sell, taken together with (a) PubCo Ordinary Shares, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (b) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (c) PubCo Ordinary Shares, if any, as to which Registration has been requested pursuant to separate written contractual piggyback registration rights of other shareholders of PubCo, exceeds the Maximum Number of Securities, then:

(i) If the Registration is undertaken for PubCo’s account, PubCo shall include in any such Registration: (A) first, PubCo Ordinary Shares or other equity securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), PubCo Ordinary Shares, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other shareholders of PubCo, which can be sold without exceeding the Maximum Number of Securities; or

(ii) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then PubCo shall include in any such Registration: (A) first, PubCo Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), PubCo Ordinary Shares or other equity securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), PubCo Ordinary Shares or other equity securities for the account of other persons or entities that PubCo is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

Exhibit G-7

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. PubCo (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (but subject to Section 3.2), PubCo shall be responsible for all Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3 Shelf Registration

(a) PubCo shall as soon as reasonably practicable, but in any event within thirty (30) days after the Closing Date (as defined in the Business Combination Agreement), file with the Commission a registration statement on Form F-1 under the Securities Act for the shelf registration (a “Shelf Registration Statement”) covering, subject to Section 3.3, the public sale or resale of all of the Registrable Securities on a delayed or continuous basis. PubCo shall use its commercially reasonable efforts to cause any Shelf Registration Statement to be declared effective under the Securities Act as soon as reasonably practicable after the initial filing of such Shelf Registration Statement, but no later than the earlier of (a) the 90th calendar day following the filing date thereof if the Commission notifies PubCo that it will “review” the Shelf Registration Statement and (b) the tenth (10th) business day after the date PubCo is notified (orally or in writing, whichever is earlier) by the Commission that the Shelf Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf Registration Statement shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. Subject to Section 3.4, PubCo shall maintain a Shelf Registration Statement in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event PubCo files a Shelf Registration Statement on Form F-1, PubCo shall use its commercially reasonable efforts to convert such Shelf Registration Statement (and any Subsequent Shelf Registration) to a registration statement on Form F-3 as soon as reasonably practicable after PubCo is eligible to use Form F-3.

(b) If any Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, PubCo shall, subject to Section 3.4, use its commercially reasonable efforts to, as promptly as is reasonably practicable, cause such Shelf Registration Statement to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration Statement), and shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement or file an additional registration statement as a Shelf Registration Statement (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities under such Shelf Registration Statement, and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, PubCo shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if PubCo is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form F-3 to the extent that PubCo is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

(c) Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Shelf Registration Statement or a Subsequent Shelf Registration.

Exhibit G-8

2.4 Restrictions on Representatives’ Registration Rights. Notwithstanding the provisions of this Agreement, the Registrable Securities held by the Representatives are subject to compliance with FINRA Rule 5110(g)(8). The Representatives may not exercise demand or “piggyback” registration rights hereunder after five and seven years, respectively, after the commencement of sales in the Maywood IPO and may not seek a Registration pursuant to a Demand Registration on more than one occasion.

2.5 Block Trades; Other Coordinated Offerings.

(a) Notwithstanding anything contained in this Section 2, following the expiration of the lock-up period applicable to such Holder, in the event of a sale of Registrable Securities in (a) an underwritten transaction requiring the involvement of PubCo but not involving any “road show” and which is commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), (1) the Holder shall (i) give at least five Business Days prior notice in writing of such transaction to PubCo, (ii) identify the potential underwriter(s) in such notice with contact information for such underwriter(s) and (iii) the maximum number of Registrable Securities to be sold in such offering and the expected gross proceeds of such offering; and (2) PubCo shall cooperate with such requesting Holder or Holders to the extent it is reasonably able to effect such Block Trade or Other Coordinated Offering. Any Block Trade or Other Coordinated Offering shall be for at least $20 million in expected gross proceeds. For the avoidance of doubt, a Block Trade or Other Coordinated Offering shall not constitute an Underwritten Takedown. The Holders of at least a majority of the Registrable Securities being sold in any Block Trade or Other Coordinated Offering shall select the underwriter(s), brokers, sales agents or distribution agents to administer such Block Trade or Other Coordinated Offering, as applicable; provided that such underwriter(s), brokers, sales agents or distribution agents shall be reasonably acceptable to PubCo.

(b) Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, the Holder shall have the right to submit a written notice of withdrawal to PubCo of its intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to such Holder’s withdrawal under this Section 2.5(b).

(c) Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Holder pursuant to this Agreement.

Article III
PUBCO PROCEDURES

3.1 General Procedures. If at any time on or after the date hereof PubCo is required to effect the Registration of Registrable Securities, PubCo shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof (and including all manners of distribution in such Registration Statement as Holders may reasonably request in connection with the filing of such Registration Statement and as permitted by law, including distribution of Registrable Securities to a Holder’s members, securityholders or partners), and pursuant thereto PubCo shall, as soon as reasonably possible:

3.1.1 prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding or no longer constitute Registrable Securities (such period, the “Effectiveness Period”);

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by PubCo or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding or no longer constitute Registrable Securities;

Exhibit G-9

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, upon the reasonable written request of Holders, furnish without charge to the Underwriters, brokers, distribution agents, or sales agents, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters, brokers, distribution agents, or sales agents, if any, and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that PubCo will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of PubCo and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by PubCo are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening in writing of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 during the Effectiveness Period, furnish a conformed copy of each filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, promptly after such filing of such documents with the Commission to each Holder of such Registrable Securities or its counsel; provided, that PubCo will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

Exhibit G-10

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, subject to the provisions of this Agreement, notify the Holders of the happening of any event as a result of which a Misstatement exists, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders (such representative to be selected by a majority-in-interest of the participating Holders), the Underwriters, or other financial institutions faciliting such offering, if any, and any attorney or accountant retained by such Holders or Underwriters or other financial institutions facilitating such offering to participate, at each such person’s own expense, in the preparation of the Registration Statement or the Prospectus, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, or other financial institutions facilitating such offering, attorney or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or other financial institutions enter into a confidentiality agreement, in form and substance reasonably satisfactory to PubCo, prior to the release or disclosure of any such information; provided, further, that PubCo may not include the name of any Holder, Underwriter, or other financial institution that is facilitating or may facilitate an offering, in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement of Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder, Underwriter, or other financial institution, and providing each such Holder, Underwriter, or other financial institution a reasonable amount of time to review and comment on such applicable document.

3.1.11 obtain a “cold comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from PubCo’s independent registered public accountants, in the event of an Underwritten Registration, a Block Trade, an Other Coordinated Offering or a sale by a broker, distribution agent or sales agent pursuant to a Registration Statement (subject to such Underwriter or other financial institution facilitating such offering providing such certification or representation as reasonably requested by PubCo’s independent registered public accountings and PubCo’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter or other similar type of sales agent or distribution agent may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, in the event of an Underwritten Registration, a Block Trade, an Other Coordinated Offering or a sale by a broker, distribution agent or sales agent pursuant to a Registration Statement obtain an opinion and negative assurance letter, dated such date, of counsel representing PubCo for the purposes of such Registration, addressed to the participating Holders, the broker, distribution agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, distribution agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, provided, in each case, that such participating Holders provide such information to such counsel as is customarily required for, or is reasonably requested by such counsel for purposes of, such opinion or negative assurance letter;

3.1.13 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, distribution agent or sales agent pursuant to a Registration Statement, enter into and perform its obligations under an underwriting agreement, purchase agreement, sales agreement or distribution agreement, in usual and customary form, with the managing Underwriter or broker, sales agent or distribution agent of such offering or sale;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of PubCo’s first (1st) full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

Exhibit G-11

3.1.15 with respect to an Underwritten Offering, use its commercially reasonable efforts to make available senior executives of PubCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. All Registration Expenses of all Registrations in the aggregate shall be borne by PubCo. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable and documented fees and expenses of any external legal counsel representing the Holders.

3.3 Requirements for Participation. The Holders of Registrable Securities shall provide such information as may reasonably be requested by PubCo, or the managing Underwriter or distribution agent or sales agent, if any, in connection with the preparation of any Registration Statement or Prospectus, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Article II and in connection with PubCo’s obligation to comply with federal and applicable state securities Laws. Notwithstanding anything in this Agreement to the contrary, if any Holder does not timely provide PubCo with its requested Holder Information, PubCo may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if PubCo determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering, Block Trade or Other Coordinated Offering for equity securities of PubCo pursuant to a Registration initiated by PubCo hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any arrangements approved by PubCo and (ii) completes and executes all questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other documents as may be required under the terms of such arrangements and that are reasonable or otherwise customary. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Restrictions on Registration Rights.

(a) Notwithstanding anything to the contrary in this Agreement, PubCo shall be entitled to postpone the effectiveness of a Registration Statement, and from time to time to require Holders not to sell under a Registration Statement or to suspend the effectiveness thereof, for the shortest period of time determined in good faith by PubCo to be necessary for such purpose, if the Registration Statement or Prospectus (i) contains a Misstatement, or in the opinion of counsel for PubCo it is necessary to supplement or amend such Prospectus to comply with applicable law, (ii) would require the inclusion in such Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control, (iii) in the good faith judgment of a majority of the Board, would be seriously detrimental to PubCo and the Board concludes, as a result, that it is necessary to defer such filing, initial effectiveness, or continued use at such time, (iv) require the Company to make an Adverse Disclosure, or (v) would otherwise render PubCo unable to comply with requirements under the Securities Act or Exchange Act (each, a “Suspension Event”); provided, however, that PubCo may not delay or suspend a Registration Statement on more than two (2) occasions or for more than sixty (60) consecutive calendar days in each case during any 12 month period. Upon notice from PubCo of the occurrence of a Suspension Event, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Registration Statement or Prospectus correcting such Suspension Event (it being understood that PubCo hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by PubCo that the use of the Registration Statement or Prospectus may be resumed. If so directed by PubCo, the Holders will deliver to PubCo or, in Holders’ sole discretion destroy, all copies of each Prospectus covering Registrable Securities in Holders’ possession; provided, however, that this obligation to deliver or destroy shall not apply (i) to the extent the Holders are required to retain a copy of such Prospectus (A) to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data backup.

Exhibit G-12

(b) If (a) during the period starting with the date sixty (60) days prior to PubCo’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a PubCo-initiated Registration and provided that PubCo has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to Section 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; or (b) the Holders have requested an Underwritten Registration and PubCo and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer, then in each case upon prompt written notice of such action to the Holders, PubCo shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that PubCo shall not defer its obligation in this manner more than once in any 12-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, PubCo, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by PubCo after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. PubCo further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell PubCo Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to PubCo), including providing any customary legal opinions. Upon the request of any Holder, PubCo shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Restrictive Legend Removal. In connection with a Registration pursuant to Sections 2.1, 2.2 or 2.3, or any sale or other disposition of the Registrable Securities by a Holder pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) upon the request of a Holder, PubCo shall (i) authorize PubCo’s transfer agent to remove any legend on share certificates of such Holder’s Registrable Securities restricting further transfer (or any similar restriction in book entry positions of such Holder), and cause PubCo’s counsel to issue an opinion to PubCo’s transfer agent in connection therewith, if such restrictions are no longer required by the Securities Act or any applicable state securities laws or any agreement with PubCo to which such Holder is a party, (ii) request PubCo’s transfer agent to issue in lieu thereof securities without such restrictions to the Holder upon, as applicable, surrender of any certificates or to update the applicable book entry position of such Holder so that it no longer is subject to such a restriction, and (iii) use its commercially reasonable efforts to cooperate with such Holder to have such Holder’s Registrable Securities transferred into a book entry position at The Depository Trust Company, in each case, subject to delivery of customer documentation, including any documentation required by such restrictive legend or book entry notation.

Article IV
INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 PubCo agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, employees, advisors, agents, representatives and each person who controls (within the meaning of the Securities Act) such Holder against all losses, claims, damages, liabilities and expenses (including reasonable and documented external attorneys’ fees) caused by any Misstatement, except insofar as the same are arising out of, based on or contained in any information furnished in writing to PubCo by such Holder expressly for use therein. PubCo shall indemnify the Underwriters, their officers and directors and each person who controls (within the meaning of the Securities Act) such Underwriters to the same extent as provided in the foregoing with respect to the indemnification of the Holders.

Exhibit G-13

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to PubCo in writing such information and affidavits as PubCo reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify PubCo, its directors, officers, employees, advisors, representatives and agents and each person who controls (within the meaning of the Securities Act) PubCo against any losses, claims, damages, liabilities and expenses (including without limitation reasonable and documented external attorneys’ fees) caused by any Misstatement to the extent contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls (within the meaning of the Securities Act) such Underwriters to the same extent as provided in the foregoing with respect to indemnification of PubCo.

4.1.3 Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus one local counsel if necessary in the reasonable judgment of the indemnified party) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. PubCo and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event PubCo’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be several, not joint and several, and shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability except in the case of fraud or willful misconduct by such Holder. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person who was not guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, the indemnity agreement contained in this Section 4 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of PubCo, which consent shall not be unreasonably withheld, conditioned, or delayed.

Exhibit G-14

4.2 Waiver of Medallion Guaranty. PubCo agrees to use commercially reasonable efforts to enter into that certain indemnification agreement, substantially in the form attached as Exhibit A to this Agreement, in favor of Continental Stock Transfer & Trust Company (or any successor transfer agent or warrant agent of PubCo) in connection with the waiver of any requirement to provide a medallion guarantee in connection with any transfer of any PubCo Ordinary Shares or other equity securities of PubCo by the New Sponsor, New Sponsor Members, or any of their Permitted Transferees; provided that, in each case, as a prerequisite to PubCo’s entry into such indemnification agreement, the New Sponsor, such New Sponsor Member, or Permitted Transferee enters into an indemnification agreement in favor of the Company, substantially in the form attached as Exhibit B to this Agreement.

Article V
MISCELLANEOUS

5.1 Notices. All notices, demands, requests, consents, approvals or waivers and other communications required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (a) in person, (b) by e-mail (having obtained electronic delivery confirmation thereof), (c) by reputable, nationally recognized overnight courier service providing evidence of delivery, or (d) by registered or certified mail, pre-paid and return receipt requested. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the second (2nd) business day following the date on which it is mailed, in the case of notices delivered by courier service, hand delivery or overnight mail, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation, and in the case of notices delivered by email, at such time as it is successfully transmitted to the addressee. Any notice or communication under this Agreement must be addressed to the applicable party at their respective addresses set forth in Schedule A hereto.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of PubCo hereunder may not be assigned or delegated by PubCo in whole or in part.

5.2.2 This Agreement and the rights, duties and obligations of the Holders hereunder may not be assigned or delegated by the Holders in whole or in part; provided, however, that, subject to Section 5.2.5, a Holder may assign the rights and obligations of such Holder hereunder relating to particular Registrable Securities in connection with the transfer of such Registrable Securities to a Permitted Transferee of such Holder (it being understood that no such transfer shall reduce any rights of the Holder with respect to Registrable Securities still held by such Holder). A Permitted Transferee receiving Registrable Securities from the Prior Sponsor shall be treated as the Prior Sponsor for all purposes of this Agreement, a Permitted Transferee receiving Registrable Securities from any of the Representatives shall be treated as a Representative for all purposes of this Agreement, a Permitted Transferee receiving Registrable Securities from a New Sponsor Holder shall become a New Sponsor Holder, a Permitted Transferee receiving Registrable Securities from a Legacy Company Holder shall become a Legacy Company Holder, and a Permitted Transferee receiving Registrable Securities from a PIPE Holder shall become a PIPE Holder; provided that, as a precondition to such transfer, such Permitted Transferee enters into a written agreement with PubCo agreeing to be bound by the terms and conditions of this Agreement.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

Exhibit G-15

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate PubCo unless and until PubCo shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to PubCo, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. Delivery of a signed counterpart of this Agreement by facsimile or electronic transmission shall constitute valid and sufficient delivery thereof.

5.4 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) and the Business Combination Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written. Without limiting the generality of the foregoing, SPAC, the Prior Sponsor, the New Sponsor and the Representatives hereby agree that the Prior Agreement is hereby terminated without giving effect to the terms providing for the survival of certain provisions thereof as set forth in Section 5.7 (Term) of the Prior Agreement and of no further force or effect.

5.5 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof, except to the extent that the laws of the Cayman Islands are mandatorily applicable. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each Party further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

5.6 WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE HOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Exhibit G-16

5.7 Amendments and Modifications. Upon the written consent of PubCo and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely effects the New Sponsor Holders shall also require the written consent of the New Sponsor (or its successor or assign) so long as the New Sponsor Holders and their respective affiliates hold, in the aggregate, at least one percent (1%) of the outstanding PubCo Ordinary Shares of the Company; and provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of PubCo, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected; provided further that no consent of any holder of piggyback registration rights shall be required with respect to any such waiver, amendment or modification, except with respect to any waiver, amendment or modification that adversely affects such holder of Piggyback Registration rights, solely in its capacity as a holder of Registrable Securities, in a manner that is materially different from the other Holders (in such capacity). No course of dealing between any Holder or PubCo and any other party hereto or any failure or delay on the part of a Holder or PubCo in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or PubCo. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Any amendment, termination, or waiver effected in accordance with this Section 5.7 shall be binding on each party hereto and all of such party’s successors and permitted assigns, regardless of whether or not any such party, successor or assignee entered into or approved such amendment, termination, or waiver.

5.8 Other Registration Rights. PubCo represents and warrants that no person, other than a holder of Registrable Securities, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration by PubCo for the sale of securities for its own account or for the account of any other person. Further, PubCo represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.9 Scope of the Holders’ Obligations. In this Agreement, (a) any obligation, covenant, representation or warranty, indemnity, liability or other requirement provided by or in respect of any Holder shall be on a several basis (not jointly and not jointly and severally) as to such Holder and only pertain to it, (b) each Holder shall be liable for its own breaches and (c) no party hereto shall be entitled to recover more than once (i.e., “double recovery”) for the same loss or losses even in the event of breaches by multiple Holders.

5.10 Term. This Agreement shall terminate upon the earlier of (a) the tenth (10th) anniversary of the date of this Agreement, (b) the date as of which no Registrable Securities remain outstanding and (c) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

[SIGNATURE PAGES FOLLOW]

Exhibit G-17

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

PUBCO:

GOWELL ENERGY TECHNOLOGY

By:
Name:	Yap Yong Sheng
Title:	director

PRIOR SPONSOR:

MAYWOOD SPONSOR LLC

By:
Name:
Title:

NEW SPONSOR:

INFLECTION POINT FUND I LP

By:
Name:
Title:

SPAC:

[MAYWOOD ACQUISITION CORP.]

By:
Name:
Title:

REPRESENTATIVES:

COHEN & COMPANY CAPITAL MARKETS, A DIVISION OF COHEN & COMPANY SECURITIES, LLC

By:
Name:
Title:

SEAPORT GLOBAL SECURITIES LLC

By:
Name:
Title:

[Signature Page to Project Gas - Registration Rights Agreement]

18

LEGACY COMPANY HOLDERS:

[●]

By:
Name:
Title:

PIPE HOLDERS:

[●]

By:
Name:
Title:

INDEPENDENT DIRECTORS:

[●]

By:
Name:
Title:

[Signature Page to Project Gas - Registration Rights Agreement]

Schedule A

PUBCO:

GOWell Energy Technology

c/o GOWell International LLC

5050 Westway Park Blvd, Ste. 100

Houston, TX 77041

Attn: Kevin Colby

Email: kevin.colby@gowellpetro.com

with a required copy to (which copy shall not constitute notice):

Hunter Taubman Fisher & Li LLC

950 Third Avenue, 19th Floor

New York, New York 10022

Attn: Louis Taubman

Email: ltaubman@htflawyers.com

PRIOR SPONSOR:

Maywood Sponsor LLC

c/o Maywood Acquisition Corp.

418 Broadway #6441

Albany, NY 12207

Attn: [●]

Email: [●]

with a required copy to (which copy shall not constitute notice):

Graubard Miller

405 Lexington Ave 44th Floor

New York, NY 10174

Attn: David Alan Miller; Jeffrey Gallant

Email: dmiller@graubard.com; jgallant@graubard.com

NEW SPONSOR:

Inflection Point Fund I LP

167 Madison Avenue,

Suite 205 #1017

New York, NY 10016

Attn: Michael Blitzer

Email:

with a required copy to (which copy shall not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York, NY 10025

Attn: Joel Rubinstein and Jason A. Rocha

Email: joel.rubinstein@whitecase.com; jason.rocha@whitecase.com

Schedule A

LEGACY COMPANY HOLDERS:

[______________]:

[______________]

c/o [______________]

[______________]

[______________]

[______________]:

[______________]

c/o [______________]

[______________]

[______________]

Schedule A

Exhibit A

[ ● ]

[ ● ]

[ ● ]

[ ], 2025

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Re: Indemnification in-lieu-of Medallion Signature Guarantee

To whom it may concern:

This letter is in regards to the transfer by [Name of Holder] to [ ], of [ ] [ordinary shares / Series A Preference Shares] of [●] (the “Company”). Please be advised that the Company authorizes Continental Stock Transfer & Trust Company to process the subject transfer, which includes securities that have been duly endorsed by the registered holder but do not bear a customary medallion signature guarantee. The Company agrees to indemnify Continental Stock Transfer & Trust Company against all losses, damages, costs, charges and expenses that it may in any way sustain, incur, or become liable for by reason related to the above referenced transaction.

I, [ ● ], a duly authorized officer of the Company, have the authority to execute this indemnification on behalf of the Company.

Very truly yours,

[ ● ]

By:
Name:
Title:

Exhibit A

Exhibit B

[Name of Holder]

[●]

[●]

[ ], 2025

[●]

[●]

[●]

Re: Indemnification in-lieu-of Medallion Signature Guarantee

To whom it may concern:

This letter is in regards to the transfer by [Name of Holder] (the “Transferor”) to [ ], of [ ] [ordinary shares / Series A Preference Shares] of [●] (the “Company”). Please be advised that the Transferor authorizes the Company and Continental Stock Transfer & Trust Company to process the subject transfer, which includes securities that have been duly endorsed by the Transferor but do not bear a customary medallion signature guarantee. The Transferor agrees to indemnify the Company against all losses, liability or costs that may ensue as a result of its processing the above referenced transaction.

I, [ ● ], a duly authorized officer of the Company, have the authority to execute this indemnification on behalf of the Company.

Very truly yours,

[Name of Holder]

By:
Name:
Title:

Exhibit B

Exhibit H-1

Form of Lock-Up Agreement (Company)

FORM OF LOCK-UP AGREEMENT
(COMPANY HOLDERS)

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [●], between (i) GOWell Energy Technology, a Cayman Islands exempted company (“PubCo”) and (ii) the undersigned (each of such undersigned, a “Holder” and collectively, the “Holders”). PubCo and the Holders are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

WHEREAS, [Maywood Acquisition Corp.], a Cayman Islands exempted company, (“SPAC”), GOWell Technology Limited, a Cayman Islands exempted company (the “Company”) and PubCo, among others, entered into a business combination agreement, dated October 13, 2025 (the “Business Combination Agreement”), pursuant to which the parties thereto shall consummate a series of transactions, including the exchange of all of the Company Shares held by the Holders into a corresponding number of PubCo Ordinary Shares determined in accordance with the Business Combination Agreement and in accordance with the provisions of applicable Law;

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by the Holders thereunder, the Parties desire to enter into this Agreement, pursuant to which the PubCo Ordinary Shares to be received by the Holders pursuant to the Business Combination Agreement and in accordance with the provisions of applicable Law (together with any securities paid as bonus share issuance, dividends or distributions with respect to such securities or into which such securities are changed or exchanged or which are received in any recapitalization, share exchange, share conversion or similar transactions, the “Restricted Securities”), shall become subject to limitations on disposition as set forth herein; and

WHEREAS, as of immediately after the Second Merger Effective Time, each Holder will be the holder of record and beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), with the sole power to dispose of (or sole power to cause the disposition of) and the sole power to vote (or sole power to direct the voting of) such number of Restricted Securities set forth opposite such Holder’s name on Exhibit A hereto.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated into this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Lock-Up Provisions.

(a) For the purposes of this Section 1, “Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell (including, for the avoidance of doubt, by operation of law and through a distribution in specie), hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, (iii) deposit any Lock-up Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (iv) public announcement of any intention to effect any transaction specified in clause (i), (ii) or (iii).

Exhibit H-1

(b) Subject to Section 1(c) and the other terms of this Agreement, each Holder agrees that it shall not effectuate a Transfer of the Restricted Securities during the period commencing on the Closing Date and ending on the date that is the earliest of (x) six (6) months after the Closing and (y) the date following the Closing on which PubCo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property (the “Lock-Up Period”).

(c) Notwithstanding the provisions set forth in Section 1(b), the following Transfers of the Restricted Securities that are held by any of the Holders (and that have complied with this Section 1(c)) are permitted during the Lock-Up Period in the case of any Holder or its permitted transferees:

(i)	to PubCo’s officers or directors, any Affiliates or immediate family members of any of PubCo’s officers or directors, any Affiliates of the Holders, or any employees of such Affiliates;

(ii)	in the case of an individual, to any immediate family members of such individual;

(iii)	to any investment funds or vehicles controlled or managed by the securityholder or any of its Affiliates;

(iv)	by gift to a trust, the beneficiary of which is a Person to whom a Transfer would be permitted under Section 1(c)(i), or to a charitable organization;

(v)	in the case of an individual, by virtue of laws of descent and distribution upon death of such individual;

(vi)	in the case of an individual, pursuant to a qualified domestic relations order;

(vii)	in the case of an individual, to a partnership, limited liability company or other entity of which such individual and/or the family members of such individual are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(viii)	to a nominee or custodian of a Person to whom a Transfer would be permitted under Section 1(c)(i);

(ix)	pursuant to any legal, regulatory or other order;

(x)	in the case of an entity that is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(xi)	in the case of an entity, as part of a distribution to members, partners, shareholders or equityholders of the entity;

(xii)	by virtue of the laws of an entity’s jurisdiction of incorporation or organization, an entity’s organizational documents or the rights attaching to the equity interests in the entity upon dissolution of such entity;

(xiii)	in connection with the exercise of any options, warrants or other convertible securities to purchase PubCo Ordinary Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis) to the extent that any PubCo Ordinary Shares issued upon such exercise are Restricted Securities subject to the applicable restrictions under Section 1(b) of this Agreement,

Exhibit H-2

(xiv)	in the case of an entity, to satisfy tax withholding obligations in connection with such entity’s equity incentive plans or arrangements;

(xv)	in connection with any bona fide mortgage, pledge or encumbrance to a financial institution, as collateral or security in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof;

(xvi)	in connection with a transfer pursuant to a bona fide third party tender offer, merger, consolidation, liquidation, share exchange or other similar transaction made to all holders of PubCo Ordinary Shares involving a change of control of PubCo or which results in all of the holders of PubCo Ordinary Shares having the right to exchange their PubCo Ordinary Shares for cash, securities or other property subsequent to the consummation of such transaction;

(xvii)	the entry, by the securityholder, at any time on or after the Closing Date, of any trading plan providing for the sale of Restricted Securities, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any Restricted Securities during the applicable Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the applicable Lock-Up Period; and

(xviii)	to satisfy any U.S. federal, state, or local income tax obligations of a Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Business Combination Agreement was executed by the parties, and such change prevents the Business Combination from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Business Combination does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction.

provided, that in each of clauses (i) through (xii) and (xv), the transferee must enter into a written agreement in substantially the same form of this Agreement, agreeing to be bound by the terms of the applicable restrictions under Section 1(a) and 1(b) of this Agreement (unless the transferee is PubCo). If dividends are declared and payable on any Restricted Securities, such dividends will also be Restricted Securities subject to the applicable restrictions under Section 1(b) of this Agreement.

(d) If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and PubCo shall refuse to recognize any such transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, PubCo may impose stop-transfer instructions with respect to the Restricted Securities until the end of the Lock-Up Period.

Exhibit H-3

(e) During the Lock-Up Period, each certificate and book entry position evidencing any Restricted Securities (if any are issued) shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(f) For the avoidance of any doubt, each Holder shall retain all of its, his or her rights as a shareholder of PubCo with respect to the Restricted Securities during the Lock-Up Period, including the right to receive dividends and the right to vote any Restricted Securities (subject to the other provisions hereof).

2. Miscellaneous.

(a) Authorization. Each Holder, severally and not jointly, hereby represents and warrants that he, she or it has full power and authority to enter into this Agreement and that this Agreement constitutes the legal, valid and binding obligation of such Holder, enforceable in accordance with its terms. Upon request, each Holder will execute any additional documents as may be necessary in connection with enforcement hereof.

(b) Termination. This Agreement shall automatically terminate with respect to each of the Parties when the applicable restrictions on the securities of such Party hereunder, have ended.

(c) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties hereto and their respective permitted successors and assigns. Except as otherwise provided in this Agreement, this Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of all Parties hereto. Any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning Party of its obligations hereunder.

(d) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

(e) Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each Party further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Exhibit H-4

(f) WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(f).

(g) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(h) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (a) in person, (b) by e-mail (without receiving notice of non-receipt or other “bounce-back”), (c) by reputable, nationally recognized overnight courier service or (d) by registered or certified mail, prepaid and return receipt requested; provided, however, that notice given pursuant to clauses (c) and (d) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (without receiving notice of non-receipt or other “bounce-back”); in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to PubCo, to: GOWell Technology Limited c/o GOWell International LLC 5050 Westway Park Blvd, Ste. 100 Houston, TX 77041 Attn: Kevin Colby Email: kevin.colby@gowellpetro.com	with a copy (which will not constitute notice) to: Hunter Taubman Fisher & Li LLC 950 Third Avenue, 19th Floor New York, New York 10022 Attn: Louis Taubman Email: ltaubman@htflawyers.com

If to a Holder, to: the address on such Holder’s signature page hereto	with a copy (which will not constitute notice) to: [●] Attn: [●] Email: [●];

Exhibit H-5

(i) Amendments and Waivers. This Agreement may be amended, supplemented, modified or waived only by execution of a written instrument signed by each of the Parties. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(j) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(k) Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Parties further agree that each party shall be entitled to seek specific performance of the terms hereof and immediate injunctive relief and other equitable relief to prevent breaches, or threatened breaches, of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree (i) not to assert that a remedy of specific enforcement pursuant to this Section 2(k) is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (ii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

(l) No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between the Parties, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the Parties.

(m) Entire Agreement. This Agreement and the Business Combination Agreement constitute the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly superseded; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights, remedies or obligations of the Parties under any other agreement among the Parties or any certificate or instrument executed by any Holder in favor of PubCo, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of the Parties under this Agreement.

(n) Further Assurances. From time to time, at another Party’s request and without further consideration (but at the requesting Party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(o) Counterparts; Facsimile. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Pages Follow]

Exhibit H-6

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PUBCO

GOWell Energy Technology

By:
Name:
Title:

HOLDER

By:
Name:
Address:

[Signature Page to Lock-Up Agreement (Company Holders)]

Exhibit I-2

Form of Lock-Up Agreement (Sponsors)

FORM OF LOCK-UP AGREEMENT
(SPONSOR)

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [●], among (i) GOWell Energy Technology, a Cayman Islands exempted company (“PubCo”), (ii) Maywood Sponsor LLC, a Delaware limited company (the “Prior Sponsor”), (iii) Inflection Point Fund I LP, a Delaware limited partnership (the “New Sponsor”, together with the Prior Sponsor, the “Sponsors”), (iv) the undersigned individuals, each of whom is a member of SPAC’s (as defined below) board of directors and/or management team (each of such undersigned individuals, an “Insider” and collectively, the “Insiders”),1 and (v) Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC (“Cohen”), and Seaport Global Securities LLC (“Seaport”, together with Cohen, the “Representatives”). PubCo, the Prior Sponsor, the New Sponsor, the Insiders and the Representatives are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

WHEREAS, [Maywood Acquisition Corp.], a Cayman Islands exempted company (“SPAC”), GOWell Technology Limited, a Cayman Islands exempted company (the “Company”) and PubCo, among others, entered into a business combination agreement, dated October 13, 2025 (the “Business Combination Agreement”), pursuant to which the parties thereto shall consummate a series of transactions, including the exchange of all of the SPAC Shares held by the Sponsors, the Insiders and the Representatives into a corresponding number of PubCo Ordinary Shares determined in accordance with the Business Combination Agreement and in accordance with the provisions of applicable Law;

WHEREAS, on June 1, 2024, the Prior Sponsor paid $25,000, or approximately $0.003 per share, to SPAC to cover certain of its offering costs in exchange for 8,050,000 SPAC Class B Ordinary Shares (the “Founder Shares”);

WHEREAS, on December 19, 2024, the Prior Sponsor forfeited an aggregate of 5,031,250 Founder Shares for no consideration, resulting in there being an aggregate of 3,018,750 Founder Shares outstanding;

WHEREAS, the Prior Sponsor and New Sponsor are parties to that certain Securities Transfer Agreement, dated as of September 9, 2025, pursuant to which, among other things, the New Sponsor purchased an aggregate of 990,000 Founder Shares from Prior Sponsor in a private placement transaction and the Prior Sponsor converted the 2,028,750 Founder Shares retained by it after the transfer on a one-for-one basis into SPAC Class A Ordinary Shares;

WHEREAS, SPAC and the Prior Sponsor are parties to that certain Private Placement Units Purchase Agreement, dated as of February 12, 2025, pursuant to which, among other things, the Prior Sponsor purchased an aggregate of 125,000 units from SPAC, each unit consisting of one SPAC Class A Ordinary Share and one SPAC Right to receive one-fifth of one SPAC Class A Ordinary Share upon the closing of SPAC’s initial business combination (the “units”) (such units, shares and rights collectively, the “Sponsor Private Placement Securities”) in a private placement transaction that occurred simultaneously with the closing of SPAC’s initial public offering;

1 Note to Draft: Insiders (SPAC’s officers and directors) to be removed as parties to the extent that such persons do not hold Restricted Securities immediately following Closing).

Exhibit I-1

WHEREAS, SPAC and the Representatives are parties to that certain Private Placement Units Purchase Agreement, dated as of February 12, 2025, pursuant to which, among other things, the Representatives purchased an aggregate of 140,625 units from SPAC (such shares and rights collectively underlying the units, the “Representatives Private Placement Securities”, and together with the Sponsor Private Placement Securities, the “Private Placement Securities”) in a private placement transaction that occurred simultaneously with the closing of SPAC’s initial public offering;

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by the Sponsors, the Insiders and the Representatives thereunder, the Parties desire to enter into this Agreement, pursuant to which certain PubCo Ordinary Shares to be received by the the Sponsors, the Insiders and the Representatives pursuant to the Business Combination Agreement and in accordance with the provisions of applicable Law shall become subject to limitations on disposition as set forth herein; and

WHEREAS, as of immediately after the First Merger Effective Time, each of the Prior Sponsor, New Sponsor, each Insider, and each Representative will, severally and not jointly, become the holder of record and beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), with the sole power to dispose of (or sole power to cause the disposition of) and the sole power to vote (or sole power to direct the voting of) such number of Restricted Securities (as defined below) set forth opposite such person’s name on Exhibit A hereto.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated into this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	Lock-Up Provisions.

(a) For the purposes of this Section 1, “Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell (including, for the avoidance of doubt, by operation of law and through a distribution in specie), hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, (iii) deposit of any Lock-up Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (iv) public announcement of any intention to effect any transaction specified in clause (i), (ii) or (iii).

(b) Subject to Section 1(b) and the other terms of this Agreement, each of the Prior Sponsor, New Sponsor, each Insider, and each Representative, severally and not jointly, agrees that it shall not effectuate a Transfer of (i) the General Restricted Securities during the period commencing on the Closing Date and ending on the date that is the earliest of (a) six (6) months after the Closing and (b) the date following the Closing on which PubCo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property (the “General Lock-Up Period”) and (ii) the Private Placement Restricted Securities during the period commencing on the Closing Date and ending on the date that is the earliest of (x) thirty (30) days after the Closing and (y) the date following the Closing on which PubCo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property (the “Private Placement Lock-Up Period,” and together with the General Lock-Up Period, as applicable, the “Lock-Up Period”. For purposes hereof, (A) the “General Restricted Securities” shall mean the PubCo Ordinary Shares issued to the Sponsors or the Insiders in exchange for the SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares held by Sponsors or the Insiders, pursuant to the Business Combination Agreement (together with any dividends or distributions with respect to such securities or into which such securities are changed or exchanged or which are received in any recapitalization, share exchange, share conversion or similar transactions), (B) the “Private Placement Restricted Securities” shall mean the PubCo Ordinary Shares issued to the Prior Sponsor and the Representatives pursuant to the Business Combination Agreement in exchange for the Private Placement Securities following the Unit Separation (together with any dividends or distributions with respect to such securities or into which such securities are changed or exchanged or which are received in any recapitalization, share exchange, share conversion or similar transactions) and (C) the “Restricted Securities” shall mean the General Restricted Securities and the Private Placement Restricted Securities, together.

Exhibit I-2

(c) Notwithstanding the provisions set forth in Section 1(b), the following Transfers of the Restricted Securities that are held by the Prior Sponsor, New Sponsor, any of the Insiders or either of the Representatives (and that have complied with this Section 1(c)) are permitted during the applicable Lock-Up Period in the case of the Prior Sponsor, New Sponsor, any of the Insiders or either of the Representatives or each of their respective permitted transferees:

(i)	to PubCo’s officers or directors, any Affiliates or immediate family members of any of PubCo’s officers or directors, any members or partners of either of the Sponsors or their Affiliates, any Affiliates of either of the Sponsors, or any employees of such Affiliates;

(ii)	in the case of an individual, to any immediate family members of such individual;

(iii)	to any investment funds or vehicles controlled or managed by the securityholder or any of its Affiliates;

(iv)	by gift to a trust, the beneficiary of which is a Person to whom a Transfer would be permitted under Section 1(c)(i), or to a charitable organization;

(v)	in the case of an individual, by virtue of laws of descent and distribution upon death of such individual;

(vi)	in the case of an individual, pursuant to a qualified domestic relations order;

(vii)	in the case of an individual, to a partnership, limited liability company or other entity of which such individual and/or the family members of such individual are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(viii)	to a nominee or custodian of a Person to whom a Transfer would be permitted under Section 1(c)(i);

(ix)	pursuant to any legal, regulatory or other order;

(x)	in the case of an entity that is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(xi)	in the case of an entity, as part of a distribution to members, partners, shareholders or equityholders of the entity;

Exhibit I-3

(xii)	by virtue of the laws of an entity’s jurisdiction of incorporation or organization, an entity’s organizational documents or the rights attaching to the equity interests in the entity upon dissolution of such entity;

(xiii)	in connection with the exercise of any options, warrants or other convertible securities to purchase PubCo Ordinary Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis) to the extent that any PubCo Ordinary Shares issued upon such exercise are Restricted Securities subject to the applicable restrictions under Section 1(b) of this Agreement,

(xiv)	in the case of an entity, to satisfy tax withholding obligations in connection with such entity’s equity incentive plans or arrangements;

(xv)	in connection with any bona fide mortgage, pledge or encumbrance to a financial institution, as collateral or security in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof;

(xvi)	in connection with a transfer pursuant to a bona fide third party tender offer, merger, consolidation, liquidation, share exchange or other similar transaction made to all holders of PubCo Ordinary Shares involving a change of control of PubCo or which results in all of the holders of PubCo Ordinary Shares having the right to exchange their PubCo Ordinary Shares for cash, securities or other property subsequent to the consummation of such transaction;

(xvii)	the entry, by the securityholder, at any time on or after the Closing Date, of any trading plan providing for the sale of Restricted Securities, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any Restricted Securities during the applicable Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the applicable Lock-Up Period; and

(xviii)	to satisfy any U.S. federal, state, or local income tax obligations of a Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Business Combination Agreement was executed by the parties, and such change prevents the Business Combination from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Business Combination does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction.

provided, that in each of clauses (i) through (xii) and (xv), the transferee must enter into a written agreement in substantially the same form of this Agreement, agreeing to be bound by the terms of the applicable restrictions under Section 1(a) and 1(b) of this Agreement (unless the transferee is PubCo). If dividends are declared and payable on any of the Restricted Securities, such dividends will also be Restricted Securities subject to the applicable restrictions under Section 1(a) of this Agreement.

(d) If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and PubCo shall refuse to recognize any such transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, PubCo may impose stop-transfer instructions with respect to the Restricted Securities until the end of the applicable Lock-Up Period.

Exhibit I-4

(e) During the applicable Lock-Up Period, each certificate and book entry position evidencing any Restricted Securities (if any are issued) shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(f) For the avoidance of any doubt, the Prior Sponsor, New Sponsor, each Insider and each Representative shall retain all of its, his or her rights as a shareholder of PubCo with respect to the Restricted Securities during the applicable Lock-Up Period, including the right to receive dividends and the right to vote any Restricted Securities (subject to the other provisions hereof).

(g) Effective as of the Closing Date, the lock-up provisions in this Section 1 shall supersede the lock-up provisions applicable to the Restricted Securities in Section 7 of that certain amended and restated letter agreement, dated as of September 9, 2025, by and among the Sponsors, the Insiders and SPAC and the lock-up restrictions contained in Section 1.4.2 of that certain underwriting agreement, dated as of February 12, 2025, by and among the SPAC, the Prior Sponsor and the Representatives, solely with regards to the Representatives.

2.	Miscellaneous.

(a) Authorization. Each of the Parties, severally and not jointly, hereby represents and warrants that it, he or she has full power and authority to enter into this Agreement and that this Agreement constitutes its, his, or her legal, valid and binding obligation, enforceable in accordance with its terms. Upon request, each of the Sponsors, the Insiders and the Representatives will execute any additional documents as may be necessary in connection with enforcement hereof.

(b) Termination. This Agreement shall automatically terminate with respect to each of the Parties when the applicable restrictions on the securities of such Party hereunder, have ended.

(c) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties hereto and their respective permitted successors and assigns. Except as otherwise provided in this Agreement, this Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of all Parties hereto. Any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning Party of its obligations hereunder.

(d) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

Exhibit I-5

(e) Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each Party further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(f) WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(f).

(g) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Exhibit I-6

(h) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (a) in person, (b) by e-mail (without receiving notice of non-receipt or other “bounce-back”), (c) by reputable, nationally recognized overnight courier service or (d) by registered or certified mail, prepaid and return receipt requested; provided, however, that notice given pursuant to clauses (c) and (d) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (without receiving notice of non-receipt or other “bounce-back”); in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to PubCo, to: GOWell International LLC 5050 Westway Park Blvd, Ste. 100 Houston, TX 77041 Attn: Kevin Colby Email: kevin.colby@gowellpetro.com	with a copy (which will not constitute notice) to: Hunter Taubman Fisher & Li LLC 950 Third Avenue, 19th Floor New York, New York 10022 Attn: Louis Taubman Email: ltaubman@htflawyers.com
If to Prior Sponsor, to: Maywood Sponsor LLC 418 Broadway #6441 Albany, NY 12207 Attn: [●] Email: [●]

with a copy (which will not constitute notice) to:

Graubard Miller

405 Lexington Ave 44th Floor
New York, NY 10174
Attn: David Alan Miller; Jeffrey Gallant

Email: dmiller@graubard.com;

jgallant@graubard.com

If to the New Sponsor or any Insider, to: Inflection Point Fund I LP 167 Madison Avenue, Suite 205 #1017 New York, NY 10016 Attn: Michael Blitzer Email: blitzer@kingstowncapital.com with a copy (which will not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas

New York, New York 10020
Attn: Joel Rubinstein and Jason Rocha
Email: joel.rubinstein@whitecase.com;
jason.rocha@whitecase.com

(i) Amendments and Waivers. This Agreement may be amended, supplemented, modified or waived only by execution of a written instrument signed by each of the Parties. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(j) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Exhibit I-7

(k) Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Parties further agree that each party shall be entitled to seek specific performance of the terms hereof and immediate injunctive relief and other equitable relief to prevent breaches, or threatened breaches, of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree (i) not to assert that a remedy of specific enforcement pursuant to this Section 2(k) is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (ii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

(l) No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between the Parties, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the Parties.

(m) Entire Agreement. This Agreement and the Business Combination Agreement constitute the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly superseded; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights, remedies or obligations of the Parties under any other agreement among the Parties or any certificate or instrument executed by the Prior Sponsor, New Sponsor, any Insider or any Representative in favor of PubCo, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of the Parties under this Agreement.

(n) Further Assurances. From time to time, at another Party’s request and without further consideration (but at the requesting Party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(o) Counterparts; Facsimile. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Pages Follow]

Exhibit I-8

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PUBCO

GOWELL ENERGY TECHNOLOGY

By:
Name:
Title:

PRIOR SPONSOR

MAYWOOD SPONSOR LLC

By:
Name:
Title:

NEW SPONSOR

INFLECTION POINT FUND I LP

By:
Name:
Title:

INSIDERS

[●]

By:
Name:
Address:

REPRESENTATIVES

COHEN & COMPANY CAPITAL MARKETS, A DIVISION OF COHEN & COMPANY SECURITIES LLC

By:
Name:
Title:

SEAPORT GLOBAL SECURITIES LLC

By:
Name:
Title:

[Signature Page to Lock-Up Agreement (Sponsor)]

Exhibit J

Form of PubCo A&R Articles

Companies Act (Revised)

Company Limited by Shares

amended and restated

memorandum of association
OF
GOWELL ENERGY TECHNOLOGY

Adopted by special resolution on [ ] and effective on [ ]

Companies Act (Revised)

Company Limited by Shares

Amended and Restated

Memorandum of Association

of

GOWell Energy Technology

Adopted by special resolution on [ ] and effective on [ ]

1	The name of the Company is GOWell Energy Technology.

2	The registered office of the Company shall be at the offices of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands or at such other place in the Cayman Islands as the directors may at any time decide.

3	Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted. As provided by section 7(4) of the Companies Act (Revised), the Company has full power and authority to carry out any object not prohibited by any law of the Cayman Islands.

4	Subject to the following provisions of this Memorandum, the Company has unrestricted corporate capacity. Without limitation to the foregoing, as provided by section 27(2) of the Companies Act (Revised), the Company has and is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit.

5	Nothing in any of the preceding paragraphs permits the Company to carry on any of the following businesses without being duly licensed, namely:

(a)	the business of a bank or trust company without being licensed in that behalf under the Banks and Trust Companies Act (Revised); or

(b)	insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the Insurance Act (Revised); or

(c)	the business of company management without being licensed in that behalf under the Companies Management Act (Revised).

6	Unless licensed to do so, the Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of its business carried on outside the Cayman Islands. Despite this, the Company may effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands any of its powers necessary for the carrying on of its business outside the Cayman Islands.

7	The Company is a company limited by shares and accordingly the liability of each member is limited to the amount (if any) unpaid on that member’s shares.

8	The share capital of the Company is US$50,000 divided into 450,000,000 ordinary shares of US$0.0001 par value each and 50,000,000 series A redeemable preference shares of US$0.0001 par value each. However, subject to the Companies Act (Revised) and the Company’s articles of association, the Company has power to do any one or more of the following:

(a)	redeem or repurchase any of its shares;

(b)	increase or reduce its capital;

(c)	issue any part of its capital (whether original, redeemed, increased or reduced):

(i)	with or without any preferential, deferred, qualified or special rights, privileges or conditions; or

(ii)	subject to any limitations or restrictions

and unless the condition of issue expressly declares otherwise, every issue of shares (whether declared to be ordinary, preference or otherwise) is subject to this power; and

(d)	alter any of those rights, privileges, conditions, limitations or restrictions.

9	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

Companies Act (Revised)

Company Limited By Shares

AMENDED AND RESTATED
articles of association
of
GOWell Energy Technology

(Adopted by special resolution passed on [ ] and effective on [ ])

Contents

1	Definitions, interpretation and exclusion of Table A	1
Definitions		1
Interpretation		7
Exclusion of Table A Articles		8

2	Shares	8
Rights attaching to Ordinary Shares and Series A Shares		8
Power to issue Shares and options, with or without special rights		9
Power to pay commissions and brokerage fees		10
Trusts not recognised		10
Security interests		10
Power to vary class rights		10
Effect of new Share issue on existing class rights		11
Capital contributions without issue of further Shares		11
No bearer Shares or warrants		11
Treasury Shares		11
Rights attaching to Treasury Shares and related matters		12
Register of Members		12
Annual Return		12

3	Share certificates	13
Issue of share certificates		13
Renewal of lost or damaged share certificates		13

4	Lien on Shares	14
Nature and scope of lien		14
Company may sell Shares to satisfy lien		14
Authority to execute instrument of transfer		14
Consequences of sale of Shares to satisfy lien		15
Application of proceeds of sale		15

5	Calls on Shares and forfeiture	15
Power to make calls and effect of calls		15
Time when call made		16
Liability of joint holders		16
Interest on unpaid calls		16
Deemed calls		16
Power to accept early payment		16
Power to make different arrangements at time of issue of Shares		16
Notice of default		16
Forfeiture or surrender of Shares		17
Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender		17
Effect of forfeiture or surrender on former Member		17
Evidence of forfeiture or surrender		18
Sale of forfeited or surrendered Shares		18

6	Transfer of Shares	18
Form of Transfer		18
Power to refuse registration for Shares not listed on a Designated Stock Exchange		19
Suspension of transfers		19
Company may retain instrument of transfer		19
Notice of refusal to register		19

Exhibit J-i

7	Transmission of Shares	20
Persons entitled on death of a Member		20
Registration of transfer of a Share following death or bankruptcy		20
Indemnity		20
Rights of person entitled to a Share following death or bankruptcy		21

8	Alteration of capital	21
Increasing, consolidating, converting, dividing and cancelling share capital		21
Dealing with fractions resulting from consolidation of Shares		21
Reducing share capital		22

9	Redemption and purchase of own Shares	22
Power to issue redeemable Shares and to purchase own Shares		22
Power to pay for redemption or purchase in cash or in specie		22
Effect of redemption or purchase of a Share		23
Redemption of Series A Shares – Put Option		23
Redemption of Series A Shares – Call Option		25

10	Conversion of Series A Shares	27

11	Adjustment of Conversion Price	31

12	Meetings of Members	37
Annual and extraordinary general meetings		37
Power to call meetings		37
Content of notice		38
Period of notice		38
Persons entitled to receive notice		38
Accidental omission to give notice or non-receipt of notice		39

13	Proceedings at meetings of Members	39
Quorum		39
Lack of quorum		39
Chairman		39
Right of a Director to attend and speak		40
Accommodation of Members at meeting		40
Security		40
Adjournment and Postponement		40
Method of voting		41
Taking of a poll		41
Chairman’s casting vote		41
Amendments to resolutions		41
Sole-Member Company		41

14	Voting rights of Members	42
Right to vote		42
Rights of joint holders		42
Representation of corporate Members		42
Member with mental disorder		43
Objections to admissibility of votes		43
Form of proxy		43
How and when proxy is to be delivered		43
Voting by proxy		44

Exhibit J-ii

15	Number of Directors	45

16	Appointment, disqualification and removal of Directors	45
No age limit		45
Corporate Directors		45
No shareholding qualification		45
Appointment of Directors		45
Board’s power to appoint Directors		46
Removal of Directors		46
Resignation of Directors		46
Termination of the office of Director		46

17	Alternate Directors	47
Appointment and removal		47
Notices		47
Rights of alternate Director		48
Appointment ceases when the appointor ceases to be a Director		48
Status of alternate Director		48
Status of the Director making the appointment		48

18	Powers of Directors	48
Powers of Directors		48
Directors below the minimum number		48
Appointments to office		49
Provisions for employees		49
Exercise of voting rights		49
Remuneration		50
Disclosure of information		50

19	Delegation of powers	50
Power to delegate any of the Directors’ powers to a committee		50
Local boards		51
Power to appoint an agent of the Company		51
Power to appoint an attorney or authorised signatory of the Company		51
Borrowing Powers		52
Corporate Governance		52

20	Meetings of Directors	52
Regulation of Directors’ meetings		52
Calling meetings		52
Notice of meetings		52
Use of technology		52
Quorum		52
Chairman or deputy to preside		53
Voting		53
Recording of dissent		53
Written resolutions		53
Validity of acts of Directors in spite of formal defect		53

Exhibit J-iii

21	Permissible Directors’ interests and disclosure	54

22	Minutes	54

23	Accounts and audit	54
Auditors		55

24	Record dates	55

25	Dividends	55
Source of dividends		55
Declaration of dividends by Members		55
Payment of interim dividends and declaration of final dividends by Directors		56
Apportionment of dividends		56
Right of set off		57
Power to pay other than in cash		57
How payments may be made		57
Dividends or other monies not to bear interest in absence of special rights		58
Dividends unable to be paid or unclaimed		58

26	Capitalisation of profits	58
Capitalisation of profits or of any share premium account or capital redemption reserve;		58
Applying an amount for the benefit of Members		58

27	Share Premium Account	58
Directors to maintain share premium account		58
Debits to share premium account		59

28	Seal	59
Company seal		59
Duplicate seal		59
When and how seal is to be used		59
If no seal is adopted or used		59
Power to allow non-manual signatures and facsimile printing of seal		59
Validity of execution		60

29	Indemnity	60
Release		60
Insurance		60

30	Notices	61
Form of notices		61
Electronic communications		61
Persons entitled to notices		62
Persons authorised to give notices		62
Delivery of written notices		62
Joint holders		62
Signatures		62
Giving notice to a deceased or bankrupt Member		63
Date of giving notices		63
Saving provision		63

Exhibit J-iv

31	Authentication of Electronic Records	63
Application of Articles		63
Authentication of documents sent by Members by Electronic means		63
Authentication of document sent by the Secretary or Officers of the Company by Electronic means		64
Manner of signing		64
Saving provision		64

32	Transfer by way of continuation	65

33	Winding up	65
Distribution of assets in specie		65
No obligation to accept liability		65

34	Liquidation preference and exit provisions	65
Liquidation preference		65

35	Amendment of Memorandum and Articles	66
Power to change name or amend Memorandum		66
Power to amend these Articles		66

36	Mergers and Consolidations	66

37	Certain Tax Filings	67

38	Business Opportunities	67

39	Exclusive Jurisdiction and Forum	67

40	Series A Majority reserved matters	68

Exhibit J-v

Companies Act (Revised)

Company Limited by Shares

Amended and Restated
Articles of Association

of

GOWell Energy Technology

(Adopted by special resolution passed on [ ] and effective on [ ])

1	Definitions, interpretation and exclusion of Table A

Definitions

1.1	In these Articles, the following definitions apply:

Accrued Value means, in relation to any Series A Share, the Stated Value together with any unpaid Arrears in respect of that Series A Share (subject to Equitable Adjustment and any adjustment pursuant to Article 25.8);

Act means the Companies Act (Revised) of the Cayman Islands, including any statutory modification or re-enactment thereof for the time being in force;

Affiliate means any person that, directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with a person;

Applicable Law means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person;

Arrears means, in relation to any Share, all arrears of any dividend or other sums payable in respect of that Share, whether or not earned or declared and irrespective of whether or not the Company has had at any time sufficient Available Reserves to pay such dividend or sums, together with all other amounts payable on that Share;

Articles means, as appropriate:

(a)	these amended and restated articles of association as amended, restated, supplemented and/or otherwise modified from time to time: or

(b)	two or more particular articles of these Articles;

and Article refers to a particular article of these Articles;

Auditors means the auditor or auditors for the time being of the Company;

Exhibit J-1

Available Proceeds means, as appropriate: (i) consideration received by the Company for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, or any other expenses associated with the Deemed Liquidation Event or the dissolution of the Company), or (ii) Surplus Assets, in each case as determined in good faith by the Board, together with any other assets of the Company available for distribution to its Members, all to the extent permitted by the Act;

Available Reserves means any funds legally available for distribution in accordance with the Act, including out of the realised or unrealised profits of the Company, out of the share premium account, or as otherwise permitted by law;

Board means the board of Directors from time to time;

Business Combination Agreement means that certain Business Combination Agreement, dated as of October 13, 2025, by and among the Company, Maywood Acquisition Corp., IPCV Merger Sub Limited, and GOWell Technology Limited, as it may be further amended, modified or supplemented from time to time;

Business Day means a day when banks in Grand Cayman, the Cayman Islands are open for the transaction of normal banking business and for the avoidance of doubt, shall not include a Saturday, Sunday or public holiday in the Cayman Islands;

Cayman Islands means the British Overseas Territory of the Cayman Islands;

Clear Days, in relation to a period of notice, means that period of calendar days excluding:

(a)	the calendar day when the notice is given or deemed to be given; and

(b)	the calendar day for which it is given or on which it is to take effect;

Commission means Securities and Exchange Commission of the United States of America or other federal agency for the time being administering the U.S. Securities Act;

Company means the above-named company;

Control means:

(a)	the ability to control the composition of the board of directors or equivalent body, directly or indirectly, whether through ownership of voting capital, by contract or otherwise;

(b)	the ownership of a majority of the shares or the right to acquire a majority of the shares directly or indirectly; or

(c)	the power to directly or indirectly exercise a majority of the total voting rights,

and the terms Controlled by or under common Control with have corresponding meanings;

Exhibit J-2

Controlling Interest means an interest in shares giving to the holder or holders Control;

Conversion Price means, in relation to each Series A Share, US$12.00 (subject to Equitable Adjustment and, if applicable, adjusted as referred to in Articles 11.3 to 11.7);

Conversion Ratio means, with respect to each Series A Share, the number of Ordinary Shares determined by dividing the Accrued Value by the Conversion Price;

Conversion Shares means, collectively, the Ordinary Shares issuable upon conversion of the Series A Shares in accordance with the terms hereof;

Date of Adoption means the date on which these Articles were adopted;

Deemed Liquidation Event means:

(d)	a merger or consolidation in which: (A) the Company is a constituent party; or (B) a subsidiary of the Company is a constituent party and the Company issues Shares pursuant to such merger or consolidation; provided, that, a Deemed Liquidation Event shall not include any such merger or consolidation involving the Company or a subsidiary in which the Shares outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another company immediately following such merger or consolidation, the parent company of such surviving or resulting company; or

(e)	(A) the sale, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all of the assets of the Company and its subsidiaries taken as a whole; or (B) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one (1) or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale is to a wholly owned subsidiary of the Company;

Default Rate means ten per cent per annum;

Designated Stock Exchanges means The Nasdaq Stock Market LLC in the United States of America for so long as the Company’s Shares are there listed and any other stock exchange on which the Company’s Shares are listed for trading;

Designated Stock Exchange Rules means the relevant code, rules and regulations, as amended, from time to time, applicable as a result of the original and continued listing of any Shares on the Designated Stock Exchanges;

Exhibit J-3

Directors means the directors for the time being of the Company and the expression Director shall be construed accordingly;

Disposal means the disposal by the Company of all, or a substantial part of, its business and assets (where disposal may include the grant by the Company of an exclusive licence of intellectual property not entered into in the ordinary course of business);

Effective Date means the date that the Registration Statement filed by the Company pursuant to the Registration Rights Agreement is first declared effective by the Commission;

Electronic has the meaning given to that term in the Electronic Transactions Act (Revised) of the Cayman Islands;

Electronic Record has the meaning given to that term in the Electronic Transactions Act (Revised) of the Cayman Islands;

Electronic Signature has the meaning given to that term in the Electronic Transactions Act (Revised) of the Cayman Islands;

Equitable Adjustment means, in the event that the number of outstanding Series A Shares or Ordinary Shares, as applicable, shall have been changed into a different number of shares or a different class by reason of any reclassification, subdivision, consolidation, reorganisation, recapitalization, combination, exchange of shares, readjustment, or other similar transaction, or a share dividend or share distribution has been effectuated, an equitable adjustment as necessary to provide the holders of Series A Shares with the same economic effect as is contemplated by these Articles prior to such event;

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

Floor Price means the lesser of (i) $6.50 (subject to Equitable Adjustment) and (ii) the Conversion Price then in effect;

Fully Paid Up means:

(a)	in relation to a Share with par value, means that the par value for that Share and any premium payable in respect of the issue of that Share, has been fully paid or credited as paid in money or money’s worth; and

(b)	in relation to a Share without par value, means that the agreed issue price for that Share has been fully paid or credited as paid in money or money’s worth;

General Meeting means a general meeting of the Company duly constituted in accordance with the Articles;

Group Company means the Company, any subsidiary from time to time of the Company, and any subsidiary from time to time of a subsidiary of the Company;

Exhibit J-4

Hegro means Hegro Well Pte. Ltd and its Affiliates;

Independent Director means a Director who is an independent director as defined in the Designated Stock Exchange Rules as determined by the Board;

Inflection Point means Inflection Point Asset Management LLC and its Affiliates;

Inflection Point Entities means, collectively, [________________________]

Member means any person or persons entered on the register of Members from time to time as the holder of a Share;

Memorandum means the amended and restated memorandum of association of the Company as amended, restated, supplemented and/or otherwise modified from time to time;

month means a calendar month;

New Securities means any Shares granted or issued (or to be granted or issued) by the Company after the Date of Adoption excluding for the avoidance of doubt any treasury shares transferred by the Company after the Date of Adoption;

Officer means a person appointed to hold an office in the Company including a Director, alternate Director or liquidator and excluding the Secretary;

Ordinary Resolution means a resolution of a General Meeting passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote thereon in person or by proxy or, in the case of corporations, by their duly authorised representatives, at that General Meeting;

Ordinary Share means an ordinary share of a par value of US$0.0001 each in the capital of the Company, and having the rights provided for in these Articles;

Partly Paid Up means:

(a)	in relation to a Share with par value, that the par value for that Share and any premium payable in respect of the issue of that Share, has not been fully paid or credited as paid in money or money’s worth; and

(b)	in relation to a Share without par value, means that the agreed issue price for that Share has not been fully paid or credited as paid in money or money’s worth;

Registration Rights Agreement means the Registration Rights Agreement, dated as of the Date of Adoption, among the Company, the original Series A Shareholders and certain other Members;

Registration Statement means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering, among other things, the resale of the Conversion Shares by each original Series A Shareholder as provided for in the Registration Rights Agreement;

Exhibit J-5

Rule 144 means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule;

Secretary means a person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary;

Series A Majority means the holders of more than 50%, by number, of the Series A Shares in issue from time to time, which shall include the consent of Inflection Point;

Series A Majority Consent means the consent of the Series A Majority;

Series A Share means a series A redeemable preference share of a par value of US$0.0001 each in the capital of the Company, and having the rights provided for in these Articles;

Series A Shareholder means any holder of Series A Shares from time to time;

Share means a share in the share capital of the Company and the expression:

(a)	includes stock (except where a distinction between shares and stock is expressed or implied); and

(b)	where the context permits, also includes a fraction of a Share;

Special Resolution has the meaning given to that term in the Act;

Stated Value means, in relation to each Series A Share, [______________];1

Surplus Assets means surplus assets of the Company remaining after payment of or provisioning form its liabilities, together with any other assets of the Company available for distribution to its Members, to the extent that the Company is lawfully permitted to do so;

Tax Filing Authorised Person means such person as any director shall designate from time to time, acting severally;

Trading Day means a day on which the Designated Stock Exchange is open for business.

Treasury Shares means Shares held in treasury pursuant to the Act and Article 2.19; and

U.S. Securities Act means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

[1]	NTD: to be filled in, which shall equal to the Redemption Price as defined in the Business Combination Agreement entered as of October 13, 2025.

Exhibit J-6

Interpretation

1.2	In the interpretation of these Articles, the following provisions apply unless the context otherwise requires:

(a)	A reference in these Articles to a statute is a reference to a statute of the Cayman Islands as known by its short title, and includes:

(i)	any statutory modification, amendment or re-enactment; and

(ii)	any subordinate legislation or regulations issued under that statute.

Without limitation to the preceding sentence, a reference to a revised Act of the Cayman Islands is taken to be a reference to the revision of that Act in force from time to time as amended from time to time.

(b)	Headings are inserted for convenience only and do not affect the interpretation of these Articles, unless there is ambiguity.

(c)	If a day on which any act, matter or thing is to be done under these Articles is not a Business Day, the act, matter or thing must be done on the next Business Day.

(d)	A word which denotes the singular also denotes the plural, a word which denotes the plural also denotes the singular, and a reference to any gender also denotes the other genders.

(e)	A reference to a person includes, as appropriate, a company, trust, partnership, joint venture, association, body corporate or government agency.

(f)	Where a word or phrase is given a defined meaning another part of speech or grammatical form in respect to that word or phrase has a corresponding meaning.

(g)	All references to time are to be calculated by reference to time in the place where the Company’s registered office is located.

(h)	The words written and in writing include all modes of representing or reproducing words in a visible form, but do not include an Electronic Record where the distinction between a document in writing and an Electronic Record is expressed or implied.

(i)	The words including, and include or any similar expression are to be construed without limitation.

Exhibit J-7

(j)	Any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an Electronic Signature.

(k)	Sections 8 and 19(3) of the Electronic Transactions Act shall not apply.

(l)	The term “holder” in relation to a Share means a person whose name is entered in the register of Members as the holder of such Share.

1.3	The headings in these Articles are intended for convenience only and shall not affect the interpretation of these Articles.

1.4	With respect to the calculation of any number of Shares:

(a)	each Ordinary Share shall be counted as one Ordinary Share; and

(b)	each Series A Share shall be counted as a number of Ordinary Shares (including fractional entitlements) equal to one multiplied by the then applicable Conversion Ratio (provided that if the relevant calculation is being made when a doubt or dispute has arisen in relation to the adjustment to the Conversion Ratio, then the applicable Conversion Ratio for the purposes of this Article shall be the Conversion Ratio as determined by the Board. If the Board has not determined the applicable adjusted Conversion Ratio, then it shall be deemed to be the most recent determined applicable Conversion Ratio, or, in the absence of the same, the unadjusted Conversion Ratio).

Exclusion of Table A Articles

1.5	The regulations contained in Table A in the First Schedule of the Act and any other regulations contained in any statute or subordinate legislation are expressly excluded and do not apply to the Company.

2	Shares

Rights attaching to Ordinary Shares and Series A Shares

2.1	Subject to Article 2.5, the Memorandum of Association and any resolution of the Members to the contrary, and without prejudice to any special rights conferred thereby on the holders of any shares or class of shares, the share capital of the Company shall be divided into Ordinary Shares and Series A Shares with the following rights and restrictions attaching.

2.2	The Series A Shares and the Ordinary Shares shall rank pari passu in all respects (other than Accrued Value) but, save where expressly set out herein to the contrary, shall constitute separate classes of shares.

2.3	Subject to the further provisions of these Articles, the Ordinary Shares and the Series A Shares shall confer on each holder thereof (in that capacity) the right to receive notice of and to attend, speak and vote at all general meetings of the Company and to receive, vote on and constitute an eligible member for the purposes of proposed written resolutions of the Company.

Exhibit J-8

2.4	Subject to Article 14.3, each Ordinary Share and each Series A Share (for the avoidance of doubt, counted on an as-converted basis in accordance with Article 1.4(b)) shall carry a single vote and for all matters (other than where a class consent is specifically required by these Articles) the Shares shall vote as a single class.

Power to issue Shares and options, with or without special rights

2.5	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in General Meeting), these Articles (including, without limitation, Article 40) and, where applicable, the rules and regulations of the Designated Stock Exchanges, the Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors have general and unconditional authority to allot (with or without confirming rights of renunciation), issue, grant options over or otherwise deal with any unissued Shares to such persons, at such times and on such terms and conditions as they may decide. No Share may be issued at a discount except in accordance with the provisions of the Act.

2.6	Without limitation to the preceding Article, but subject to Article 40, the Directors may so deal with the unissued Shares:

(a)	either at a premium or at par; or

(b)	with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise.

2.7	Without limitation to the two preceding Articles, the Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

2.8	Subject to Article 40, the Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company at such times and on such terms and conditions as the Directors may decide.

2.9	Subject to Article 40, the Company may issue units of securities in the Company, which may be comprised of Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, on such terms and conditions as the directors may decide.

Exhibit J-9

Power to pay commissions and brokerage fees

2.10	The Company may, in so far as the Act permits, pay a commission to any person in consideration of that person:

(a)	subscribing or agreeing to subscribe, whether absolutely or conditionally; or

(b)	procuring or agreeing to procure subscriptions, whether absolute or conditional,

for any Shares. That commission may be satisfied by the payment of cash or the allotment of Fully Paid Up or Partly Paid Up Shares or partly in one way and partly in another.

2.11	The Company may employ a broker in the issue of its capital and pay him any proper commission or brokerage.

Trusts not recognised

2.12	Except as required by the Act:

(a)	no person shall be recognised by the Company as holding any Share on any trust; and

(b)	no person other than the Member shall be recognised by the Company as having any right in a Share.

Security interests

2.13	Notwithstanding the preceding Article, the Company may (but shall not be obliged to) recognise a security interest of which it has actual notice over shares. The Company shall not be treated as having recognised any such security interest unless it has so agreed in writing with the secured party.

Power to vary class rights

2.14	If the share capital is divided into different classes of Shares then, unless the terms on which a class of Shares was issued state otherwise, the rights attaching to a class of Shares may only be varied if one of the following applies:

(a)	the Members holding not less than two-thirds of the issued Shares of that class consent in writing to the variation; or

(b)	the variation is made with the sanction of a Special Resolution passed at a separate general meeting of the Members holding the issued Shares of that class.

2.15	For the purpose of Article 2.14(b), all the provisions of these Articles relating to general meetings apply, mutatis mutandis, to every such separate meeting except that:

(a)	the necessary quorum shall be one or more persons holding, or representing by proxy, not less than one third of the issued Shares of the class; and

(b)	any Member holding issued Shares of the class, present in person or by proxy or, in the case of a corporate Member, by its duly authorised representative, may demand a poll.

Exhibit J-10

Effect of new Share issue on existing class rights

2.16	Unless the terms on which a class of Shares was issued state otherwise, the rights conferred on the Member holding Shares of any class shall not be deemed to be varied by the creation or issue of further Shares ranking pari passu with the existing Shares of that class.

Capital contributions without issue of further Shares

2.17	With the consent of a Member, the Directors may accept a voluntary contribution to the capital of the Company from that Member without issuing Shares in consideration for that contribution. In that event, the contribution shall be dealt with in the following manner:

(a)	It shall be treated as if it were a share premium.

(b)	Unless the Member agrees otherwise:

(i)	if the Member holds Shares in a single class of Shares, it shall be credited to the share premium account for that class of Shares;

(ii)	if the Member holds Shares of more than one class, it shall be credited rateably to the share premium accounts for those classes of Shares (in the proportion that the sum of the issue prices for each class of Shares that the Member holds bears to the total issue prices for all classes of Shares that the Member holds).

(c)	It shall be subject to the provisions of the Act and these Articles applicable to share premiums.

No bearer Shares or warrants

2.18	The Company shall not issue Shares or warrants to bearers.

Treasury Shares

2.19	Shares that the Company purchases, redeems or acquires by way of surrender in accordance with the Act shall be held as Treasury Shares and not treated as cancelled if:

(a)	the Directors so determine prior to the purchase, redemption or surrender of those shares; and

(b)	the relevant provisions of the Memorandum and Articles and the Act are otherwise complied with.

Exhibit J-11

Rights attaching to Treasury Shares and related matters

2.20	No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Members on a winding up) may be made to the Company in respect of a Treasury Share.

2.21	The Company shall be entered in the register of Members as the holder of the Treasury Shares. However:

(a)	the Company shall not be treated as a Member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void; and

(b)	a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Act.

2.22	Nothing in Article 2.21 prevents an allotment of Shares as Fully Paid Up bonus shares in respect of a Treasury Share and Shares allotted as Fully Paid Up bonus shares in respect of a Treasury Share shall be treated as Treasury Shares.

2.23	Treasury Shares may be disposed of by the Company in accordance with the Act and otherwise on such terms and conditions as the Directors determine.

Register of Members

2.24	The Directors shall keep or cause to be kept a register of Members as required by the Act and may cause the Company to maintain one or more branch registers as contemplated by the Act, provided that where the Company is maintaining one or more branch registers, the Directors shall ensure that a duplicate of each branch register is kept with the Company’s principal register of Members and updated within such number of days of any amendment having been made to such branch register as may be required by the Act.

2.25	The title to Shares listed on a Designated Stock Exchange may be evidenced and transferred in accordance with the laws applicable to the rules and regulations of the Designated Stock Exchange and, for these purposes, the register of Members may be maintained in accordance with Section 40B of the Act.

Annual Return

2.26	The Directors in each calendar year shall prepare or cause to be prepared an annual return and declaration setting forth the particulars required by the Act and shall deliver a copy thereof to the registrar of companies for the Cayman Islands.

Exhibit J-12

3	Share certificates

Issue of share certificates

3.1	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. If the Directors resolve that share certificates shall be issued, upon being entered in the register of Members as the holder of a Share, the Directors may issue to any Member:

(a)	without payment, one certificate for all the Shares of each class held by that Member (and, upon transferring a part of the Member’s holding of Shares of any class, to a certificate for the balance of that holding); and

(b)	upon payment of such reasonable sum as the Directors may determine for every certificate after the first, several certificates each for one or more of that Member’s Shares.

3.2	Every certificate shall specify the number, class and distinguishing numbers (if any) of the Shares to which it relates and whether they are Fully Paid Up or Partly Paid Up. A certificate may be executed under seal or executed in such other manner as the Directors determine.

3.3	Every certificate shall bear legends required under the Applicable Laws, including the U.S. Securities Act (to the extent applicable).

3.4	The Company shall not be bound to issue more than one certificate for Shares held jointly by several persons and delivery of a certificate for a Share to one joint holder shall be a sufficient delivery to all of them.

Renewal of lost or damaged share certificates

3.5	If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to:

(a)	evidence;

(b)	indemnity;

(c)	payment of the expenses reasonably incurred by the Company in investigating the evidence; and

(d)	payment of a reasonable fee, if any for issuing a replacement share certificate,

as the Directors may determine, and (in the case of defacement or wearing-out) on delivery to the Company of the old certificate.

Exhibit J-13

4	Lien on Shares

Nature and scope of lien

4.1	The Company has a first and paramount lien on all Shares (whether Fully Paid Up or not) registered in the name of a Member (whether solely or jointly with others). The lien is for all monies payable to the Company by the Member or the Member’s estate:

(a)	either alone or jointly with any other person, whether or not that other person is a Member; and

(b)	whether or not those monies are presently payable.

4.2	At any time the Board may declare any Share to be wholly or partly exempt from the provisions of this Article.

Company may sell Shares to satisfy lien

4.3	The Company may sell any Shares over which it has a lien if all of the following conditions are met:

(a)	the sum in respect of which the lien exists is presently payable;

(b)	the Company gives notice to the Member holding the Share (or to the person entitled to it in consequence of the death or bankruptcy of that Member) demanding payment and stating that if the notice is not complied with the Shares may be sold; and

(c)	that sum is not paid within fourteen Clear Days after that notice is deemed to be given under these Articles,

and Shares to which this Article 4.3 applies shall be referred to as Lien Default Shares.

4.4	The Lien Default Shares may be sold in such manner as the Board determines.

4.5	To the maximum extent permitted by law, the Directors shall incur no personal liability to the Member concerned in respect of the sale.

Authority to execute instrument of transfer

4.6	To give effect to a sale, the Directors may authorise any person to execute an instrument of transfer of the Lien Default Shares sold to, or in accordance with the directions of, the purchaser.

4.7	The title of the transferee of the Lien Default Shares shall not be affected by any irregularity or invalidity in the proceedings in respect of the sale.

Exhibit J-14

Consequences of sale of Shares to satisfy lien

4.8	On a sale pursuant to the preceding Articles:

(a)	the name of the Member concerned shall be removed from the register of Members as the holder of those Lien Default Shares; and

(b)	that person shall deliver to the Company for cancellation the certificate (if any) for those Lien Default Shares.

4.9	Notwithstanding the provisions of Article 4.8, such person shall remain liable to the Company for all monies which, at the date of sale, were presently payable by him to the Company in respect of those Lien Default Shares. That person shall also be liable to pay interest on those monies from the date of sale until payment at the rate at which interest was payable before that sale or, failing that, at the Default Rate. The Board may waive payment wholly or in part or enforce payment without any allowance for the value of the Lien Default Shares at the time of sale or for any consideration received on their disposal.

Application of proceeds of sale

4.10	The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable. Any residue shall be paid to the person whose Lien Default Shares have been sold:

(a)	if no certificate for the Lien Default Shares was issued, at the date of the sale; or

(b)	if a certificate for the Lien Default Shares was issued, upon surrender to the Company of that certificate for cancellation but, in either case, subject to the Company retaining a like lien for all sums not presently payable as existed on the Lien Default Shares before the sale.

5	Calls on Shares and forfeiture

Power to make calls and effect of calls

5.1	Subject to the terms of allotment, the Board may make calls on the Members in respect of any monies unpaid on their Shares including any premium. The call may provide for payment to be by instalments. Subject to receiving at least 14 Clear Days’ notice specifying when and where payment is to be made, each Member shall pay to the Company the amount called on his Shares as required by the notice.

5.2	Before receipt by the Company of any sum due under a call, that call may be revoked in whole or in part and payment of a call may be postponed in whole or in part. Where a call is to be paid in instalments, the Company may revoke the call in respect of all or any remaining instalments in whole or in part and may postpone payment of all or any of the remaining instalments in whole or in part.

5.3	A Member on whom a call is made shall remain liable for that call notwithstanding the subsequent transfer of the Shares in respect of which the call was made. He shall not be liable for calls made after he is no longer registered as Member in respect of those Shares.

Exhibit J-15

Time when call made

5.4	A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

Liability of joint holders

5.5	Members registered as the joint holders of a Share shall be jointly and severally liable to pay all calls in respect of the Share.

Interest on unpaid calls

5.6	If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid:

(a)	at the rate fixed by the terms of allotment of the Share or in the notice of the call; or

(b)	if no rate is fixed, at the Default Rate.

The Directors may waive payment of the interest wholly or in part.

Deemed calls

5.7	Any amount payable in respect of a Share, whether on allotment or on a fixed date or otherwise, shall be deemed to be payable as a call. If the amount is not paid when due the provisions of these Articles shall apply as if the amount had become due and payable by virtue of a call.

Power to accept early payment

5.8	The Company may accept from a Member the whole or a part of the amount remaining unpaid on Shares held by him although no part of that amount has been called up.

Power to make different arrangements at time of issue of Shares

5.9	Subject to the terms of allotment, the Directors may make arrangements on the issue of Shares to distinguish between Members in the amounts and times of payment of calls on their Shares.

Notice of default

5.10	If a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than 14 Clear Days’ notice requiring payment of:

(a)	the amount unpaid;

(b)	any interest which may have accrued; and

(c)	any expenses which have been incurred by the Company due to that person’s default.

Exhibit J-16

5.11	The notice shall state the following:

(a)	the place where payment is to be made; and

(b)	a warning that if the notice is not complied with the Shares in respect of which the call is made will be liable to be forfeited.

Forfeiture or surrender of Shares

5.12	If the notice given pursuant to Article 5.10 is not complied with, the Directors may, before the payment required by the notice has been received, resolve that any Share the subject of that notice be forfeited. The forfeiture shall include all dividends or other monies payable in respect of the forfeited Share and not paid before the forfeiture. Despite the foregoing, the Board may determine that any Share the subject of that notice be accepted by the Company as surrendered by the Member holding that Share in lieu of forfeiture.

5.13	The directors may accept the surrender for no consideration of any Fully Paid Up Share.

Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender

5.14	A forfeited or surrendered Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Board determine either to the former Member who held that Share or to any other person. The forfeiture or surrender may be cancelled on such terms as the Directors think fit at any time before a sale, re-allotment or other disposition. Where, for the purposes of its disposal, a forfeited or surrendered Share is to be transferred to any person, the Directors may authorise some person to execute an instrument of transfer of the Share to the transferee.

Effect of forfeiture or surrender on former Member

5.15	On forfeiture or surrender:

(a)	the name of the Member concerned shall be removed from the register of Members as the holder of those Shares and that person shall cease to be a Member in respect of those Shares; and

(b)	that person shall surrender to the Company for cancellation the certificate (if any) for the forfeited or surrendered Shares.

5.16	Despite the forfeiture or surrender of his Shares, that person shall remain liable to the Company for all monies which at the date of forfeiture or surrender were presently payable by him to the Company in respect of those Shares together with:

(a)	all expenses; and

Exhibit J-17

(b)	interest from the date of forfeiture or surrender until payment:

(i)	at the rate of which interest was payable on those monies before forfeiture; or

(ii)	if no interest was so payable, at the Default Rate.

The Directors, however, may waive payment wholly or in part.

Evidence of forfeiture or surrender

5.17	A declaration, whether statutory or under oath, made by a Director or the Secretary shall be conclusive evidence of the following matters stated in it as against all persons claiming to be entitled to forfeited Shares:

(a)	that the person making the declaration is a Director or Secretary of the Company, and

(b)	that the particular Shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the Shares.

Sale of forfeited or surrendered Shares

5.18	Any person to whom the forfeited or surrendered Shares are disposed of shall not be bound to see to the application of the consideration, if any, of those Shares nor shall his title to the Shares be affected by any irregularity in, or invalidity of the proceedings in respect of, the forfeiture, surrender or disposal of those Shares.

6	Transfer of Shares

Form of Transfer

6.1	Subject to the following Articles about the transfer of Shares, and provided that such transfer complies with applicable rules of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under Applicable Law, a Member may transfer Shares to another person by completing an instrument of transfer in a common form or in a form prescribed by the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the directors, executed:

(a)	where the Shares are Fully Paid, by or on behalf of that Member; and

(b)	where the Shares are partly paid, by or on behalf of that Member and the transferee.

6.2	The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered into the Register of Members.

Exhibit J-18

Power to refuse registration for Shares not listed on a Designated Stock Exchange

6.3	Where the Shares in question are not listed on or subject to the rules of any Designated Stock Exchange, the Directors may in their absolute discretion decline to register any transfer of such Shares which are not Fully Paid Up or on which the Company has a lien. The Directors may also, but are not required to, decline to register any transfer of any such Share unless:

(a)	the instrument of transfer is lodged with the Company, accompanied by the certificate (if any) for the Shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of Shares;

(c)	the instrument of transfer is properly stamped, if required;

(d)	in the case of a transfer to joint holders, the number of joint holders to whom the Share is to be transferred does not exceed four;

(e)	the Shares transferred are Fully Paid Up and free of any lien in favour of the Company; and

(f)	any applicable fee of such maximum sum as the Designated Stock Exchanges may determine to be payable, or such lesser sum as the Board may from time to time require, related to the transfer is paid to the Company.

Suspension of transfers

6.4	The registration of transfers may, on 14 Clear Days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register of Members closed at such times and for such periods as the Directors may, in their absolute discretion, from time to time determine, provided always that such registration of transfer shall not be suspended nor the register of Members closed for more than 30 Clear Days in any year.

Company may retain instrument of transfer

6.5	All instruments of transfer that are registered shall be retained by the Company.

Notice of refusal to register

6.6	If the Directors refuse to register a transfer of any Shares not listed on a Designated Stock Exchange, they shall within one month after the date on which the instrument of transfer was lodged with the Company send to each of the transferor and the transferee notice of the refusal.

Exhibit J-19

7	Transmission of Shares

Persons entitled on death of a Member

7.1	If a Member dies, the only persons recognised by the Company as having any title to the deceased Members’ interest are the following:

(a)	where the deceased Member was a joint holder, the survivor or survivors; and

(b)	where the deceased Member was a sole holder, that Member’s personal representative or representatives.

7.2	Nothing in these Articles shall release the deceased Member’s estate from any liability in respect of any Share, whether the deceased was a sole holder or a joint holder.

Registration of transfer of a Share following death or bankruptcy

7.3	A person becoming entitled to a Share in consequence of the death or bankruptcy of a Member may elect to do either of the following:

(a)	to become the holder of the Share; or

(b)	to transfer the Share to another person.

7.4	That person must produce such evidence of his entitlement as the Directors may properly require.

7.5	If the person elects to become the holder of the Share, he must give notice to the Company to that effect. For the purposes of these Articles, that notice shall be treated as though it were an executed instrument of transfer.

7.6	If the person elects to transfer the Share to another person then:

(a)	if the Share is Fully Paid Up, the transferor must execute an instrument of transfer; and

(b)	if the Share is nil or Partly Paid Up, the transferor and the transferee must execute an instrument of transfer.

7.7	All the Articles relating to the transfer of Shares shall apply to the notice or, as appropriate, the instrument of transfer.

Indemnity

7.8	A person registered as a Member by reason of the death or bankruptcy of another Member shall indemnify the Company and the Directors against any loss or damage suffered by the Company or the Directors as a result of that registration.

Exhibit J-20

Rights of person entitled to a Share following death or bankruptcy

7.9	A person becoming entitled to a Share by reason of the death or bankruptcy of a Member shall have the rights to which he would be entitled if he were registered as the holder of the Share. But, until he is registered as Member in respect of the Share, he shall not be entitled to attend or vote at any meeting of the Company or at any separate meeting of the holders of that class of Shares.

8	Alteration of capital

Increasing, consolidating, converting, dividing and cancelling share capital

8.1	Subject to the rights of the holders of Series A Shares contemplated by these Articles, to the fullest extent permitted by the Act, the Company may by Ordinary Resolution do any of the following and amend its Memorandum for that purpose:

(a)	increase its share capital by new Shares of the amount fixed by that Ordinary Resolution and with the attached rights, priorities and privileges set out in that Ordinary Resolution;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its Paid Up Shares into stock, and reconvert that stock into Paid Up Shares of any denomination;

(d)	sub-divide its Shares or any of them into Shares of an amount smaller than that fixed by the Memorandum, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(e)	cancel Shares which, at the date of the passing of that Ordinary Resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the Shares so cancelled or, in the case of Shares without nominal par value, diminish the number of Shares into which its capital is divided.

Dealing with fractions resulting from consolidation of Shares

8.2	Whenever, as a result of a consolidation of Shares, any Members would become entitled to fractions of a Share, the Directors may on behalf of those Members deal with the fractions as it thinks fit, including (without limitation):

(a)	sell the Shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Act, the Company); and

(b)	distribute the net proceeds in due proportion among those Members.

Exhibit J-21

8.3	For the purposes of Article 8.2, the Directors may authorise some person to execute an instrument of transfer of the Shares to, in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall the transferee’s title to the Shares be affected by any irregularity in, or invalidity of, the proceedings in respect of the sale.

Reducing share capital

8.4	Subject to the Act and to any rights for the time being conferred on the Members holding a particular class of Shares, the Company may, by Special Resolution, reduce its share capital in any way.

9	Redemption and purchase of own Shares

Power to issue redeemable Shares and to purchase own Shares

9.1	Subject to the Act, to Article 40 and to any rights for the time being conferred on the Members holding a particular class of Shares, the Commission and/or any other competent regulatory authority or otherwise under Applicable Law the Company may by its Directors:

(a)	issue Shares that are to be redeemed or liable to be redeemed, at the option of the Company or the Member holding those redeemable Shares, on the terms and in the manner its Directors determine before the issue of those Shares;

(b)	with the consent by Special Resolution of the Members holding Shares of a particular class, vary the rights attaching to that class of Shares so as to provide that those Shares are to be redeemed or are liable to be redeemed at the option of the Company on the terms and in the manner which the Directors determine at the time of such variation; and

(c)	purchase all or any of its own Shares of any class including any redeemable Shares on the terms and in the manner which the Directors determine at the time of such purchase.

The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Act, including out of any combination of the following: capital, its profits and the proceeds of a fresh issue of Shares.

Power to pay for redemption or purchase in cash or in specie

9.2	When making a payment in respect of the redemption or purchase of Shares, the Directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorised by the terms of the allotment of those Shares or by the terms applying to those Shares in accordance with Article 9.1, or otherwise by agreement with the Member holding those Shares.

Exhibit J-22

Effect of redemption or purchase of a Share

9.3	Upon the date of redemption or purchase of a Share:

(a)	the Member holding that Share shall cease to be entitled to any rights in respect of the Share other than the right to receive:

(i)	the price for the Share; and

(ii)	any dividend declared in respect of the Share prior to the date of redemption or purchase;

(b)	the Member’s name shall be removed from the register of Members with respect to the Share; and

(c)	the Share shall be cancelled or held as a Treasury Share, as the Directors may determine.

9.4	For the purpose of Article 9.3, the date of redemption or purchase is the date when the redemption or purchase falls due.

Redemption of Series A Shares – Put Option

9.5	Subject to the Act, a notice in writing (a Put Notice) may be delivered by a Series A Majority to the Company at any time on or after the fifth anniversary of the Date of Adoption, at a redemption price per share equal to 100% of the Accrued Value attributable to such Series A Share specifying that the Company shall make an offer to all of the Series A Shareholders to redeem all of the Series A Shares on a date in accordance with Article 9.6.

9.6	The Put Date shall be not less than the date that is 20 days after the Put Notice is delivered. The Put Notice shall state:

(a)	the Put Date and the redemption price calculated in accordance with Article 9.5; and

(b)	for Series A Shares in certificated form, that the Series A Shareholder is to surrender to the Company, in the manner and at the place designated, his, her or its certificate or certificates representing the Series A Shares to be redeemed (or deliver an indemnity for lost certificate in a form acceptable to the Board, in respect of any lost certificate(s)).

9.7	Within ten days of receipt of the Put Notice, the Company shall deliver to each Series A Shareholder a notice (the Put Offer Notice) that shall be open for acceptance by any Series A Shareholder within 5 days of deemed service of the Put Offer Notice (the Put Acceptance Date) specifying:

(a)	the terms of the Put Notice (including, for the avoidance of doubt, the Put Date and the redemption price calculated in accordance with Article 9.5); and

(b)	the address to which an acceptance of the Put Offer Notice should be sent.

Exhibit J-23

9.8	On the Put Date, the Company shall redeem all of the Series A Shares held by those Series A Shareholders who had accepted the Put Offer Notice by the Put Acceptance Date (the Accepting Shareholders), and the Accepting Shareholders shall deliver to the Company at its registered office the certificate(s) for the Series A Shares (or an indemnity for lost certificate in a form acceptable to the Board, in respect of any lost certificate(s)) and on such delivery (and against the receipt by Accepting Shareholder for the redemption moneys payable in respect of his Series A Shares) the Company shall pay each Accepting Shareholder (or, in the case of joint holders, to the holder of Series A Shares whose name stands first in the register of Shareholders in respect of those Series A Shares) the Accrued Value for each Series A Share being redeemed.

9.9	The Company shall cancel the share certificate of the Accepting Shareholder concerned.

9.10	Following receipt by the Company of a Put Notice, the Company shall take all necessary steps to the extent permitted by Applicable Law to facilitate the creation of sufficient profits available for distribution in order to complete the redemption of the Series A Shares pursuant to the Put Notice as soon as reasonably practicable.

9.11	If, having complied with its obligations in Article 9.10, on any due date for redemption of Series A Shares the Company is prohibited by law from redeeming all or any of the Series A Shares then due to be redeemed, it shall on the due date, redeem that number of the Series A Shares as it may then lawfully redeem, and if there is more than one holder whose Series A Shares are due to be redeemed then the Series A Shares shall be redeemed in proportion as nearly as may be to their existing holdings of Series A Shares and the Company shall redeem the balance of those shares as soon as reasonably practicable after it is not so prohibited and, for so long as the prohibition remains and any Series A Shares have not been redeemed (and notwithstanding any other provisions of these Articles) the Preference Dividend shall continue to accrue up to the date of redemption and the Company shall not pay any dividend or otherwise make any distribution of capital or otherwise (except in the ordinary course of business) decrease its profits available for distribution. If the Company fails to make any partial redemption of Series A Shares on any due date for redemption, then subsequent redemptions of Series A Shares shall be deemed to be of those Series A Shares which first became due for redemption.

9.12	In the event that any portion of the redemption price has not been paid within five (5) Business Days following the Put Date and the Company is not prohibited by law from paying the redemption price, interest on such unpaid portion of the redemption price shall accrue thereon until such amount is paid in full at a rate equal to the lesser of (i) 24.0% per annum and (ii) the maximum rate permitted under Applicable Law. Such interest shall be paid by the Company in cash.

9.13	Subject to Articles 9.5 to 9.10, the Company authorises the Board to determine the manner or any of the terms of any redemption or purchase to the extent permitted by the Act.

Exhibit J-24

Redemption of Series A Shares – Call Option

9.14	Subject to the Act, a notice in writing (a Call Notice) may be delivered by the Company to all of the Series A Shareholders at any time:

(a)	after the Date of Adoption but before the first anniversary of the Date of Adoption, at a redemption price per share equal to 150% of the Accrued Value;

(b)	after the first anniversary of the Date of Adoption but before the second anniversary of the Date of Adoption, at a redemption price per share equal to 140% of the Accrued Value;

(c)	after the second anniversary of the Date of Adoption but before the third anniversary of the Date of Adoption, at a redemption price per share equal to 130% of the Accrued Value;

(d)	after the third anniversary of the Date of Adoption but before the fourth anniversary of the Date of Adoption, at a redemption price per share equal to 120% of the Accrued Value;

(e)	after the fourth anniversary of the Date of Adoption but before the fifth anniversary of the Date of Adoption, at a redemption price per share equal to 110% of the Accrued Value; or

(f)	after the fifth anniversary of the Date of Adoption, at a redemption price per share equal to 100% of the Accrued Value;

specifying that the Company shall redeem all or some of the Series A Shares on a date in accordance with Article 9.15.

9.15	The Call Date shall be not more than the date that is 20 days after the Call Notice is delivered. The Call Notice shall state:

(a)	the number of Series A Shares that the Company shall redeem on the Call Date, provided always that where the Call Notice is in respect of only some and not all of the Series A Shares in issue, the Call Notice shall also specify the adjusted number of Series A Shares that the Company shall redeem from each Series A Shareholder (such adjusted number to represent each Series A Shareholder’s pro rata proportion of the total number of Series A Shares in issue, as a proportion of the total number of Series A Shares the subject of the Call Notice);

(b)	the Call Date and the redemption price calculated in accordance with Article 9.14; and

(c)	for Series A Shares in certificated form, that the Series A Shareholder is to surrender to the Company, in the manner and at the place designated, his, her or its certificate or certificates representing the Series A Shares to be redeemed (or deliver an indemnity for lost certificate in a form acceptable to the Board, in respect of any lost certificate(s)).

Exhibit J-25

9.16	On each Call Date, the Company shall redeem the number of Series A Shares set out in the Call Notice and the relevant holder of Series A Shares shall deliver to the Company at its registered office the certificate(s) for the Series A Shares to be redeemed (or an indemnity for lost certificate in a form acceptable to the Board, in respect of any lost certificate(s)) and on such delivery (and against the receipt by the holder of Series A Shares for the redemption moneys payable in respect of his Series A Shares) the Company shall pay each holder of Series A Shares (or, in the case of joint holders, to the holder of Series A Shares whose name stands first in the register of Shareholders in respect of those Series A Shares) the Accrued Value for each Series A Share being redeemed.

9.17	The Company shall, in the case of a redemption in full, cancel the share certificate of the holder of Series A Shares concerned, and, in the case of a redemption of part of the holding of Series A Shares included in a certificate, either (a) note the amount and date of redemption on the original certificate; or (b) cancel the original certificate and without charge issue a new certificate to the holder for the balance of the Series A Shares not redeemed on that occasion.

9.18	Following receipt, or in connection with the delivery (as the case may be), by the Company of a Call Notice, the Company shall take all necessary steps to the extent permitted by Applicable Law to facilitate the creation of sufficient profits available for distribution in order to complete the redemption of the Series A Shares pursuant to the Call Notice as soon as reasonably practicable.

9.19	If, having complied with its obligations in Article 9.18, on any due date for redemption of Series A Shares the Company is prohibited by law from redeeming all or any of the Series A Shares then due to be redeemed, it shall on the due date, redeem that number of the Series A Shares as it may then lawfully redeem, and if there is more than one holder whose Series A Shares are due to be redeemed then the Series A Shares shall be redeemed in proportion as nearly as may be to their existing holdings of Series A Shares and the Company shall redeem the balance of those shares as soon as reasonably practicable after it is not so prohibited and, for so long as the prohibition remains and any Series A Shares have not been redeemed (and notwithstanding any other provisions of these Articles) the Preference Dividend shall continue to accrue up to the date of redemption and the Company shall not pay any dividend or otherwise make any distribution of capital or otherwise (except in the ordinary course of business) decrease its profits available for distribution. If the Company fails to make any partial redemption of Series A Shares on any due date for redemption, then subsequent redemptions of Series A Shares shall be deemed to be of those Series A Shares which first became due for redemption; and

9.20	Subject to Articles 9.14 to 9.18, the Company authorises the Board to determine the manner or any of the terms of any redemption or purchase to the extent permitted by the Act.

9.21	To the extent permitted by the Act, the Company may accept the surrender for no consideration of any fully paid share (including a redeemable share) unless, as a result of the surrender, there would no longer be any issued shares of the company other than shares held as treasury shares.

Exhibit J-26

9.22	For the avoidance of doubt, until a Series A Share has been redeemed in full by the Company pursuant to this Article 9, such Series A Shares may be converted, at any time and from time to time, in whole or in part, by any Series A Shareholder into Ordinary Shares pursuant to Article 10.

10	Conversion of Series A Shares

10.1	Each fully paid Series A Share shall be convertible, at any time and from time to time at the option of the holder thereof, into that number of whole Ordinary Shares (subject to the limitations set forth in Article 10.3) determined by dividing the Accrued Value of such Series A Share by the Conversion Price. Holders shall effect conversions by providing the Company with the form of conversion notice attached hereto as Annex A (a Notice of Conversion), unless the Company directs holders that the Notice of Conversion shall be delivered to the Company’s transfer agent. Each Notice of Conversion shall identify the Series A Shareholders electing to convert some, or all, of their Series A Shares (the Converting Shareholder(s)), specify the number of Series A Shares to be converted by the Converting Shareholder(s), the number of Series A Shares owned by the Converting Shareholder(s) prior to the conversion at issue, the number of Series A Shares owned by the Converting Shareholder(s) subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the by the Converting Shareholder(s) deliver by e-mail attachment or by a nationally recognized overnight courier service such Notice of Conversion to the Company (such date, the Conversion Date). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Company is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of Series A Shares, a holder shall not be required to surrender the certificate(s) representing the Series A Shares to the Company unless all of the Series A Shares represented thereby are so converted, in which case such holder shall deliver the certificate representing such Series A Shares promptly following the Conversion Date at issue (or an indemnity for a lost certificate in a form acceptable to the Board). Series A Shares converted into Ordinary Shares or redeemed in accordance with the terms hereof shall be cancelled and shall not be reissued, and all rights (other than the right to receive the Conversion Shares) with respect to such shares will terminate. The Company shall, in the case of all Series A Shares included in a certificate, cancel the certificate so delivered and, in the case of a conversion of part of the holding of Series A Shares included in a certificate, either (a) note the amount and date of conversion on the original certificate, or (b) cancel the original certificate and without charge issue a new certificate to the holder for the balance of the Series A Shares not converted. Notwithstanding the foregoing, the Register of Members shall serve as the prima facie record of issued and outstanding Series A Shares.

Exhibit J-27

10.2	Not later than the number of Trading Days comprising the Standard Settlement Period (as defined below) after each Conversion Date (the Share Delivery Date), the Company shall deliver, or cause to be delivered, to the Converting Shareholder(s) the number of Conversion Shares being acquired upon the conversion of the relevant Series A Shares, which on or after the earlier of (i) the one year anniversary of the Date of Adoption or (ii) the Effective Date, shall be free of restrictive legends and trading restrictions (other than those which may then be required by any applicable lock-up agreement or similar agreement). On or after the earlier of (i) the one year anniversary of the Date of Adoption or (ii) the Effective Date, the Company shall deliver the Conversion Shares required to be delivered by the Company under this Article 10.2 electronically through the Depository Trust Company or another established clearing corporation performing similar functions. As used herein, Standard Settlement Period means the standard settlement period, expressed in a number of Trading Days, on the Designated Stock Exchange with respect to the Ordinary Shares as in effect on the date of delivery of the Notice of Conversion.

(a)	If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as reasonably directed by the Converting Shareholder(s) by the Share Delivery Date, the Converting Shareholder(s) shall be entitled to elect by written notice to the Company at any time on or before its receipt of such Conversion Shares, to rescind such conversion, in which event the Company shall promptly return to the relevant Converting Shareholder(s) any original Series A Share certificate delivered to the Company and the relevant Converting Shareholder(s) shall promptly return to the Company the Conversion Shares issued to such Converting Shareholder(s) pursuant to the rescinded Notice of Conversion.

(b)	The Company’s obligation to issue and deliver the Conversion Shares upon conversion of the Series A Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such holder or any other person of any obligation to the Company or any violation or alleged violation of law by such holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action that the Company may have against such holder. In the event a holder shall elect to convert any or all of the Accrued Value of its Series A Shares, the Company may not refuse conversion based on any claim that such holder or anyone associated or affiliated with such holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to holder, restraining and/or enjoining conversion of all or part of Series A Shares of such holder shall have been sought and obtained, and the Company posts a surety bond for the benefit of such holder in the amount of 150% of the Accrued Value of Series A Shares which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such holder to the extent it obtains judgment. In the absence of such injunction, the Company shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Company fails to deliver to a holder such Conversion Shares pursuant to Article 10.2(a) by the 10th Trading Day after the Share Delivery Date applicable to such conversion, the Company shall pay to such holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Accrued Value of Series A Shares being converted, $25 per Trading Day (increasing to $50 per Trading Day on the third Trading Day and increasing to $100 per Trading Day on the sixth Trading Day after such damages begin to accrue) for each Trading Day after the 10th Trading Day after the Share Delivery Date until such Conversion Shares are delivered or holder rescinds such conversion. Nothing herein shall limit a holder’s right to pursue actual damages for the Company’s failure to deliver Conversion Shares within the period specified herein and such holder shall have the right to pursue all remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Series A Shareholder from seeking to enforce damages pursuant to any other Article hereof or under Applicable Law.

Exhibit J-28

(c)	In addition to any other rights available to the holder, if the Company fails for any reason unrelated to the actions of the holder or its Affiliates to deliver to a Converting Shareholder the applicable Conversion Shares by the Share Delivery Date pursuant to Article 10.2(a) and if after such Share Delivery Date such Converting Shareholder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Converting Shareholder’s brokerage firm otherwise purchases, Ordinary Shares to deliver in satisfaction of a sale by such Converting Shareholder of the Conversion Shares which such Converting Shareholder was entitled to receive upon the conversion relating to such Share Delivery Date (a Buy-In), then the Company shall (A) pay in cash to such Converting Shareholder (in addition to any other remedies available to or elected by such Converting Shareholder) the amount, if any, by which (x) such Converting Shareholder’s total purchase price (including any brokerage commissions) for the Ordinary Shares so purchased exceeds (y) the product of (1) the aggregate number of Ordinary Shares that such Converting Shareholder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (excluding any brokerage commissions) and (B) at the option of such Converting Shareholder, either reissue (if surrendered) the Converting Shares equal to the number of Series A Shares submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Converting Shareholder the number of Ordinary Shares that would have been issued if the Company had timely complied with its delivery requirements under Article 10.2(a). For example, if a Converting Shareholder purchases Ordinary Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of Series A Shares with respect to which the actual sale price of the Conversion Shares (including any applicable brokerage commissions) giving rise to such purchase obligation was a total of $10,000, under clause (A) of the immediately preceding sentence, the Company shall be required to pay such Converting Shareholder $1,000. The Converting Shareholder shall provide the Company written notice indicating the amounts payable to such Converting Shareholder in respect of the Buy-In and, upon the request of the Company, evidence of the amount of such loss. If a Converting Shareholder purchases Ordinary Shares having a total purchase price of $9,000 to cover a Buy-In with respect to an attempted conversion of Series A Shares with respect to which the actual sale price of the Conversion Shares (including any applicable brokerage commissions) giving rise to such purchase obligation was a total of $10,000, under clause (A) of the preceding sentence, the Company shall not be required to pay Converting Shareholder any amount. For the avoidance of doubt, in the event of a Buy-In, the Converting Shareholder shall use commercially reasonable efforts to purchase shares at the lowest available price, paying the lowest reasonably available brokerage commission. The Converting Shareholder shall provide the Company written notice indicating the amounts payable to such Converting Shareholder in respect of the Buy-In and evidence of the amount of such loss. Nothing herein shall limit a Converting Shareholder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Conversion Shares upon conversion of the Series A Shares as required pursuant to the terms hereof.

(d)	The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Ordinary Shares for the sole purpose of issuance upon conversion of Series A Shares as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Series A Shareholders (and the other Series A Shareholders), not less than such aggregate number of Ordinary Shares as shall be issuable (taking into account the adjustments and restrictions of Article 11) upon the conversion of the then outstanding Series A Shares (assuming for such purpose a Conversion Price equal to the Floor Price and any such conversions are made without regard to any limitations on conversion set forth herein). The Company covenants that all Ordinary Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if a Registration Statement is then effective under the Securities Act, shall be registered for public resale in accordance with such Registration Statement (subject to such Series A Shareholder’s compliance with its obligations under the Registration Rights Agreement).

(e)	No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series A Shares. As to any fraction of a share which a Series A Shareholder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up (for fractions of 0.5 or more) or round down (for fractions of less than 0.5) to the nearest whole share to the nearest whole share. Notwithstanding anything to the contrary contained herein, but consistent with the provisions of this subsection with respect to fractional Conversion Shares, nothing shall prevent any Series A Shareholder from converting fractional Series A Shares.

Exhibit J-29

(f)	The issuance of Conversion Shares on conversion of Series A Shares shall be made without charge to any Series A Shareholder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Series A Shareholders of such Series A Shares and the Company shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

10.3	A Series A Shareholder may notify the Company in writing in the event it elects to be subject to the provisions contained in this Article 10.3; however, no Series A Shareholder shall be subject to this Article 10.3 unless he, she or it makes such election. If the election is made, (i) the Company shall not effect any conversion of Series A Shares, and such Series A Shareholder shall not have the right to convert all or any portion of the Series A Shares, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Series A Shareholder (together with such Series A Shareholder’s Affiliates, and any persons acting as a group together with such Series A Shareholder or any of such Series A Shareholder’s Affiliates (such persons, Attribution Parties)) would beneficially own in excess of 4.9%, 9.9%, 19.9% of the Company’s Ordinary Shares (or such other amount as a Series A Shareholder may specify) (the Beneficial Ownership Limitation) and (ii) the Company shall not permit the Series A Shareholder to vote, and such Series A Shareholder shall not have the right to vote pursuant to these Articles, all or any portion of the Series A Shares that such Series A Shareholder is not permitted to convert pursuant to the preceding clause (i) (provided, however, that such Series A Shareholder shall retain the right to vote pursuant to Article 40 to the extent that retaining such right does not cause such Series A Shareholder to be deemed to beneficially own Conversion Shares within the meaning of Rule 13d-3 promulgated under the Exchange Act). For purposes of the foregoing sentence, the number of Ordinary Shares beneficially owned by such Series A Shareholder and its Affiliates and Attribution Parties shall include the number of Ordinary Shares issuable upon conversion of Series A Shares with respect to which such determination is being made, but shall exclude the number of Ordinary Shares which are issuable upon (i) conversion of the remaining, unconverted Accrued Value of Series A Shares beneficially owned by such Series A Shareholder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Shareholder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Article 10.3, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Article 10.3 applies, the determination of whether the Series A Shares are convertible (in relation to other securities owned by such Series A Shareholder together with any Affiliates and Attribution Parties) and of how many Series A Shares are convertible shall be in the sole discretion of such Series A Shareholder, and the submission of a Notice of Conversion shall be deemed to be such Series A Shareholder’s determination of whether the Series A Shares may be converted (in relation to other securities owned by such Series A Shareholder together with any Affiliates and Attribution Parties) and how many Series A Shares are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Series A Shareholder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this Article 10.3 and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The Series A Shareholder shall provide the Company with any information reasonably requested by the Company in connection with this Beneficial Ownership Limitation and the provisions related thereto, in each case with respect to the Company’s reporting obligations pursuant to the Securities Act, the Exchange Act, or other federal or state securities regulations. For purposes of this Article 10.3, in determining the number of outstanding Ordinary Shares, a Series A Shareholder may rely on the number of outstanding Ordinary Shares as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Company or (iii) a more recent written notice by the Company or the transfer agent setting forth the number of Ordinary Shares outstanding. Upon the written or oral request (which may be via email) of a Series A Shareholder, the Company shall within two Trading Days confirm in writing to such Series A Shareholder the number of Ordinary Shares then outstanding. In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series A Shares, by such Series A Shareholder or its Affiliates or Attribution Parties since the date as of which such number of outstanding Ordinary Shares was reported. By written notice to the Company, a Series A Shareholder may from time to time increase or decrease the Beneficial Ownership Limitation applicable to such Series A Shareholder, provided, however, that any such increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. The provisions of this Article 10.3 shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Article 10.3 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor Series A Shareholder.

Exhibit J-30

11	Adjustment of Conversion Price

11.1	For the purposes of this Article 11, the following definitions shall apply:

(a)	Convertible Securities means any Shares or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any Ordinary Shares;

(b)	Exempt Issuance means the issuance of (a) any securities of the Company to employees, officers or directors, consultants, contractors, vendors or other agents of the Company pursuant to any share or option plan duly adopted for such purpose, by a majority of the Board or a majority of the members of a committee of the Board established for such purpose for services rendered to the Company, (b) securities upon the exercise or exchange of or conversion of any securities issued pursuant to the Business Combination Agreement and/or other securities exercisable or exchangeable for or convertible into Ordinary Shares issued and outstanding on the Date of Adoption, provided that such securities have not been amended since the Date of Adoption to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with share splits or combinations and automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such securities which are not more favorable to the holder thereof than the anti-dilution and similar provisions in favor of the Series A Holders set forth herein) or to extend the term of such securities, (c) the Conversion Shares, and (d) securities issued pursuant to any merger, acquisition or strategic transaction or partnership approved by a majority of the directors of the Company, provided that (i) such securities are issued as “restricted securities” (as defined in Rule 144) or are issued pursuant to an effective registration statement pursuant to the Securities Act and (ii) any such issuance shall only be to a person (or to the equityholders of a person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, including strategic commercial arrangements, technology, supply or distribution, licensing, joint ventures, or M&A consideration, (e) earn-out shares or other contingent consideration issued pursuant to the Business Combination Agreement or any permitted amendment thereto, and (f) any other issuance consented to in writing by Series A Majority in interest of issuance of securities on terms substantially the same as, and in no event more favorable than, the terms of the securities held by the Series A Shareholders; but any such Exempt Issuance shall not include a transaction in which the Company is issuing securities (i) primarily for the purpose of raising capital, including an at-the-market offering, or (ii) to an entity whose primary business is investing in securities.

(c)	Options means rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities; and

(d)	Option Value means the value of an Option based on the Black-Scholes Option Pricing model obtained from the “OV” function on Bloomberg determined as of (A) the Trading Day prior to the public announcement of the issuance of the applicable Option, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of (A) the Trading Day immediately following the public announcement of the applicable Option if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iii) the underlying price per share used in such calculation shall be the highest weighted average price of the Ordinary Shares during the period beginning on the Trading Day prior to the execution of definitive documentation relating to the issuance of the applicable Option and ending on (A) the Trading Day immediately following the public announcement of such issuance, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iv) a zero cost of borrow and (v) a 360 day annualization factor, provided, however, in case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, in no event shall the Option Value exceed a fraction of the aggregate consideration received (excluding the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities) equal to (1) the number of Ordinary Shares underlying such Option divided by (2) the total number of Ordinary Shares issued or issuable in the integrated transaction (including the number of shares underlying such Option).

(e)	Series A Issue Date shall mean the Date of Adoption.

Exhibit J-31

11.2	Adjustment of Conversion Price upon issuance of Ordinary Shares. In the event the Company shall at any time after the Series A Issue Date issue or sell, or in accordance with this Article 11.2 is deemed to have issued or sold, any Ordinary Shares (including the issuance or sale of Treasury Shares and any other Ordinary Shares owned or held by or for the account of the Company, but excluding Ordinary Shares issued or sold, or deemed to have been issued or sold, by the Company in connection with any Exempt Issuance) in issuances and sales conducted for the purpose of raising capital by the Company for a consideration per share (the New Issuance Price) less than the lesser of (x) $10.00 (subject to Equitable Adjustment) and (y) the Conversion Price then in effect (each such issue, sale or deemed issuance or sale, a Dilutive Issuance), then, immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price, save that the Conversion Price shall at all times be equal to or greater than the par value of the Ordinary Shares. For all purposes of the foregoing (including, without limitation, determining the adjusted Conversion Price and the New Issuance Price under this Article 11.2), the following shall be applicable:

(a)	Options and Convertible Securities. The consideration per share received by the Company for Ordinary Shares deemed to have been issued pursuant to Article 11.2, relating to Options and Convertible Securities, shall be determined by dividing:

(i)	the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)	the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(b)	Deemed issue of Ordinary Shares.

(i)	If the Company at any time or from time to time after the Series A Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Ordinary Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

Exhibit J-32

(ii)	If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Article 11.2, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding (x) proportional changes in conversion or exercise prices, as applicable, in connection with Article 11.3 and Article 11.4, or (y) automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security which are not more favorable to the holder thereof than the anti-dilution and similar provisions set forth herein) to provide for either: (1) any increase or decrease in the number of Ordinary Shares issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security; or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. For purposes of this Article 11.2(b), if the terms of any Option or Convertible Security that was outstanding as of the date of first issuance of a Series A Share are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Ordinary Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. Notwithstanding the foregoing, no readjustment pursuant to this Article 11.2(b)(ii) shall have the effect of increasing the Conversion Price by an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of New Shares (other than deemed issuances of Ordinary Shares as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)	Calculation of Consideration Received.

(i)	In case one or more Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) each such Option will be deemed to have been issued for the Option Value of such Option and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued or sold for the difference of (I) the aggregate consideration received by the Company less any consideration paid or payable by the Company pursuant to the terms of such other securities of the Company, less (II) the Option Value of each such Option.

(ii)	If any Ordinary Shares, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration other than cash received therefor will be deemed to be the net amount received by the Company therefor. If any Ordinary Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the closing sale price of such publicly traded securities on the date of receipt. If any Ordinary Shares, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Ordinary Shares, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Series A Majority. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the Valuation Event), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Series A Majority. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the reasonable fees and expenses of such appraiser shall be borne by the Company.

Exhibit J-33

(d)	Record Date. If the Company takes a record of the holders of Ordinary Shares for the purpose of entitling them (A) to receive a dividend or other distribution payable in Ordinary Shares, Options or in Convertible Securities or (B) to subscribe for or purchase Ordinary Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the Ordinary Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

(e)	Expiration or Termination of Options or Convertible Securities. Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Securities (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Article 11.2, the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Securities (or portion thereof) never been issued.

11.3	Adjustment for share splits and combinations. If the Company shall at any time or from time to time after the Series A Issue Date effect a subdivision of the outstanding Ordinary Shares, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of Ordinary Shares issuable on conversion of each Series A Share shall be increased in proportion to such increase in the aggregate number of Ordinary Shares outstanding. If the Company shall at any time or from time to time after the Series A Issue Date consolidate the outstanding Ordinary Shares, the Conversion Price in effect immediately before the consolidation shall be proportionately increased so that the number of Ordinary Shares issuable on conversion of each Series A Share shall be decreased in proportion to such decrease in the aggregate number of Ordinary Shares outstanding. Any adjustment under this Article 11.3 shall become effective at the close of business on the date the subdivision or consolidation becomes effective.

11.4	Adjustment for certain dividends and distributions. In the event the Company at any time or from time to time after the Series A Issue Date shall make or issue, or fix a record date for the determination of holders of Ordinary Shares entitled to receive, a dividend or other distribution payable on the Ordinary Shares, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(a)	the numerator of which shall be the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(b)	the denominator of which shall be the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

(c)	Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Article 11.4 as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the holders of Series A Shares simultaneously receive a dividend or other distribution of Ordinary Shares in a number equal to the number of Ordinary Shares as they would have received if all outstanding Series A Shares had been converted into Ordinary Shares on the date of such event.

Exhibit J-34

11.5	Adjustments for other dividends and distributions. In the event the Company at any time or from time to time after the Series A Issue Date shall make or issue, or fix a record date for the determination of holders of Ordinary Shares entitled to receive, a dividend or other distribution payable in securities of the Company (other than a distribution of Ordinary Shares in respect of outstanding Ordinary Shares) or in other property and the provisions of Articles 25.7 and 25.8 do not apply to such dividend or distribution, then and in each such event the holders of Series A Shares shall receive, simultaneously with the distribution to the holders of Ordinary Shares, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding Series A Shares had been converted into Ordinary Shares on the date of such event.

11.6	Adjustment for merger or reorganisation, etc.

(a)	If, at any time while any Series A Share is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another person, (ii) the Company (and all of its subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of Ordinary Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Ordinary Shares or 50% or more of the Shares entitled to vote, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares is effectively converted into or exchanged for other securities, cash or property (other than as a result of a share split, reverse share split, combination or reclassification of Ordinary Shares covered by Article 11.3 or any reorganization or parent-subsidiary merger not requiring shareholder approval), or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another person whereby such other person acquires 50% or more of the outstanding Ordinary Shares or 50% or more of the Shares entitled to vote, and such event(s) do not constitute a Deemed Liquidation Event (each a Fundamental Transaction), the Series A Shareholders shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Article 10.3 on the conversion of the Series A Shares), the number of Series A Shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the Alternate Consideration) receivable as a result of such Fundamental Transaction by a holder of the number of Ordinary Shares for which the Series A Shares are convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Article 10.3 on the conversion of the Series A Shares).

(b)	For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Ordinary Share in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Ordinary Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Series A Shareholder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Series A Shares following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall file articles of association with the same terms and conditions and issue to the Series A Shareholders new preference shares consistent with the foregoing provisions and evidencing the Series A Shareholders’ right to convert such preference shares into Alternate Consideration.

Exhibit J-35

(c)	The Company shall require any successor entity in a Fundamental Transaction in which the Company is not the survivor (the Successor Entity) to assume in writing all of the obligations of the Company with respect to the Series A Shares under these Articles and the Registration Rights Agreement in accordance with the provisions of this Article 11.6 pursuant to written agreements in form and substance reasonably satisfactory to the Series A Majority and approved by the Series A Majority (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of any Series A Shareholder, deliver to the Series A Shareholders in exchange for the Series A Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Series A Shares which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the Ordinary Shares acquirable and receivable upon conversion of the Series A Shares (without regard to any limitations on the conversion of these Series A Shares) prior to such Fundamental Transaction, and with a conversion price which applies the Conversion Price hereunder to such shares of capital stock (but taking into account the relative value of the Ordinary Shares pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of the Series A Shares immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Series A Majority.

11.7	Conversion Price Reset. If the per ordinary share volume-weighted average price for the twenty trading day period commencing on the date that is twelve months after the Date of Adoption (the Twelve Month VWAP) is less than then the Conversion Price, the Conversion Price will be subject to a one-time downward adjustment equal to the greater of: (i) the Twelve Month VWAP, and (ii) $6.50.

11.8	Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Article 11, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than ten days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Shares (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of Ordinary Shares and the amount, if any, of other securities, cash or property which then would be received upon the conversion of the Series A Shares.

11.9	Notice to Allow Conversion. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Ordinary Shares, (B) the Company shall declare a redemption of the Ordinary Shares, (C) the Company shall authorize the granting to all holders of the Ordinary Shares of rights or warrants to subscribe for or purchase any shares of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Ordinary Shares, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company (and all of its subsidiaries, taken as a whole), or any compulsory share exchange whereby the Ordinary Shares are converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series A Shares, and shall cause to be delivered by email to each Series A Shareholder at its email address as it shall appear upon the Register of Members, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Ordinary Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Ordinary Shares of record shall be entitled to exchange their shares of the Ordinary Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided, that, notwithstanding the foregoing, any notice delivery requirement hereunder shall also be deemed satisfied by filing or furnishing such communication with the Commission via the EDGAR system; provided further, that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file or furnish such notice with the Commission pursuant to a Current Report on Form 6-K, unless determined by the Company that such filing would be harmful to the Company at such time, in which case the Company shall file or furnish such 6-K as soon as is reasonably practicable in its discretion. For the avoidance of doubt, and without limiting the conversion rights of any Series A Shareholder, each Series A Shareholder shall remain entitled to convert the Accrued Value of the Series A Shares (or any part hereof) during the twenty (20)-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Exhibit J-36

12	Meetings of Members

Annual and extraordinary general meetings

12.1	The Company may, but shall not (unless required by the Designated Stock Exchange Rules, the Commission and/or any other competent regulatory authority or otherwise under Applicable Law) be obligated to, in each year hold a general meeting as an annual general meeting, which, if held, shall be convened by the Board, in accordance with these Articles.

12.2	All general meetings other than annual general meetings shall be called extraordinary general meetings.

Power to call meetings

12.3	The Directors may call a general meeting at any time.

12.4	If there are insufficient Directors to constitute a quorum and the remaining Directors are unable to agree on the appointment of additional Directors, the Directors must call a general meeting for the purpose of appointing additional Directors.

12.5	The Directors must also call a general meeting if requisitioned in the manner set out in the next two Articles.

12.6	The requisition must be in writing and given by one or more Members who together holder at least ten per cent of the rights to vote at such general meeting.

12.7	The requisition must also:

(a)	specify the purpose of the meeting;

(b)	be signed by or on behalf of each requisitioner (and for this purpose, each joint holder shall be obliged to sign). The requisition may consist of several documents in line form signed by one or more of the requisitioners; and

(c)	be delivered in accordance with the notice provisions.

12.8	Should the Directors fail to call a general meeting within 21 Clear Days’ from the date of receipt of a requisition, the requisitioners or any of them may call a general meeting within three months after the end of that period.

12.9	Without limitation to the foregoing, if there are insufficient Directors to constitute a quorum and the remaining Directors are unable to agree on the appointment of additional Directors, any one or more Members who together hold at least ten per cent of the rights to vote at a general meeting may call a general meeting for the purpose of considering the business specified in the notice of meeting which shall include as an item of business the appointment of additional Directors.

12.10	Members seeking to bring business before the annual general meeting or to nominate candidates for election as directors at the annual general meeting must deliver notice to the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.

12.11	If the Members call a meeting under the above provisions, the Company shall reimburse their reasonable expenses.

Exhibit J-37

Content of notice

12.12	Notice of a general meeting shall specify each of the following:

(a)	the place, the date and the hour of the meeting;

(b)	if the meeting is to be held in two or more places, the technology that will be used to facilitate the meeting;

(c)	subject to paragraph (d) and the requirements of the Designated Stock Exchange Rules (to the extent applicable), the general nature of the business to be transacted; and

(d)	if a resolution is proposed as a Special Resolution, the text of that resolution.

12.13	In each notice there shall appear with reasonable prominence the following statements:

(a)	that a Member who is entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of that Member; and

(b)	that a proxyholder need not be a Member.

Period of notice

12.14	At least five (5) Clear Days’ notice shall be given to Members for any general meeting.

12.15	Subject to the Act, a meeting may be convened on shorter notice, with the consent of the Member or Members who, individually or collectively, hold not less than 75 per cent of the voting rights of all those who have a right to vote at that meeting.

Persons entitled to receive notice

12.16	Subject to the provisions of these Articles and to any restrictions imposed on any Shares, the notice shall be given to the following people:

(a)	the Members

(b)	persons entitled to a Share in consequence of the death or bankruptcy of a Member;

(c)	the Directors; and

(d)	the Auditors (if appointed).

12.17	The Board may determine that the Members entitled to receive notice of a meeting are those persons entered on the register of Members at the close of business on a day determined by the Board.

Exhibit J-38

Accidental omission to give notice or non-receipt of notice

12.18	Proceedings at a meeting shall not be invalidated by the following:

(a)	an accidental failure to give notice of the meeting to any person entitled to notice; or

(b)	non-receipt of notice of the meeting by any person entitled to notice.

12.19	In addition, where a notice of meeting is published on a website proceedings at the meeting shall not be invalidated merely because it is accidentally published:

(a)	in a different place on the website; or

(b)	for part only of the period from the date of the notification until the conclusion of the meeting to which the notice relates.

13	Proceedings at meetings of Members

Quorum

13.1	Save as provided in the following Article, no business shall be transacted at any meeting unless a quorum is present in person or by proxy. A quorum is as follows:

(a)	if the Company has only one Member: that Member;

(b)	if the Company has more than one Member: one or more Members holding Shares that represent not less than one-third of the outstanding Shares carrying the right to vote at such general meeting, being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy.

Lack of quorum

13.2	If a quorum is not present within fifteen minutes of the time appointed for the meeting, or if at any time during the meeting it becomes inquorate, then the following provisions apply:

(a)	If the meeting was requisitioned by Members, it shall be cancelled.

(b)	In any other case, the meeting shall stand adjourned to the same time and place seven days hence, or to such other time or place as is determined by the Directors. If a quorum is not present within fifteen minutes of the time appointed for the adjourned meeting, then the Members present in person or by proxy shall constitute a quorum.

Chairman

13.3	The chairman of a general meeting shall be the chairman of the Board or such other Director as the Directors have nominated to chair Board meetings in the absence of the chairman of the Board. Absent any such person being present within fifteen minutes of the time appointed for the meeting, the Directors present shall elect one of their number to chair the meeting.

13.4	If no Director is present within fifteen minutes of the time appointed for the meeting, or if no Director is willing to act as chairman, the Members present in person or by proxy and entitled to vote shall choose one of their number to chair the meeting.

Exhibit J-39

Right of a Director to attend and speak

13.5	Even if a Director is not a Member, he shall be entitled to attend and speak at any general meeting and at any separate meeting of Members holding a particular class of Shares.

Accommodation of Members at meeting

13.6	lf it appears to the chairman of the meeting that the meeting place specified in the notice convening the meeting is inadequate to accommodate all Members entitled and wishing to attend, the meeting will be duly constituted and its proceedings valid if the chairman is satisfied that adequate facilities are available to ensure that a Member who is unable to be accommodated is able (whether at the meeting place or elsewhere):

(a)	to participate in the business for which the meeting has been convened;

(b)	to hear and see all persons present who speak (whether by the use of microphones, loud-speakers, audio-visual communications equipment or otherwise); and

(c)	to be heard and seen by all other persons present in the same way.

Security

13.7	In addition to any measures which the Board may be required to take due to the location or venue of the meeting, the Board may make any arrangement and impose any restriction it considers appropriate and reasonable in the circumstances to ensure the security of a meeting including, without limitation, the searching of any person attending the meeting and the imposing of restrictions on the items of personal property that may be taken into the meeting place. The Board may refuse entry to, or eject from, a meeting a person who refuses to comply with any such arrangements or restrictions.

Adjournment and Postponement

13.8	The chairman may at any time adjourn a meeting with the consent of the Members constituting a quorum. The chairman must adjourn the meeting if so directed by the meeting. No business, however, can be transacted at an adjourned meeting other than business which might properly have been transacted at the original meeting.

13.9	Should a meeting be adjourned for more than 20 Clear Days, whether because of a lack of quorum or otherwise, Members shall be given at least five (5) Clear Days’ notice of the date, time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any notice of the adjournment.

13.10	If a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

13.11	When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

Exhibit J-40

Method of voting

13.12	A resolution put to the vote of the meeting shall be decided on a poll.

Taking of a poll

13.13	A poll demanded on the question of adjournment shall be taken immediately.

13.14	A poll demanded on any other question shall be taken either immediately or at an adjourned meeting at such time and place as the chairman directs, not being more than thirty Clear Days after the poll was demanded.

13.15	The demand for a poll shall not prevent the meeting continuing to transact any business other than the question on which the poll was demanded.

13.16	A poll shall be taken in such manner as the chairman directs. He may appoint scrutineers (who need not be Members) and fix a place and time for declaring the result of the poll. If, through the aid of technology, the meeting is held in more than one place, the chairman may appoint scrutineers in more than one place; but if he considers that the poll cannot be effectively monitored at that meeting, the chairman shall adjourn the holding of the poll to a date, place and time when that can occur.

Chairman’s casting vote

13.17	In the case of an equality of votes, the Chairman shall be entitled to a second or casting vote.

Amendments to resolutions

13.18	An Ordinary Resolution to be proposed at a general meeting may be amended by Ordinary Resolution if:

(a)	not less than 48 hours before the meeting is to take place (or such later time as the chairman of the meeting may determine), notice of the proposed amendment is given to the Company in writing by a Member entitled to vote at that meeting; and

(b)	the proposed amendment does not, in the reasonable opinion of the chairman of the meeting, materially alter the scope of the resolution.

13.19	A Special Resolution to be proposed at a general meeting may be amended by Ordinary Resolution, if:

(a)	the chairman of the meeting proposes the amendment at the general meeting at which the resolution is to be proposed, and

(b)	the amendment does not go beyond what the chairman considers is necessary to correct a grammatical or other non-substantive error in the resolution.

13.20	If the chairman of the meeting, acting in good faith, wrongly decides that an amendment to a resolution is out of order, the chairman’s error does not invalidate the vote on that resolution.

Sole-Member Company

13.21	If the Company has only one Member, and the Member records in writing his decision on a question, that record shall constitute both the passing of a resolution and the minute of it.

Exhibit J-41

14	Voting rights of Members

Right to vote

14.1	Unless their Shares carry no right to vote, or unless a call or other amount presently payable has not been paid, all Members are entitled to vote at a general meeting, and all Members holding Shares of a particular class of Shares are entitled to vote at a meeting of the holders of that class of Shares.

14.2	Members may vote in person or by proxy.

14.3	Subject to Article 2.4, every Member shall have one vote for each Share he holds, unless any Share carries special voting rights.

14.4	No Member is bound to vote on his Shares or any of them; nor is he bound to vote each of his Shares in the same way.

Rights of joint holders

14.5	If Shares are held jointly, only one of the joint holders may vote. If more than one of the joint holders tenders a vote, the vote of the holder whose name in respect of those Shares appears first in the register of Members shall be accepted to the exclusion of the votes of the other joint holder.

Representation of corporate Members

14.6	Save where otherwise provided, a corporate Member must act by a duly authorised representative.

14.7	A corporate Member wishing to act by a duly authorised representative must identify that person to the Company by notice in writing.

14.8	The authorisation may be for any period of time, and must be delivered to the Company before the commencement of the meeting at which it is first used.

14.9	The Directors of the Company may require the production of any evidence which they consider necessary to determine the validity of the notice.

14.10	Where a duly authorised representative is present at a meeting that Member is deemed to be present in person; and the acts of the duly authorised representative are personal acts of that Member.

14.11	A corporate Member may revoke the appointment of a duly authorised representative at any time by notice to the Company; but such revocation will not affect the validity of any acts carried out by the duly authorised representative before the Directors of the Company had actual notice of the revocation.

14.12	If a clearing house (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house (or its nominee(s)) as if such person was the registered holder of such Shares held by the clearing house (or its nominee(s)).

Exhibit J-42

Member with mental disorder

14.13	A Member in respect of whom an order has been made by any court having jurisdiction (whether in the Cayman Islands or elsewhere) in matters concerning mental disorder may vote, by that Member’s receiver, curator bonis or other person authorised in that behalf appointed by that court.

14.14	For the purpose of the preceding Article, evidence to the satisfaction of the Directors of the authority of the person claiming to exercise the right to vote must be received not less than 24 hours before holding the relevant meeting or the adjourned meeting in any manner specified for the delivery of forms of appointment of a proxy, whether in writing or by Electronic means. In default, the right to vote shall not be exercisable.

Objections to admissibility of votes

14.15	An objection to the validity of a person’s vote may only be raised at the meeting or at the adjourned meeting at which the vote is sought to be tendered. Any objection duly made shall be referred to the chairman whose decision shall be final and conclusive.

Form of proxy

14.16	An instrument appointing a proxy shall be in any common form or in any other form approved by the Directors.

14.17	The instrument must be in writing and signed in one of the following ways:

(a)	by the Member; or

(b)	by the Member’s authorised attorney; or

(c)	if the Member is a corporation or other body corporate, under seal or signed by an authorised officer, secretary or attorney.

If the Directors so resolve, the Company may accept an Electronic Record of that instrument delivered in the manner specified below and otherwise satisfying the Articles about authentication of Electronic Records.

14.18	The Directors may require the production of any evidence which they consider necessary to determine the validity of any appointment of a proxy.

14.19	A Member may revoke the appointment of a proxy at any time by notice to the Company duly signed in accordance with Article 14.17.

14.20	No revocation by a Member of the appointment of a proxy made in accordance with Article 14.19 will affect the validity of any acts carried out by the relevant proxy before the Directors of the Company had actual notice of the revocation.

How and when proxy is to be delivered

14.21	Subject to the following Articles, the Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the form of appointment of a proxy and any authority under which it is signed (or a copy of the authority certified notarially or in any other way approved by the Directors) must be delivered so that it is received by the Company before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote. They must be delivered in either of the following ways:

(a)	In the case of an instrument in writing, it must be left at or sent by post:

(i)	to the registered office of the Company; or

(ii)	to such other place within the Cayman Islands specified in the notice convening the meeting or in any form of appointment of proxy sent out by the Company in relation to the meeting.

Exhibit J-43

(b)	If, pursuant to the notice provisions, a notice may be given to the Company in an Electronic Record, an Electronic Record of an appointment of a proxy must be sent to the address specified pursuant to those provisions unless another address for that purpose is specified:

(i)	in the notice convening the meeting; or

(ii)	in any form of appointment of a proxy sent out by the Company in relation to the meeting; or

(iii)	in any invitation to appoint a proxy issued by the Company in relation to the meeting.

(c)	Notwithstanding Article 14.21(a) and Article 14.21(b), the chairman of the Company may, in any event at his discretion, direct that an instrument of proxy shall be deemed to have been duly deposited.

14.22	Where a poll is taken:

(a)	if it is taken more than seven Clear Days after it is demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered in accordance with Article 14.21 before the time appointed for the taking of the poll;

(b)	if it to be taken within seven Clear Days after it was demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered in accordance with Article 14.21 before the time appointed for the taking of the poll.

14.23	If the form of appointment of proxy is not delivered on time, it is (unless the chairman declares it to be duly deposited) invalid.

14.24	When two or more valid but differing appointments of proxy are delivered or received in respect of the same Share for use at the same meeting and in respect of the same matter, the one which is last validly delivered or received (regardless of its date or of the date of its execution) shall be treated as replacing and revoking the other or others as regards that Share. lf the Company is unable to determine which appointment was last validly delivered or received, none of them shall be treated as valid in respect of that Share.

14.25	The Board may at the expense of the Company send forms of appointment of proxy to the Members by post (that is to say, pre-paying and posting a letter), or by Electronic communication or otherwise (with or without provision for their return by pre-paid post) for use at any general meeting or at any separate meeting of the holders of any class of Shares, either blank or nominating as proxy in the alternative any one or more of the Directors or any other person. lf for the purpose of any meeting invitations to appoint as proxy a person or one of a number of persons specified in the invitations are issued at the Company’s expense, they shall be issued to all (and not to some only) of the Members entitled to be sent notice of the meeting and to vote at it. The accidental omission to send such a form of appointment or to give such an invitation to, or the non-receipt of such form of appointment by, any Member entitled to attend and vote at a meeting shall not invalidate the proceedings at that meeting.

Voting by proxy

14.26	A proxy shall have the same voting rights at a meeting or adjourned meeting as the Member would have had except to the extent that the instrument appointing him limits those rights. Notwithstanding the appointment of a proxy, a Member may attend and vote at a meeting or adjourned meeting. If a Member votes on any resolution a vote by his proxy on the same resolution, unless in respect of different Shares, shall be invalid.

14.27	The instrument appointing a proxy to vote at a meeting shall be deemed also to confer authority to demand or join in demanding a poll and a demand by a person as proxy for a Member shall be the same as a demand by a Member. Such appointment shall not confer any further right to speak at the meeting, except with the permission of the chairman of the meeting.

Exhibit J-44

15	Number of Directors

15.1	There shall be a Board consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors. Unless fixed by Ordinary Resolution, the maximum number of Directors shall be seven.

16	Appointment, disqualification and removal of Directors

No age limit

16.1	There is no age limit for Directors save that they must be at least eighteen years of age.

Corporate Directors

16.2	Unless prohibited by law, a body corporate may be a Director. If a body corporate is a Director, the Articles about representation of corporate Members at general meetings apply, mutatis mutandis, to the Articles about Directors’ meetings.

No shareholding qualification

16.3	Unless a shareholding qualification for Directors is fixed by Ordinary Resolution, no Director shall be required to own Shares as a condition of his appointment.

Appointment of Directors

16.4	The Directors shall not be divided into classes. All Directors shall hold office until the expiration of their terms of office and until their successors shall have been elected and qualified. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

16.5	Subject to the Act and these Articles, for so long as Hegro, its Affiliates and any other shareholders that have entered into an acting-in-concert agreement with Hegro, collectively hold not less than forty percent (40%) of the then issued and outstanding Ordinary Shares and Series A Shares of the Company, Hegro shall have the right to appoint and maintain in office such number of Directors as shall constitute fifty percent (50%) of the total number of Directors on the Board (rounded up to the next whole number if necessary) . Any Director so appointed may be removed and replaced at any time by written notice from Hegro to the Company. Each Member agrees to exercise its voting power to the extent necessary from time to time to ensure the appointment of such Director in accordance with this Article.

16.6	A Director may be appointed by Ordinary Resolution or by the Directors. Any appointment may be to fill a vacancy or as an additional Director.

16.7	The remaining Director(s) may appoint a Director even though there is not a quorum of Directors.

16.8	No appointment can cause the number of Directors to exceed the maximum (if one is set); and any such appointment shall be invalid.

16.9	For so long as Shares are listed on a Designated Stock Exchange, the Directors shall include at least such number of Independent Directors as Applicable Law or the rules and regulations of the Designated Stock Exchange require, subject to applicable phase-in rules of the Designated Stock Exchange rules or regulations or the Designated Stock Exchange Rules, as determined by the Board.

Exhibit J-45

Board’s power to appoint Directors

16.10	Without prejudice to the Company’s power to appoint a person to be a Director pursuant to these Articles, the Board shall have power at any time to appoint any person who is willing to act as a Director, either to fill a vacancy or as an addition to the existing Board, subject to the total number of Directors not exceeding any maximum number fixed by or in accordance with these Articles.

16.11	An appointment of a Director may be on terms that the Director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the Company and the Director, if any; but no such term shall be implied in the absence of express provision. Each Director whose term of office expires shall be eligible for re-election at a meeting of the Shareholders or re-appointment by the Board.

Removal of Directors

16.12	A Director may be removed by Ordinary Resolution.

Resignation of Directors

16.13	A Director may at any time resign office by giving to the Company notice in writing or, if permitted pursuant to the notice provisions, in an Electronic Record delivered in either case in accordance with those provisions.

16.14	Unless the notice specifies a different date, the Director shall be deemed to have resigned on the date that the notice is delivered to the Company.

Termination of the office of Director

16.15	A Director may retire from office as a Director by giving notice in writing to that effect to the Company at the registered office, which notice shall be effective upon such date as may be specified in the notice, failing which upon delivery to the registered office.

16.16	Without prejudice to the provisions in these Articles for retirement (by rotation or otherwise), a Director’s office shall be terminated forthwith if:

(a)	he is prohibited by the law of the Cayman Islands from acting as a Director; or

(b)	he is made bankrupt or makes an arrangement or composition with his creditors generally; or

(c)	he resigns his office by notice to the Company; or

(d)	he only held office as a Director for a fixed term and such term expires; or

(e)	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a Director; or

(f)	he is given notice by the majority of the other Directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such Director); or

(g)	he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)	without the consent of the other Directors, he is absent from meetings of Directors for a continuous period of six months.

Exhibit J-46

17	Alternate Directors

Appointment and removal

17.1	Any Director may appoint any other person, including another Director, to act in his place as an alternate Director. No appointment shall take effect until the Director has given notice of the appointment to the Board. Such notice must be given to each other Director by either of the following methods:

(a)	by notice in writing in accordance with the notice provisions;

(b)	if the other Director has an email address, by emailing to that address a scanned copy of the notice as a PDF attachment (the PDF version being deemed to be the notice unless Article 31.7 applies), in which event notice shall be taken to be given on the date of receipt by the recipient in readable form. For the avoidance of doubt, the same email may be sent to the email address of more than one Director (and to the email address of the Company pursuant to Article 17.4(c)).

17.2	Without limitation to the preceding Article, a Director may appoint an alternate for a particular meeting by sending an email to his fellow Directors informing them that they are to take such email as notice of such appointment for such meeting. Such appointment shall be effective without the need for a signed notice of appointment or the giving of notice to the Company in accordance with Article 17.4.

17.3	A Director may revoke his appointment of an alternate at any time. No revocation shall take effect until the Director has given notice of the revocation to the Board. Such notice must be given by either of the methods specified in Article 17.1.

17.4	A notice of appointment or removal of an alternate Director shall be effective only if given to the Company by one or more of the following methods:

(a)	by notice in writing in accordance with the notice provisions contained in these Articles;

(b)	if the Company has a facsimile address for the time being, by sending by facsimile transmission to that facsimile address a facsimile copy or, otherwise, by sending by facsimile transmission to the facsimile address of the Company’s registered office a facsimile copy (in either case, the facsimile copy being deemed to be the notice unless Article 31.7 applies), in which event notice shall be taken to be given on the date of an error-free transmission report from the sender’s fax machine;

(c)	if the Company has an email address for the time being, by emailing to that email address a scanned copy of the notice as a PDF attachment or, otherwise, by emailing to the email address provided by the Company’s registered office a scanned copy of the notice as a PDF attachment (in either case, the PDF version being deemed to be the notice unless Article 31.7 applies), in which event notice shall be taken to be given on the date of receipt by the Company or the Company’s registered office (as appropriate) in readable form; or

(d)	if permitted pursuant to the notice provisions, in some other form of approved Electronic Record delivered in accordance with those provisions in writing.

Notices

17.5	All notices of meetings of Directors shall continue to be given to the appointing Director and not to the alternate.

Exhibit J-47

Rights of alternate Director

17.6	An alternate Director shall be entitled to attend and vote at any Board meeting or meeting of a committee of the Directors at which the appointing Director is not personally present, and generally to perform all the functions of the appointing Director in his absence. An alternate Director, however, is not entitled to receive any remuneration from the Company for services rendered as an alternate Director.

Appointment ceases when the appointor ceases to be a Director

17.7	An alternate Director shall cease to be an alternate Director if:

(a)	the Director who appointed him ceases to be a Director; or

(b)	the Director who appointed him revokes his appointment by notice delivered to the Board or to the registered office of the Company or in any other manner approved by the Board; or

(c)	in any event happens in relation to him which, if he were a Director of the Company, would cause his office as Director to be vacated.

Status of alternate Director

17.8	An alternate Director shall carry out all functions of the Director who made the appointment.

17.9	Save where otherwise expressed, an alternate Director shall be treated as a Director under these Articles.

17.10	An alternate Director is not the agent of the Director appointing him.

17.11	An alternate Director is not entitled to any remuneration for acting as alternate Director.

Status of the Director making the appointment

17.12	A Director who has appointed an alternate is not thereby relieved from the duties which he owes the Company.

18	Powers of Directors

Powers of Directors

18.1	Subject to the provisions of the Act, the Memorandum and these Articles the business of the Company shall be managed by the Directors who may for that purpose exercise all the powers of the Company.

18.2	No prior act of the Directors shall be invalidated by any subsequent alteration of the Memorandum or these Articles. However, to the extent allowed by the Act, Members may, by Special Resolution, validate any prior or future act of the Directors which would otherwise be in breach of their duties.

Directors below the minimum number

18.3	lf the number of Directors is less than the minimum prescribed in accordance with these Articles, the remaining Director or Directors shall act only for the purposes of appointing an additional Director or Directors to make up such minimum or of convening a general meeting of the Company for the purpose of making such appointment. lf there are no Director or Directors able or willing to act, any two Members may summon a general meeting for the purpose of appointing Directors. Any additional Director so appointed shall hold office (subject to these Articles) only until the dissolution of the annual general meeting next following such appointment unless he is re-elected during such meeting.

Exhibit J-48

Appointments to office

18.4	The Directors may appoint a Director:

(a)	as chairman of the Board;

(b)	as managing Director;

(c)	to any other executive office,

for such period, and on such terms, including as to remuneration as they think fit.

18.5	The appointee must consent in writing to holding that office.

18.6	Where a chairman is appointed he shall, unless unable to do so, preside at every meeting of Directors.

18.7	If there is no chairman, or if the chairman is unable to preside at a meeting, that meeting may select its own chairman; or the Directors may nominate one of their number to act in place of the chairman should he ever not be available.

18.8	Subject to the provisions of the Act, the Directors may also appoint and remove any person, who need not be a Director:

(a)	as Secretary; and

(b)	to any office that may be required

for such period and on such terms, including as to remuneration, as they think fit. In the case of an Officer, that Officer may be given any title the Directors decide.

18.9	The Secretary or Officer must consent in writing to holding that office.

18.10	A Director, Secretary or other Officer of the Company may not hold the office, or perform the services, of auditor.

Provisions for employees

18.11	The Board may make provision for the benefit of any persons employed or formerly employed by the Company or any of its subsidiary undertakings (or any member of his family or any person who is dependent on him) in connection with the cessation or the transfer to any person of the whole or part of the undertaking of the Company or any of its subsidiary undertakings.

Exercise of voting rights

18.12	The Board may exercise the voting power conferred by the Shares in any body corporate held or owned by the Company in such manner in all respects as it thinks fit (including, without limitation, the exercise of that power in favour of any resolution appointing any Director as a Director of such body corporate, or voting or providing for the payment of remuneration to the Directors of such body corporate).

Exhibit J-49

Remuneration

18.13	Every Director may be remunerated by the Company for the services he provides for the benefit of the Company, whether as Director, employee or otherwise, and shall be entitled to be paid for the expenses incurred in the Company’s business including attendance at Directors’ meetings.

18.14	Until otherwise determined by the Company by Ordinary Resolution, the Directors (other than alternate Directors) shall be entitled to such remuneration by way of fees for their services in the office of Director as the Directors may determine.

18.15	Remuneration may take any form and may include arrangements to pay pensions, health insurance, death or sickness benefits, whether to the Director or to any other person connected to or related to him.

18.16	Unless his fellow Directors determine otherwise, a Director is not accountable to the Company for remuneration or other benefits received from any other company which is in the same group as the Company or which has common shareholdings.

Disclosure of information

18.17	Subject to the compliance with Applicable Laws, including the federal securities laws of the United States, the Directors may release or disclose to a third party any information regarding the affairs of the Company, including any information contained in the register of Members relating to a Member, (and they may authorise any Director, Officer or other authorised agent of the Company to release or disclose to a third party any such information in his possession) if:

(a)	the Company or that person, as the case may be, is lawfully required to do so under the laws of any jurisdiction to which the Company is subject; or

(b)	such disclosure is in compliance with the Designated Stock Exchange Rules; or

(c)	such disclosure is in accordance with any contract entered into by the Company; or

(d)	the Directors are of the opinion such disclosure would assist or facilitate the Company’s operations.

19	Delegation of powers

Power to delegate any of the Directors’ powers to a committee

19.1	The Directors may delegate any of their powers to any committee consisting of one or more persons who need not be Members. Persons on the committee may include non-Directors so long as the majority of those persons are Directors. For so long as Shares are listed on a Designated Stock Exchange, any such committee shall be made up of such number of Independent Directors as required from time to time by the Designated Stock Exchange Rules or otherwise required by Applicable Law.

19.2	The delegation may be collateral with, or to the exclusion of, the Directors’ own powers.

19.3	The delegation may be on such terms as the Directors think fit, including provision for the committee itself to delegate to a sub-committee; save that any delegation must be capable of being revoked or altered by the Directors at will.

19.4	Unless otherwise permitted by the Directors, a committee must follow the procedures prescribed for the taking of decisions by Directors.

Exhibit J-50

19.5	For so long as Shares are listed on a Designated Stock Exchange, the Board shall establish an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in these Articles. Each of the audit committee, compensation committee and nominating and corporate governance committee shall consist of at least three Directors (or such larger minimum number as may be required from time to time by the Designated Stock Exchange Rules). The committees shall be made up of such number of Independent Directors as required from time to time by the Designated Stock Exchange Rules or otherwise required by Applicable Law, subject to any exemptions permitted under the Designated Stock Exchange Rules and other Applicable Laws.

Local boards

19.6	The Board may establish any local or divisional board or agency for managing any of the affairs of the Company whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional Board, or to be managers or agents, and may fix their remuneration.

19.7	The Board may delegate to any local or divisional board, manager or agent any of its powers and authorities (with power to sub-delegate) and may authorise the members of any local or divisional board or any of them to fill any vacancies and to act notwithstanding vacancies.

19.8	Any appointment or delegation under this Article 19.8 may be made on such terms and subject to such conditions as the Board thinks fit and the Board may remove any person so appointed, and may revoke or vary any delegation.

Power to appoint an agent of the Company

19.9	The Directors may appoint any person, either generally or in respect of any specific matter, to be the agent of the Company with or without authority for that person to delegate all or any of that person’s powers. The Directors may make that appointment:

(a)	by causing the Company to enter into a power of attorney or agreement; or

(b)	in any other manner they determine.

Power to appoint an attorney or authorised signatory of the Company

19.10	The Directors may appoint any person, whether nominated directly or indirectly by the Directors, to be the attorney or the authorised signatory of the Company. The appointment may be:

(a)	for any purpose;

(b)	with the powers, authorities and discretions;

(c)	for the period; and

(d)	subject to such conditions

as they think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the Directors under these Articles. The Directors may do so by power of attorney or any other manner they think fit.

Exhibit J-51

19.11	Any power of attorney or other appointment may contain such provision for the protection and convenience for persons dealing with the attorney or authorised signatory as the Directors think fit. Any power of attorney or other appointment may also authorise the attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in that person.

19.12	The Board may remove any person appointed under Article 19.10 and may revoke or vary the delegation.

Borrowing Powers

19.13	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital, or any part thereof, and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or its parent undertaking (if any) or any subsidiary undertaking of the Company or of any third party.

Corporate Governance

19.14	The Board may, from time to time, and except as required by Applicable Law or the Designated Stock Exchange Rules, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives of the Company, which shall be intended to set forth the guiding principles and policies of the Company and the Board on various corporate governance related matters as the Board shall determine by resolution from time to time.

20	Meetings of Directors

Regulation of Directors’ meetings

20.1	Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit.

Calling meetings

20.2	Any Director may call a meeting of Directors at any time. The Secretary must call a meeting of the Directors if requested to do so by a Director.

Notice of meetings

20.3	Notice of a Board meeting may be given to a Director personally or by word of mouth or given in writing or by Electronic communications at such address as he may from time to time specify for this purpose (or, if he does not specify an address, at his last known address). A Director may waive his right to receive notice of any meeting either prospectively or retrospectively.

Use of technology

20.4	A Director may participate in a meeting of Directors through the medium of conference telephone, video or any other form of communications equipment providing all persons participating in the meeting are able to hear and speak to each other throughout the meeting.

20.5	A Director participating in this way is deemed to be present in person at the meeting.

Quorum

20.6	The quorum for the transaction of business at a meeting of Directors shall be two unless the Directors fix some other number.

Exhibit J-52

Chairman or deputy to preside

20.7	The Board may appoint a chairman and one or more deputy chairman or chairmen and may at any time revoke any such appointment.

20.8	The chairman, or failing him any deputy chairman (the longest in office taking precedence if more than one is present), shall preside at all Board meetings. If no chairman or deputy chairman has been appointed, or if he is not present within five minutes after the time fixed for holding the meeting, or is unwilling to act as chairman of the meeting, the Directors present shall choose one of their number to act as chairman of the meeting.

Voting

20.9	A question which arises at a Board meeting shall be decided by a majority of votes. If votes are equal the chairman may, if he wishes, exercise a casting vote.

Recording of dissent

20.10	A Director present at a meeting of Directors shall be presumed to have assented to any action taken at that meeting unless:

(a)	his dissent is entered in the minutes of the meeting; or

(b)	he has filed with the meeting before it is concluded signed dissent from that action; or

(c)	he has forwarded to the Company as soon as practical following the conclusion of that meeting signed dissent.

A Director who votes in favour of an action is not entitled to record his dissent to it.

Written resolutions

20.11	The Directors may pass a resolution in writing without holding a meeting if all Directors sign a document or sign several documents in the like form each signed by one or more of those Directors.

20.12	A written resolution signed by a validly appointed alternate Director need not also be signed by the appointing Director.

20.13	A written resolution signed personally by the appointing Director need not also be signed by his alternate.

20.14	A resolution in writing passed pursuant to Article 20.11, Article 20.12 and/or Article 20.13 shall be as effective as if it had been passed at a meeting of the Directors duly convened and held; and it shall be treated as having been passed on the day and at the time that the last Director signs (and for the avoidance of doubt, such day may or may not be a Business Day).

Validity of acts of Directors in spite of formal defect

20.15	All acts done by a meeting of the Board, or of a committee of the Board, or by any person acting as a Director or an alternate Director, shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director or member of the committee, or that any of them were disqualified or had vacated office or were not entitled to vote, be as valid as if every such person had been duly appointed and qualified and had continued to be a Director or alternate Director and had been entitled to vote.

Exhibit J-53

21	Permissible Directors’ interests and disclosure

21.1	A Director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract or transaction which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made or transaction so consummated. Subject to the Designated Stock Exchange Rules and disqualification by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or transaction or proposed contract or transaction shall come before the meeting for consideration.

21.2	For the purposes of the preceding Article:

(a)	a general notice that a Director gives to the other Directors that he is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that he has an interest in or duty in relation to any such transaction of the nature and extent so specified; and

(b)	an interest of which a Director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

22	Minutes

22.1	The Company shall cause minutes to be made in books of:

(a)	all appointments of Officers and committees made by the Board and of any such Officer’s remuneration; and

(b)	the names of Directors present at every meeting of the Directors, a committee of the Board, the Company or the holders of any class of shares or debentures, and all orders, resolutions and proceedings of such meetings.

22.2	Any such minutes, if purporting to be signed by the chairman of the meeting at which the proceedings were held or by the chairman of the next succeeding meeting or the Secretary, shall be prima facie evidence of the matters stated in them.

23	Accounts and audit

23.1	The Directors must ensure that proper accounting and other records are kept, and that accounts and associated reports are distributed in accordance with the requirements of the Act.

23.2	The books of account shall be kept at the registered office of the Company and shall always be open to inspection by the Directors. No Member (other than a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Act or as authorised by the Directors or by Ordinary Resolution.

23.3	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31 December in each year and begin on 1 January in each year.

Exhibit J-54

Auditors

23.4	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

23.5	At any general meeting convened and held at any time in accordance with these Articles, the Members may, by Ordinary Resolution, remove the Auditor before the expiration of his term of office. If they do so, the Members shall, by Ordinary Resolution, at that meeting appoint another Auditor in his stead for the remainder of his term.

23.6	The Auditors shall examine such books, accounts and vouchers; as may be necessary for the performance of their duties.

23.7	The Auditors shall, if so requested by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment, and at any time during their term of office, upon request of the Directors or any general meeting of the Company.

24	Record dates

24.1	Except to the extent of any conflicting rights attached to Shares, the resolution declaring a dividend on Shares of any class, whether it be an Ordinary Resolution of the Members or a Director’s resolution, may specify that the dividend is payable or distributable to the persons registered as the holders of those Shares at the close of business on a particular date, notwithstanding that the date may be a date prior to that on which the resolution is passed.

24.2	If the resolution does so specify, the dividend shall be payable or distributable to the persons registered as the holders of those Shares at the close of business on the specified date in accordance with their respective holdings so registered, but without prejudice to the rights inter se in respect of the dividend of transferors and transferees of any of those Shares.

24.3	The provisions of this Article apply, mutatis mutandis, to bonuses, capitalisation issues, distributions of realised capital profits or offers or grants made by the Company to the Members.

25	Dividends

Source of dividends

25.1	Subject to Article 40, dividends may be declared and paid out of any funds of the Company lawfully available for distribution.

25.2	Subject to the requirements of the Act regarding the application of a company’s Share premium account and with the sanction of an Ordinary Resolution, dividends may also be declared and paid out of any share premium account.

Declaration of dividends by Members

25.3	Subject to the provisions of the Act and to Article 40, the Company may by Ordinary Resolution declare dividends in accordance with the respective rights of the Members but no dividend shall exceed the amount recommended by the Directors.

Exhibit J-55

Payment of interim dividends and declaration of final dividends by Directors

25.4	Subject to Article 40, the Directors may declare and pay interim dividends or recommend final dividends in accordance with the respective rights of the Members if it appears to them that they are justified by the financial position of the Company and that such dividends may lawfully be paid.

25.5	Subject to the provisions of the Act, in relation to the distinction between interim dividends and final dividends, the following applies:

(a)	Upon determination to pay a dividend or dividends described as interim by the Directors in the dividend resolution, no debt shall be created by the declaration until such time as payment is made.

(b)	Upon declaration of a dividend or dividends described as final by the Directors in the dividend resolution, a debt shall be created immediately following the declaration, the due date to be the date the dividend is stated to be payable in the resolution.

If the resolution fails to specify whether a dividend is final or interim, it shall be assumed to be interim.

25.6	In relation to Shares carrying differing rights to dividends or rights to dividends at a fixed rate, the following applies:

(a)	If the share capital is divided into different classes, the Directors may pay dividends on Shares which confer deferred or non-preferred rights with regard to dividends as well as on Shares which confer preferential rights with regard to dividends but no dividend shall be paid on Shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears.

(b)	The Directors may also pay, at intervals settled by them, any dividend payable at a fixed rate if it appears to them that there are sufficient funds of the Company lawfully available for distribution to justify the payment.

(c)	If the Directors act in good faith, they shall not incur any liability to the Members holding Shares conferring preferred rights for any loss those Members may suffer by the lawful payment of the dividend on any Shares having deferred or non-preferred rights.

Apportionment of dividends

25.7	Subject to Articles 9.11, 9.19 and 25.8, any Available Reserves which the Company may determine to distribute in respect of any Financial Year will be distributed among the holders of the Series A Shares and the Ordinary Shares as follows:

(a)	first to pay to each Series A Shareholder in respect of each Series A Share held a sum equal to any unpaid Arrears in respect of any Preference Dividend on such Series A Share; and

(b)	second to apply the balance amongst the holders of the Ordinary Shares and the Series A Shares on a pro rata basis (for the avoidance of doubt, counted on an as-converted basis in accordance with Article 1.4(b)).

25.8	The Company will, before application of any profits to reserve or for any other purpose, pay in respect of each Series A Share a fixed cumulative preferential dividend (the Preference Dividend) at the Annual Rate of the Accrued Value per Series A Share, accruing daily and compounding on a semi-annual basis and payable to the registered holder in two equal instalments on 31 December and 30 June each year, or upon a conversion of the relevant Series A Shares into Ordinary Shares. The Board may elect from time to time for any Preference Dividend to be satisfied by either (i) a cash payment to the registered holder of the relevant Series A Share (Cash Option) or (ii) the Accrued Value of the relevant Series A Share being increased to include the value of the relevant Preference Dividend (PIK Option). For the purposes of the foregoing, the Annual Rate, in respect of a particular period, shall be: (a) 8% per annum where the Board elects to satisfy the relevant Preference Dividend via the Cash Option or (b) 10% per annum where the Board elects to satisfy the relevant Preference Dividend via the PIK Option.

Exhibit J-56

Right of set off

25.9	The Directors may deduct from a dividend or any other amount payable to a person in respect of a Share any amount due by that person to the Company on a call or otherwise in relation to a Share.

Power to pay other than in cash

25.10	If the Directors so determine, any resolution declaring a dividend may direct that it shall be satisfied wholly or partly by the distribution of assets. If a difficulty arises in relation to the distribution, the Directors may settle that difficulty in any way they consider appropriate. For example, they may do any one or more of the following:

(a)	issue fractional Shares;

(b)	fix the value of assets for distribution and make cash payments to some Members on the footing of the value so fixed in order to adjust the rights of Members; and

(c)	vest some assets in trustees.

How payments may be made

25.11	A dividend or other monies payable on or in respect of a Share may be paid in any of the following ways:

(a)	if the Member holding that Share or other person entitled to that Share nominates a bank account for that purpose - by wire transfer to that bank account; or

(b)	by cheque or warrant sent by post to the registered address of the Member holding that Share or other person entitled to that Share.

25.12	For the purposes of Article 25.11(a), the nomination may be in writing or in an Electronic Record and the bank account nominated may be the bank account of another person. For the purposes of Article 25.11(b), subject to any Applicable Law or regulation, the cheque or warrant shall be made to the order of the Member holding that Share or other person entitled to the Share or to his nominee, whether nominated in writing or in an Electronic Record, and payment of the cheque or warrant shall be a good discharge to the Company.

25.13	If two or more persons are registered as the holders of the Share or are jointly entitled to it by reason of the death or bankruptcy of the registered holder (Joint Holders), a dividend (or other amount) payable on or in respect of that Share may be paid as follows:

(a)	to the registered address of the Joint Holder of the Share who is named first on the register of Members or to the registered address of the deceased or bankrupt holder, as the case may be; or

(b)	to the address or bank account of another person nominated by the Joint Holders, whether that nomination is in writing or in an Electronic Record.

25.14	Any Joint Holder of a Share may give a valid receipt for a dividend (or other amount) payable in respect of that Share.

Exhibit J-57

Dividends or other monies not to bear interest in absence of special rights

25.15	Unless provided for by the rights attached to a Share and except with respect to the Series A Shares as set forth in these Articles, no dividend or other monies payable by the Company in respect of a Share shall bear interest.

Dividends unable to be paid or unclaimed

25.16	If a dividend cannot be paid to a Member or remains unclaimed within six weeks after it was declared or both, the Directors may pay it into a separate account in the Company’s name. If a dividend is paid into a separate account, the Company shall not be constituted trustee in respect of that account and the dividend shall remain a debt due to the Member.

25.17	A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the Company.

26	Capitalisation of profits

Capitalisation of profits or of any share premium account or capital redemption reserve;

26.1	The Directors may resolve to capitalise:

(a)	any part of the Company’s profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)	any sum standing to the credit of the Company’s share premium account or capital redemption reserve, if any.

26.2	The amount resolved to be capitalised must be appropriated to the Members who would have been entitled to it had it been distributed by way of dividend and in the same proportions. The benefit to each Member so entitled must be given in either or both of the following ways::

(a)	by paying up the amounts unpaid on that Member’s Shares;

(b)	by issuing Fully Paid Up Shares, debentures or other securities of the Company to that Member or as that Member directs. The Directors may resolve that any Shares issued to the Member in respect of Partly Paid Up Shares (Original Shares) rank for dividend only to the extent that the Original Shares rank for dividend while those Original Shares remain Partly Paid Up.

Applying an amount for the benefit of Members

26.3	The amount capitalised must be applied to the benefit of Members in the proportions to which the Members would have been entitled to dividends if the amount capitalised had been distributed as a dividend.

26.4	Subject to the Act, if a fraction of a Share, a debenture or other security is allocated to a Member, the Directors may issue a fractional certificate to that Member or pay him the cash equivalent of the fraction.

27	Share Premium Account

Directors to maintain share premium account

27.1	The Directors shall establish a share premium account in accordance with the Act. They shall carry to the credit of that account from time to time an amount equal to the amount or value of the premium paid on the issue of any Share or capital contributed or such other amounts required by the Act.

Exhibit J-58

Debits to share premium account

27.2	The following amounts shall be debited to any share premium account:

(a)	on the redemption or purchase of a Share, the difference between the nominal value of that Share and the redemption or purchase price; and

(b)	any other amount paid out of a share premium account as permitted by the Act.

27.3	Notwithstanding the preceding Article, on the redemption or purchase of a Share, the Directors may pay the difference between the nominal value of that Share and the redemption purchase price out of the profits of the Company or, as permitted by the Act, out of capital.

28	Seal

Company seal

28.1	The Company may have a seal if the Directors so determine.

Duplicate seal

28.2	Subject to the provisions of the Act, the Company may also have a duplicate seal or seals for use in any place or places outside the Cayman Islands. Each duplicate seal shall be a facsimile of the original seal of the Company. However, if the Directors so determine, a duplicate seal shall have added on its face the name of the place where it is to be used.

When and how seal is to be used

28.3	A seal may only be used by the authority of the Directors. Unless the Directors otherwise determine, a document to which a seal is affixed must be signed in one of the following ways:

(a)	by a Director (or his alternate) and the Secretary; or

(b)	by a single Director (or his alternate).

If no seal is adopted or used

28.4	If the Directors do not adopt a seal, or a seal is not used, a document may be executed in the following manner:

(a)	by a Director (or his alternate) or any other Officer to which authority has been delegated by resolution duly adopted by the directors; or

(b)	by a single Director (or his alternate); or

(c)	in any other manner permitted by the Act.

Power to allow non-manual signatures and facsimile printing of seal

28.5	The Directors may determine that either or both of the following applies:

(a)	that the seal or a duplicate seal need not be affixed manually but may be affixed by some other method or system of reproduction;

(b)	that a signature required by these Articles need not be manual but may be a mechanical or Electronic Signature.

Exhibit J-59

Validity of execution

28.6	If a document is duly executed and delivered by or on behalf of the Company, it shall not be regarded as invalid merely because, at the date of the delivery, the Secretary, or the Director, or other Officer or person who signed the document or affixed the seal for and on behalf of the Company ceased to be the Secretary or hold that office and authority on behalf of the Company.

29	Indemnity

29.1	To the extent permitted by Applicable Law, the Company shall indemnify each existing or former Director (including alternate Director), Secretary and other Officer of the Company (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former Director (including alternate Director), Secretary or Officer in or about the conduct of the Company’s business or affairs or in the execution or discharge of the existing or former Director’s (including alternate Director’s), Secretary’s or Officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former Director (including alternate Director), Secretary or Officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former Director (including alternate Director), Secretary or Officer, however, shall be indemnified in respect of any matter arising out of his own actual fraud, wilful default, or wilful neglect.

29.2	To the extent permitted by Act, the Company may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former Director (including alternate Director), Secretary or Officer of the Company in respect of any matter identified in Article 29.1 on condition that the Director (including alternate Director), Secretary or Officer must repay the amount paid by the Company to the extent that it is ultimately found not liable to indemnify the Director (including alternate Director), Secretary or that Officer for those legal costs.

Release

29.3	To the extent permitted by Act, the Company may by Special Resolution release any existing or former Director (including alternate Director), Secretary or other Officer of the Company from liability for any loss or damage or right to compensation which may arise out of or in connection with the execution or discharge of the duties, powers, authorities or discretions of his office; but there may be no release from liability arising out of or in connection with that person’s own actual fraud, wilful default or wilful neglect.

Insurance

29.4	To the extent permitted by Act, the Company may pay, or agree to pay, a premium in respect of a contract insuring each of the following persons against risks determined by the Directors, other than liability arising out of that person’s own dishonesty:

(a)	an existing or former Director (including alternate Director), Secretary or Officer or auditor of:

(i)	the Company;

(ii)	a company which is or was a subsidiary of the Company;

(iii)	a company in which the Company has or had an interest (whether direct or indirect); and

(b)	a trustee of an employee or retirement benefits scheme or other trust in which any of the persons referred to in paragraph (a) is or was interested.

Exhibit J-60

30	Notices

Form of notices

30.1	Save where these Articles provide otherwise, and subject to the Designated Stock Exchange Rules, and subject to the Designated Stock Exchange Rules, any notice to be given to or by any person pursuant to these Articles shall be:

(a)	in writing signed by or on behalf of the giver in the manner set out below for written notices; or

(b)	subject to the next Article, in an Electronic Record signed by or on behalf of the giver by Electronic Signature and authenticated in accordance with Articles about authentication of Electronic Records; or

(c)	where these Articles expressly permit, by the Company by means of a website.

Electronic communications

30.2	A notice may only be given to the Company in an Electronic Record if:

(a)	the Directors so resolve;

(b)	the resolution states how an Electronic Record may be given and, if applicable, specifies an email address for the Company; and

(c)	the terms of that resolution are notified to the Members for the time being and, if applicable, to those Directors who were absent from the meeting at which the resolution was passed.

If the resolution is revoked or varied, the revocation or variation shall only become effective when its terms have been similarly notified.

30.3	A notice may not be given by Electronic Record to a person other than the Company unless the recipient has notified the giver of an Electronic address to which notice may be sent.

30.4	Subject to the Act, the Designated Stock Exchange Rules and to any other rules which the Company is bound to follow, the Company may also send any notice or other document pursuant to these Articles to a Member by publishing that notice or other document on a website where:

(a)	the Company and the Member have agreed to his having access to the notice or document on a website (instead of it being sent to him);

(b)	the notice or document is one to which that agreement applies;

(c)	the Member is notified (in accordance with any requirements laid down by the Act and, in a manner for the time being agreed between him and the Company for the purpose) of:

(i)	the publication of the notice or document on a website;

(ii)	the address of that website; and

(iii)	the place on that website where the notice or document may be accessed, and how it may be accessed; and

Exhibit J-61

(d)	the notice or document is published on that website throughout the publication period, provided that, if the notice or document is published on that website for a part, but not all of, the publication period, the notice or document shall be treated as being published throughout that period if the failure to publish that notice of document throughout that period is wholly attributable to circumstances which it would not be reasonable to have expected the Company to prevent or avoid. For the purposes of this Article 30.4 “publication period” means a period of not less than twenty-one days, beginning on the day on which the notification referred to in Article 30.4(c) is deemed sent.

Persons entitled to notices

30.5	Any notice or other document to be given to a Member may be given by reference to the register of Members as it stands at any time within the period of twenty-one days before the day that the notice is given or (where and as applicable) within any other period permitted by, or in accordance with the requirements of, (to the extent applicable) the Designated Stock Exchange Rules and/or the Designated Stock Exchanges. No change in the register of Members after that time shall invalidate the giving of such notice or document or require the Company to give such item to any other person.

Persons authorised to give notices

30.6	A notice by either the Company or a Member pursuant to these Articles may be given on behalf of the Company or a Member by a Director or company secretary of the Company or a Member.

Delivery of written notices

30.7	Save where these Articles provide otherwise, a notice in writing may be given personally to the recipient, or delivered by electronic record to the recipient’s electronic address or posted to or left at (as appropriate) the Member’s or Director’s registered address (in each case, to the extent that such address has been notified to the registered office of the Company or to the maintainer of the register of members of the Company) or the Company’s registered office, or posted to that registered address or registered office.

Joint holders

30.8	Where Members are joint holders of a Share, all notices shall be given to the Member whose name first appears in the register of Members.

Signatures

30.9	A written notice shall be signed when it is autographed by or on behalf of the giver, or is marked in such a way as to indicate its execution or adoption by the giver.

30.10	An Electronic Record may be signed by an Electronic Signature.

Evidence of transmission

30.11	A notice given by Electronic Record shall be deemed sent if an Electronic Record is kept demonstrating the time, date and content of the transmission, and if no notification of failure to transmit is received by the giver.

30.12	A notice given in writing shall be deemed sent if the giver can provide proof that the envelope containing the notice was properly addressed, pre-paid and posted, or that the written notice was otherwise properly transmitted to the recipient.

30.13	A Member present, either in person or by proxy, at any meeting of the Company or of the holders of any class of Shares shall be deemed to have received due notice of the meeting and, where requisite, of the purposes for which it was called.

Exhibit J-62

Giving notice to a deceased or bankrupt Member

30.14	A notice may be given by the Company to the persons entitled to a Share in consequence of the death or bankruptcy of a Member by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a Member, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt or by any like description, at the address, if any, supplied for that purpose by the persons claiming to be so entitled.

30.15	Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

Date of giving notices

30.16	A notice is given on the date identified in the following table:

Method for giving notices	When taken to be given
(A) Personally	At the time and date of delivery
(B) By leaving it at the Member’s registered address	At the time and date it was left
(C) By posting it by prepaid post to the street or postal address of that recipient	48 hours after the date it was posted
(D) By Electronic Record (other than publication on a website), to recipient’s Electronic address	48 hours after the date it was sent
(E) By publication on a website	24 hours after the date on which the Member is deemed to have been notified of the publication of the notice or document on the website

Saving provision

30.17	None of the preceding notice provisions shall derogate from the Articles about the delivery of written resolutions of Directors.

31	Authentication of Electronic Records

Application of Articles

31.1	Without limitation to any other provision of these Articles, any notice, written resolution or other document under these Articles that is sent by Electronic means by a Member, or by the Secretary, or by a Director or other Officer of the Company, shall be deemed to be authentic if either Article 31.2 or Article 31.4 applies.

Authentication of documents sent by Members by Electronic means

31.2	An Electronic Record of a notice, written resolution or other document sent by Electronic means by or on behalf of one or more Members shall be deemed to be authentic if the following conditions are satisfied:

(a)	the Member or each Member, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by one or more of those Members; and

(b)	the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, that Member to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)	Article 31.7 does not apply.

31.3	For example, where a sole Member signs a resolution and sends the Electronic Record of the original resolution, or causes it to be sent, by facsimile transmission to the address in these Articles specified for that purpose, the facsimile copy shall be deemed to be the written resolution of that Member unless Article 30.7 applies.

Exhibit J-63

Authentication of document sent by the Secretary or Officers of the Company by Electronic means

31.4	An Electronic Record of a notice, written resolution or other document sent by or on behalf of the Secretary or an Officer or Officers of the Company shall be deemed to be authentic if the following conditions are satisfied:

(a)	the Secretary or the Officer or each Officer, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by the Secretary or one or more of those Officers; and

(b)	the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, the Secretary or that Officer to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)	Article 31.7 does not apply.

This Article 31.4 applies whether the document is sent by or on behalf of the Secretary or Officer in his own right or as a representative of the Company.

31.5	For example, where a sole Director signs a resolution and scans the resolution, or causes it to be scanned, as a PDF version which is attached to an email sent to the address in these Articles specified for that purpose, the PDF version shall be deemed to be the written resolution of that Director unless Article 31.7 applies.

Manner of signing

31.6	For the purposes of these Articles about the authentication of Electronic Records, a document will be taken to be signed if it is signed manually or in any other manner permitted by these Articles.

Saving provision

31.7	A notice, written resolution or other document under these Articles will not be deemed to be authentic if the recipient, acting reasonably:

(a)	believes that the signature of the signatory has been altered after the signatory had signed the original document; or

(b)	believes that the original document, or the Electronic Record of it, was altered, without the approval of the signatory, after the signatory signed the original document; or

(c)	otherwise doubts the authenticity of the Electronic Record of the document and the recipient promptly gives notice to the sender setting the grounds of its objection. If the recipient invokes this Article, the sender may seek to establish the authenticity of the Electronic Record in any way the sender thinks fit.

Exhibit J-64

32	Transfer by way of continuation

32.1	The Company may, by Special Resolution, resolve to be registered by way of continuation in a jurisdiction outside:

(a)	the Cayman Islands; or

(b)	such other jurisdiction in which it is, for the time being, incorporated, registered or existing.

32.2	To give effect to any resolution made pursuant to the preceding Article, the Directors may cause the following:

(a)	an application be made to the Registrar of Companies of the Cayman Islands to deregister the Company in the Cayman Islands or in the other jurisdiction in which it is for the time being incorporated, registered or existing; and

(b)	all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

33	Winding up

Distribution of assets in specie

33.1	If the Company is wound up the Members may, subject to these Articles and any other sanction required by the Act, pass a Special Resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the Members the whole or any part of the assets of the Company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the Members or different classes of Members; and/or

(b)	to vest the whole or any part of the assets in trustees for the benefit of Members and those liable to contribute to the winding up.

No obligation to accept liability

33.2	No Member shall be compelled to accept any assets if an obligation attaches to them.

33.3	The Directors are authorised to present a winding up petition.

33.4	The Directors have the authority to present a petition for the winding up of the Company to the Grand Court of the Cayman Islands on behalf of the Company without the sanction of a resolution passed at a general meeting.

34	Liquidation preference and exit provisions

Liquidation preference

34.1	Upon a Deemed Liquidation Event, Disposal or on a distribution of assets on a liquidation, dissolution or winding up of the Company (whether voluntarily or involuntarily) or a return of capital (other than a conversion, redemption, buyback or purchase of Shares) the Available Proceeds shall be distributed (to the extent that the Company is lawfully permitted to do so):

(a)	first to each of the Series A Shareholders, in priority to any distribution pursuant to Article 34.1(b), an amount per Series A Share held equal to the greater of (i) 100% of Accrued Value in respect of such Series A Share and (ii) the amount per Share as would have been payable had all Series A Shares been converted into Ordinary Shares in accordance with these Articles immediately prior to such liquidation, dissolution, winding up, Disposal or Deemed Liquidation Event based on the then effective rate of conversion; and

Exhibit J-65

(b)	thereafter, among the holders of Ordinary Shares pro rata to the number of Shares held.

If upon any such liquidation, dissolution or winding up of the Company, Disposal or Deemed Liquidation Event, the assets of the Company available for distribution to its Members shall be insufficient to pay the Series A Shareholders the full amount to which they shall be entitled under Article 34.1, the Series A Shareholders shall share rateably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the Shares held by them upon such distribution if all amounts payable on or with respect to such Shares were paid in full.

34.2	In the event that any distributions under Article 34.1 are made on more than one occasion:

(a)	each distribution shall be made in accordance with Article 34.1 as if it were the only amount to be distributed and without regard to the expected amount of any distributions expected to made on any further occasions; and

(b)	a distribution on any further occasion shall be made in accordance with Article 34.1 after taking into account any previous distributions made under Article 34.1.

34.3	If any distribution under Article 34.1 includes any non-cash assets, proceeds or other amounts (Non-Cash Consideration) the cash equivalent value of any such Non-Cash Consideration shall be determined in such manner as the Board (acting reasonably and in good faith and with Series A Majority Consent) may determine.

34.4	In the event of a Deemed Liquidation Event, the Available Proceeds shall be distributed as if such Available Proceeds were Surplus Assets being applied in the order of priority set out in Article 34.1.

35	Amendment of Memorandum and Articles

Power to change name or amend Memorandum

35.1	Subject to the Act, the Company may, by Special Resolution change its name.

35.2	Subject to the Act and to Article 40, the Company may, by Special Resolution change the provisions of its Memorandum with respect to its objects, powers or any other matter specified in the Memorandum.

Power to amend these Articles

35.3	Subject to the Act and to Article 40 and as provided in these Articles, the Company may, by Special Resolution, amend these Articles in whole or in part.

36	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more constituent companies (as defined in the Law) upon such terms as the Directors may determine and (to the extent required by the Law) with the approval of a Special Resolution.

Exhibit J-66

37	Certain Tax Filings

Each Tax Filing Authorised Person and any such other person, acting alone, as any director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any director of the Company or any other Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of these Articles.

38	Business Opportunities

38.1	To the fullest extent permitted by Applicable Law, individuals serving as Directors or other Officers (Management) shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for either such a member of Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, such members of Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, director and/or other Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company, unless such opportunity is expressly offered to such member of Management solely in their capacity as such and the opportunity is one the Company is permitted to complete on a reasonable basis.

38.2	Except as provided elsewhere in these Articles, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and any individual serving as a member of Management, about which a director and/or other Officer of the Company who is also a member of Management acquires knowledge.

38.3	To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

39	Exclusive Jurisdiction and Forum

39.1	Unless the Company consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Memorandum, the Articles or otherwise related in any way to each Member’s shareholding in the Company, including but not limited to:

(a)	any derivative action or proceeding brought on behalf of the Company;

(b)	any action asserting a claim of breach of any fiduciary or other duty owed by any current or former director, Officer or other employee of the Company to the Company or the Members;

(c)	any action asserting a claim arising pursuant to any provision of the Act, the Memorandum or the Articles; or

(d)	any action asserting a claim against the Company governed by the “Internal Affairs Doctrine” (as such concept is recognised under the laws of the United States of America).

Exhibit J-67

39.2	Each Member shall be deemed to have irrevocably submitted to the exclusive jurisdiction of the courts of the Cayman Islands, and each person or entity purchasing or otherwise acquiring Ordinary Shares or any other equity security of the Company shall be deemed to have notice of and consented to the provisions of this Article 39.

39.3	Without prejudice to any other rights or remedies that the Company may have, each Member acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the Cayman Islands as exclusive forum and that accordingly the Company shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the Cayman Islands as exclusive forum.

39.4	This Article 39 shall not apply to any action or suits brought to enforce any liability or duty created by the U.S. Securities Act, the Securities Exchange Act of 1934, as amended, or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.

40	Series A Majority reserved matters

For as long as the Inflection Point Entities hold at least 20% of the Series A Shares on issue as of the Date of Adoption, the Company shall not, without Series A Majority Consent, take any of the following actions:

40.1	liquidate, dissolve or wind-up the affairs of the Company;

40.2	amending, altering or repealing the Memorandum or Articles in a manner that materially and adversely affects the powers, preferences or rights attaching to the Series A Shares;

40.3	create any equity security, authorise the creation of any equity security, classify any equity security, reclassify any equity security, or issue any other security convertible into or exercisable for any equity security, unless such security ranks junior to the Series A Shares with respect to its rights, preferences and privileges (including rights to receive dividends and participate in distributions or payments upon liquidation, dissolution or winding up);

40.4	increase the authorised share capital of the Series A Shares;

40.5	purchase or redeem or pay any cash dividend on any Share ranking junior to the Series A Shares (with respect to rights to receive dividends and participate in distributions or payments upon liquidation, dissolution or winding up), except (i) for Shares being repurchased by the Company at cost from employees in connection with the cessation of their service or pursuant to the terms of any equity incentive plan adopted by the Company or (ii) if the Company has made prior payment of the Preference Dividend and so long as the Series A Shares participate in such purchase, redemption or payment of cash dividend (in each case on an as-if converted basis) with the junior Shares;

40.6	enter into any transaction with an Affiliate, other than the issuance of equity or awards to eligible participants under an incentive plan, equity plan or equity-based compensation plan adopted by the Company, or with respect to employment, consulting or award agreements with respect to executive officers or directors of the Company, in each case regardless of whether such person (or such person’s Affiliates) would be considered an Affiliate of the Company; or

40.7	incur or guarantee any new indebtedness other than equipment leases or trade payables incurred in the ordinary course of business; provided, however, that the Series A Shares shall not be considered indebtedness for purposes of this calculation.

Exhibit J-68

ANNEX A

NOTICE OF CONVERSION
(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SERIES A SHARES)

The undersigned hereby elects to convert the number of Series A Shares, indicated below into Ordinary Shares, of GOWell Energy Technology, a Cayman Islands exempted company limited by shares (the “Company”), according to the conditions hereof, as of the date written below. If Ordinary Shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Series A Shareholders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of Series A Shares owned prior to Conversion:

Number of Series A Shares to be Converted:

Accrued Value of Series A Shares to be Converted:

Number of Ordinary Shares to be Issued:

Applicable Conversion Price:

Number of Series A Shares subsequent to Conversion:

Address for Delivery:

or

DWAC Instructions:

Broker no:__________

Account no:__________

Exhibit J-69

Exhibit K

Form of Company Charter

Attached.

COMPANIES ACT (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

FIRST AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

GOWell Technology Limited

(Adopted by special resolution passed on [●])

1.	The name of the Company is GOWell Technology Limited.

2.	The registered office of the Company shall be at the offices of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands or at such other place in the Cayman Islands as the directors may at any time decide.

3.	Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted. As provided by section 7(4) of the Companies Act (Revised), the Company has full power and authority to carry out any object not prohibited by any law of the Cayman Islands.

4.	Subject to the following provisions of this Memorandum, the Company has unrestricted corporate capacity. Without limitation to the foregoing, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of the Companies Act (Revised).

5.	Nothing in this Memorandum shall permit the Company to carry on a business for which a licence is required under the laws of the Cayman Islands unless duly licensed, namely:

a.	the business of a bank or trust company without being licensed in that behalf under the Banks and Trust Companies Act (Revised); or

b.	insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the Insurance Act (Revised); or

c.	the business of company management without being licensed in that behalf under the Companies Management Act (Revised).

6.	Unless licensed to do so, the Company shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7.	The liability of each member is limited to the amount from time to time unpaid (if any) on such member’s shares.

Exhibit K-1

8.	The share capital of the Company is the aggregate of US$50,000 divided into [450,000,000] ordinary shares of a nominal or par value of US$[0.0001] each, [50,000,000] series A redeemable preference shares of a nominal or par value of US$[0.0001] each. However, subject to the Companies Act (Revised) and the Company’s articles of association, the Company has power to do any one or more of the following:

a.	to redeem or repurchase any of its shares;

b.	to increase or reduce its capital;

c.	to issue any part of its capital (whether original, redeemed, increase or reduced):

(i)	with or without any preferential, deferred, qualified or special rights, privileges or conditions; or

(ii)	subject to any limitations or restrictions

and unless the condition of issue expressly declares otherwise, every issue of shares (whether declared to be ordinary, preference or otherwise) is subject to this power; or

d.	to alter any of those rights, privileges, conditions, limitations or restrictions.

9.	The Company may exercise the power contained in the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in another jurisdiction.

Exhibit K-2

COMPANIES ACT (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

FIRST AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

GOWell Technology Limited

(Adopted by special resolution passed on ____________ 2025)

Table A

The regulations in Table A in the First Schedule to the Act (as defined below) do not apply to the Company.

interpretation

1.	Definitions

1.1.	In these Articles, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Acceptance Period	the period during which an offer made under Article 15.7 is open for acceptance;

Accrued Value	in relation to any Series A Share, the Stated Value together with any unpaid Arrears in respect of that Series A Share (if applicable, adjusted as referred to in Article 1.7, Article 26.2 and/or Article 11.4);

Act	the Companies Act (Revised) of the Cayman Islands;

Acting in Concert	in relation to any person, persons who, pursuant to an agreement or understanding (whether formal or informal), cooperate to obtain or consolidate a Controlling Interest in a company or to frustrate a successful outcome of a Share Sale for a company, a person and each of its affiliates will be deemed to be acting in concert with each other;

Affiliate	any person that, directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with a person;

Exhibit K-3

Alternate Director	an alternate director appointed in accordance with these Articles;

Arrears	in relation to any Share, all arrears of any dividend or other sums payable in respect of that Share, whether or not earned or declared and irrespective of whether or not the Company has had at any time sufficient Available Reserves to pay such dividend or sums, together with all other amounts payable on that Share;

Articles	as appropriate: (i) these Articles of Association as amended from time to time; or (ii) two or more particular articles of these Articles;

Auditor	the person or firm for the time being appointed as auditor of the Company and shall include an individual or partnership (or if none are appointed the accountants of the Company from time to time);

Available Proceeds	as appropriate, (i) consideration received by the Company for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, or any other expenses associated with the Deemed Liquidation Event or the dissolution of the Company), (ii) consideration received in connection with a Share Sale (net of any retained liabilities associated with the assets sold or technology licensed, or any other expenses associated with such Share Sale) or (iii) Surplus Assets, in each case as determined in good faith by the Board, together with any other assets of the Company available for distribution to its Members, all to the extent permitted by the Act;

Available Reserves	any funds legally available for distribution in accordance with the Act, including out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law;

Bad Leaver

a Management Shareholder who:

(a)   becomes a Departing Shareholder as a result of him having been dismissed or resigning where he has committed any act of fraud or dishonestly;

(b)  becomes a Departing Shareholder where he has been summarily dismissed for Cause (including for gross misconduct) or he could have been summarily dismissed for Cause had he not already resigned;

(c)  becomes a Departing Shareholder and is in breach of any restrictive covenants to which he is subject either in these Articles or in his contract of employment / service agreement with a Group Company; or

(d)  becomes a Departing Shareholder within a period of two years from the date that he is first issued Shares or until an IPO occurs (whichever event occurs first).

Board	the board of directors (including, for the avoidance of doubt, a sole director) appointed or elected pursuant to these Articles and acting at a meeting of directors at which there is a quorum or by written resolution in accordance with these Articles;

Exhibit K-4

Bonus Issue or Reorganisation	any return of capital, bonus issue of shares or other securities of the Company by way of capitalisation of profits or reserves (other than a capitalisation issue in substitution for or as an alternative to a cash dividend which is made available to the Series A Shareholders) or any consolidation or sub-division or redenomination or any repurchase or redemption of shares (other than Series A Shares) or any variation in the conversion rate applicable to any other outstanding shares of the Company in each case other than shares issued as a result of the events set out in Article 11 or Article 23.4 (other than Article 23.4(d));

Business Combination	a transaction for all or substantially all of the assets or Shares of Company, whether through a merger, share reconstruction or amalgamation, asset or share acquisition, exchangeable share transaction, contractual control arrangement or other similar type of transaction, with an Inflection Point Entity at Fair Combination Value.

Business Combination Agreement	a business combination agreement entered by and among Maywood Acquisition Corp., the Company, PubCo and IPCV Merger Sub Limited, on October 13, 2025, as amended, restated or otherwise modified from time to time.

Business Day	a day other than a Saturday, Sunday or public holiday in England and Wales and the Cayman Islands when banks in the Cayman Islands are open for business;

Cause

(a) the lawful termination of a Management Shareholder’s contract of employment or consultancy agreement with a Group Company without notice or payment in lieu of notice as a consequence of gross misconduct or as otherwise permitted as grounds for summary dismissal pursuant to the terms of the contract of employment / consultancy agreement; and/or

(b)  fair dismissal pursuant to the applicable local law;

Combined Shareholder Consent	the consent of the holders of more than 50% by number of the Ordinary Shares and Series A Shares in issue from time to time (as if such shares constituted one class), and the term “Combined Shareholder Majority” shall have the corresponding meaning;

Exhibit K-5

Company	the above named company;

Control

(a)   the ability to control the composition of the board of directors or equivalent body, directly or indirectly, whether through ownership of voting capital, by contract or otherwise;

(b)  the ownership of a majority of the shares or the right to acquire a majority of the shares directly or indirectly; or

(c)   the power to directly or indirectly exercise a majority of the total voting rights,

and the terms “Controlled by” or “under common Control with” have corresponding meanings;

Controlling Interest	an interest in shares giving to the holder or holders Control;

Conversion Price	means initially $12.00 (if applicable, adjusted as referred to in Article 1.7);

Conversion Ratio	with respect to each Series A Share, the number of Ordinary Shares determined by dividing the Accrued Value by the Conversion Price;

Date of Adoption	the date on which these Articles were adopted;

Deemed Liquidation Event

(a)   a merger or consolidation in which: (A) the Company is a constituent party; or (B) a subsidiary of the Company is a constituent party and the Company issues Shares pursuant to such merger or consolidation; provided, that, a Deemed Liquidation Event shall not include any such merger or consolidation involving the Company or a subsidiary in which the Shares outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another company immediately following such merger or consolidation, the parent company of such surviving or resulting company; or

(b)  (A) the sale, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all of the assets of the Company and its subsidiaries taken as a whole; or (B) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one (1) or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale is to a wholly owned subsidiary of the Company;

Exhibit K-6

Deemed Transfer Notice	a Transfer Notice that is deemed to have been served under any provisions of these Articles;

Departing Shareholder

(a)   a Management Shareholder who is an Employee and who ceases to be an Employee; or

(b)   a Permitted Transferee, where the Shareholder from whom he or she acquired Shares was an Employee but ceases to be an Employee;

Departure Date	the date on which a Shareholder becomes a Departing Shareholder;

Director	a director, including a sole director, for the time being of the Company and shall include an Alternate Director, and the expression “Directors” shall be construed accordingly;

Disposal	the disposal by the Company of all, or a substantial part of, its business and assets (where disposal may include the grant by the Company of an exclusive licence of intellectual property not entered into in the ordinary course of business);

Eligible Director	a Director who would be entitled to vote on the matter at a Board meeting (but excluding any director whose vote is not to be counted in respect of the particular matter), and the expression “Eligible Directors” shall be construed accordingly;

Employee	a Shareholder who is either: (a) an employee of a Group Company; or (b) a consultant of a Group Company;

Exit	a Share Sale, IPO or a Disposal;

Fair Combination Value	$300,000,000;

Fair Value	in relation to a Share, the fair value as determined in accordance with Article 20;

Family Trust	in relation to a Shareholder, a trust set up wholly for the benefit of that Shareholder and/or that Shareholder’s Privileged Relations;

Exhibit K-7

Fund Group

as regards any Investment Fund:

(a)   such Investment Fund;

(b)  any participant or partner in or member of any such Investment Fund or the holders of any unit trust which is a participant or partner in or member of any Investment Fund (but in each case only in connection with the dissolution of the Investment Fund or any distribution of assets of the Investment Fund pursuant to the operation of the Investment Fund in the ordinary course of business);

(c)   any other Investment Fund whose business is managed or advised by such Fund Manager or by a member of the same Group as such Investment Fund or Fund Manager;

(d)   a member of the same Group as such Investment Fund or Fund Manager; and

(e)   any trustee, nominee or custodian of such Investment Fund and vice versa,

(and, in each case, with respect to the holding of interests in Shares, any nominee or custodian of such interests in Shares);

Good Leaver

either:

(a)  a Management Shareholder who becomes a Departing Shareholder in circumstances where he is not a Bad Leaver; or

(b)  a Management Shareholder who becomes a Departing Shareholder but is determined by the Board (acting with Combined Shareholder Consent) to be a Good Leaver;

Group

as regards any body corporate, partnership or unincorporated association carrying on a trade or business with or without a view to profit(other than a Qualifying Company) (a “Principal Undertaking”):

(a)   such Principal Undertaking;

(b)   each Parent Undertaking of such Principal Undertaking; and

(c)   each subsidiary undertaking of (a) such Principal Undertaking or (b) any parent undertaking of such Principal Undertaking,

(and in each case, with respect to the holding of interests in Shares, any nominee or custodian of such interests in Shares);

Exhibit K-8

Group Company	the Company, any subsidiary from time to time of the Company, and any subsidiary from time to time of a subsidiary of the Company;

Inflection Point Entities	collectively, [_____] and their respective Affiliates (including, for the avoidance of doubt, Maywood Acquisition Corp. and the Investment Funds any of them manage);

Investment Fund	a fund, partnership, company, investment trust, unit trust, investment company, collective investment scheme (as defined by the Financial Services and Markets Act 2000), syndicate or other entity (excluding any Qualifying Company or Family Trust) whose principal business is to make investments or whose business is managed or advised by an investment manager (being a person whose principal business is to make, arrange or advise upon investments);

IPO	the admission of all or any of the Shares or securities representing those shares (including depositary interests, American depositary receipts, American depositary shares and/or other instruments) on the New York Stock Exchange, NASDAQ or any other recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000) or overseas investment exchange (as defined in section 313 of the Financial Services and Markets Act 2000);

Management Shareholder	a Shareholder who is an individual and who is, or has been, a director and/or an employee of, or who does provide or has provided consultancy services to, a Group Company;

Member or Shareholder	the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires, and the terms “Members” and “Shareholders” shall be construed accordingly;

month	calendar month;

New Securities	any shares in the capital of the Company or Relevant Securities granted or issued (or to be granted or issued) by the Company after the Date of Adoption (other than shares or securities issued as a result of the events set out in Article 23.4) excluding for the avoidance of doubt any treasury shares transferred by the Company after the Date of Adoption;

notice	written notice as further provided in these Articles unless otherwise specifically stated;

Exhibit K-9

Officer	any person appointed by the Board to hold an office in the Company, and the terms “Officers” shall be construed accordingly;

ordinary resolution	a resolution passed at a duly constituted general meeting (or, if so specified, a meeting of Members holding a class of shares) of the Company by a simple majority of the votes cast whereby every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote for each Ordinary Share and each Series A Share (for the avoidance of doubt, voting on as converted basis in accordance with Article 1.6(b)), or a unanimous written resolution of all Members entitled to vote thereon;

Ordinary Share	an ordinary share of US$0.0001 in the capital of the Company from time to time, having the rights provided for in these Articles, and the term “Ordinary Shares” shall be construed accordingly;

Ordinary Shareholder	any holder of Ordinary Shares, and the term “Ordinary Shareholder(s)” shall be construed accordingly;

Ordinary Shareholder Consent	the consent of the Ordinary Shareholder Majority;

Ordinary Shareholder Majority	the holders of more than 50%, by number, of the Ordinary Shares in issue from time to time;

paid-up	the par value for that Share and any premium payable in respect of the issue of that Share has been fully paid or credited as paid in money or money’s worth;

Permitted Group	in relation to a company, any wholly owned subsidiary of that company, any company of which it is a subsidiary (its holding company) and any other subsidiaries of any such holding company; and each company in a Permitted Group is a member of the Permitted Group. Unless the context otherwise requires, the application of the definition of Permitted Group to a company at any time will apply to the company as it is at that time;

Permitted Transfer	a transfer of Shares made in accordance with Article 16;

Permitted Transferee

(a)   in relation to a Shareholder who is an individual, any of his Privileged Relations or the trustees of his Family Trust(s);

(b)  in relation to a Shareholder which is a company (other than a Qualifying Company), any member of the same Permitted Group as that Shareholder; or

(c)   in relation to a Shareholder which is an Investment Fund (other than a Qualifying Company), any other member of the same Fund Group,

save that, for the purposes of the definition of “Departing Shareholder” a Permitted Transferee shall include any persons to whom a Management Shareholder has transferred Shares;

Exhibit K-10

Privileged Relation	the spouse of a Shareholder and the Shareholder’s children and grandchildren (including step and adopted children and grandchildren);

Qualifying Company	as regards any individual, a company the entire issued share capital of which is held (legally and beneficially) by such individual (together with their Privileged Relations and Family Trusts) and over which that individual exercises Control;

Register of Directors and Officers	the register of directors and officers referred to in these Articles;

Register of Members	the register of members maintained by the Company in accordance with the Act and includes (except where otherwise stated) any branch or duplicate register of the Members;

Relevant Security	any security, option, warrant, agreement or instrument which confers any right to subscribe for any share(s) in the capital of the Company (and the term “Relevant Securities” shall be construed accordingly);

Seal	the common seal or any official or duplicate seal of the Company;

Secretary	the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary;

Series A Majority	the holders of more than 50% percent, by number, of the Series A Shares in issue from time to time;

Series A Majority Consent	the consent of the Series A Majority;

Series A Shareholder	any holder of Series A Shares, and the term “Series A Shareholder(s)” shall be construed accordingly;

Series A Share	a series A redeemable preference share of US$0.0001 each in the capital of the Company from time to time, having the rights set out in these Articles, and the term “Series A Shares” shall be construed accordingly;

Share Sale	the sale or transfer of (or the grant of a right to acquire or to dispose of) any Shares (in one transaction or as a series of transactions) which would, if completed, result in the buyer of those Shares (or grantee of that right) and persons Acting in Concert with him together acquiring a Controlling Interest in the Company, except where the identities of the shareholders in the buyer and the proportion of shares of the buyer held by each of them following completion of the sale, transfer or grant are the same as the identities of the Shareholders and their respective shareholdings in the Company immediately before the sale, transfer or grant. For the avoidance of doubt, a Business Combination shall not constitute a Share Sale;

Exhibit K-11

Shares	the Ordinary Shares and the Series A Shares from time to time, and the term “Share” shall be construed accordingly;

Special Resolution

(a)   a resolution passed by a majority of at least two-thirds of such members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given (and for the avoidance of doubt, unanimity qualifies as a majority) and whereby every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote for each Ordinary Share and each Series A Share (for the avoidance of doubt, voting on as converted basis in accordance with Article 1.6(b)); or

(b)  a written resolution passed by unanimous consent of all Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members;

Stated Value	in relation to each Series A Share, the aggregate amount, including nominal and any premium, paid to the Company by or on behalf of the relevant Series A Shareholder in connection with the issue of such Series A Share (if applicable, as adjusted as referred to in Article 1.7 or Article 11.5). “Stated Value” shall take into account any original issue discount applied at the time of issuance. As of the Date of Adoption, the Stated Value for each outstanding Series A Share is $10.00 and the aggregate Stated Value for all outstanding Series A Shares is $[17,647,059];

Surplus Assets	surplus assets of the Company remaining after payment of or provisioning for its liabilities, together with any other assets of the Company available for distribution to its Members, to the extent that the Company is lawfully permitted to do so.

Valuers	an independent firm of accountants jointly appointed by the relevant Shareholder and the Board as expert or, in the absence of agreement on the identity of the expert within 10 Business Days of the relevant Shareholder or the Board (as the case may be) serving details of a suggested expert on the other, an independent firm of accountants appointed by the President, for the time being, of the Cayman Islands Society of Professional Accountants (in each case acting as an expert and not as an arbitrator);

written resolution	a resolution passed in accordance with Article 47 or 71; and

year	calendar year.

Exhibit K-12

1.2.	In these Articles, where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the masculine gender include the feminine and neuter genders;

(c)	words importing persons include companies, associations or bodies of persons whether corporate or not;

(d)	the words:-

(i)	“may” shall be construed as permissive; and

(ii)	“shall” shall be construed as imperative;

(e)	a reference to statutory provision shall be deemed to include any amendment or re-enactment thereof;

(f)	the word “corporation” means corporation whether or not a company within the meaning of the Act; and

(g)	unless otherwise provided herein, words or expressions defined in the Act shall bear the same meaning in these Articles.

1.3.	In these Articles expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

1.4.	Headings used in these Articles are for convenience only and are not to be used or relied upon in the construction hereof.

1.5.	A reference to the transfer of a Share includes the transfer or assignment of a beneficial or other interest in that Share or the creation of a trust or encumbrance over that Share, or in each case of a beneficial or other interest in a Share and the terms “transferring”, “transferor” and other derivatives shall be construed accordingly.

1.6.	With respect to the calculation of any number of Shares:

(a)	each Ordinary Share shall be counted as one Ordinary Share; and

(b)	each Series A Share shall be counted as a number of Ordinary Shares (including fractional entitlements) equal to one multiplied by the quotient obtained from dividing the Accrued Value by the Stated Value (if applicable, adjusted as referred to in Article 1.7).

Exhibit K-13

1.7.	In the event of any Bonus Issue or Reorganisation, the Accrued Value, Stated Value and/or Conversion Price, as applicable, shall be adjusted as determined by the Board equitably so as to ensure that each Series A Shareholder is in no better or worse position (with respect to each Series A Share held) as a result of such Bonus Issue or Reorganisation provided that if a doubt or dispute arises concerning such adjustment, the Board shall, if requested by the Series A Majority, refer the matter to the Auditors (or such independent firm of accountants as the Board may decide) whose determination shall, in the absence of manifest error, be final and binding on the Company and each of the Shareholders (and the costs of the Auditors (or such independent firm of accountants) shall be borne by the Company). Any adjustment made pursuant to this Article shall become effective immediately after the effective date of the Bonus Issue or Reorganisation, as applicable.

SHARES

2.	Power to Issue Shares

Subject to the provisions of the Act, these Articles and to any resolution of the Members to the contrary, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Board shall have the power to issue any unissued shares on such terms and conditions as it may determine and any shares or class of shares (including the issue or grant of options, warrants and other rights, renounceable or otherwise in respect of shares) may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital, or otherwise, provided that no share shall be issued at a discount except in accordance with the Act.

3.	Redemption, Purchase, Surrender and Treasury Shares

3.1.	Subject to the Act, a notice in writing (“Redemption Notice”) may be delivered by either:

(a)	the Series A Majority to the Company; or

(b)	the Company to all (but not some) of the Series A Shareholders,

in each case, at any time on or after the first anniversary of the termination date of the Business Combination Agreement, at a redemption price per share equal to 100% of the Accrued Value specifying that the Company shall redeem all or some of the Series A Shares on a date in accordance with Article 3.2.

3.2.	The “Redemption Date” shall be not more than the date that is 20 days after the Redemption Notice is delivered. The Redemption Notice shall state:

(a)	the number of Series A Shares held by the Series A Shareholder that the Company shall redeem on the Redemption Date;

Exhibit K-14

(b)	the Redemption Date and the redemption price calculated in accordance with Article 3.1; and

(c)	for Series A Shares in certificated form, that the Series A Shareholder is to surrender to the Company, in the manner and at the place designated, his, her or its certificate or certificates representing the Series A Shares to be redeemed.

3.3.	On each Redemption Date, the Company shall redeem the number of Series A Shares set out in the Redemption Notice and the relevant holder of Series A Shares shall deliver to the Company at its registered office the certificate(s) for the Series A Shares to be redeemed (or an indemnity for lost certificate in a form acceptable to the Board, in respect of any lost certificate(s)) and on such delivery (and against the receipt by the holder of Series A Shares for the redemption moneys payable in respect of his Series A Shares) the Company shall pay each holder of Series A Shares (or, in the case of joint holders, to the holder of Series A Shares whose name stands first in the register of Shareholders in respect of those Series A Shares) the Accrued Value for each Series A Share being redeemed.

3.4.	The Company shall, in the case of a redemption in full, cancel the share certificate of the holder of Series A Shares concerned, and, in the case of a redemption of part of the holding of Series A Shares included in a certificate, either (a) note the amount and date of redemption on the original certificate; or (b) cancel the original certificate and without charge issue a new certificate to the holder for the balance of the Series A Shares not redeemed on that occasion.

3.5.	Following receipt, or in connection with the delivery (as the case may be), by the Company of a Redemption Notice, the Company shall take all necessary steps to the extent permitted by applicable law to facilitate the creation of sufficient profits available for distribution in order to complete the redemption of the Series A Shares pursuant to the Redemption Notice as soon as practicable, which shall include, where necessary, an obligation:

(a)	to procure that the other Group Companies distribute any profits available for distribution to the Company, including by voting any shares held by the Company in any such Group Company to achieve such a distribution;

(b)	to procure a reduction of its share premium account and/or other available non-distributable reserves as is required for the purposes of creating sufficient profits available for distribution to complete such redemption (and procure the same with respect to other Group Companies);

(c)	not to make any distribution or return of capital to Shareholders prior to completion of such redemption (save that the Preference Dividend shall continue to accrue up to the date of redemption); and

(d)	not to take steps to intentionally reduce its profits available for distribution (other than with respect to the discharge of expenses or the satisfaction of third party payment obligations, in each case in the ordinary course of business).

Exhibit K-15

3.6.	If, having complied with its obligations in Article 3.5, on any due date for redemption of Series A Shares the Company is prohibited by law from redeeming all or any of the Series A Shares then due to be redeemed, it shall:

(a)	on the due date, redeem that number of the Series A Shares as it may then lawfully redeem, and if there is more than one holder whose Series A Shares are due to be redeemed then the Series A Shares shall be redeemed in proportion as nearly as may be to their existing holdings of Series A Shares and the Company shall redeem the balance of those shares as soon as practical after it is not so prohibited and, for so long as the prohibition remains and any Series A Shares have not been redeemed (and notwithstanding any other provisions of these Articles) the Preference Dividend shall continue to accrue up to the date of redemption and the Company shall not pay any dividend or otherwise make any distribution of capital or otherwise (except in the ordinary course of business) decrease its profits available for distribution. If the Company fails to make any partial redemption of Series A Shares on any due date for redemption, then subsequent redemptions of Series A Shares shall be deemed to be of those Series A Shares which first became due for redemption; and

(b)	subject to applicable law, use its best endeavours (without under any circumstances being required to dispose of any part of its assets and/or business) to procure that the Series A Shareholders shall receive payment in cash of an amount equal to the aggregate Accrued Value of the Series A Shares held by it through a redemption by the Company of the Series A Shares, a buyback by the Company of the Series A Shares, or a third party purchase of the Series A Shares.

3.7.	The Company is authorised to purchase any share in the Company (including a redeemable share) by agreement with the holder and may make payments in respect of such purchase in accordance with the Act.

3.8.	Subject to Articles 3.1 to 3.6, the Company authorises the Board to determine the manner or any of the terms of any redemption or purchase.

3.9.	The Company authorises the Board pursuant to section 37(5) of the Act to make a payment in respect of the redemption or purchase of its own shares otherwise than out of its profits, share premium account, or the proceeds of a fresh issue of shares.

3.10.	In the event that any portion of the redemption price has not been paid within five (5) Business Days following the Redemption Date and the Company is not prohibited by law from paying the redemption price, interest on such unpaid portion of the redemption price shall accrue thereon until such amount is paid in full at a rate equal to the lesser of (i) 24.0% per annum and (ii) the maximum rate permitted under applicable law. Such interest shall be paid by the Company in cash.

Exhibit K-16

3.11.	No share may be redeemed or purchased unless it is fully paid-up.

3.12.	The Company may accept the surrender for no consideration of any fully paid share (including a redeemable share) unless, as a result of the surrender, there would no longer be any issued shares of the company other than shares held as treasury shares.

3.13.	The Company is authorised to hold treasury shares in accordance with the Act.

3.14.	The Board may designate as treasury shares any of its shares that it purchases or redeems, or any shares surrendered to it, in accordance with the Act.

3.15.	Shares held by the Company as treasury shares shall continue to be classified as treasury shares until such shares are either cancelled or transferred in accordance with the Act.

4.	CONVERSION OF SERIES A SHARES

4.1.	Any Series A Shareholder shall be entitled, by notice in writing to the Company (a “Conversion Notice”), to require conversion into Ordinary Shares of all (or such number as stated in such notice) of the fully paid Series A Shares held by them at any time and those Series A Shares shall convert automatically on the date of (or such other date as may be specified as the date of conversion in) the Conversion Notice (the “Conversion Date”) at the Conversion Ratio, provided that the holder may in such Conversion Notice state that conversion of the relevant Series A Shares into Ordinary Shares is conditional upon the occurrence of one or more events (the “Conditions”).

4.2.	To effect conversions of Series A Shares, a Series A Shareholder shall surrender the certificate(s) representing the Series A Shares to the Company (or an indemnity for a lost certificate in a form acceptable to the Board). The Company shall, in the case of a conversion of all of the holding of Series A Shares included in a certificate, cancel the certificate so delivered and, in the case of a conversion of part of the holding of Series A Shares included in a certificate, either (a) note the amount and date of conversion on the original certificate or (b) cancel the original certificate and without charge issue a new certificate to the holder for the balance of the Series A Shares not converted.

4.3.	On the Conversion Date, subject to Article 4.2, the relevant Series A Shares shall without further authority than is contained in these Articles stand converted into Ordinary Shares at the then applicable Conversion Ratio and the Ordinary Shares resulting from that conversion shall in all respects rank pari passu with the existing issued Ordinary Shares.

4.4.	The Company shall on the Conversion Date enter the holder of the converted Series A Shares on the Register of Members of the Company as the holder of the appropriate number of Ordinary Shares and, subject to the relevant holder delivering its certificate(s) (or an indemnity for lost certificate in a form acceptable to the Board) in respect of the Series A Shares in accordance with this Article, the Company shall within 10 Business Days of the Conversion Date forward to such holder of converted Series A Shares by post to their address shown in the register of members, free of charge, a definitive certificate for the appropriate number of fully paid Ordinary Shares.

Exhibit K-17

4.5.	If such Ordinary Shares are not delivered to or as reasonably directed by the applicable Series A Shareholder by the Conversion Date, the Series A Shareholder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such Ordinary Shares, to rescind such conversion, in which event the Company shall promptly return to the Series A Shareholder any original Series A Share certificate delivered to the Company pursuant to the rescinded Conversion Notice.

4.6.	The Directors shall at all times reserve and keep available out of the Company’s authorised but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Series A Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series A Shares; and if at any time the number of authorised but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Series A Shares, in addition to such other remedies as shall be available to the holders of such Series A Shares, the Directors will take such action as may be necessary to increase its authorised but unissued Ordinary Shares to such number of Shares as shall be sufficient for such purpose. The Directors are hereby empowered to authorise by resolution or resolutions from time to time and without the approval of Members to re-designate authorised but unissued Series A Shares from time to time as authorised shares of Ordinary Shares in order to effect the conversion of the Series A Shares.

4.7.	Without prejudice to the provisions of this Article 4 and subject to the Act and applicable law, the Company’s obligation to issue and deliver the Ordinary Shares upon conversion of Series A Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Series A Shareholder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Series A Shareholder or any other person of any obligation to the Company or any violation or alleged violation of law by such Series A Shareholder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such Series A Shareholder in connection with the issuance of such Ordinary Shares upon conversion; provided, however, that such delivery shall not operate as a waiver by the Company of any such action that the Company may have against such Series A Shareholder.

5.	Rights Attaching to Shares

5.1.	Subject to Article 2, the Memorandum of Association and any resolution of the Members to the contrary and without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares, the share capital of the Company shall be divided into Ordinary Shares and Series A Shares with the following rights and restrictions attaching.

5.2.	Except as otherwise provided in these Articles, the Series A Shares and the Ordinary Shares shall rank pari passu in all respects but shall constitute separate classes of shares.

5.3.	Subject to the further provisions of these Articles, the Ordinary Shares and the Series A Shares shall confer on each holder thereof (in that capacity) the right to receive notice of and to attend, speak and vote at all general meetings of the Company and to receive, vote on and constitute an eligible member for the purposes of proposed written resolutions of the Company.

Exhibit K-18

5.4.	Subject to Article 41.3, each Ordinary Share and each Series A Share (for the avoidance of doubt, counted on an as-converted basis in accordance with Article 1.6(b)) shall carry a single vote and for all matters (other than where a class consent is specifically required by these Articles) the Shares shall be treated as a single class.

6.	Calls on Shares

6.1.	The Board may make such calls as it thinks fit upon the Members in respect of any monies (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Members and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

6.2.	The Company may accept from any Member the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up.

6.3.	The terms of any issue of shares may include different provisions with respect to different Members in the amounts and times of payments of calls on their shares.

7.	Joint and Several Liability to Pay Calls

The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

8.	Forfeiture of Shares

8.1.	If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward such Member a notice in writing in the form, or as near thereto as circumstances admit, of the following:

Notice of Liability to Forfeiture for Non-Payment of Call

[_________] (the “Company”)

You have failed to pay the call of [amount of call] made on [date], in respect of the [number] share(s) [number in figures] standing in your name in the Register of Members of the Company, on [date], the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of [ ] per annum computed from the said [date] at the registered office of the Company the share(s) will be liable to be forfeited.

Dated this [date]

______________________________________

[Signature of Secretary] By Order of the Board

Exhibit K-19

8.2.	If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine. Without limiting the generality of the foregoing, the disposal may take place by sale, repurchase, redemption or any other method of disposal permitted by and consistent with these Articles and the Act.

8.3.	A Member whose share or shares have been so forfeited shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture, together with all interest due thereon and any costs and expenses incurred by the Company in connection therewith.

8.4.	The Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

9.	Share Certificates

9.1.	Every Member shall be entitled to a certificate under the common seal (if any) or a facsimile thereof of the Company or bearing the signature (or a facsimile thereof) of a Director or the Secretary or a person expressly authorised to sign specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, specifying the amount paid on such shares. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

9.2.	If any share certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid, or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

9.3.	Share certificates may not be issued in bearer form.

10.	Fractional Shares

The Company may issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.

Exhibit K-20

11.	ANTI-DILUTION PROTECTION

11.1.	Subject to Article 11.3 and Article 11.4, if New Securities are granted or issued after the Date of Adoption by the Company at a price per New Security which equates to less than the Conversion Price then in effect (a “Qualifying Issue”) which in the event that the New Security is not granted or issued for cash shall be a price agreed by the Board and the Series A Majority (and failing such agreement a price certified by Valuers acting as experts and not as arbitrators as being in their opinion the current cash value of the new consideration for the New Securities) then the Company shall, unless the Series A Majority shall have specifically waived the rights of all of the holders of Series A Shares under this Article 11.1 in respect of the Qualifying Issue (in whole or in part), issue to each Series A Shareholder at the time of such Qualifying Issue (each an “Exercising Investor”) a number of new Series A Shares determined by applying the following formula, subject to adjustment in accordance with Article 11.4 (the “Anti-Dilution Shares”):

where:

N =	the number of Anti-Dilution Shares to be issued to the Exercising Investor;

W =	the aggregate Accrued Value of the Series A Shares held by the Exercising Investor immediately prior to the Qualifying Issue;

X =	the average equivalent price per Share in respect of the New Securities granted or issued pursuant to the Qualifying Issue (and for which purpose any non-cash consideration shall be valued at a cash equivalent sum agreed by the Board and the Series A Majority and failing such agreement a sum certified by Valuers acting as experts and not as arbitrators as being in their opinion the cash equivalent value of such non-cash consideration); and

Z =	the number of Series A Shares held by the Exercising Investor immediately prior to the Qualifying Issue.

In the event of multiple Qualifying Issues on the same date, whether at a single issue price or at different issue prices, whether for new money or as a consequence of outstanding convertible securities or similar instruments, the calculations set out in this Article 11.1 will be made with respect to each Qualifying Issue independently and simultaneously such that none of such Qualifying Issues are deemed to be outstanding for purposes of the calculations in this Article 11.1 for any of the other Qualifying Issues.

Exhibit K-21

11.2.	The Anti-Dilution Shares shall:

(a)	be paid up by the automatic capitalisation of available reserves of the Company, unless and to the extent that the same shall be impossible or unlawful or the Series A Majority shall agree otherwise, in which event the Exercising Investors shall be entitled to subscribe for the Anti-Dilution Shares in cash at nominal value. In the event of any dispute between the Company and any Exercising Investor as to the effect of Article 11.1 or this Article 11.2, the matter shall be determined between the Board and the Series A Majority and the Board may (and at the request of the Series A Majority will) refer (at the cost of the Company) to the Valuers for certification of the number of Anti-Dilution Shares to be issued. The Valuers’ certification of the matter shall in the absence of manifest error be final and binding on the Company and each Exercising Investor; and

(b)	subject to the payment of any cash payable pursuant to Article 11.2(a) (if applicable), be issued, credited fully paid up in cash and shall rank pari passu in all respects (save as to (i) the date from which those Shares rank for dividend and (ii) the amount paid up or credited as paid up on each Share) with the existing Series A Shares, within five Business Days of the expiry of the offer being made by the Company to the Exercising Investor and pursuant to Article 11.2(a).

11.3.	If the number of Shares issuable in respect of any Relevant Securities is not then ascertainable (because, for example but without limitation, the exercise or conversion price is variable according to a formula) then, for the purpose of any calculation under this Article 11, the equivalent number of Shares the subject of such Relevant Securities shall be deemed to be such number of Shares as the Board (acting reasonably and in good faith) shall estimate to be the number of Shares reasonably likely be issued thereunder.

11.4.	In the event of any grant or issue of New Securities other than Shares (“Rights To Acquire Shares”), then unless the Board determines otherwise with Series A Majority Consent the grant or issue of such Rights To Acquire Shares shall constitute a Qualifying Issue.

11.5.	The Accrued Value and Stated Value of each Series A Share held by each Exercising Investor following the issue of Anti-Dilution Shares under this Article 11 shall be adjusted to be equal to the quotient of (i) the aggregate Accrued Value or aggregate Stated Value (as applicable) of the Series A Shares held by such Exercising Investor immediately prior to the issuance of the Anti-Dilution Shares and (ii) the number of Series A Shares held by such Exercising Investor immediately afterwards (including the Anti-Dilution Shares) provided that such aggregate adjusted Accrued Value or aggregate adjusted Stated Value (as applicable) shall be no less than, and no greater than, the aggregate Accrued Value or aggregate Stated Value (as the case may be) for all Series A Shares held by such Exercising Investor prior to the issue of the Anti-Dilution Shares.

11.6.	For the purposes of this Article 11 any Shares held as treasury shares by the Company shall not be included when calculating the number of Shares in issue (but may, for the avoidance of doubt, be included if and to the extent such treasury shares are the subject of any Rights To Acquire Shares granted or issued by the Company).

Exhibit K-22

REGISTRATION OF SHARES

12.	Register of Members

12.1.	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Act.

12.2.	The following particulars shall be entered in the Register of Members of the Company:

(a)	the name and address of each Member, the number, and (where appropriate) the class of shares held by such Member and the amount paid or agreed to be considered as paid on such shares;

(b)	whether the shares held by a Member carry voting rights under the Articles and, if so, whether such voting rights are conditional;

(c)	the date on which each person was entered in the Register of Members as a member; and

(d)	the date on which any person ceased to be a Member.

12.3.	The Board may cause to be kept in any country or territory one or more branch registers of such category or categories of members as the Board may determine from time to time and any branch register shall be deemed to be part of the Company’s Register of Members.

12.4.	Any register maintained by the Company in respect of listed shares may be kept by recording the particulars set out in Article 12.1 in a form otherwise than legible if such recording otherwise complies with the laws applicable to and the rules and regulations of the relevant approved stock exchange.

13.	Registered Holder Absolute Owner

13.1.	The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

13.2.	No person shall be entitled to recognition by the Company as holding any share upon any trust and the Company shall not be bound by, or be compelled in any way to recognise, (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any other right in respect of any share except an absolute right to the entirety of the share in the holder. If, notwithstanding this Article, notice of any trust is at the holder’s request entered in the Register of Members or on a share certificate in respect of a share, then, except as aforesaid:

(a)	such notice shall be deemed to be solely for the holder’s convenience;

(b)	the Company shall not be required in any way to recognise any beneficiary, or the beneficiary, of the trust as having an interest in the share or shares concerned;

Exhibit K-23

(c)	the Company shall not be concerned with the trust in any way, as to the identity or powers of the trustees, the validity, purposes or terms of the trust, the question of whether anything done in relation to the shares may amount to a breach of trust or otherwise; and

(d)	the holder shall keep the Company fully indemnified against any liability or expense which may be incurred or suffered as a direct or indirect consequence of the Company entering notice of the trust in the Register of Members or on a share certificate and continuing to recognise the holder as having an absolute right to the entirety of the share or shares concerned.

14.	Transfer of Registered Shares

14.1.	In these Articles, reference to the transfer of a Share includes the transfer, assignment or other disposal of a beneficial or other interest in that Share, or the creation of a trust or encumbrance over that Share, and reference to a Share includes a beneficial or other interest in a Share.

14.2.	No Shareholder shall transfer any share except in accordance with these Articles or with Combined Shareholder Consent and any purported transfer otherwise than in accordance with these Articles or with Combined Shareholder Consent shall be null and void.

14.3.	An instrument of transfer shall be in writing in the form of the following, or as near thereto as circumstances admit, or in such other form as the Board may accept:

Transfer of a Share or Shares

[_________] (the “Company”)

FOR VALUE RECEIVED……………….. [amount] , I, [name of transferor] hereby sell, assign and transfer unto [transferee] of [address] , [number] shares of the Company.

DATED this [date]

Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness

14.4.	Such instrument of transfer shall be signed by (or in the case of a party that is a corporation, on behalf of) the transferor and transferee, provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been transferred to the transferee in the Register of Members.

Exhibit K-24

14.5.	The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require showing the right of the transferor to make the transfer.

14.6.	The joint holders of any share may transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

14.7.	The Board shall register any duly stamped or certified exempt transfer made in accordance with these Articles or with Combined Shareholder Consent and shall not have any discretion to register any transfer of Shares which has not been made in compliance with these Articles or with Combined Shareholder Consent, unless it suspects that the proposed transfer may be fraudulent.

15.	PRE-EMPTION RIGHTS ON THE TRANSFER OF SHARES

15.1.	Except where the provisions of Article 16, Article 17 or Article 21 apply, any transfer of Shares by a Shareholder shall be subject to the pre-emption rights in this Article 15.

15.2.	A Shareholder who wishes to transfer Shares (a “Seller”) shall, before transferring or agreeing to transfer any Shares, give notice in writing (a “Transfer Notice”) to the Company specifying:

(a)	the number, class and (where applicable) Accrued Value of the Shares he wishes to transfer (the “Sale Shares”);

(b)	the name of the proposed transferee, if any; and

(c)	the price per Sale Share (in cash), if any, at which he wishes to transfer the Sale Shares (the “Proposed Sale Price”) (and for which purpose a different price may be stated with respect to different classes of Shares and/or (where applicable) Series A Shares with a different Accrued Value).

15.3.	Once given, a Transfer Notice may only be withdrawn by the Seller:

(a)	with the consent of the Board; or

(b)	where the Transfer Price of the Sale Shares agreed by the Board pursuant to Article 15.4 or the Fair Value is less than the Proposed Sale Price. In such case, the Seller may, within 5 Business Days of receipt of notification of the agreed price by the Board pursuant to Article 15.4 or the Fair Value, withdraw the Transfer Notice.

A Deemed Transfer Notice may not be withdrawn.

Exhibit K-25

15.4.	The transfer price (the “Transfer Price”) for each Sale Share the subject of a Transfer Notice shall, save where expressly provided otherwise in these Articles, be the bona fide price per Sale Share (in cash) agreed by the Board on arm’s length terms (excluding any director Seller and any director Seller pursuant to a Deemed Transfer Notice) or, in the absence of agreement within 10 Business Days of the date of service of the Transfer Notice, the Fair Value of each Sale Share determined in accordance with Article 20 (Valuation). For the purposes of the foregoing, it is expressly acknowledged that there may be different Transfer Prices with respect to different classes of Shares and/or (where applicable) Series A Shares with a different Accrued Value.

15.5.	A Transfer Notice (or Deemed Transfer Notice) constitutes the Company the agent of the Seller for the sale of the Sale Shares at the relevant Transfer Price.

15.6.	As soon as practicable following the later of:

(a)	receipt of a Transfer Notice (or in the case of a Deemed Transfer Notice, the date such notice is deemed to be served); and

(b)	the determination of the relevant Transfer Price,

the Directors shall (unless the Transfer Notice is withdrawn in accordance with Article 15.3) offer the Sale Shares for sale to the Shareholders in the manner set out in the remaining provisions of this Article 15.7 at the relevant Transfer Price. Each offer shall be in writing and shall give details of the number, class, Accrued Value (where applicable) and Transfer Price of the Sale Shares offered.

15.7.	An offer of Sale Shares made in accordance with this Article 15.7 shall remain open for acceptance for a period from the date of the offer to the date 20 Business Days after the offer (both dates inclusive). Any Sale Shares not allocated within that period shall be dealt with in accordance with Article 15.8.

15.8.	Subject to Article 15.7, the directors shall offer the Sale Shares in the following order of priority, in each case in proportion to the number of Shares held by them:

(a)	first, to the Ordinary Shareholders and the Series A Shareholders (on an as-converted basis in accordance with Article 1.6(b)); and

(b)	second, to the remaining Shareholders (excluding the Seller) to take up the Sale Shares not taken up pursuant to Article 15.8(a),

and in each case, the Sale Shares shall be offered on the following basis:

(c)	any Shareholder to whom the Sale Shares are offered may accept all or some only of the Sale Shares offered to him (the “Purchaser”), and shall be invited to indicate whether, if he accepts all such Sale Shares, he wishes to purchase any Sale Shares which other Shareholders decline to accept (the “Excess Shares”) and, if so, the maximum number of Excess Shares he wishes to purchase;

(d)	any Excess Shares shall be allocated between Shareholders who have indicated that they wish to purchase Excess Shares pro rata to the proportion of the total number of Shares held by those Shareholders but so that no Shareholder shall be required or entitled to receive more than the maximum indicated by him pursuant to 15.8(c); and

Exhibit K-26

(e)	subject to the provisions of this Article and Article 15.9, the Purchaser shall be bound to purchase the Sale Shares properly allocated to them under the provisions of this Article 15.7 at the relevant Transfer Price in accordance with the provisions of Article 15.9.

15.9.	Not later than 7 days following the expiration of the Acceptance Period the Company shall give written notice to the Seller stating:

(a)	if it is the case, that no Shareholder has sought to purchase any of the Sale Shares; or

(b)	the number of Sale Shares which Shareholders have sought to purchase, giving the name and address of each Purchaser and the number of Sale Shares to be purchased by him.

15.10.	If, within the Acceptance Period, Purchasers have been found for some only of the Sale Shares or if no Purchaser has been found for any of the Sale Shares, the Seller may within 7 days of service on him of notice under Article 15.9:

(a)	revoke his Transfer Notice by written notice to the Company; or

(b)	sell any balance of the Sale Shares to a third party/parties at the higher of the Transfer Price or the Proposed Sale Price within 45 days of the date notice under Article 15.9 has been served.

15.11.	If the Seller is given notice under Article 15.9(b) (and subject to his not revoking his Transfer Notice in accordance with Article 15.10(a)) he shall be bound on payment of the relevant Transfer Price to transfer the Sale Shares in question to the respective Purchasers in accordance with the remaining provisions of this Article 15.7.

15.12.	Where allocations have been made in respect of all the Sale Shares the directors shall, when no further offers or allocations are required to be made under Article 15.7 to Article 15.11 (inclusive), give notice in writing of the allocations of Sale Shares (an “Allocation Notice”) to the Seller and each Purchaser. The Allocation Notice shall specify the number of Sale Shares allocated to each Purchaser and the place and time for completion of the transfer of the Sale Shares (which shall be at least 10 Business Days, but not more than 20 Business Days, after the date of the Allocation Notice).

15.13.	On the date specified for completion in the Allocation Notice, the Seller shall, against payment from a Purchaser, transfer the Sale Shares allocated to such Purchaser, in accordance with any requirements specified in the Allocation Notice.

15.14.	If the Seller fails to comply with Article 15.13:

(a)	the chairman (or, failing him, any other director or some other person nominated by a resolution of the directors) may, as agent and attorney on behalf of the Seller:

(i)	complete, execute and deliver in his name all documents necessary to give effect to the transfer of the relevant Sale Shares to the Purchasers;

(ii)	receive the relevant Transfer Price and give a good discharge for it (and no Purchaser shall be obliged to see to the distribution of the Transfer Price); and

Exhibit K-27

(iii)	(subject to the transfer being duly stamped) enter the Purchasers in the register of Shareholders as the holders of the Shares purchased by them; and

(b)	the Company shall pay the relevant Transfer Price into a separate bank account in the Company’s name on trust (but without interest) for the Seller until he has delivered his certificate(s) for the relevant Shares (or an indemnity, in a form reasonably satisfactory to the directors, in respect of any lost certificate, together with such other evidence (if any) as the Board may reasonably require to prove good title to those Shares) to the Company. Failure to produce a share certificate shall not impede the registration of Shares under this Article 15.7.

16.	PERMITTED TRANSFERS

16.1.	A Shareholder (who has not, unless otherwise approved by the Board, previously received by way of Permitted Transfer the Shares it now proposes to transfer) (the “Original Shareholder”) may transfer some or all of its Shares (or an interest in Shares) to any of its Permitted Transferees without being required to follow the steps set out in Article 15.7 without restriction as to price or otherwise.

16.2.	Any Shareholder holding shares as a result of a Permitted Transfer made by an Original Shareholder in accordance with Article 16.1 may, at any time, transfer its Shares back to that Original Shareholder or to another Permitted Transferee of such Original Shareholder, without being required to follow the steps set out in Article 15.7 and without restriction as to price or otherwise.

16.3.	If a Permitted Transfer has been made to a Privileged Relation of the Original Shareholder, that Privileged Relation shall within 40 Business Days of ceasing to be a Privileged Relation of the Original Shareholder (whether by reason of divorce, dissolution of a civil partnership or otherwise but not by reason of death) execute and deliver to the Company a transfer of the Shares held by him to the Original Shareholder (or, if so directed by the Original Shareholder, to a Permitted Transferee of the Original Shareholder) for such consideration which shall be determined as follows (unless otherwise agreed between the Permitted Transferee and the Original Shareholder):-

(a)	if the Permitted Transferee paid the Original Shareholder at the point he acquired the Shares from the Original Shareholder pursuant to Article 16.1, the fair market value for the Shares then the consideration for the Shares shall be the fair value as agreed between the Permitted Transferee and the Original Shareholder or, in the absence of agreement within 10 Business Days of ceasing to be a Privileged Relation of the Original Shareholder, the Fair Value of the Shares as determined in accordance with Article 20; or

(b)	if the Permitted Transferee did not pay fair market value for the Shares, then the consideration for the Shares shall be the higher of:

(i)	the nominal value for the Shares; and

Exhibit K-28

(ii)	the price paid by the Permitted Transferee for the Shares,

(the “PT Price”), failing the delivery of such transfer within the 40 Business Day period set out above, the Permitted Transferee shall be deemed to have given a Transfer Notice in respect of the Shares in accordance with Article 15.7 and the Transfer Price shall be the PT Price.

16.4.	On the death or bankruptcy of a Privileged Relation (other than a joint holder), his personal representatives or trustee in bankruptcy (as the case may be) shall offer the Shares held by the Privileged Relation for transfer to the Original Shareholder or, if so directed by the Original Shareholder, to a Permitted Transferee of the Original Shareholder, within twenty Business Days after the grant of probate or the making of the bankruptcy order (as the case may be), at the PT Price. If:

(a)	a transfer of the Shares has not been executed and delivered within forty Business Days of the grant of probate or the making of the bankruptcy order (as the case may be); or

(b)	the Original Shareholder is himself the subject of a bankruptcy order,

the personal representatives or trustee in bankruptcy (as the case may be) shall be deemed to have given a Transfer Notice in respect of the Shares in accordance with Article 17.1 and the Transfer Price shall be the PT Price.

16.5.	If a Permitted Transfer has been made to the trustees of a Family Trust, the trustees of that Family Trust shall within forty Business Days of that Family Trust ceasing to be wholly for the benefit of the Original Shareholder and/or the Original Shareholder’s Privileged Relations execute and deliver to the Company a transfer of the Shares held by them or the Family Trust to the Original Shareholder or, if so directed by the Original Shareholder, to a Permitted Transferee of the Original Shareholder, at the PT Price, failing which the trustees shall be deemed to have given a Transfer Notice in respect of the Shares in accordance with Article 17.1.

16.6.	If a Permitted Transfer has been made by an Original Shareholder to a member of the same Permitted Group or a member of the same Fund Group, that Permitted Transferee shall within five Business Days of ceasing to be a member of the same Permitted Group or a member of the same Fund Group (as the case may be) transfer all of the Shares in the Company held by it to:

(a)	the Original Shareholder from whom it received those shares; or

(b)	another member of the same Permitted Group or a member of the same Fund Group (as the case may be) of that Original Shareholder,

(which in either case is not in liquidation), without any price or other restriction. If the Permitted Transferee fails to make a transfer in accordance with this Article 16.6, the Company may execute a transfer of the Shares on behalf of the Permitted Transferee and register the Original Shareholder as the holder of such Shares.

Exhibit K-29

17.	COMPULSORY TRANSFERS

17.1.	Subject to Article 17.5, the Board may at any time serve a Transfer Notice on a Management Shareholder in respect of all of the Shares held by him under this 17.1 immediately before any of the following events:

(a)	a bankruptcy petition being presented or an arrangement or composition being proposed with any of his creditors, or where he otherwise takes the benefit of any statutory provision for the time being in force for the relief of insolvent debtors (or such equivalent procedure in any jurisdiction outside the Cayman Islands);

(b)	the death of that Management Shareholder;

(c)	if a Management Shareholder lacks capacity (in the opinion of a registered medical practitioner by whom he or she is being treated) to make decisions in relation to the Company or his shareholding; and

(d)	on becoming a Departing Shareholder.

17.2.	The Transfer Price in respect of a Compulsory Transfer shall be:

(a)	where the Departing Shareholder is a Bad Leaver, the lower of the nominal value of each Sale Share and the Fair Value of each such Sale Share; or

(b)	where the Departing Shareholder is a Good Leaver and in all other circumstances, the higher of the nominal value of each Sale Share and the Fair Value of each such Sale Share.

17.3.	The Deemed Transfer Notice has the same effect as a Transfer Notice, except that the Deemed Transfer Notice takes effect on the basis that it does not identify a proposed buyer or state a price for the Sale Shares and the price for the Sale Shares shall be in the case of Articles 17.1(a)-(d), the higher of the Issue Price and Fair Value of those Shares, determined by the Valuers in accordance with Article 15.7.

17.4.	A Deemed Transfer Notice shall immediately and automatically revoke:

(a)	a Transfer Notice served by the relevant Shareholder before the occurrence of the relevant event giving rise to the Deemed Transfer Notice; and

(b)	a Deemed Transfer Notice deemed to be served by the relevant Shareholder under any of the events set out in Article 17.1(a)-(d) (inclusive) before the occurrence of the relevant event giving rise to the Deemed Transfer Notice under Article 17.1(a)-(d).

17.5.	The compulsory transfer provisions in this Article 17 may be waived with Ordinary Shareholder Consent.

17.6.	All voting rights attaching to the Shares held by Departing Shareholders shall be suspended from the Departure Date. From the Departure Date until such date as the Departing Shareholder’s Shares are transferred pursuant to this Article 17, the Departing Shareholder shall have the right to receive a notice of and attend all general meetings of the Company but shall have no right to vote either in person or by proxy or to vote on any proposed written resolution.

Exhibit K-30

17.7.	Each Departing Shareholder shall be deemed to have irrevocably appointed the Company to be its agent and / or its attorney to execute all documents (including any transfer(s)) on his or her behalf and considered necessary to give effect to this Article 17 against receipt by the Company (on trust for such holder) of the purchase price payable for any Shares in accordance with this Article 17.

17.8.	The Company shall be authorised to execute such documents on behalf of any Departing Shareholder that may be required to legally give effect to any transfer of Shares in accordance with this Article 17.

18.	Transmission of Registered Shares

18.1.	In the case of the death of a Member and subject always to Article 16 and Article 17, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the provisions of Section 39 of the Act, for the purpose of this Article, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may, in its absolute discretion, decide as being properly authorised to deal with the shares of a deceased Member.

18.2.	Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in writing in the form, or as near thereto as circumstances admit, of the following:

Transfer by a Person Becoming Entitled on Death/Bankruptcy of a Member

[_________] (the “Company”)

I/We, having become entitled in consequence of the [death/bankruptcy] of [name and address of deceased Member] to [number] share(s) standing in the Register of Members of the Company in the name of the said [name of deceased/bankrupt Member] instead of being registered myself/ourselves, elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee, his or her executors, administrators and assigns, subject to the conditions on which the same were held at the time of the execution hereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

Exhibit K-31

DATED this [date]

Signed by: In the presence of:	In the presence of:

Transferor	Witness

Transferee	Witness

18.3.	On the presentation of the foregoing materials to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member. Notwithstanding the foregoing, the Board shall, in any case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.

18.4.	Where two or more persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to the said share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

19.	Listed Shares

Notwithstanding anything to the contrary in these Articles, shares that are listed or admitted to trading on an approved stock exchange may be evidenced and transferred in accordance with the rules and regulations of such exchange.

20.	VALUATION

20.1.	The Valuers shall be requested to determine the Fair Value within 10 Business Days of their appointment and to notify the Company and the Seller in writing of their determination.

20.2.	The Fair Value for any Sale Share shall be the price per share determined in writing by the Valuers on the following bases and assumptions:

(a)	valuing each of the Sale Shares as a proportion of the total value of all the issued shares in the capital of the Company without any premium or discount being attributable to the percentage of the issued share capital of the Company which they represent or for the rights or restrictions applying to the Sale Shares;

(b)	if the Company is then carrying on business as a going concern, on the assumption that it will continue to do so;

(c)	the sale is to be on arms’ length terms between a willing seller and a willing buyer;

Exhibit K-32

(d)	the Sale Shares are sold free of all encumbrances;

(e)	the sale is taking place on the date the Valuers were requested to determine the Fair Value; and

(f)	to take account of any other factors that the Valuers reasonably believe should be taken into account (which may include any rights of the Sale Shares under Articles 26 to 31).

20.3.	The Shareholders are entitled to make submissions to the Valuers including oral submissions and will provide (or procure that the Company provides) the Valuers with such assistance and documents as the Valuers reasonably require for the purpose of reaching a decision, subject to the Valuers agreeing to give such confidentiality undertakings as the Shareholders may reasonably require.

20.4.	To the extent not provided for by this Article 20, the Valuers may, in their reasonable discretion, determine such other procedures to assist with the valuation as they consider just or appropriate, including (to the extent they consider necessary) instructing professional advisers to assist them in reaching their valuation.

20.5.	The Valuers shall act as expert and not as arbitrator and their written determination shall be final and binding on the Shareholders in the absence of manifest error or fraud.

20.6.	The cost of obtaining the Valuers’ valuation shall be borne by the Company and the Seller unless the Seller withdraws the relevant Transfer Notice in accordance with Article 15.3, in which case the Seller shall bear the cost.

21.	DRAG ALONG

21.1.	If the Combined Shareholder Majority (the “Selling Shareholders”) wish to transfer all (but not some only) of their respective Shares (the “Sellers’ Shares”) to a bona fide purchaser on arm’s length terms (the “Proposed Buyer”), the Selling Shareholders shall have the option to compel all other holders of Shares in the Company (the “Called Shareholders”) to sell and transfer all their Shares (the “Called Shares”) to the Proposed Buyer (or as the Proposed Buyer directs) in accordance with the provisions of this Article (the “Drag Along Option”).

21.2.	The Selling Shareholders may exercise the Drag Along Option by giving written notice to that effect to the Called Shareholders (the “Drag Along Notice”) at any time before the transfer of the Sellers’ Shares to the Proposed Buyer. The Drag Along Notice shall specify:

(a)	that the Called Shareholders are required to transfer all their Called Shares pursuant to this Article 21;

(b)	the person to whom the Called Shares are to be transferred;

(c)	the consideration for which the Called Shares are to be transferred which shall, for each Called Share, be in accordance with Article 21.4; and

(d)	the proposed date of the transfer.

Exhibit K-33

21.3.	Once issued, a Drag Along Notice shall be irrevocable. However, a Drag Along Notice shall lapse if, for any reason, the Selling Shareholders have not sold the Sellers’ Shares to the Proposed Buyer within ten Business Days of serving the Drag Along Notice. The Selling Shareholders may serve further Drag Along Notices following the lapse of any particular Drag Along Notice.

21.4.	The consideration (in cash or otherwise) for which each Selling Shareholder and each Called Shareholder shall transfer Shares pursuant to the Dragged Share Sale shall be the consideration per Share, determined by reference to the total consideration payable in respect of all Shares to be transferred to the Drag Purchaser pursuant to the Dragged Share Sale (the “Drag Consideration”), provided always that any Available Proceeds shall be distributed in accordance with Articles 30.

21.5.	No Drag Along Notice shall require the Called Shareholder to agree to any terms except those specifically set out in this Article 21.

21.6.	Completion of the sale of the Called Shares shall take place on the Completion Date. Completion Date means the date proposed for completion of the sale of the Sellers’ Shares unless the Sellers and the Called Shareholder agree otherwise in which case the Completion Date shall be the date agreed in writing by them (“Completion Date”).

21.7.	Neither the proposed sale of the Sellers’ Shares by the Selling Shareholders to the Proposed Buyer nor the sale of the Called Shares by the Called Shareholders shall be subject to the rights of pre-emption set out in Article 15.7.

21.8.	On or before the Completion Date, the Called Shareholders shall execute and deliver a share transfer form(s) for the Called Shares, together with the relevant share certificate(s) (or a suitable indemnity for any lost share certificate(s)) to the Company. On the Completion Date, the Company shall pay the Called Shareholders, on behalf of the Proposed Buyer, the amounts due pursuant to Article 21.2 to the extent that the Proposed Buyer has put the Company in the requisite funds. The Company’s receipt for the price shall be a good discharge to the Proposed Buyer. The Company shall hold the amounts due to the Called Shareholders in trust for the Called Shareholders without any obligation to pay interest.

21.9.	To the extent that the Proposed Buyer has not, on the Completion Date, put the Company in funds to pay the purchase price due in respect of the Called Shares, the Called Shareholders shall be entitled to the return of the stock transfer form(s) and share certificate(s) (or suitable indemnity) for the relevant Called Shares and the Called Shareholders shall have no further rights or obligations under this Article 21 in respect of their Shares.

21.10.	If any Called Shareholder does not, on or before the Completion Date, execute and deliver (in accordance with Article 21.8) transfer(s) in respect of all of the Called Shares held by him, that Called Shareholder shall be deemed to have irrevocably appointed any person nominated for the purpose by the Selling Shareholders to be his agent to execute all necessary transfer(s) on his behalf, against receipt by the Company (on trust for such holder) of the purchase price payable for the Called Shares, and to deliver such transfer(s) to the Proposed Buyer (or as he may direct) as the holder thereof. After the Proposed Buyer (or its nominee) has been registered as the holder of the Called Shares, the validity of such proceedings shall not be questioned by any such person. Failure to produce a share certificate shall not impede the registration of Shares under this Article 21.10.

Exhibit K-34

22.	TAG ALONG

22.1.	Except in the case of transfers pursuant to Article 16, and after going through the pre-emption procedure set out in Article 15, the provisions of Article 22.3 to Article 22.6 shall apply if, in one or a series of related transactions, one or more Sellers (except for a holder of Series A Shares with respect to such shares) propose to transfer any of the Shares (the “Proposed Transfer”) which would, if carried out, result in any person (the “Buyer”), acquiring a Controlling Interest in the Company.

22.2.	Before making a Proposed Transfer, a Seller (except for a holder of Series A Shares with respect to such shares) shall procure that the Buyer makes an offer (the “Offer”) to the other Shareholders to purchase all of the Shares held by them for a consideration in cash per Share that is at least equal to the highest price per Share offered or paid by the Buyer, in the Proposed Transfer or in any related previous transaction in the 2 months preceding the date of the Proposed Transfer (the “Specified Price”), provided always that any Available Proceeds shall be distributed in accordance with Article 30.

22.3.	The Offer shall be made by written notice (the “Offer Notice”), at least ten Business Days before the proposed sale date (the “Sale Date”). To the extent not described in any accompanying documents, the Offer Notice shall set out:

(a)	the identity of the Buyer;

(b)	the Specified Price and other terms and conditions of payment;

(c)	the Sale Date; and

(d)	the number and class of Shares proposed to be purchased by the Buyer (the “Offer Shares”).

22.4.	If the Buyer fails to make the Offer to all of the holders of Shares in the Company in accordance with Article 22.2 and Article 22.3, the Seller shall not be entitled to complete the Proposed Transfer and the Company shall not register any transfer of Shares effected in accordance with the Proposed Transfer.

22.5.	If the Offer is accepted by any Shareholder (the “Accepting Shareholder”) in writing within fourteen Business Days of receipt of the Offer Notice, the completion of the Proposed Transfer shall be conditional on completion of the purchase of all the Offer Shares held by Accepting Shareholders.

22.6.	The Proposed Transfer is subject to the pre-emption provisions of Article 15 , but the purchase of Offer Shares from Accepting Shareholders shall not be subject to those provisions.

Exhibit K-35

23.	PRE-EMPTION RIGHTS ON A FURTHER ISSUE OF SHARES

23.1.	Unless otherwise agreed by Series A Majority Consent, if the Company proposes to allot any New Securities those New Securities shall not be allotted to any person unless the Company has in the first instance offered each Series A Shareholder its pro rata share of the New Securities (the “Subscribers”) on the same terms and at the same price as those New Securities are being offered to other persons on a pari passu and pro rata basis to the number of Shares held by such Series A Shareholder divided by the number of Series A Shares then in issue (together with any outstanding Relevant Securities then exercisable or convertible into Shares (to which the provisions of Article 11.3 shall apply if applicable)) (as nearly as may be without involving fractions). The offer:

(a)	shall be in writing, be open for acceptance from the date of the offer to the date 10 Business Days after the date of the offer (inclusive) (the “Subscription Period”) and give details of the number and subscription price of the New Securities and material terms of such offer; and

(b)	may stipulate that any Subscriber who wishes to subscribe for a number of New Securities in excess of the proportion to which each is entitled shall in their acceptance state the number of excess New Securities for which they wish to subscribe.

23.2.	If, at the end of the Subscription Period, the number of New Securities applied for is equal to or exceeds the number of New Securities being offered to the Subscribers, such New Securities shall be allotted to the Subscribers who have applied for New Securities on a pro rata basis to the number of Shares held by such Subscribers which procedure shall be repeated until all of the New Securities being offered to the Subscribers have been allotted (as nearly as may be without involving fractions or increasing the number allotted to any Subscriber beyond that applied for by them).

23.3.	If, at the end of the Subscription Period, the number of New Securities applied for is less than the number of New Securities being offered to the Subscribers, the New Securities shall be allotted to the Subscribers in accordance with their applications and any remaining New Securities may be offered to any other person as the Board may determine at the same price and on the same terms as the offer to the Subscribers for a period of up to 60 Business Days.

23.4.	The provisions of Articles 23.1 to 23.3 (inclusive) shall not apply to:

(a)	Ordinary Shares, restricted stock units, or options to subscribe for Ordinary Shares, issued or granted under any share option plan(s) of the Company or pursuant to a award agreement from the Company to a service provider of the Company, from time to time and Ordinary Shares issued pursuant to the exercise of such options, in each case in accordance with the terms of the relevant share option plan or award agreement;

(b)	Shares or Relevant Securities issued or granted by the Company in order for it to comply with its obligations under these Articles including the Anti-Dilution Shares;

Exhibit K-36

(c)	Shares or Relevant Securities issued or granted by the Company in consideration of the acquisition by the Company of any company or business approved by the Board and a Series A Majority;

(d)	Shares or Relevant Securities issued or granted by the Company as a result of a Bonus Issue or Reorganisation;

(e)	Shares issued pursuant to any Relevant Securities issued or granted prior to the Date of Adoption or which were issued or granted in accordance with the provisions of Articles 23.1 to 23.3 (inclusive) or issued or granted pursuant to this Article 23.4;

(f)	Shares issued to investors pursuant to a subscription agreement dated on or around the Date of Adoption; and

(g)	Shares or Relevant Securities issued or granted by the Company in connection with an equity financing in anticipation of a business combination by the Company (including following a corporate reorganisation by the Company), provided such Shares or Relevant Securities rank junior to the rights of the Series A Shares.

ALTERATION OF SHARE CAPITAL

24.	Power to Alter Capital

24.1.	Subject to the Act, the Company may from time to time by ordinary resolution alter the conditions of its Memorandum of Association to:

(a)	increase its capital by such sum divided into shares of such amounts as the resolution shall prescribe or, if the Company has shares without par value, increase its share capital by such number of shares without nominal or par value, or increase the aggregate consideration for which its shares may be issued, as it thinks expedient;

(b)	consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

(c)	convert all or any of its paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

(d)	subdivide its shares or any of them into shares of an amount smaller than that fixed by the Memorandum of Association, so, however, that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; or

(e)	cancel shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled or, in the case of shares without par value, diminish the number of shares into which its capital is divided.

24.2.	For the avoidance of doubt it is declared that paragraph 24.1(b), (c) and (d) do not apply if at any time the shares of the Company have no par value.

Exhibit K-37

24.3.	Subject to the Act, the Company may from time to time by Special Resolution reduce its share capital.

25.	Variation of Rights Attaching to Shares

If, at any time, the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate general meeting of the holders of the shares of the class at which meeting the necessary quorum shall be two persons at least holding or representing by proxy one-third of the issued shares of the class. The rights conferred upon the holders of the shares of any class or series issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

DIVIDENDS, CAPITALISATION AND OTHER DISTRIBUTIONS

26.	Dividends

26.1.	Subject to Article 3.6 and Article 26.2, any Available Reserves which the Company may determine to distribute in respect of any Financial Year will be distributed among the holders of the Series A Shares and the Ordinary Shares as follows:

(a)	first to pay to each Series A Shareholder in respect of each Series A Share held a sum equal to any unpaid Arrears in respect of any Preference Dividend on such Series A Share; and

(b)	second to apply the balance amongst the holders of the Series A Shares and the Ordinary Shares on a pro rata basis.

26.2.	The Company will, before application of any profits to reserve or for any other purpose, pay in respect of each Series A Share a fixed cumulative preferential dividend (the “Preference Dividend”) at the Annual Rate of the Accrued Value per Series A Share, accruing daily and compounding on a semi-annual basis and payable to the registered holder in two equal instalments on 31 December and 30 June each year, or upon an Exit or conversion of the relevant Series A Shares into Ordinary Shares. The Board may elect from time to time for any Preference Dividend to be satisfied by either (i) a cash payment to the registered holder of the relevant Series A Share (“Cash Option”) or (ii) the Accrued Value of the relevant Series A Share being increased to include the value of the relevant Preference Dividend (“PIK Option”). For the purposes of the foregoing, the “Annual Rate”, in respect of a particular period, shall be: (a) 8% per annum where the Board elects to satisfy the relevant Preference Dividend via the Cash Option or (b) 10% per annum where the Board elects to satisfy the relevant Preference Dividend via the PIK Option.

26.3.	Where the Board determines that a dividend shall be paid wholly or partly by the distribution of specific assets, the Board may settle all questions concerning such distribution. Without limiting the generality of the foregoing, the Board may fix the value of such specific assets and vest any such specific assets in trustees on such terms as the Board thinks fit.

Exhibit K-38

26.4.	Dividends may be declared and paid out of profits of the Company, realised or unrealised, or from any reserve set aside from profits which the Board determines is no longer needed, or not in the same amount. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorised for this purpose in accordance with the Act.

26.5.	No unpaid dividend shall bear interest as against the Company.

26.6.	The Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.

26.7.	The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company. No unpaid distribution shall bear interest as against the Company.

26.8.	The Board may fix any date as the record date for determining the Members entitled to receive any dividend or other distribution, but, unless so fixed, the record date shall be the date of the Directors’ resolution declaring same.

27.	Power to Set Aside Profits

27.1.	The Board may, before declaring a dividend, set aside out of the surplus or profits of the Company, such amount as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other purpose. Pending application, such sums may be employed in the business of the Company or invested, and need not be kept separate from other assets of the Company. The Board may also, without placing the same to reserve, carry forward any profit which it decides not to distribute.

27.2.	Subject to any direction from the Company in general meeting, the Board may on behalf of the Company exercise all the powers and options conferred on the Company by the Act in regard to the Company’s share premium account.

28.	Method of Payment

28.1.	Any dividend, interest, or other monies payable in cash in respect of the shares may be paid to such person and in such manner (including, without limitation, cheque, draft, electronic transfer etc.) as the Member may in writing direct.

28.2.	In the case of joint holders of shares, any dividend, interest or other monies payable in cash in respect of shares may be paid to such person and in such manner (including, without limitation, cheque, draft, electronic transfer etc.) as the joint holders may in writing direct. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

28.3.	The Board may deduct from the dividends or distributions payable to any Member all monies due from such Member to the Company on account of calls or otherwise.

Exhibit K-39

29.	Capitalisation

29.1.	The Board may capitalise any amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such amount in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Members.

29.2.	The Board may capitalise any amount for the time being standing to the credit of a reserve account or amounts otherwise available for dividend or distribution by applying such amounts in paying up in full, partly or nil paid shares of those Members who would have been entitled to such amounts if they were distributed by way of dividend or distribution.

30.	LIQUIDATION PREFERENCE

30.1.	Upon a Deemed Liquidation Event, Share Sale, Disposal or on a distribution of assets on a liquidation, dissolution or winding up of the Company (whether voluntarily or involuntarily) or a return of capital (other than a conversion, redemption, buyback or purchase of Shares), unless waived by Series A Majority Consent, the Available Proceeds shall be distributed (to the extent that the Company is lawfully permitted to do so):

(a)	first to each of the Series A Shareholders, in priority to any distribution pursuant to Article 30.1(b), an amount per Series A Share held equal to the greater of (i) 100% of Accrued Value in respect of such Series A Share, provided that if there are insufficient Surplus Assets to distribute the amounts per Series A Share equal to the Accrued Value for each Series A Share, the remaining Surplus Assets shall be distributed to the Series A Shareholders pro rata to their respective aggregate Accrued Value and (ii) the amount per Share as would have been payable had all Series A Preferred Shares been converted into Ordinary Shares in accordance with these Articles immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event based on the then effective rate of conversion; and

(b)	thereafter, among the holders of Ordinary Shares pro rata to the number of Shares held.

If upon any such liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, the assets of the Company available for distribution to its Members shall be insufficient to pay the Series A Shareholders the full amount to which they shall be entitled under Article 30.1, the Series A Shareholders shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the Shares held by them upon such distribution if all amounts payable on or with respect to such Shares were paid in full.

Exhibit K-40

30.2.	In the event that any distributions under Article 30.1 are made on more than one occasion:

(a)	each distribution shall be made in accordance with Article 30.1 as if it were the only amount to be distributed and without regard to the expected amount of any distributions expected to made on any further occasions; and

(b)	a distribution on any further occasion shall be made in accordance with Article 30.1 after taking into account any previous distributions made under Article 30.1.

30.3.	If any distribution under Article 30.1 includes any non-cash assets, proceeds or other amounts (“Non-Cash Consideration”) the cash equivalent value of any such Non-Cash Consideration shall be determined in such manner as the Board (acting reasonably and in good faith and with Series A Majority Consent) may determine.

30.4.	In the event of a Deemed Liquidation Event, the Available Proceeds shall be distributed as if such Available Proceeds were Surplus Assets being applied in the order of priority set out in Article 30.1.

30.5.	No Shareholder shall sell (or otherwise transfer) any Shares as part of a Share Sale unless (and the Board shall not register any transfer of Shares pursuant to a Share Sale unless the Board is reasonably satisfied that) the terms of such Share Sale provide that the Available Proceeds are distributed in accordance with this Article 30 to those Shareholders selling or otherwise transferring Shares pursuant to such Share Sale, provided always that if the Available Proceeds are not settled in their entirety upon completion of the Share Sale:

(a)	the Board shall not be prohibited from registering the transfer of the relevant Shares so long as the Available Proceeds that are settled have been (or will, under the terms of the Share Sale, be) distributed in the order of priority set out in this Article 30; and

(b)	the Shareholders shall take any action required by the Board to ensure that the Available Proceeds in their entirety are distributed in the order of priority set out in this Article 30.

31.	EXIT PROVISION

31.1.	In the event of an Exit on bona fide arm’s length terms approved by the Board acting with Combined Shareholder Consent (“Proposed Exit”), all Shareholders shall consent to, vote for, raise no objections to and waive any applicable rights in connection with the Proposed Exit. The Shareholders shall be required to take all lawful actions with respect to the Proposed Exit as are reasonably required by the Board to facilitate the Proposed Exit. If any Shareholder fails to comply with the provisions of this Article 31.1:

(a)	the Company shall be constituted the agent and attorney of each defaulting Shareholder for taking such actions as are necessary to effect the Proposed Exit;

(b)	the Board may authorise an officer of the Company or a Shareholder to execute and deliver on behalf of such defaulting Shareholder all or any necessary documents; and

(c)	the Company may receive any purchase money due to the defaulting Shareholder in trust for each of the defaulting Shareholders (without any obligation to pay interest).

Exhibit K-41

MEETINGS OF MEMBERS

32.	Annual General Meetings

The Company may in each year hold a general meeting as its annual general meeting. The annual general meeting of the Company may be held at such time and place as the Chairman of the Company (if there is one) (the “Chairman”) or any two Directors or any Director and the Secretary or the Board shall appoint.

33.	Extraordinary General Meetings

33.1.	General meetings other than annual general meetings shall be called extraordinary general meetings.

33.2.	The Chairman or any two Directors or any Director and the Secretary or the Board may convene an extraordinary general meeting whenever in their judgment such a meeting is necessary.

34.	Requisitioned General Meetings

34.1.	The Board shall, on the requisition of Members holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings, forthwith proceed to convene an extraordinary general meeting. To be effective the requisition shall state the objects of the meeting, shall be in writing, signed by the requisitionists, and shall be deposited at the registered office. The requisition may consist of several documents in like form each signed by one or more requisitionists.

34.2.	If the Board does not, within twenty-one days from the date of the requisition, duly proceed to call an extraordinary general meeting, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves convene an extraordinary general meeting; but any meeting so called shall not be held more than ninety days after the requisition. An extraordinary general meeting called by requisitionists shall be called in the same manner, as nearly as possible, as that in which general meetings are to be called by the Board.

35.	Notice

35.1.	At least five days’ notice of an annual general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held and if different, the record date for determining Members entitled to attend and vote at the general meeting, and, as far as practicable, the other business to be conducted at the meeting.

35.2.	At least five days’ notice of an extraordinary general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, time, place and the general nature of the business to be considered at the meeting.

35.3.	The Board may fix any date as the record date for determining the Members entitled to receive notice of and to vote at any general meeting of the Company but, unless so fixed, as regards the entitlement to receive notice of a meeting or notice of any other matter, the record date shall be the date of despatch of the notice and, as regards the entitlement to vote at a meeting, and any adjournment thereof, the record date shall be the date of the original meeting.

35.4.	A general meeting shall, notwithstanding that it is called on shorter notice than that specified in these Articles, be deemed to have been properly called if it is so agreed by (i) all the Members entitled to attend and vote thereat in the case of an annual general meeting; and (ii) in the case of an extraordinary general meeting, by seventy-five percent of the Members entitled to attend and vote thereat.

Exhibit K-42

35.5.	The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

36.	Giving Notice and Access

36.1.	A notice may be given by the Company to a Member:

(a)	by delivering it to such Member in person, in which case the notice shall be deemed to have been served upon such delivery; or

(b)	by sending it by post to such Member’s address in the Register of Members, in which case the notice shall be deemed to have been served seven days after the date on which it is deposited, with postage prepaid, in the mail; or

(c)	by sending it by courier to such Member’s address in the Register of Members, in which case the notice shall be deemed to have been served two days after the date on which it is deposited, with courier fees paid, with the courier service; or

(d)	by transmitting it by electronic means (including facsimile and electronic mail, but not telephone) in accordance with such directions as may be given by such Member to the Company for such purpose, in which case the notice shall be deemed to have been served at the time that it would in the ordinary course be transmitted; or

(e)	by publication of an electronic record of it on a website and notification of such publication (which shall include the address of the website, the place on the website where the document may be found, and how the document may be accessed on the website), such notification being given by any of the methods set out in paragraphs (a) through (d) hereof, in which case the notice shall be deemed to have been served at the time when the instructions for access and the posting on the website are complete.

36.2.	Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

36.3.	In proving service under paragraphs 36.1(b), (c) and (d), it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted or sent by courier, and the time when it was posted, deposited with the courier, or transmitted by electronic means.

Exhibit K-43

37.	Postponement of General Meeting

The Board may postpone any general meeting called in accordance with these Articles provided that notice of postponement is given to the Members before the time for such meeting. Notice of the date, time and place for the postponed meeting shall be given to each Member in accordance with Article 36 of these Articles.

38.	Electronic Participation in Meetings

Members may participate in any general meeting by such telephonic, electronic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

39.	Quorum at General Meetings

39.1.	At any general meeting two or more persons present in person or by proxy, one of which must be Hegro Well Pte. Ltd., shall form a quorum for the transaction of business, provided that if the Company shall at any time have only one Member, one Member present in person or by proxy shall form a quorum for the transaction of business at any general meeting held during such time.

39.2.	If within half an hour from the time appointed for the meeting a quorum is not present, then, in the case of a meeting convened on a requisition, the meeting shall be deemed cancelled and, in any other case, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Board may determine. Unless the meeting is adjourned to a specific date, time and place announced at the meeting being adjourned, fresh notice of the resumption of the meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Articles.

40.	Chairman to Preside

Unless otherwise agreed by a majority of those attending and entitled to vote thereat, the Chairman, if there be one, shall act as chairman at all meetings of the Members at which such person is present. In his absence, a chairman of the meeting shall be appointed or elected by those present at the meeting and entitled to vote.

41.	Voting on Resolutions

41.1.	Subject to the Act and these Articles, any question proposed for the consideration of the Members at any general meeting shall be decided by either an Ordinary Resolution or a Special Resolution as may be required pursuant to the Act and / or these Articles and in the case of an equality of votes the resolution shall fail.

Exhibit K-44

41.2.	No Member shall be entitled to vote at a general meeting unless such Member has paid all the calls on all shares held by such Member.

41.3.	Subject to Article 5.4, at a general meeting:

(a)	on a show of hands every Ordinary Shareholder and every Series A Shareholder who is present in person or by proxy shall have one vote, unless the proxy is himself an Ordinary Shareholder or Series A Shareholder entitled to vote;

(b)	on a poll every Ordinary Shareholder and every Series A Shareholder present in person or by proxy shall have one vote for each Ordinary Share and each Series A Share of which he is the holder; and

(c)	on a vote on a written resolution every Ordinary Shareholder and every Series A Shareholder has one vote for each Ordinary Share and each Series A Share of which he is the holder.

41.4.	At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a poll and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to these Articles, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote for each Ordinary Share and each Series A Share (for the avoidance of doubt, voting on as converted basis in accordance with Article 1.6(b)).

41.5.	At any general meeting if an amendment is proposed to any resolution under consideration and the chairman of the meeting rules on whether or not the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

41.6.	At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to these Articles, be conclusive evidence of that fact.

42.	Power to Demand a Vote on a Poll

42.1.	Notwithstanding the foregoing, a poll may be demanded by the chairman of the meeting or at least one Member.

42.2.	Where a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting shall have one vote for each share (for the avoidance of doubt, with each Series A Share voting on as converted basis in accordance with Article 1.6(b)) of which such person is the holder or for which such person holds a proxy and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Members are present by telephone, electronic or other communication facilities or means, in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands. A person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

Exhibit K-45

42.3.	A poll demanded for the purpose of electing a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time and in such manner during such meeting as the chairman of the meeting may direct. Any business other than that upon which a poll has been demanded may be conducted pending the taking of the poll.

42.4.	Where a vote is taken by poll, each person physically present and entitled to vote shall be furnished with a ballot paper on which such person shall record his vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. Each person present by telephone, electronic or other communication facilities or means shall cast his vote in such manner as the chairman of the meeting shall direct. At the conclusion of the poll, the ballot papers and votes cast in accordance with such directions shall be examined and counted by a committee of not less than two Members or proxy holders appointed by the chairman of the meeting for the purpose and the result of the poll shall be declared by the chairman of the meeting.

43.	Voting by Joint Holders of Shares

In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

44.	Instrument of Proxy

44.1.	An instrument appointing a proxy shall be in writing or transmitted by electronic mail in substantially the following form or such other form as the chairman of the meeting shall accept:

Proxy

[_________] (the “Company”)

I/We, [insert names here], being a Member of the Company with [insert] shares, HEREBY APPOINT [name] of [address] or failing him, [name] of [address] to be my/our proxy to vote for me/us at the meeting of the Members to be held on [date] and at any adjournment thereof. [Any restrictions on voting to be inserted here].

Signed this [date]

____________________________

Member(s)

Exhibit K-46

44.2.	The instrument of proxy shall be signed or, in the case of a transmission by electronic mail, electronically signed in a manner acceptable to the chairman of the meeting, by the appointor or by the appointor’s attorney duly authorised in writing, or if the appointor is a corporation, either under its seal or signed or, in the case of a transmission by electronic mail, electronically signed in a manner acceptable to the chairman of the meeting, by a duly authorised officer or attorney.

44.3.	A Member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf in respect of different shares.

44.4.	The decision of the chairman of any general meeting as to the validity of any appointment of a proxy shall be final.

45.	Representation of Corporate Member

45.1.	A corporation which is a Member may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member, and that Member shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

45.2.	Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

46.	Adjournment of General Meeting

The chairman of a general meeting may, with the consent of the Members at any general meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting. Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat, in accordance with these Articles.

47.	Written Resolutions

47.1.	Subject to these Articles, anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members may be done without a meeting by written resolution in accordance with this Article.

47.2.	A written resolution is passed when it is signed by (or in the case of a Member that is a corporation, on behalf of) all the Members, or all the Members of the relevant class thereof, entitled to vote thereon and may be signed in as many counterparts as may be necessary.

47.3.	A resolution in writing made in accordance with this Article is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Article to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

Exhibit K-47

47.4.	A resolution in writing made in accordance with this Article shall constitute minutes for the purposes of the Act.

47.5.	For the purposes of this Article, the date of the resolution is the date when the resolution is signed by (or in the case of a Member that is a corporation, on behalf of) the last Member to sign and any reference in any Article to the date of passing of a resolution is, in relation to a resolution made in accordance with this Article, a reference to such date.

47.6.	If a written resolution is described as a Special Resolution or as an Ordinary Resolution, it has effect accordingly.

48.	Directors Attendance at General Meetings

The Directors shall be entitled to receive notice of, attend and be heard at any general meeting.

DIRECTORS AND OFFICERS

49.	Election of Directors

49.1.	The Directors shall be appointed in writing in the first place by the subscribers to the Memorandum of Association or by a majority of them. There shall be no shareholding qualification for Directors unless prescribed by Special Resolution.

49.2.	The Board may from time to time appoint any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors, subject to any upper limit on the number of Directors prescribed pursuant to these Articles.

49.3.	The Company may from time to time by ordinary resolution appoint any person to be a Director.

50.	Number of Directors

The Board shall consist of not less than one Director and no more than three Directors. Any additional appointments in excess of such maximum will require Combined Shareholder Consent.

51.	APPOINTMENT AND REMOVAL OF DIRECTORS

51.1.	The holders of a majority of the Ordinary Shares (including the Series A Shares voting on an as converted basis in accordance with Article 1.6(b)) in issue shall have the right to appoint and maintain in office up to three natural persons as Directors (the “Ordinary Directors”), one of whom shall be the chief executive officer of the Company, and the other holders of Shares shall not vote their Shares so as to remove that director from office.

51.2.	The appointment or removal of an Ordinary Director in accordance with this Article 51 shall be by written notice from their appointer(s) to the Company, which shall take effect on delivery of such notice at the Company’s registered office or at any meeting of the Board or committee of the Board.

Exhibit K-48

52.	Alternate Directors

52.1.	Any Director, with Ordinary Shareholder Consent, may appoint a person or persons to act as a Director in the alternative to himself by notice deposited with the Secretary.

52.2.	Any person elected or appointed pursuant to this Article shall have all the rights and powers of the Director or Directors for whom such person is elected or appointed in the alternative, provided that such person shall not be counted more than once in determining whether or not a quorum is present.

52.3.	An Alternate Director shall be entitled to receive notice of all Board meetings and to attend and vote at any such meeting at which a Director for whom such Alternate Director was appointed in the alternative is not personally present and generally to perform at such meeting all the functions of such Director for whom such Alternate Director was appointed.

52.4.	An Alternate Director’s office shall terminate -

(a)	on the occurrence in relation to the Alternate Director of any event which, if it occurred in relation to his appointor, would result in the termination of the appointor’s directorship;

(b)	when the Alternate Director’s appointor revokes the appointment by notice to the Company in writing specifying when the appointment is to terminate; or

(c)	if the Alternate Director’s appointor ceases for any reason to be a Director.

52.5.	If an Alternate Director is himself a Director or attends a Board meeting as the Alternate Director of more than one Director, his voting rights shall be cumulative.

52.6.	Unless the Board determines otherwise, an Alternate Director may also represent his appointor at meetings of any committee of the Board on which his appointor serves; and the provisions of this Article shall apply equally to such committee meetings as to Board meetings.

52.7.	Save as provided in these Articles an Alternate Director shall not, as such, have any power to act as a Director or to represent his appointor and shall not be deemed to be a Director for the purposes of these Articles.

53.	Remuneration of Directors

The remuneration (if any) of the Directors shall, subject to any direction that may be given by the Company in general meeting, be determined by the Board as it may from time to time determine and shall be deemed to accrue from day to day. The Directors may also be paid all travel, hotel and other expenses properly incurred by them in attending and returning from Board meetings, any committee appointed by the Board, general meetings, or in connection with the business of the Company or their duties as Directors generally.

54.	Defect in Appointment

All acts done in good faith by the Board, any Director, a member of a committee appointed by the Board, any person to whom the Board may have delegated any of its powers, or any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that he was, or any of them were, disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director or act in the relevant capacity.

Exhibit K-49

55.	Directors to Manage Business

The business of the Company shall be managed and conducted by the Board. In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Act or by these Articles, required to be exercised by the Company in general meeting subject, nevertheless, to these Articles and the provisions of the Act.

56.	Powers of the Board of Directors

The Board may:

(a)	appoint, suspend, or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;

(b)	exercise all the powers of the Company to borrow money and to mortgage or charge or otherwise grant a security interest in its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

(c)	appoint a person to act as manager of the Company’s day-to-day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business;

(d)	by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney;

(e)	procure that the Company pays all expenses incurred in promoting and incorporating the Company;

(f)	delegate any of its powers (including the power to sub-delegate) to a committee of one or more persons appointed by the Board and every such committee shall conform to such directions as the Board shall impose on them. Subject to any directions or regulations made by the Board for this purpose, the meetings and proceedings of any such committee shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Board, including provisions for written resolutions;

Exhibit K-50

(g)	delegate any of its powers (including the power to sub-delegate) to any person on such terms and in such manner as the Board may see fit;

(h)	present any petition and make any application in connection with the liquidation or reorganisation of the Company;

(i)	in connection with the issue of any share, pay such commission and brokerage as may be permitted by law; and

(j)	authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any deed, agreement, document or instrument on behalf of the Company.

57.	Register of Directors and Officers

The Board shall keep and maintain a Register of Directors and Officers in accordance with the Act.

58.	Officers

The Officers shall consist of a chief executive officer and chief financial officer and such additional Officers as the Board may determine all of whom shall be deemed to be Officers for the purposes of these Articles.

59.	Appointment of Officers

The Secretary (and additional Officers, if any) shall be appointed by the Board from time to time.

60.	Duties of Officers

The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

61.	Remuneration of Officers

The Officers shall receive such remuneration as the Board may determine.

62.	Conflicts of Interest

62.1.	Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company on such terms, including with respect to remuneration, as may be agreed between the parties. Nothing herein contained shall authorise a Director or a Director’s firm, partner or company to act as Auditor to the Company.

62.2.	A Director who is directly or indirectly interested in a contract or proposed contract with the Company (an “Interested Director”) shall declare the nature of such interest.

Exhibit K-51

62.3.	An Interested Director who has complied with the requirements of the foregoing Article may:

(a)	vote in respect of such contract or proposed contract; and/or

(b)	be counted in the quorum for the meeting at which the contract or proposed contract is to be voted on,

and no such contract or proposed contract shall be void or voidable by reason only that the Interested Director voted on it or was counted in the quorum of the relevant meeting and the Interested Director shall not be liable to account to the Company for any profit realised thereby.

63.	Indemnification and Exculpation of Directors and Officers

63.1.	The Directors, Secretary and other Officers (such term to include any person appointed to any committee by the Board) acting in relation to any of the affairs of the Company or any subsidiary thereof, and the liquidator or trustees (if any) acting in relation to any of the affairs of the Company or any subsidiary thereof and every one of them (whether for the time being or formerly) and their heirs, executors, administrators and personal representatives (each an “indemnified party”) shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and no indemnified party shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any monies or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any monies of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to any of the indemnified parties. Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company or any subsidiary thereof, PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to such Director or Officer.

63.2.	The Company may purchase and maintain insurance for the benefit of any Director or Officer against any liability incurred by him in his capacity as a Director or Officer or indemnifying such Director or Officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director or Officer may be guilty in relation to the Company or any subsidiary thereof.

Exhibit K-52

MEETINGS OF THE BOARD OF DIRECTORS

64.	Board Meetings

The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit. A resolution put to the vote at a Board meeting shall be carried by the affirmative votes of all Eligible Directors.

65.	Notice of Board Meetings

A Director may, and the Secretary on the requisition of a Director shall, at any time summon a Board meeting by providing not less than five Business Days’ notice of the Board meeting. Notice of a Board meeting shall be deemed to be duly given to a Director if it is given to such Director verbally (including in person or by telephone) or otherwise communicated or sent to such Director by post, electronic means or other mode of representing words in a visible form at such Director’s last known address or in accordance with any other instructions given by such Director to the Company for this purpose.

66.	Electronic Participation in Meetings

Directors may participate in any meeting by such telephonic, electronic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

67.	Representation of Director

67.1.	A Director which is a corporation may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Director, and that Director shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

67.2.	Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at Board meetings on behalf of a corporation which is a Director.

67.3.	A Director who is not present at a Board meeting, and whose Alternate Director (if any) is not present at the meeting, may be represented at the meeting by a proxy duly appointed, in which event the presence and vote of the proxy shall be deemed to be that of the Director. All the provisions of these Articles regulating the appointment of proxies by Members shall apply equally to the appointment of proxies by Directors.

68.	Quorum at Board Meetings

The quorum necessary for the transaction of business at a Board meeting shall be two Eligible Directors provided that if a properly called meeting is not quorate it shall be reconvened for the same time and place the following week (Reconvened Meeting) and at that meeting provided there are two Eligible Directors present the meeting will be quorate.

Exhibit K-53

69.	Board to Continue in the Event of Vacancy

The Board may act notwithstanding any vacancy in its number.

70.	Chairman to Preside

Unless otherwise agreed by a majority of the Directors attending, the Chairman, if there be one, shall act as chairman at all Board meetings at which such person is present. In his absence a chairman of the meeting shall be appointed or elected by the Directors present at the meeting.

71.	Written Resolutions

71.1.	Anything which may be done by resolution of the Directors may, without a meeting and without any previous notice being required, be done by written resolution in accordance with this Article.

71.2.	A written resolution may be signed by (or in the case of a Director that is a corporation, on behalf of) all the Eligible Directors in as many counterparts as may be necessary.

71.3.	A written resolution made in accordance with this Article is as valid as if it had been passed by the Directors in a directors’ meeting, and any reference in any Article to a meeting at which a resolution is passed or to Directors voting in favour of a resolution shall be construed accordingly.

71.4.	A resolution in writing made in accordance with this Article shall constitute minutes for the purposes of the Act.

71.5.	For the purposes of this Article, the date of the resolution is the date when the resolution is signed by (or in the case of a Director that is a corporation, on behalf of) the last Eligible Director to sign and any reference in any Article to the date of passing of a resolution is, in relation to a resolution made in accordance with this Article, a reference to such date.

72.	Validity of Prior Acts of the Board

No regulation or alteration to these Articles made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

CORPORATE RECORDS

73.	Minutes

The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of Officers;

(b)	of the names of the Directors present at each Board meeting and of any committee appointed by the Board; and

Exhibit K-54

(c)	of all resolutions and proceedings of general meetings of the Members, Board meetings, meetings of managers and meetings of committees appointed by the Board.

74.	Register of Mortgages and Charges

74.1.	The Board shall cause to be kept the Register of Mortgages and Charges required by the Act.

74.2.	The Register of Mortgages and Charges shall be open to inspection in accordance with the Act, at the registered office of the Company on every business day in the Cayman Islands, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each such business day be allowed for inspection.

75.	Form and Use of Seal

75.1.	The Company may adopt a seal, which shall bear the name of the Company in legible characters, and which may, at the discretion of the Board, be followed with or preceded by its dual foreign name or translated name (if any), in such form as the Board may determine. The Board may adopt one or more duplicate seals for use in or outside Cayman and, if the Board thinks fit, a duplicate Seal may bear on its face the name of the country, territory, district or place where it is to be issued.

75.2.	The Seal (if any) shall only be used by the authority of the Board or of a committee of the Board authorised by the Board in that behalf and, until otherwise determined by the Board, the Seal shall be affixed in the presence of a Director or the Secretary or an assistant secretary or some other person authorised for this purpose by the Board or the committee of the Board.

75.3.	Notwithstanding the foregoing, the Seal (if any) may without further authority be affixed by way of authentication to any document required to be filed with the Registrar of Companies in the Cayman Islands, and may be so affixed by any Director, Secretary or assistant secretary of the Company or any other person or institution having authority to file the document as aforesaid.

ACCOUNTS

76.	Books of Account

76.1.	The Board shall cause to be kept proper books of account including, where applicable, material underlying documentation including contracts and invoices, and with respect to:-

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure takes place;

(b)	all sales and purchases of goods by the Company; and

(c)	all assets and liabilities of the Company.

76.2.	Such books of account shall be kept and proper books of account shall not be deemed to be kept with respect to the matters aforesaid if there are not kept, at such place as the Board thinks fit, such books as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

Exhibit K-55

76.3.	Such books of account shall be retained for a minimum period of five years from the date on which they are prepared.

76.4.	No Member (not being a Director) shall have any right of inspecting any account or book or document of the Company.

77.	Financial Year End

The financial year end of the Company shall be 31st December in each year but, subject to any direction of the Company in general meeting, the Board may from time to time prescribe some other period to be the financial year, provided that the Board may not without the sanction of an ordinary resolution prescribe or allow any financial year longer than eighteen months.

AUDITS

78.	Audit

Nothing in these Articles shall be construed as making it obligatory to appoint Auditors.

79.	Appointment of Auditors

79.1.	The Company may in general meeting appoint Auditors to hold office for such period as the Members may determine.

79.2.	Whenever there are no Auditors appointed as aforesaid the Board may appoint Auditors to hold office for such period as the Board may determine or earlier removal from office by the Company in general meeting.

79.3.	The Auditor may be a Member but no Director, Officer or employee of the Company shall, during his continuance in office, be eligible to act as an Auditor of the Company.

80.	Remuneration of Auditors

80.1.	The remuneration of an Auditor appointed by the Members shall be fixed by the Company in general meeting.

80.2.	The remuneration of an Auditor appointed by the Board in accordance with these Articles shall be fixed by the Board.

81.	Duties of Auditor

The Auditor shall make a report to the Members on the accounts examined by him and on every set of financial statements laid before the Company in general meeting, or circulated to Members, pursuant to this Article during the Auditor’s tenure of office.

82.	Access to Records

82.1.	The Auditor shall at all reasonable times have access to the Company’s books, accounts and vouchers and shall be entitled to require from the Company’s Directors and Officers such information and explanations as the Auditor thinks necessary for the performance of the Auditor’s duties and, if the Auditor fails to obtain all the information and explanations which, to the best of his knowledge and belief, are necessary for the purposes of their audit, he shall state that fact in his report to the Members.

Exhibit K-56

82.2.	The Auditor shall be entitled to attend any general meeting at which any financial statements which have been examined or reported on by him are to be laid before the Company and to make any statement or explanation he may desire with respect to the financial statements.

VOLUNTARY WINDING-UP AND DISSOLUTION

83.	Winding-Up

83.1.	Subject to Article 89, the Company may be voluntarily wound-up by a Special Resolution.

83.2.	If the Company shall be wound up, the Members may, subject to these Articles and any other sanction required by the Act, pass a Special Resolution allowing the liquidator to do either or both of the following:

(a)	divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members:

(b)	vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

83.3.	The Directors have the authority to present a petition for the winding up of the Company to the Grand Court of the Cayman Islands on behalf of the Company without the sanction of a resolution passed at a general meeting.

CHANGES TO Memorandum and articles

84.	Changes to Articles

Subject to the Act and to the conditions contained in its Memorandum of Association, these Articles shall not be varied or abrogated except with Series A Majority Consent (provided that if such variation or abrogation would disproportionately, materially and adversely affect any rights of a Series A Shareholder, as compared to the rights of the other Series A Shareholders, then the consent of any affected Series A Shareholder shall be required, provided such Series A Shareholder holds more than 2 % of all Series A Shares then in issue) and by Special Resolution.

85.	Changes to the Memorandum of Association

Subject to the Act and these Articles, the Company may from time to time by Special Resolution change its name or alter its Memorandum of Association with respect to any objects, powers or other matters specified therein.

86.	Discontinuance

The Board may exercise all the powers of the Company to transfer by way of continuation the Company to a named country or jurisdiction outside the Cayman Islands pursuant to the Act.

Exhibit K-57

87.	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Act) upon such terms as the Board may determine and (to the extent required by the Act) with the approval of a Special Resolution.

SERIES A MAJORITY RESERVED MATTERS

88.	Series A Majority reserved matters

For as long as the Inflection Point Entities hold at least 20% of the Series A Shares on issue, the Company shall not, without Series A Majority Consent, take any of the following actions (in each case, except to the extent that such requirement for consent in respect of a particular matter might reasonably be expected to restrict the ability of the Company to raise additional financing in connection with the redemption of the Series A Shares pursuant to these Articles):

(a)	liquidate, dissolve or wind-up the affairs of the Company;

(b)	create any equity security, authorise the creation of any equity security, classify any equity security, reclassify any equity security, or issue any other security convertible into or exercisable for any equity security, unless such security ranks junior to the Series A Shares with respect to its rights, preferences and privileges (including rights to receive dividends and participate in distributions or payments upon liquidation, dissolution or winding up);

(c)	increase the authorised share capital of the Series A Shares;

(d)	except as set forth in Article 26, purchase or redeem or pay any cash dividend on any Share ranking junior to the Series A Shares (with respect to rights to receive dividends and participate in distributions or payments upon liquidation, dissolution or winding up), except (i) for Shares being repurchased by the Company at cost from Employees in connection with the cessation of their service or pursuant to the terms of any equity incentive plan adopted by the Company, (ii) if the Company has made prior payment of the Preference Dividend and so long as the Series A Shares participate in such purchase, redemption or payment of cash dividend (in each case on an as-if converted basis) with the junior Shares or (iii) as expressly contemplated in Section 7.3(e) of the Company Disclosure Schedules (as defined in the Business Combination Agreement) to the Business Combination Agreement;

(e)	enter into any transaction with an Affiliate, other than the issuance of equity or awards to eligible participants under an incentive plan, equity plan or equity-based compensation plan adopted by the Company, or with respect to employment, consulting or award agreements with respect to executive officers or directors of the Company, in each case regardless of whether such person (or such person’s Affiliates) would be considered an Affiliate of the Company; or

(f)	incur or guarantee any new indebtedness other than equipment leases or trade payables incurred in the ordinary course of business; provided, however, that the Series A Shares shall not be considered indebtedness for purposes of this calculation.

Exhibit K-58